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As filed with the Securities and Exchange Commission on April 20, 2007

Registration No. 333-140062-01

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COVIDIEN INTERNATIONAL FINANCE S.A.* (Exact name of registrant as specified in its charter)	COVIDIEN LTD.** (Exact name of registrant as specified in its charter)
Luxembourg (State or other jurisdiction of incorporation or organization)	Bermuda (State or other jurisdiction of incorporation or organization)
3841 (Primary Standard Industrial Classification Code Number)	3841 (Primary Standard Industrial Classification Code Number)
98-0518567 (I.R.S. Employer Identification Number)	98-0518045 (I.R.S. Employer Identification Number)

17, Boulevard de la Grande Duchesse Charlotte
L-1331 Luxembourg
Telephone: (352) 464-340-1
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	90 Pitts Bay Road, Second Floor Pembroke HM 08, Bermuda Telephone: (441) 292-8674 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John H. Masterson
Senior Vice President and General Counsel
Covidien
15 Hampshire Street
Mansfield, Massachusetts 02048
Telephone: (508) 261-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Robert E. Buckholz, Jr. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Telephone: (212) 558-4000 Fax: (212) 558-3588	Steven R. Finley Sean P. Griffiths Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166-0193 Telephone: (212) 351-4000 Fax: (212) 351-4035

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee

Notes	$2,000,000,000	100%(1)	$2,000,000,000	$137,700(2)

Guarantee of Covidien Ltd.	N/A	$—(3)	$—(3)	$—(3)

(1)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2)
$107,000 was paid to the Securities and Exchange Commission on January 18, 2007 for the registration of $1,000,000,000 on Form S-1 under the then current rate of $107.00 per million dollars. The additional $1,000,000,000 registered hereby is subject to the new fee rate of $30.70 per million dollars.

(3)
No separate consideration will be received for the guarantee. Under Rule 457(n), no fee is payable with respect to the guarantee.

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*
The registrant was formerly named Tyco Healthcare Group S.A. Effective March 1, 2007, the registrant changed its name to Covidien International Finance S.A.

**
The registrant was formerly named Tyco Healthcare Ltd. Effective February 28, 2007, the registrant changed its name to Covidien Ltd.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 20, 2007

COVIDIEN INTERNATIONAL FINANCE S.A.
 U.S. $                        % Senior Notes due
Fully and Unconditionally Guaranteed by

The Issuer:

        Covidien International Finance S.A., or CIFSA, is a newly formed holding company organized under the laws of Luxembourg that is wholly and directly owned by Covidien Ltd. CIFSA was formed to own directly and indirectly all the operating subsidiaries of Covidien, to issue the notes and to perform treasury operations for Covidien.

The Guarantor:

        Covidien Ltd. is a holding company which, upon completion of the separation of the healthcare and electronics businesses of Tyco International Ltd., will own the healthcare business of Tyco International.

The Offering:

        Interest:    The notes will bear interest at the rate of    %, which will be paid on            and             , commencing on            , 2007.

        Maturity:                            , 20    .

        Guarantee:    The notes will be fully and unconditionally guaranteed on a senior unsecured basis by Covidien Ltd., the parent of CIFSA.

        Ranking:    The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior debt and senior to any subordinated indebtedness that we may incur.

        Make-Whole Redemption:    We may redeem the notes in whole or in part at any time pursuant to a Treasury make-whole provision.

        Use of Proceeds:    We intend to use the net proceeds of this offering to repay indebtedness.

        This investment involves risks. See "Risk Factors," beginning on page 9, for a discussion of the risks that you should consider prior to purchasing notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Initial public offering price		%	$
Underwriting discount		%	$
Proceeds, before expenses, to CIFSA		%	$

        The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from                        and must be paid by the purchaser if the notes are delivered after                        .

        The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York on                        , 2007.

Prospectus dated                        , 2007

        No dealer, salesperson or other person is authorized to give any information or to make any representations not contained in this prospectus and, if given or made, such unauthorized information or representations must not be relied upon. This prospectus does not offer to sell or solicit offers to buy any securities other than those to which this prospectus relates, and it does not constitute an offer to sell or a solicitation of offers to buy any of the securities in any jurisdiction where it is unlawful to make such offer or solicitation, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of the date of this prospectus.

i

MARKET AND INDUSTRY DATA

        We obtained the market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications.

TRADEMARKS

        This prospectus contains trademarks and registered marks. Unless otherwise indicated, Covidien or a subsidiary thereof owns such registered marks, including: Autosuture, Confluent Surgical, Cool-Tip, Covidien, Curity, Devon, ForceTriad, J.T. Baker, Kangaroo, Kangaroo EPump, Kerlix, LigaSure, Magellan, Mallinckrodt, Medi-Trace, Monoject Magellan, Nellcor, Octreoscan, Optimark, Optiray, Optistar, Optivantage, Puritan Bennett, Sandman, SCD, SharpSafety, Sherwood, Shiley, Sofradim, Step, Syneture, T.E.D., Valleylab, VersaPort, Versaseal Plus and Vivant Medical.

ABOUT THIS PROSPECTUS

        Covidien International Finance S.A. and Covidien Ltd. have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the notes offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the SEC's rules, does not contain all of the information presented in the registration statement. You may review a copy of the registration statement, including exhibits to the registration statement, at the SEC's public reference room at:

Room 1580
100 F Street, N.E.
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC also are available to the public through the SEC's website at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

        After our separation from Tyco International, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

        We maintain a website on the Internet at http://www.covidien.com. We will make available free of charge, on or through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this prospectus.

ii

SUMMARY

        This summary highlights information contained in this prospectus relating to Covidien and the notes we are offering. You should read the entire prospectus, including the risk factors, our historical combined financial statements, and our unaudited pro forma condensed combined financial statements and the respective notes to those historical and pro forma financial statements.

        Except as otherwise indicated or unless the context otherwise requires, the information included in this prospectus assumes the completion of the separation. The term "CIFSA" refers to Covidien International Finance S.A., the issuer of the notes. Except as otherwise indicated or unless the context otherwise requires, "Covidien," "we," "us" and "our" refer to Covidien Ltd. and its combined subsidiaries, including CIFSA "Tyco Electronics" refers to Tyco Electronics Ltd. and its combined subsidiaries and "Tyco International" refers to Tyco International Ltd. and its consolidated subsidiaries. When we intend to refer only to Covidien Ltd., a Bermuda corporation, without including its combined subsidiaries, we use the term "Covidien Ltd."

        Unless otherwise indicated, references in this prospectus to fiscal 2007, fiscal 2006, fiscal 2005 and fiscal 2004 are to Covidien's fiscal years ended September 28, 2007, September 29, 2006, September 30, 2005 and September 30, 2004. Our historical combined financial information has been prepared on a "carve-out" basis to reflect the operations, financial condition and cash flows specifically allocable to the Covidien component of Tyco International during all periods shown. Our pro forma combined financial information adjusts our historical combined financial information to give effect to our separation from Tyco International and any related financing.

Our Company

        We are a global leader in developing, manufacturing and distributing medical devices and supplies, diagnostic imaging agents, pharmaceuticals and other healthcare products for use in clinical and home settings. Our products are found in almost every hospital in the United States, and we have a significant and growing presence in non-U.S. markets. Our portfolio of products, sold under well-known brand names such as United States Surgical, Autosuture, Valleylab, Mallinckrodt, Nellcor, Puritan Bennett and Kendall, serve healthcare needs in the operating room and other hospital settings, long-term care and other alternate care facilities, doctors' offices and the home. We believe that we hold market-leading positions in many of the major markets in which we compete.

        We conduct our business through five segments:

  •
  Our Medical Devices segment develops, manufactures and sells surgical instruments and devices, respiratory and monitoring solutions and other clinician-preferred medical devices. We market these products primarily to physicians, nurses, materials managers, group purchasing organizations, or GPOs, and governmental healthcare authorities.

  •
  Our Imaging Solutions segment develops, manufactures and markets contrast agents, contrast delivery systems and radiopharmaceuticals. We market these products primarily to physicians, technologists and purchasing administrators at hospitals, imaging centers, cardiology clinics and radiopharmacies.

  •
  Our Pharmaceutical Products segment develops, manufactures and distributes active ingredients used in pharmaceuticals, dosage pharmaceuticals and specialty chemicals. We sell active pharmaceutical ingredients to major branded and generic pharmaceutical manufacturers and dosage products to major wholesalers and drug store chains.

  •
  Our Medical Supplies segment develops, manufactures and markets a broad range of traditional wound care products, absorbent hygiene products and operating room kits and accessories, and also is an original equipment manufacturer, or OEM, of various medical supplies for a number of leading medical device companies. These products are primarily used in hospitals, surgi-

    centers and alternate care facilities and are marketed primarily to materials managers and GPOs.

  •
  Our Retail Products segment develops, manufactures and markets a variety of private label (also known as retail brand) absorbent hygiene products. We are the industry leader in North America for private label adult incontinence, feminine hygiene and infant care products. We sell these products primarily to mass merchandisers, food stores, dollar stores and drug stores.

Strengths

        We believe that we have the following strengths:

  •
  Scale, product diversity and reach.    We are one of the largest global manufacturers and marketers in the healthcare industry. We offer products in many fields that we believe have higher growth opportunities due to prevailing healthcare trends, including laparoscopic surgery, electrosurgery, biosurgery, sleep therapy and pain management.

  •
  Portfolio of leading brands.    We believe that our brands are among the most well-known and respected in the healthcare marketplace. We have introduced key product innovations in a number of fields, including laparoscopic instrumentation and surgical staplers (Autosuture), pulse oximeters (Nellcor), mechanical devices to prevent deep-vein thrombosis (Kendall) and vessel sealing systems (LigaSure).

  •
  Strong customer relationships and sales force.    Our sales force of approximately 4,200 professionals is focused on developing and maintaining strong relationships with clinician decision makers. We also have well established relationships with GPOs and integrated delivery networks, or IDNs, non-U.S. healthcare authorities, retailers and other major purchasers of our products.

  •
  Operational excellence.    We have a history of developing and manufacturing high-quality products in a cost-effective manner.

Strategy

        Our strategy is to enhance growth by increasing research and development initiatives, pursuing targeted external opportunities and enhancing our global commercialization infrastructure, including sales, marketing and distribution. We are committed to the following initiatives:

  •
  Operating our business to focus on growth.    We intend to continue developing industry-leading capabilities to translate healthcare provider and hospital insights into products that make our customers more successful. We also are implementing global initiatives throughout our businesses to generate opportunities for growth. We are increasing investments in our sales and marketing infrastructure to further strengthen our customer relationships and competitive position to capitalize on global healthcare needs and trends. Additionally, we are enhancing our business development function to better enable us to evaluate and execute external opportunities to expand and enhance our product portfolio.

  •
  Commitment to innovation.    We plan on broadening and enhancing our product offerings through an increased commitment to identify, obtain and develop new technologies through internal research and development initiatives, licensing and distribution transactions and selective acquisitions. We intend to focus these efforts primarily on product areas that are driven by clinician preference and technological innovation, which we believe will offer higher growth rates and margins.

  •
  Increasing global market penetration.    We believe that we have promising opportunities in non-U.S. markets to expand our market position. We have designed our post-separation organization and management structure to integrate U.S. and non-U.S. operations. We expect that our new focus on global management of our product lines should assist us in developing and commercializing new products that meet global needs.

  •
  Managing our businesses with a disciplined financial perspective.    We intend to increase our focus on maximizing return on invested capital by controlling manufacturing and logistical costs while continuing to strive for top-line revenue growth.

Covidien International Finance S.A.

        Covidien International Finance S.A., or CIFSA, a Luxembourg company, is a wholly-owned subsidiary of Covidien Ltd. CIFSA's registered and principal offices are located at 17, Boulevard de la Grande Duchesse Charlotte, L-1331 Luxembourg. Its telephone number at that address is (352) 464-340-1. CIFSA is a newly-formed holding company established in connection with the separation of the healthcare business of Tyco International to directly and indirectly own all of the operating subsidiaries of Covidien, to issue the notes and to perform treasury operations for Covidien. Otherwise, it conducts no independent business.

Covidien Ltd.

        Covidien Ltd. is a Bermuda corporation. Its registered and principal office is located at Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its telephone number at that address is (441) 292-8674. Its executive office in the United States is located at 15 Hampshire Street, Mansfield, Massachusetts 02048 and its telephone number at that address is (508) 261-8000.

The Separation

        On January 13, 2006, Tyco International announced that its board of directors had approved a plan to separate Tyco International into three independent, publicly-traded companies: one for Tyco International's electronics businesses (Tyco Electronics), one for its healthcare businesses (Covidien) and one for its fire and security and engineered products and services businesses (Tyco International). Tyco International intends to accomplish this separation through distributions of common shares to Tyco International shareholders. Immediately following the separation of Tyco Electronics and Covidien, Tyco International's shareholders will own 100% of the equity in each of the three companies. We anticipate that the distribution will be tax-free for U.S. federal income tax purposes.

        On                        , 2007, the distribution date, each Tyco International shareholder will receive            Covidien common shares and            Tyco Electronics common shares for each common share of Tyco International held at the close of business on the record date. Immediately following the distributions, Tyco International's shareholders will own 100% of the common shares of Covidien and Tyco Electronics. Tyco International shareholders will not be required to make any payment, surrender or exchange their Tyco International common shares or take any other action to receive their common shares of Covidien and Tyco Electronics. Tyco International anticipates that on the distribution date it will effect a reverse share split, and as a result each Tyco International share will be converted into one-fourth of a share.

Risk Factors

        We face risks in connection with the general conditions and trends of the industry in which we operate, including the following:

  •
  We may be unable to effectively introduce and market new products or we may fail to keep pace with advances in technology.

  •
  The reimbursement practices of a small number of large public and private insurers could adversely affect sales of our products.

  •
  Cost-containment efforts of our customers, purchasing groups, third-party payors and governmental organizations could adversely affect our sales and profitability.

  •
  We may be unable to protect our intellectual property rights or may infringe on the intellectual property rights of others.

  •
  We are subject to complex and costly regulation.

  •
  The manufacture of our products is highly exacting and complex, and our business could suffer if we or our suppliers encounter manufacturing problems.

  •
  Defects or failures associated with our products could lead to recalls or safety alerts and negative publicity.

  •
  We may incur product liability losses and other litigation liability.

  •
  An interruption in our ability to manufacture our products or an inability to obtain key components or raw materials may adversely affect our business.

  •
  We have experienced and may continue to experience higher costs to produce our products as a result of rising prices for oil, gas and other commodities.

  •
  Divestitures of some of our businesses or product lines may materially adversely affect our financial condition and results of operations.

  •
  We may not be successful in our strategic acquisitions of, investments in or alliances with other companies and businesses, and acquisitions could require us to issue additional debt or equity.

  •
  We face significant competition and may not be able to compete effectively.

  •
  We are subject to risks associated with doing business outside of the United States.

  •
  Foreign currency exchange rates may adversely affect our results.

  •
  Most of our customer relationships outside of the United States are with governmental entities and we could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws in non-U.S. jurisdictions.

  •
  We are subject to healthcare fraud and abuse regulations that could result in significant liability, require us to change our business practices and restrict our operations in the future.

  •
  Our operations expose us to the risk of material environmental liabilities.

  •
  Failure to successfully implement the recent and ongoing reorganization of our operating structure could adversely affect our business.

        We face risks in connection with our separation from Tyco International, including the following:

  •
  Our historical and pro forma combined financial information is not necessarily representative of the results we would have achieved as an independent, publicly-traded company and may not be a reliable indicator of our future results.

  •
  We will be responsible for a portion of Tyco International's contingent and other corporate liabilities, primarily those relating to shareholder litigation.

  •
  We will share responsibility for certain of our, Tyco International's and Tyco Electronics' income tax liabilities for tax periods prior to and including the distribution date.

  •
  If the distribution or certain internal transactions undertaken in anticipation of the separation are determined to be taxable for U.S. federal income tax purposes, we and Tyco International could incur significant U.S. federal income tax liabilities.

  •
  As an independent, publicly-traded company, we may not enjoy the same benefits that we did as a segment of Tyco International.

  •
  We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly-traded company, and we may experience increased costs after the separation or as a result of the separation.

  •
  We might not be able to engage in desirable strategic transactions and equity issuances following the separation because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.

        In addition, we face certain risks in connection with our existence as a Bermuda company.

        These and other risks are discussed in the section entitled "Risk Factors" in this prospectus.

Summary Historical and Unaudited Pro Forma Condensed
Combined Financial Data

        The following table presents summary historical and unaudited pro forma condensed combined financial data for the healthcare businesses of Tyco International Ltd. The combined statement of income data for the quarter ended December 29, 2006 and the combined balance sheet data at December 29, 2006 have been derived from our unaudited condensed combined financial statements included elsewhere in this prospectus. The combined statement of income data for each of the fiscal years in the three-year period ended September 29, 2006 and the combined balance sheet data at September 29, 2006 and September 30, 2005 are derived from our audited combined financial statements included elsewhere in this prospectus. The combined balance sheet data at September 30, 2004 is derived from our unaudited combined balance sheet that is not included in this prospectus. The financial information for fiscal 2004 through 2006 have been restated as discussed in Note 1 to our Annual Combined Financial Statements.

        The unaudited pro forma condensed combined financial data have been adjusted to give effect to the following transactions:

  •
  the contribution to Covidien Ltd. of all of the assets and liabilities, including the entities holding all of the assets and liabilities, of Tyco International's healthcare businesses and the distribution of our common shares by Tyco International to its shareholders; and

  •
  the financing adjustments related to the elimination of $         billion of total debt due to Tyco International and the inclusion of $         billion in indebtedness that we expect to hold at separation.

        The unaudited pro forma condensed combined statement of income data assumes the distribution and related transactions occurred on October 1, 2005, the first day of fiscal 2006, for the pro forma statement of income data presented for both the quarter ended December 29, 2006 and fiscal 2006. The unaudited pro forma condensed combined balance sheet data assumes the distribution and related transactions occurred on December 29, 2006. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances. Such adjustments are subject to change based upon the finalization of the terms of the separation and the financing agreements.

        The unaudited pro forma condensed combined financial statements are not necessarily indicative of our results of operations or financial condition had the distribution and related financing transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly-traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition. Further information regarding the pro forma adjustments listed above can be found within the Unaudited Pro Forma Condensed Combined Financial Statements section of this prospectus.

	Quarter Ended December 29, 2006		Fiscal Year
	Pro forma for the Separation and the Financing	Historical	Pro forma for the Separation and the Financing 2006	2006(3) (Restated)	2005(3) (Restated)	2004(3) (Restated)
	(dollars in millions)
Combined Statement of Income Data:
Net sales	$	$2,451	$	$9,647	$9,535	$9,109
Gross profit		1,165		4,486	4,700	4,478
Operating income		497		2,128	2,138	2,262
Interest expense		40		171	196	225
Other expense, net(1)		—		15	248	70
Income from continuing operations before income taxes		466		1,974	1,724	1,989
Income from continuing operations(2)		342		1,470	1,193	1,405
Combined Balance Sheet Data:
Total assets	$	14,219	$	$14,108	$14,784	$15,132
Long-term debt		2,065		2,248	2,544	3,518
Parent company equity		8,742		8,621	8,007	7,611

(1)
Consists primarily of the allocation of Tyco International's loss on the retirement of debt. Note 10 to our Annual Combined Financial Statements provides further information regarding this allocation.

(2)
Income from continuing operations for the quarter ended December 29, 2006 includes restructuring charges of $17 million and in-process research and development charges of $8 million. Income from continuing operations for fiscal 2006 includes in-process research and development charges of $63 million, a net gain on divestitures of $48 million and $37 million of incremental stock option charges required under Statement of Financial Accounting Standards No. 123R, "Share-Based Payment." Income from continuing operations for fiscal 2005 includes a $277 million charge related to a patent litigation settlement.

(3)
Amounts reflect adjustments to correct errors related to our accounting for income taxes, as well as other miscellaneous adjustments. The total impact of these adjustments on net income for fiscal 2006, 2005 and 2004 is an increase of $5 million ($14 million increase after tax), a decrease of $27 million ($39 million decrease after tax) and a decrease of $1 million ($4 million decrease after tax). Note 1 to our Annual Combined Financial Statements provides further information regarding this restatement.

The Notes

        A brief description of the material terms of the notes follows. For a more complete description, see "Description of the Notes and the Guarantee."

Issuer	Covidien International Finance S.A., or CIFSA.
Notes Offered	U.S.$ % Senior Notes due .
Interest	The notes will bear interest at the rate of %, which will be paid on and , commencing , 2007.
Maturity	, 20 .
Guarantee	The notes will be fully and unconditionally guaranteed on a senior unsecured basis by Covidien Ltd., the parent of CIFSA.
Ranking
The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior debt and senior to any subordinated indebtedness that we may incur.
Make-Whole Redemption	We may redeem the notes in whole or in part at any time pursuant to a Treasury make-whole provision.
Use of Proceeds	We intend to use the net proceeds of this offering to repay indebtedness.

RISK FACTORS

        Investing in the notes involves various risks, including the risks described below. You should carefully consider the following risks and the other information contained in this prospectus before investing in the notes. In addition to the risks described below, our business is also subject to the risks that affect many other companies, such as competition, technological obsolescence, labor relations, general economic conditions, geopolitical events and international operations. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations, financial condition and our liquidity.

  Risks Relating to the Notes

        There may not be a public market for the notes.

        The notes constitute a new issue of securities with no established trading market. No market for the notes may develop, and any market that develops may not last. If the notes are traded, they may trade at a discount from their offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent an active trading market does not develop, you may not be able to resell your notes at their fair market value or at all.

Risks Relating to Our Business

        We face the following risks in connection with the general conditions and trends of the industry in which we operate.

  We may be unable to effectively introduce and market new products or may fail to keep pace with advances in technology.

        The healthcare industry is characterized by continuous technological change, resulting in changing customer preferences and requirements. The success of our business depends on our ability to introduce new products and adapt to these changing technologies and customer demands. The success of new product development depends on many factors, including our ability to anticipate and satisfy customer needs, obtain regulatory and reimbursement approvals on a timely basis, develop and manufacture products in a cost-effective and timely manner, maintain advantageous positions with respect to intellectual property and differentiate our products from those of our competitors. To compete successfully in the marketplace, we must make substantial investments in new product development whether internally or externally through licensing or acquisitions. Our failure to introduce new and innovative products in a timely manner would have an adverse effect on our business, financial condition, results of operations and cash flows.

        Even if we are able to develop, manufacture and obtain regulatory and reimbursement approvals for our new products, the success of those products would depend upon market acceptance. Levels of market acceptance for our new products could be affected by several factors, including:

  •
  the availability of alternative products from our competitors;

  •
  the price of our products relative to that of our competitors;

  •
  the timing of our market entry; and

  •
  our ability to market and distribute our products effectively.

  Sales of our products are affected by the reimbursement practices of a small number of large public and private insurers.

        Sales of our products depend, in part, on the extent to which the costs of our products are reimbursed by governmental health administration authorities, private health coverage insurers and other third-party payors. Our potential customers' ability to obtain appropriate reimbursement for products and services from these third-party payors affects the selection of products they purchase and the prices they are willing to pay. In addition, demand for new products may be limited unless we obtain reimbursement approval from governmental and private third-party payors prior to introduction. Reimbursement criteria vary by country, are becoming increasingly stringent and require management expertise and significant attention to obtain and maintain qualification for reimbursement.

        Major third-party payors for healthcare services both within and outside of the United States continue to work to contain costs through, among other things, the introduction of cost containment incentives and closer scrutiny of healthcare expenditures. The implementation of healthcare reforms both within and outside of the United States may reduce the level at which reimbursement is provided and adversely affect demand for our products. Legislative or administrative reforms to U.S. or non-U.S. reimbursement practices that significantly reduce or deny reimbursement for treatments using our products could adversely affect the acceptance of our products and the prices that our customers are willing to pay for them and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

  Cost-containment efforts of our customers, purchasing groups, third-party payors and governmental organizations could adversely affect our sales and profitability.

        Many existing and potential customers for our products within the United States have become members of group purchasing organizations, or GPOs, and integrated delivery networks, or IDNs, in an effort to reduce costs. GPOs and IDNs negotiate pricing arrangements with healthcare product manufacturers and distributors and offer the negotiated prices to affiliated hospitals and other members. GPOs and IDNs typically award contracts on a category-by-category basis through a competitive bidding process. Bids are generally solicited from multiple manufacturers with the intention of driving down pricing. Due to the highly competitive nature of the GPO and IDN contracting processes, we cannot assure you that we will be able to obtain or maintain contract positions with major GPOs and IDNs across our product portfolio. Furthermore, the increasing leverage of organized buying groups may reduce market prices for our products, thereby reducing our profitability.

        While having a contract with a GPO or IDN for a given product category can facilitate sales to members of that GPO or IDN, such contract position is no assurance that sales volume of those products will be maintained. GPOs and IDNs increasingly are awarding contracts to multiple suppliers for the same product category. Even when we are the sole contracted supplier of a GPO or IDN for a certain product category, members of the GPO or IDN generally are free to purchase from other suppliers. Furthermore, GPO and IDN contracts typically are terminable without cause upon 60 to 90 days' prior notice. Accordingly, although we have multiple contracts with many major GPOs and IDNs, the members of such groups may choose to purchase from our competitors due to the price or quality offered by such competitors, which could result in a decline in our sales and profitability.

        Distributors of our products also have begun more aggressively to negotiate terms of sale in an effort to increase their profitability. Failure to negotiate distribution arrangements having advantageous pricing and other terms of sale could cause us to lose market share to our competitors and adversely affect our business, financial condition, results of operations and cash flows.

        Outside the United States, we have experienced downward pricing pressure due to the concentration of purchasing power in centralized governmental healthcare authorities and increased efforts by such authorities to lower healthcare costs. We frequently are required to engage in competitive bidding for the sale of our products to governmental purchasing agents. Our failure to offer acceptable prices to these customers could adversely affect our sales and profitability in these markets.

  We may be unable to protect our intellectual property rights or may infringe on the intellectual property rights of others.

        We rely on a combination of patents, trademarks, trade secrets and nondisclosure agreements to protect our proprietary intellectual property. We cannot assure you that our efforts to protect our intellectual property and proprietary rights will be sufficient. We also cannot assure you that our pending patent applications will result in the issuance of patents to us, that patents issued to or licensed by us in the past or in the future will not be challenged or circumvented by competitors or that these patents will be found to be valid or sufficiently broad to preclude our competitors from introducing technologies similar to those covered by our patents and patent applications. In addition, our ability to enforce and protect our intellectual property rights may be limited in certain countries outside the United States, which could make it easier for competitors to capture market position in such countries by utilizing technologies that are similar to those developed or licensed by us. Competitors also may harm our sales by designing products that mirror the capabilities of our products or technology without infringing our intellectual property rights. If we do not obtain sufficient protection for our intellectual property, or if we are unable effectively to enforce our intellectual property rights, our competitiveness could be impaired, which would limit our growth and future revenue.

        We operate in an industry characterized by extensive patent litigation. Patent litigation is costly to defend and can result in significant damage awards, including treble damages under certain circumstances, and injunctions that could prevent the manufacture and sale of affected products or force us to make significant royalty payments in order to continue selling the affected products. At any given time, we are involved as either a plaintiff or a defendant in a number of patent infringement actions, the outcomes of which may not be known for prolonged periods of time. We can expect to face additional claims of patent infringement in the future. A successful claim of patent or other intellectual property infringement against us could adversely affect our business, financial condition, results of operations and cash flows.

  We are subject to complex and costly regulation.

        Our products are subject to regulation by the U.S. Food and Drug Administration and other national, supranational, federal and state governmental authorities. It can be costly and time-consuming to obtain regulatory approvals to market a medical device or pharmaceutical product. Approvals might not be granted for new devices or drugs on a timely basis, if at all. Regulations are subject to change as a result of legislative, administrative or judicial action, which may further increase our costs or reduce sales. Our failure to maintain approvals or obtain approval for new products could adversely affect our business, financial condition, results of operations and cash flows.

        We also rely on licenses from the U.S. Drug Enforcement Agency to purchase raw materials used in many of our pharmaceutical products and to manufacture and distribute such products. Our failure to maintain these licenses could adversely affect our pharmaceutical products business.

        In addition, we are subject to regulations covering manufacturing practices, product labeling and advertising and adverse-event reporting that apply after we have obtained approval to sell a product. Many of our facilities and procedures and those of our suppliers are subject to ongoing oversight, including periodic inspection by governmental authorities. Compliance with production, safety, quality control and quality assurance regulations is costly and time-consuming.

        Our manufacturing facilities and those of our suppliers could be subject to significant adverse regulatory actions in the future. These actions could include warning letters, fines, injunctions, civil penalties, recalls, seizures of our products and criminal prosecution. Possible consequences of such actions could include:

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  substantial modifications to our business practices and operations;

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  a total or partial shutdown of production in one or more of our facilities while we remediate the alleged violation;

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  the inability to obtain future pre-market clearances or approvals; and

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  withdrawals or suspensions of current products from the market.

Any of these events, in combination or individually, could disrupt our business and adversely affect our business, financial condition, results of operations and cash flows.

  The manufacture of our products is highly exacting and complex, and our business could suffer if we or our suppliers encounter manufacturing problems.

        The manufacture of our products is highly exacting and complex, due in part to strict regulatory requirements. Problems may arise during manufacturing for a variety of reasons including equipment malfunction, failure to follow specific protocols and procedures, defective raw materials and environmental factors. If problems arise during the production of a batch of product, that entire batch of product may have to be discarded. These problems could lead to increased costs, lost revenue, damage to customer relationships, time and expense spent investigating the cause and, depending on the cause, similar losses with respect to other products. If problems are not discovered before the product is released to the market, we also could incur recall and product liability costs. Significant manufacturing problems could have a material adverse effect on our business, financial condition, results of operations and cash flows.

  Defects or failures associated with our products could lead to recalls or safety alerts and negative publicity.

        Manufacturing flaws, component failures, design defects, off-label uses or inadequate disclosure of product-related information could result in an unsafe condition or the injury or death of a patient. These problems could lead to a recall of, or issuance of a safety alert relating to, our products and result in significant costs and negative publicity. Due to the strong name recognition of our brands, an adverse event involving one of our products could result in reduced market acceptance and demand of all products within that brand, and could harm our reputation and our ability to market our products in the future. In some circumstances, adverse events arising from or associated with the design, manufacture or marketing of our products could result in the suspension or delay of regulatory reviews of our applications for new product approvals. We also may undertake voluntarily to recall products or temporarily shut down production lines based on internal safety and quality monitoring and testing data. Any of the foregoing problems could disrupt our business and adversely affect our business, financial condition, results of operations and cash flows.

  We may incur product liability losses and other litigation liability.

        In the ordinary course of business, we are subject to product liability claims and lawsuits, including potential class actions, alleging that our products have resulted or could result in an unsafe condition or injury. Any product liability claim brought against us, with or without merit, could be costly to defend and could result in an increase of our insurance premiums. Some claims brought against us might not be covered by our insurance policies. In addition, we have significant self-insured retention amounts which we would have to pay in full before obtaining any insurance proceeds to satisfy a judgment or settlement. Furthermore, even where the claim is covered by our insurance, our insurance coverage might be inadequate and we would have to pay the amount of any settlement or judgment that is in excess of our policy limits. We cannot assure you that we will be able to obtain insurance on terms acceptable to us or at all since insurance varies in cost and can be difficult to obtain. Our failure to maintain adequate insurance coverage or successfully defend against product liability claims could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        We are subject to antitrust claims and lawsuits in which competitors allege that we use our market position to exclude competitors from certain markets and to prevent customers from purchasing the competitors' products. We also are subject to consumer antitrust class action lawsuits in which the putative class representatives, on behalf of themselves and other customers, seek to recover overcharges they allege that they paid for certain products. Any antitrust claim brought against us, with or without merit, could be costly to defend and could result in significant damages against us.

  An interruption in our ability to manufacture our products or an inability to obtain key components or raw materials may adversely affect our business.

        Many of our key products are not manufactured at multiple, alternate facilities. If an event occurs that results in damage to one or more of our facilities, we may be unable to manufacture the relevant products at previous levels or at all. In addition, for reasons of quality assurance or cost effectiveness, we purchase certain components and raw materials from sole suppliers. Due to the stringent regulations and requirements of the FDA and other similar non-U.S. regulatory agencies regarding the manufacture of our products, we may not be able to quickly establish additional or replacement sources for certain components or materials. A reduction or interruption in manufacturing, or an inability to secure alternative sources of raw materials or components, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

  We have experienced and may continue to experience higher costs to produce our products as a result of rising prices for oil, gas and other commodities.

        We use resins, other petroleum-based materials and pulp as raw materials in many of our products. Prices of oil and gas also significantly affect our costs for freight and utilities. Oil, gas and pulp prices are volatile and increased in 2005 and 2006, resulting in higher costs to produce and distribute our products. Due to the highly competitive nature of the healthcare industry and the cost-containment efforts of our customers and third party payors, we may be unable to pass along cost increases through higher prices. If these higher costs continue and we are unable fully to recover these costs through price increases or offset these increases through other cost reductions, we could experience lower margins and profitability and our business, financial condition, results of operations and cash flows could be materially and adversely affected.

  Divestitures of some of our businesses or product lines may materially adversely affect our financial condition and results of operations.

        We continue to evaluate the performance of all of our businesses and may sell a business or product line. Any divestitures may result in significant write-offs, including those related to goodwill and other intangible assets, which could have a material adverse effect on our business, financial condition, and results of operations. Divestitures could involve additional risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management's attention from other business concerns, the disruption of our business and the potential loss of key employees. We cannot assure you that we will be successful in managing these or any other significant risks that we encounter in divesting a business or product line.

  We may not be successful in our strategic acquisitions of, investments in or alliances with, other companies and businesses, and acquisitions could require us to issue additional debt or equity.

        We may pursue acquisitions of complementary businesses, technology licensing arrangements and strategic alliances to expand our product offerings and geographic presence as part of our business strategy. We may not complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the expected benefits of any acquisition, license arrangement or strategic alliance. Other companies may compete with us for these strategic opportunities. Even if we are successful in making an acquisition, the products and technologies that we acquire may not be successful or may require significantly greater resources and investments than we originally anticipated. We also could experience negative effects on our results of operations and financial condition from acquisition-related charges, amortization of intangible assets and asset impairment charges. These effects, individually or in the aggregate, could cause a deterioration of our credit rating and result in increased borrowing costs and interest expense. We could experience difficulties in integrating geographically separated organizations, systems and facilities, and personnel with diverse backgrounds. Integration of an acquired business also may require management resources that otherwise would be available for development of our existing business. If an acquired business fails to operate as anticipated or cannot be successfully integrated with our existing business, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

        In connection with acquisitions, we may incur or assume significant debt and unknown or contingent liabilities, such as environmental remediation expense, products liability, patent infringement claims or other unknown liabilities. Financing for acquisitions could decrease our ratio of earnings to fixed charges and adversely affect our borrowing capacity. We cannot assure you that the necessary acquisition financing would be available to us on acceptable terms if and when required.

  We face significant competition and may not be able to compete effectively.

        We compete with many companies ranging from other multinationals to start-up companies. Competition takes many forms, including price reductions on products that are comparable to our own, development of new products that are more cost-effective or have superior performance than our current products, and the introduction of generic versions when our proprietary products lose their patent protection. Our current or future products could be rendered obsolete or uneconomical as a result of this competition. Our failure to compete effectively could cause us to lose market share to our competitors and have a material adverse effect on our business, financial condition, results of operations and cash flows.

        We also face competition for marketing, distribution and collaborative development agreements, for establishing relationships with academic and research institutions, and for licenses to intellectual property. In addition, academic institutions, governmental agencies and other public and private research organizations also may conduct research, seek patent protection and establish collaborative arrangements for discovery, research, clinical development and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring necessary product technologies.

  We are subject to risks associated with doing business outside of the United States.

        Our operations outside of the United States are subject to risks that are inherent in conducting business under non-U.S. laws, regulations and customs. Sales outside of the United States made up approximately 36% of our net sales in fiscal 2006 and we expect that non-U.S. sales will contribute significantly to future growth. The risks associated with our operations outside the United States include:

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  changes in non-U.S. medical reimbursement policies and programs;

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  multiple non-U.S. regulatory requirements that are subject to change and that could restrict our ability to manufacture and sell our products;

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  possible failure to comply with anti-bribery laws such as the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions;

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  different local product preferences and product requirements;

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  trade protection measures and import or export licensing requirements;

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  difficulty in establishing, staffing and managing non-U.S. operations;

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  different labor regulations;

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  changes in environmental, health and safety laws;

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  potentially negative consequences from changes in or interpretations of tax laws;

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  political instability and actual or anticipated military or political conflicts;

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  economic instability and inflation, recession or interest rate fluctuations; and

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  minimal or diminished protection of intellectual property in some countries.

        These risks, individually or in the aggregate, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

  Foreign currency exchange rates may adversely affect our results.

        We are exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates and interest rates. Approximately 36% of our net sales for fiscal 2006 were derived from sales in non-U.S. markets, and we expect sales from non-U.S. markets to continue to represent a significant portion of our net sales. Therefore, when the U.S. dollar strengthens in relation to the currencies of other countries where we sell our products, such as the euro, our U.S. dollar reported revenue and income will decrease. Changes in the relative values of currencies occur regularly and, in some instances, may have a significant effect on our operating results.

  Most of our customer relationships outside of the United States are with governmental entities and we could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws in non-U.S. jurisdictions.

        The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws in non-U.S. jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Because of the predominance of government-sponsored healthcare systems around the world, most of our customer relationships outside of the United States are with governmental entities and are therefore subject to such anti-bribery laws. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that have experienced governmental corruption to some degree, and in certain circumstances strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our training and compliance program, we cannot assure you that our internal control policies and procedures always will protect us from reckless or criminal acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our financial condition, results of operations and cash flows.

  We are subject to healthcare fraud and abuse regulations that could result in significant liability, require us to change our business practices and restrict our operations in the future.

        We are subject to various federal, state and local laws targeting fraud and abuse in the healthcare industry, including anti-kickback and false claims laws. Violations of these laws are punishable by criminal or civil sanctions, including substantial fines, imprisonment and exclusion from participation in healthcare programs such as Medicare and Medicaid and health programs outside the United States. These laws and regulations are wide ranging and subject to changing interpretation and application, which could restrict our sales or marketing practices. Furthermore, since many of our customers rely on reimbursement from Medicare, Medicaid and other governmental programs to cover a substantial portion of their expenditures, our exclusion from such programs as a result of a violation of these laws could have a material adverse effect on our business, financial condition, results of operations and cash flows.

  Our operations expose us to the risk of material environmental liabilities, litigation and violations.

        We are subject to numerous federal, state, local and non-U.S. environmental protection and health and safety laws governing, among other things:

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  the generation, storage, use and transportation of hazardous materials;

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  emissions or discharges of substances into the environment;

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  investigation and remediation of hazardous substances or materials at various sites; and

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  the health and safety of our employees.

        We may not have been, or we may not at all times be, in compliance with environmental and health and safety laws. If we violate these laws, we could be fined, criminally charged or otherwise sanctioned by regulators. Environmental laws outside of the United States are becoming more stringent and resulting in increased costs and compliance burdens.

        Certain environmental laws assess liability on current or previous owners or operators of real property for the costs of investigation, removal or remediation of hazardous substances or materials at their properties or at properties at which they have disposed of hazardous substances. Liability for investigative, removal and remedial costs under certain federal and state laws are retroactive, strict and joint and several. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances. We have received notification from the U.S. Environmental Protection Agency and similar state environmental agencies that conditions at a number of formerly owned sites where we and others have disposed of hazardous substances require investigation, cleanup and other possible remedial action and may require that we reimburse the government or otherwise pay for the costs of investigation and remediation and for natural resource damage claims from such sites.

        While we have budgeted for future capital and operating expenditures to maintain compliance with environmental laws, we cannot assure you that our costs of complying with current or future environmental protection and health and safety laws, or our liabilities arising from past or future releases of, or exposures to, hazardous substances will not exceed our estimates or adversely affect our business, financial condition, results of operations and cash flows. We also cannot assure you that we will not be subject to additional environmental claims for personal injury or cleanup in the future based on our past, present or future business activities.

  Failure to successfully implement the recent ongoing reorganization of our operating structure could adversely affect our business.

        We recently have undertaken, and continue to implement, a major reorganization of our management and operating structure. A principal focus of this reorganization is the implementation of a global management approach to our various businesses. In the past, our businesses generally had been managed on a geographic-specific basis, with management responsible for virtually all product sales within certain regions or countries, rather than being responsible for more limited groups of products across various jurisdictions.

        In order to implement an effective global management structure, we must identify and retain managers with the requisite skills and vision to operate on a global basis. Since we historically have managed most of our non-U.S. business separately, and by geography, our current managers may not have the necessary experience or skills to operate effectively on a global basis. Furthermore, by shifting our structure away from region or country specific management, we risk losing focus on certain regions and the customer preferences within those regions. Approximately 36% of our net sales for fiscal 2006 were derived from sales outside of the United States and we expect that non-U.S. sales will contribute significantly to our future growth. If we cannot successfully implement a global management structure, our results of operations and cash flows could be adversely affected.

        In addition, the recent realignment of our business into our five segments has resulted in changes to the sales and marketing administration of certain product lines within our Medical Device and Medical Supplies segments. Portions of our sales force and marketing team now have responsibility for products that they have not previously supported. The management and sales force changes required to implement this reorganization among our segments could result in disruption to our business, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Risks Relating to Separating Our Company from Tyco International

        We face the following risks in connection with our separation from Tyco International:

  Our historical and pro forma combined financial information is not necessarily representative of the results we would have achieved as an independent, publicly-traded company and may not be a reliable indicator of our future results.

        The historical and pro forma combined financial information included in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as an independent, publicly-traded company during the periods presented or those that we will achieve in the future, primarily as a result of the following factors:

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  Prior to our separation, our business was operated by Tyco International as part of its broader corporate organization, rather than as an independent, publicly-traded company. In addition, prior to our separation Tyco International, or one of its affiliates, performed significant corporate functions for us, including tax and treasury administration and certain governance functions, including internal audit and external reporting. Our historical and pro forma financial statements reflect allocations of corporate expenses from Tyco International for these and similar functions.

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  Our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, historically have been satisfied as part of the company-wide cash management practices of Tyco International. Following the completion of the separation, Tyco International will not be providing us with funds to finance our working capital or other cash requirements. Without the opportunity to obtain financing from Tyco International, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements.

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  Other significant changes may occur in our cost structure, management, financing and business operations as a result of our operating as a company separate from Tyco International.

  We will be responsible for a portion of Tyco International's contingent and other corporate liabilities, primarily those relating to shareholder litigation.

        Under the Separation and Distribution Agreement and other agreements, subject to certain exceptions contained in the Tax Sharing Agreement, we, Tyco Electronics and Tyco International will agree to assume and be responsible for 42%, 31% and 27%, respectively, of certain of Tyco International's contingent and other corporate liabilities. All costs and expenses associated with the management of these contingent and other corporate liabilities will be shared equally among the parties. These contingent and other corporate liabilities primarily relate to consolidated securities litigation and any actions with respect to the separation plan or the distribution brought by any third party. Contingent and other corporate liabilities do not include liabilities that are specifically related to one of the three separated companies, which will be allocated 100% to the relevant company.

        If any party responsible for such liabilities were to default in its payment, when due, of any of these assumed obligations, each non-defaulting party would be required to pay equally with any other non-defaulting party the amounts in default. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of the assumed obligations related to such contingent and other corporate liabilities including associated costs and expenses.

        Many lawsuits are outstanding against Tyco International, some of which relate to actions taken by Tyco International's former senior corporate management. We do not believe that it is feasible to predict the final outcome or resolution of these unresolved proceedings. Although we will share any costs and expenses arising out of this litigation with Tyco International and Tyco Electronics, an adverse outcome from these unresolved proceedings or liabilities or other proceedings for which we have assumed partial liability under the Separation and Distribution Agreement could be material with respect to our earnings and cash flows in any given reporting period.

        Tyco International will have the right to control the defense and settlement of this litigation, subject to certain limitations. The timing, nature and amount of any settlement may not be in our best interests. Furthermore, in the event of any such settlement, we may have limited notice before we would be required to pay our portion of the settlement amount. Moreover, Tyco International stipulated, pursuant to a court order, that we, Tyco International and Tyco Electronics each will be primarily liable for a portion of the obligations arising from the Tyco International shareholder litigation. The stipulation also provides that if any party defaults on its obligations, the other parties will be jointly and severally liable for the defaulting party's obligations. In accordance with the stipulation, we, Tyco Electronics and Tyco International will agree to assume and be responsible for 42%, 31% and 27%, respectively, of the obligations arising from the Tyco International shareholder litigation.

  We will share responsibility for certain of our, Tyco International's and Tyco Electronics' income tax liabilities for tax periods prior to and including the distribution date.

        Under the Tax Sharing Agreement, we will share responsibility for certain of our, Tyco International's and Tyco Electronics' income tax liabilities based on a sharing formula for periods prior to and including the date of the distribution. More specifically, we, Tyco International and Tyco Electronics will share 42%, 27% and 31%, respectively, of U.S. income tax liabilities that arise from adjustments made by tax authorities to our, Tyco International's and Tyco Electronics' U.S. income tax returns, certain income tax liabilities arising from adjustments made by tax authorities to intercompany transactions or similar adjustments, and certain taxes attributable to internal transactions undertaken in anticipation of the separation and the distributions. All costs and expenses associated with the management of these shared tax liabilities shall be shared equally among the parties. We will be responsible for all of our own taxes that are not shared pursuant to the Tax Sharing Agreement's sharing formula. In addition, Tyco International and Tyco Electronics will be responsible for their tax liabilities that are not subject to the Tax Sharing Agreement's sharing formula.

        All the tax liabilities of Tyco International that are associated with Tyco International subsidiaries that are included in Covidien following the separation will become our tax liabilities. Although we have agreed to share certain of these tax liabilities with Tyco International and Tyco Electronics pursuant to the Tax Sharing Agreement, we remain primarily liable for all of these liabilities. If Tyco International and Tyco Electronics default on their obligations to us under the Tax Sharing Agreement, we would be liable for the entire amount of these liabilities.

        If any party to the Tax Sharing Agreement were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party's fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of our, Tyco International's and Tyco Electronic's tax liabilities.

        Our, Tyco International's and Tyco Electronics' income tax returns are examined periodically by various tax authorities. In connection with such examinations, tax authorities, including the U.S. Internal Revenue Service, have raised issues and proposed tax adjustments. We, Tyco International and Tyco Electronics are reviewing and contesting certain of the proposed tax adjustments. Amounts related to these tax adjustments and other tax contingencies that we have assessed as probable and estimable have been recorded through our income tax provision, equity or goodwill, as appropriate. The calculation of our tax liabilities involves dealing with the uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on our estimate of whether, and the extent to which, additional income taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. We adjust these liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of tax liabilities.

        Under the Tax Sharing Agreement, Tyco International will have the right to administer, control and settle all U.S. income tax audits for periods prior to and including the date of the distribution. The timing, nature and amount of any settlement agreed to by Tyco International may not be in our best interests. Moreover, the other parties to the Tax Sharing Agreement will be able to remove Tyco International as the controlling party only under limited circumstances, including a change in control or bankruptcy of Tyco International, or by a majority vote of the parties on or after the second anniversary of the distribution. All other tax audits will be administered, controlled and settled by the party that would be responsible for paying the tax.

  The ownership by our executive officers and some of our directors of common shares, options or other equity awards of Tyco International or Tyco Electronics may create, or may create the appearance of, conflicts of interest.

        Because of their current or former positions with Tyco International, substantially all of our executive officers, including our Chief Executive Officer and our Chief Financial Officer, and some of our non-employee director nominees, own common shares of Tyco International, options to purchase common shares of Tyco International or other Tyco International equity awards. Following Tyco International's distribution of Tyco Electronics to its shareholders, these officers and non-employee directors will own common shares, options to purchase common shares and other equity awards in Tyco International or Tyco Electronics. The individual holdings of common shares, options to purchase common shares or other equity awards of Tyco International and Tyco Electronics may be significant for some of these persons compared to their total assets. These equity interests may create, or appear to create, conflicts of interest when these directors and officers are faced with decisions that could benefit or affect the equity holders of Tyco International or Tyco Electronics in ways that do not benefit or affect us in the same manner.

  After the separation, one of our directors may have actual or potential conflicts of interest because of his ongoing employment by Tyco International.

        One of our director nominees, Christopher J. Coughlin, is the Chief Financial Officer of Tyco International, a position that could create, or appear to create, potential conflicts of interest when our and Tyco International's management and directors face decisions that could have different implications for us or Tyco International. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between us and Tyco International regarding the terms of the Separation and Distribution Agreement and the Tax Sharing Agreement. Tyco International will manage the ongoing shareholder litigation, subject to certain limitations, and may determine to settle such litigation at a time, on terms or for an amount not in our best interest. Potential conflicts of interest could also arise if we and Tyco International enter into any commercial arrangements with each other in the future.

  If the distribution or certain internal transactions undertaken in anticipation of the separation are determined to be taxable for U.S. federal income tax purposes, we and Tyco International could incur significant U.S. federal income tax liabilities.

        Tyco International has received private letter rulings from the Internal Revenue Service regarding the U.S. federal income tax consequences of the distribution of our common shares and Tyco Electronics common shares to the Tyco International shareholders substantially to the effect that the distribution, except for cash received in lieu of a fractional share of our common shares and the Tyco Electronics common shares, will qualify as tax-free under Sections 368(a)(1)(D) and 355 of the Code. The private letter rulings also provide that certain internal transactions undertaken in anticipation of the separation will qualify for favorable treatment under the Code. In addition to obtaining the private letter rulings, Tyco International expects to obtain an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the distribution. McDermott, Will & Emery also is expected to produce opinions to the effect that the internal transactions addressed in the private letter rulings and certain other internal transactions should qualify for favorable tax treatment under the Code. The private letter rulings and the opinions rely or will rely on certain facts and assumptions, and certain representations and undertakings, from us, Tyco Electronics and Tyco International regarding the past and future conduct of our respective businesses and other matters. Notwithstanding the private letter rulings and the opinions, the Internal Revenue Service could determine on audit that the distribution or the internal transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated, or that the distributions should be taxable for other reasons, including as a result of significant changes in stock or asset ownership after the distribution. If the distribution ultimately is determined to be taxable, Tyco International would recognize gain in an amount equal to the excess of the fair market value of our common shares and Tyco Electronics common shares distributed to Tyco International shareholders on the distribution date over Tyco International's tax basis in such common shares, but such gain, if recognized, generally would not be subject to U.S. federal income tax. However, we, Tyco Electronics and Tyco International would incur significant U.S. federal income tax liabilities if it ultimately is determined that certain internal transactions undertaken in anticipation of the separation should be treated as taxable transactions.

        In addition, under the terms of the Tax Sharing Agreement, in the event the distribution or the internal transactions were determined to be taxable and such determination was the result of actions taken after the distribution by us, Tyco Electronics or Tyco International, the party responsible for such failure would be responsible for all taxes imposed on us, Tyco Electronics or Tyco International as a result thereof. If such determination is not the result of actions taken after the distribution by us, Tyco Electronics or Tyco International, then we, Tyco Electronics and Tyco International would be responsible for 42%, 31% and 27%, respectively, of any taxes imposed on us, Tyco Electronics or Tyco International as a result of such determination. Such tax amounts could be significant. In the event that any party to the Tax Sharing Agreement defaults in its obligation to pay distribution taxes to another party that arise as a result of no party's fault, each non-defaulting party would be responsible for an equal amount of the defaulting party's obligation to make a payment to another party in respect of such other party's taxes.

  As an independent, publicly-traded company, we may not enjoy the same benefits that we did as a segment of Tyco International.

        There is a risk that, by separating from Tyco International, we may become more susceptible to market fluctuations and other adverse events than we would have been were we still a part of the current Tyco International organizational structure. As part of Tyco International, we have been able to enjoy certain benefits from Tyco International's operating diversity, purchasing power, available capital for investments and opportunities to pursue integrated strategies with Tyco International's other businesses. As an independent, publicly-traded company, we will not have similar diversity or integration opportunities and may not have similar purchasing power or access to capital markets.

  We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent, publicly-traded company, and we may experience increased costs after the separation or as a result of the separation.

        Following the completion of our separation, Tyco International will be obligated contractually to provide to us only those transition services specified in agreements we enter into with Tyco International in preparation for the separation. We may be unable to replace in a timely manner or on comparable terms the services or other benefits that Tyco International previously provided to us that are not specified in any transition services agreement. After the expiration of any transition services agreement, we may be unable to replace in a timely manner or on comparable terms the services specified in any such agreement. Upon expiration of any transition services agreement, many of the services that are covered in such agreement will have to be provided internally or by unaffiliated third parties. We may incur higher costs to obtain such services than we incurred previously. In addition, if Tyco International or Tyco Electronics does not continue to perform the transition services and the other services that are called for under any transition services agreement, we may not be able to operate our business as effectively and our profitability may decline.

  In some cases, we might have received better terms from unaffiliated third parties than the terms we received in our agreements with Tyco International and Tyco Electronics.

        The agreements related to our separation from Tyco International and Tyco Electronics, including the Separation and Distribution Agreement and the Tax Sharing Agreement, were negotiated in the context of our separation from Tyco International while we were still part of Tyco International and, accordingly, may not reflect terms that would have resulted from arm's-length negotiations among unaffiliated third parties. The separation agreements were approved in consideration of the best interests of Tyco International's shareholders and may conflict with your interests as a noteholder of Covidien.

  If we fail to comply with the requirements of Section 404 of Sarbanes-Oxley, our business prospects and the value of the notes could be adversely affected.

        Section 404 of the Sarbanes-Oxley Act will require our management to report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal control over financial reporting. If we are unable to comply with these obligations or experience delays in reports of our management and outside auditors on our internal control over financial reporting, we might be unable timely to file with the Securities and Exchange Commission, our annual or periodic reports and might be subject to regulatory and enforcement actions by the SEC and the NYSE, including delisting from the NYSE, securities litigation, events of default under our credit agreements, debt rating agency downgrades or rating withdrawals and a general loss of investor confidence, any one of which could adversely affect the value of the notes and could adversely affect our business prospects.

        Subsequent to the filing of our combined financial statements for fiscal 2006, 2005 and 2004 in the initial filing of our registration statement with the SEC, we determined that our combined financial statements contained certain errors. The errors primarily resulted from the process of carving out certain income tax accounts from Tyco International's consolidated financial statements and related information. We relied upon the processes at Tyco International to prepare our carve-out accounts for income taxes. We have determined that certain of those tax processes utilized by Tyco International in determining certain carve-out amounts for income taxes did not operate at a sufficient level of precision for us to ensure that the carve-out accounts were materially correct. As a result of these errors, we restated our combined financial statements.

        At September 29, 2006, we did not have our own tax department and had not designed controls or implemented processes to review and analyze the tax information prepared and provided by Tyco International, including the determination of income tax provisions, income taxes payable and receivable and deferred income tax balances. When considered together with the aforementioned errors resulting from Tyco International's process for determining the carve-out income tax amounts, this represents a material weakness in internal controls over financial reporting as it relates to our accounting for income taxes.

        We are in the process of building our tax accounting resources and capabilities, and are implementing new control processes and procedures as part of our readiness efforts to become an independent, publicly-traded company.

  We might not be able to engage in desirable strategic transactions and equity issuances following the separation because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.

        Our ability to engage in significant equity transactions could be limited or restricted after the distribution in order to preserve for U.S. federal income tax purposes the tax-free nature of the distribution by Tyco International. In addition, similar limitations and restrictions will apply to Tyco Electronics and Tyco International. Even if the distribution otherwise qualifies for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code, it may result in corporate level taxable gain to Tyco International under Section 355(e) of the Code if 50% or more, by vote or value, of our common shares, Tyco Electronics' common shares or Tyco International's common shares are acquired or issued as part of a plan or series of related transactions that includes the distribution. For this purpose, any acquisitions or issuances of Tyco International's common shares within two years before the distribution, and any acquisitions or issuances of our common shares, Tyco Electronics' common shares or Tyco International's common shares within two years after the distribution, generally are presumed to be part of such a plan, although we, Tyco Electronics or Tyco International may be able to rebut that presumption. We are not aware of any such acquisitions or issuances of Tyco International's common shares within the two years before the distribution. If an acquisition or issuance of our common shares, Tyco Electronics' common shares or Tyco International's common shares triggers the application of Section 355(e) of the Code, Tyco International would recognize taxable gain as described above, but such gain generally would not be subject to U.S. federal income tax. However, certain subsidiaries of Tyco Electronics or Tyco International or subsidiaries of ours would incur significant U.S. federal income tax liabilities as a result of the application of Section 355(e) of the Code.

        Under the Tax Sharing Agreement, there are restrictions on our ability to take actions that could cause the distribution or certain internal transactions undertaken in anticipation of the separation to fail to qualify as tax-favored transactions, including entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of our common shares, a redemption of equity securities, a sale or other disposition of a substantial portion of our assets, an acquisition of a business or assets with equity securities to the extent one or more persons would acquire 35% or more of our common shares, or engaging in certain internal transactions. These restrictions apply for the two-year period after the distribution, unless we obtain the consent of the other parties or we obtain a private letter ruling from the Internal Revenue Service or an unqualified opinion of a nationally recognized law firm that such action will not cause the distribution or the internal transactions undertaken in anticipation of the separation to fail to qualify as tax-favored transactions, and such letter ruling or opinion, as the case may be, is acceptable to the parties. Tyco Electronics and Tyco International are subject to similar restrictions under the Tax Sharing Agreement. Moreover, the Tax Sharing Agreement generally provides that a party thereto is responsible for any taxes imposed on any other party thereto as a result of the failure of the distribution or certain internal transactions to qualify as a tax-favored transaction under the Code if such failure is attributable to certain post-distribution actions taken by or in respect of the responsible party or its shareholders, regardless of whether the actions occur more than two years after the distribution, the other parties consent to such actions or such party obtains a favorable letter ruling or opinion of tax counsel as described above. For example, we would be responsible for a third party's acquisition of us at a time and in a manner that would cause such failure. These restrictions may prevent us from entering into transactions which might be advantageous to our noteholders.

Risks Relating to Our Jurisdictions of Incorporation

  Legislation and negative publicity regarding Bermuda companies could increase our tax burden and adversely affect our business, results of operations, cash flows and financial condition.

  Legislation Relating to Governmental Contracts

        Various U.S. federal and state legislative proposals that would deny governmental contracts to U.S. companies that move their corporate location abroad may affect us. In 2003, the State of California adopted legislation intended to limit the eligibility of certain Bermuda and other non-U.S. chartered companies to participate in certain state contracts. To date, we have requested waivers, some of which are still pending, while other requests have been denied. However, there is no reliable method for evaluating how that waiver authority will be exercised and how the provision for such waivers will affect our business. We are unable to predict the likelihood or final form in which any such proposed legislation might become law, the nature of regulations that may be promulgated under any future legislative enactments, or the effect such enactments and increased regulatory scrutiny may have on our business.

  Tax Legislation

        The U.S. Congress has in the past considered legislation affecting the tax treatment of U.S. companies that have undertaken certain types of expatriation transactions. In October 2004, the U.S. Congress enacted such legislation, which did not, however, retroactively apply to us. Legislation passed by the U.S. Senate on November 18, 2005 would have modified parts of the American Jobs Creation Act of 2004, but did not become law. We anticipate that various U.S. Treasury Department studies will be released and tax proposals will be introduced in the U.S. Congress in the future and cannot assure you that these proposals would not have adverse effects on us if enacted. Such adverse effects could include substantially reducing the tax benefits of our corporate structure, materially increasing our tax burden or otherwise adversely affecting our business.

  Negative Publicity

        There is continuing negative publicity regarding, and criticism of, U.S. companies' use of, or relocation to, offshore jurisdictions, including Bermuda. As a Bermuda company, this negative publicity could harm our reputation and impair our ability to generate new business if companies or governmental agencies decline to do business with us as a result of any perceived negative public image of Bermuda companies or the possibility of our customers receiving negative media attention from doing business with a Bermuda company.

  Bermuda and Luxembourg laws differ from the laws in effect in the United States and may afford less protection to holders of our securities.

        It may not be possible to enforce court judgments obtained in the United States against us in Bermuda, or against CIFSA in Luxembourg, based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of Bermuda or Luxembourg would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. We have been advised that the United States currently does not have a treaty with either Bermuda or Luxembourg providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Bermuda or Luxembourg.

        As a Bermuda company, we are governed by the Companies Act 1981 of Bermuda, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions, shareholder lawsuits and indemnification. Likewise, the duties of directors and officers of a Bermuda company are generally owed to the company only. Shareholders of Bermuda companies do not generally have a personal right of action against directors or officers of the company and may only exercise such rights of action on behalf of the company in limited circumstances. Under Bermuda law, a company may also agree to indemnify directors and officers for any personal liability, not involving fraud or dishonesty, incurred in relation to the company.

        As a Luxembourg company, CIFSA is governed by the law of August 10, 1915, on commercial companies, as amended, and its articles of association. The 1915 Law differs in some material respects from laws generally applicable to U.S. corporations and shareholders including, differences relating to interested directors transactions, minority shareholder rights, shareholder lawsuits and shareholder indemnification. Under Luxembourg law, any director having an interest in a transaction submitted for approval to the board of directors conflicting with that of the company shall be obliged to advise the board thereof and to cause a record of his statement to be included in the minutes of the meeting. The director may not take part in these deliberations. At the next following general meeting of shareholders, before any other resolution is put to vote, a special report shall be made on any transactions in which any of the directors may have had an interest conflicting with that of the company.

        The duties of directors of a Luxembourg company are also generally owed to the company only. Except under certain limited circumstances, shareholders of a Luxembourg company do not generally have a personal right of action against the directors. Under Luxembourg law, a company may indemnify its directors for personal liability related to the exercise of their functions of director. Such indemnity typically does not apply in cases of fraud and criminal acts.

        Due to the nature of Luxembourg's insolvency laws, the ability of the holders of the notes to protect their interests may be more limited than would be the case under U.S. bankruptcy laws. In the event of a winding up of CIFSA, the notes will be paid after payment of all secured debts, the cost of liquidation and certain debts of CIFSA that are entitled to priority under Luxembourg law. Such preferential debts include the following:

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  money owed to Luxembourg tax authorities, for example, in respect of income tax deducted at source;

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  value-added tax and certain other taxes and duties owed to Luxembourg Customs and Excise;

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  social security contributions; and

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  remuneration owed to employees.

        If the bankruptcy administrator can show that "preference" has been given to any person by defrauding rights of creditors generally regardless of when the transaction giving fraudulent preference to a party occurred or if certain "abnormal" transactions have been effected during a relevant suspect period of six months plus ten days prior to the date of bankruptcy, a court has the power, among other things, to void the preferential or abnormal transaction. This provision of Luxembourg insolvency law may affect transactions entered into or payments made by CIFSA during the period before liquidation or administration.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

        We have made forward-looking statements in this prospectus, including in the sections entitled "Summary," "Risk Factors," "The Separation," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, benefits resulting from our separation from Tyco International, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "should" or the negative of these terms or similar expressions.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

        The risk factors discussed in "Risk Factors" could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business.

THE SEPARATION

General

        On January 13, 2006, Tyco International announced that its board of directors had approved a plan to separate Tyco International into three independent, publicly-traded companies: one for Tyco International's electronics businesses (Tyco Electronics); one for its healthcare businesses (Covidien); and one for its fire and security and engineered products and services businesses (Tyco International). The separation will occur through distributions to Tyco International's shareholders of all of the common shares of Covidien and Tyco Electronics. Tyco International will continue to own and operate its fire and security and engineered products and services businesses after the distributions.

        Tyco International's board of directors and its senior leadership, in consultation with financial and legal advisors, evaluated a broad range of strategic alternatives to the proposed separation, including the continuation of Tyco International's current operating strategy, the sale of select businesses and the separation of only one of Tyco International's businesses. The management of Tyco International and its board of directors concluded that separating into three businesses would be the best way to position each of these companies for sustained growth and value creation. We believe that following the separation, Covidien will be able to compete more effectively and will be better positioned to benefit from ongoing consolidation in the healthcare industry.

        Since January 2006, the Tyco International board of directors met numerous times with and without members of Tyco International's senior management team to discuss the separation. In these meetings, the Tyco International board of directors considered, among other things, the benefits to the businesses and to Tyco International's shareholders that are expected to result from the separation, the capital allocation strategies and dividend policies for the separated companies, the allocation of Tyco International's existing assets, liabilities and businesses among the separated companies, the terms of certain commercial relationships among the separated companies that will exist following the separation, the corporate governance arrangements that will be in place at each company following the separation and the appropriate members of senior management at each company following the separation.

        The distributions of the common shares of Covidien and Tyco Electronics are being made in furtherance of the separation plan. On                        , 2007, the distribution date, each Tyco International shareholder will receive            common shares of Covidien for each common share of Tyco International and            common shares of Tyco Electronics for each common share of Tyco International held at the close of business on the record date. Immediately following the distributions, Tyco International's shareholders will own 100% of the outstanding common shares of Covidien and Tyco Electronics.

Reasons for the Separation

        The Tyco International board of directors regularly reviews the various businesses that Tyco International conducts to ensure that Tyco International's resources are being put to use in a manner that is in the best interests of Tyco International and its shareholders. Over the last several years, Tyco International has achieved increased revenues and earnings. During that time, however, Tyco International concluded that operating as a conglomerate made it difficult for analysts and the market generally to understand its real value and has found that any real or perceived negative issue at any one of its business units has usually obscured the performance of Tyco International as a whole. The Tyco International board of directors evaluated a number of strategic alternatives to increase value and concluded that a separation would be the most feasible and the most financially attractive approach. The Tyco International board of directors believes that creating independent, focused companies is the best way to unlock the full value of Tyco International's businesses in both the short and long term. There will be one company for Tyco International's electronics businesses, one company for Tyco

International's healthcare businesses and a third company for Tyco International's fire and security and engineered products and services businesses.

        Tyco International believes that the separation of its businesses provides each separated company with certain opportunities and benefits. The following are some of the opportunities and benefits that the Tyco International board of directors considered in approving the separation:

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  Each separated company will be able to focus on its core business and growth opportunities, which will allow each separated company to respond more quickly and efficiently to developments in the industry in which it operates. In addition, after the separation, the businesses within each company will no longer need to compete internally for capital with businesses operating in other industries.

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  The management of each separated company will be able to design and implement corporate policies and strategies that are based primarily on the business characteristics of that company and to concentrate its financial resources wholly on its own operations.

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  The separation will provide investors with three investment options that may be more attractive to investors than the investment option of one combined company. Investors will have the opportunity to invest individually in each of the independent, publicly-traded companies. The Tyco International board of directors believes that certain investors may want to invest in companies that are focused on only one industry or group of industries and that the demand for the independent, publicly-traded companies by such investors may increase the demand for each company's shares relative to the demand for Tyco International's shares. The separation is intended to reduce the complexities surrounding investor understanding and give current investors in Tyco International the ability to choose how to diversify their Tyco International holdings.

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  Each independent, publicly-traded company will have a capital structure designed to meet its needs. As an independent, publicly-traded company, our capital structure is expected to facilitate selective acquisitions, possibly using our common shares as currency, strategic alliances and partnerships, and internal expansion that are important for us to remain competitive in our industry.

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  Although there can be no assurance, Tyco International believes that, over time, following the separation, the common shares of the independent, publicly-traded companies should have a higher aggregate market value, on a fully distributed basis and assuming the same market conditions, than if Tyco International were not to complete the separation. The Tyco International board of directors believes that this increase in the market value of the common shares, if achieved, should permit each independent, publicly-traded company to effect acquisitions with common shares in a manner that preserves capital with less dilution of the existing shareholders' interests than would occur by issuing pre-distribution Tyco International common shares.

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  The separation will permit the creation of equity securities, including options and restricted share units, for each of the independent, publicly-traded companies with a value that is expected to reflect more closely the efforts and performance of each company's management. These equity securities should enable each independent, publicly-traded company to provide incentive compensation arrangements for its key employees that are directly related to the market performance of each company's common shares. Tyco International believes these equity-based compensation arrangements should provide enhanced incentives for performance and improve the ability for each company to attract, retain and motivate qualified personnel.

        The Tyco International board of directors considered a number of potentially negative factors in evaluating the separation, including the decreased capital available for investment, the loss of synergies from operating as one company, potential disruptions to the businesses as a result of the separation, the potential effect of the separation on the anticipated credit ratings of the separated companies, risks associated with refinancing Tyco International's debt, risks of being unable to achieve the benefits expected from the separation, the reaction of Tyco International's shareholders to the separation, the risk that the plan of execution might not be completed and the one-time and ongoing costs of the separation. The Tyco International board of directors concluded that the potential benefits of the separation outweighed these factors.

        In view of the wide variety of factors considered in connection with the evaluation of the separation and the complexity of these matters, the Tyco International board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered.

        The Tyco International board of directors will receive an opinion from Duff & Phelps to the effect that Tyco International, Covidien and Tyco Electronics each will be solvent and adequately capitalized immediately after the distribution and an opinion from Appleby Hunter Bailhache that Tyco International has sufficient surplus under Bermuda law to declare the dividends of Covidien and Tyco Electronics common shares.

Results of the Separation

        After our separation from Tyco International, we will be an independent, publicly-traded company. Immediately following the distribution, we expect to have approximately             shareholders of record, based on the number of registered holders of Tyco International common shares on                        , 2007, and approximately              million outstanding common shares. The actual number of shares to be distributed will be determined on the record date and will reflect any exercise of Tyco International options between the date the Tyco International board of directors declares the dividend for the distribution and the record date for the distribution. The distribution will not affect the number of outstanding common shares of Tyco International or any rights of Tyco International's shareholders. We anticipate, however, that Tyco International will conduct a reverse share split effective on the date of the distribution. Tyco International will not distribute any fractional common shares of Covidien. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share in the distribution.

        Before the separation, we will enter into a Separation and Distribution Agreement and other agreements with Tyco International and Tyco Electronics to effect the separation and provide a framework for our relationships with Tyco International and Tyco Electronics after the separation. These agreements will govern the relationships among Tyco International, Tyco Electronics and us subsequent to the completion of the separation plan and provide for the allocation among Tyco International, Tyco Electronics and us of Tyco International's assets, liabilities and obligations attributable to periods prior to our separation from Tyco International. The Separation and Distribution Agreement, in particular, requires us to assume a portion of certain of Tyco International's contingent corporate liabilities and establishes the amount of the debt that each separated company initially will incur.

        For a more detailed description of these agreements, see "Relationship with Tyco International and Tyco Electronics."

  Certain U.S. Federal Income Tax Consequences if the Internal Transactions are Taxable

        Tyco International has received private letter rulings from the Internal Revenue Service substantially to the effect that, for U.S. federal income tax purposes the distribution will qualify as tax-free to Tyco International and its shareholders under Sections 368(a)(1)(D) and 355 of the Code. In addition to obtaining the private letter rulings, Tyco International expects to obtain an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the distribution. If, notwithstanding the conclusions in the private letter rulings and the opinion of McDermott Will & Emery LLP, it is ultimately determined that certain internal transactions undertaken in anticipation of the separation do not qualify for favorable tax treatment, we, Tyco Electronics and Tyco International would incur significant tax liabilities.

  Certain Consequences under the Tax Sharing Agreement if the Distribution or the Internal Transactions are Taxable

        In connection with the distribution, we, Tyco International and Tyco Electronics will enter into a Tax Sharing Agreement pursuant to which we, Tyco International and Tyco Electronics will agree to be responsible for certain tax liabilities and obligations following the distribution. Our indemnification obligations will include a covenant to indemnify Tyco International and Tyco Electronics for any taxes and costs that they incur as a result of any action, misrepresentation or omission by us that causes the distribution or certain internal transactions undertaken in anticipation of the separation to fail to qualify for favorable tax treatment under the Code. In addition, Tyco Electronics and Tyco International will each similarly agree to indemnify us for any taxes or costs that each of them causes us to incur as a result of each of their actions, misrepresentations or omissions that causes the distribution or certain internal transactions to fail to qualify for favorable tax treatment under the Code. We also will be responsible for 42% of any taxes resulting from the failure of the distribution or certain internal transactions to qualify for favorable tax treatment under the Code, which failure is not due to the actions, misrepresentations or omissions of Covidien, Tyco Electronics or Tyco International. In addition, even if we were not contractually required to indemnify Tyco International or Tyco Electronics for tax liabilities if the distribution or certain internal transactions were to fail to qualify for favorable tax treatment under the Code, we nonetheless may be legally liable under applicable U.S. federal income tax law for certain U.S. federal income tax liabilities incurred by U.S. affiliates of Tyco International if such affiliates were to fail to pay such tax liabilities. See "Relationship with Tyco International and Tyco Electronics—Tax Sharing Agreement" for a more detailed discussion of the Tax Sharing Agreement.

Conditions to the Distribution

        We expect that the distribution will be effective on                        , 2007, the distribution date, provided that, among other conditions described in this prospectus, the following conditions shall have been satisfied or, if permissible under the Separation and Distribution Agreement, waived by Tyco International:

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  The Securities and Exchange Commission shall have declared effective our registration statement on Form 10 under the Securities Exchange Act of 1934, no stop order relating to the registration statement shall be in effect and the information statement contained in the registration statement shall have been mailed to holders of Tyco International common shares.

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  All permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other non-U.S. jurisdictions in connection with the distribution shall have been received.

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  Tyco International shall have received the opinion discussed above under "Certain U.S. Federal Income Tax Consequences if the Internal Transactions are Taxable" from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the distribution for U.S. federal income tax purposes.

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  We shall have entered into various syndicated credit facilities as described in "Description of Other Indebtedness."

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  The listing of our common shares on the NYSE shall have been approved, subject to official notice of issuance.

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  The Tyco International board of directors shall have received an opinion from Duff & Phelps to the effect that Tyco International, Covidien and Tyco Electronics each will be solvent and adequately capitalized immediately after the distribution, and an opinion of Appleby Hunter Bailhache that, upon the distribution, the Covidien and Tyco Electronics common shares will be fully paid, freely transferable and non-assessable.

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  All material governmental approvals and other consents necessary to consummate the distribution shall have been received.

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  No order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the Separation and Distribution Agreement, shall be in effect.

        The fulfillment of the foregoing conditions does not create any obligation on Tyco International's part to effect the distribution. The Tyco International board of directors has reserved the right, in its sole discretion, to amend, modify or abandon the distribution and related transactions at any time prior to the distribution date. Tyco International has the right not to complete the distribution if, at any time, Tyco International's board of directors determines, in its sole discretion, that the distribution is not in the best interests of Tyco International or its shareholders or that market conditions are such that it is not advisable to separate the healthcare businesses from Tyco International.

Opinion of Duff & Phelps

        In connection with the separation, Duff & Phelps will provide the board of directors of Tyco International with a solvency opinion regarding Tyco International, Tyco Electronics and us. Tyco International expects that Duff & Phelps will confirm its opinion immediately prior to the completion of the separation. We expect the full text of Duff & Phelps' solvency opinion will set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Duff & Phelps in connection with the opinion. Duff & Phelps will provide its opinion for the information and assistance of Tyco International's board of directors in connection with its consideration of separation.

        As background for its analysis, Duff & Phelps met with key managers of Tyco International, Tyco Electronics and us to discuss, in detail, the history, current operations and future outlook for Tyco International, Tyco Electronics and us. Duff & Phelps' financial analysis and related solvency opinion is based on available historical financial statements and operating data for Tyco International provided by its management and advisors, an estimate of the post-spin-off cash balances of Tyco International, Tyco Electronics and us provided by Tyco International's management or otherwise publicly available sources of information. Duff & Phelps reviewed transaction documentation relating to the spin-offs, including this prospectus. Duff & Phelps reviewed industry and comparative public company financial data, to the extent available, obtained from published or other available sources. Duff & Phelps agreed to use generally accepted valuation and analytical techniques as the basis for its analysis and solvency opinion.

        With regard to the rendering of its solvency opinion, Tyco International asked Duff & Phelps to determine whether:

  •
  each of the fair value and the present fair realizable value of the aggregate assets of each of Tyco International, Tyco Electronics and us exceeds and will exceed, both immediately before and immediately after and giving effect to the separation, the sum of their respective liabilities, including contingent liabilities identified to Duff & Phelps and, with respect to Tyco International, its statutory capital;

  •
  each of the fair value and the present fair realizable value of the aggregate assets of each of Tyco International, Tyco Electronics and us exceeds and will exceed, both immediately before and immediately after and giving effect to the separation, the amount that is or will be required to pay all of their respective debts, including contingent liabilities identified to Duff & Phelps, as such debts mature or otherwise become absolute or due;

  •
  each of Tyco International, Tyco Electronics and we are and will be able to pay their respective debts, including contingent liabilities identified to Duff & Phelps, as such debts mature or otherwise become absolute or due; and

  •
  each of Tyco International, Tyco Electronics and we do not and will not have, both immediately before and immediately after and giving effect to the separation, unreasonably small capital.

        For the purposes of the solvency opinion, the term "present fair realizable value" means the amount that may be realized by an independent willing seller from an independent willing buyer if each of Tyco International's, Tyco Electronics' and our aggregate or total assets, including goodwill, are sold with reasonable promptness in an arm's-length transaction under current conditions for the sale of assets of such business in an existing and not theoretical market. The phrase "does not have unreasonably small capital" refers to the ability of each of Tyco International, Tyco Electronics and us to continue as going concerns and not lack sufficient capital for the businesses in which they or we are engaged, and will be engaged, as management has indicated such businesses are now conducted and are proposed to be conducted and their current and anticipated needs, including the contingent liabilities identified to Duff & Phelps, in each case without reasonable forseeability of insolvency. The term "statutory capital" means the sum of the number of shares outstanding multiplied by the par value of those shares, and the share premium, which consists of the value of cash or assets received by each of Tyco International, Tyco Electronics and us in connection with the separation, over and above the par value of those shares (unless a distribution from such share premium is authorized by a vote of shareholders of Tyco International as provided for in the Bermuda Companies Act).

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, fixed charges and amortization of capitalized interest. Fixed charges consist of interest expense (before interest is capitalized), amortization of debt expenses and an appropriate interest factor on operating leases.

	Quarters Ended			Fiscal Year
	Pro Forma for the Separation and the Financing
				Pro Forma for the Separation and the Financing
		Historical
					Historical
	December 29, 2006	December 29, 2006	December 30, 2005
				2006	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges		10.63	9.80		10.62	8.47	8.69	6.17	6.12

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the notes will be approximately $                  , after deducting the underwriters' discount and estimated offering expenses. We intend to use the net proceeds of this offering to repay indebtedness. We will disclose the amount, rate and maturity of any indebtedness to be repaid once we have identified such indebtedness.

CAPITALIZATION

        The following table presents our capitalization at December 29, 2006 on a historical basis, and on an unaudited pro forma basis (i) for the separation and (ii) for the separation and the financing. Pro forma for the separation and the financing includes the elimination of $         billion of debt due to Tyco International and the inclusion of $         billion in indebtedness that we expect to hold at separation. The separation of Covidien and the related financing transactions are described in the notes to our Unaudited Pro Forma Condensed Combined Balance Sheet under the Unaudited Pro Forma Condensed Combined Financial Statements as if the separation and the related transactions and events had been consummated on December 29, 2006.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and we believe such assumptions are reasonable under the circumstances. Such adjustments are subject to change based upon the finalization of the terms of the separation and the underlying separation agreements.

        This table should be read in conjunction with "Selected Historical Combined Financial and Other Data," "Description of Material Indebtedness," "Description of Capital Shares," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the combined financial statements for the healthcare businesses of Tyco International Ltd., and the "Unaudited Pro Forma Condensed Combined Financial Statements" and accompanying notes included in this prospectus.

        The table below is not necessarily indicative of our capitalization had the distribution and related financing transactions been completed on the date assumed. The capitalization table below may not reflect the capitalization or financial condition which would have resulted had we been operating as an independent, publicly-traded company at that date and is not necessarily indicative of our future capitalization or financial condition.

	At December 29, 2006
	Historical	Unaudited Pro Forma for the Separation	Unaudited Pro Forma for the Separation and the Financing
	(dollars in millions)
Indebtedness:
Current maturities of long-term debt:
Due to Tyco International Ltd. and affiliates	$270	$629	$
6.5% notes due November 2007	100	100
Capital lease obligations and other	21	21

Total short-term borrowings	391	750
Long-term debt and obligations under capital lease:
Due to Tyco International Ltd. and affiliates	1,850	2,235
7.0% notes due December 2013	87	87
Capital lease obligations and other	128	128
Bank credit facility, public notes and other	—	—

Total long-term debt and obligations under capital lease	2,065	2,450

Total indebtedness	2,456	3,200
Parent company equity	8,742	7,737

Total capitalization	$11,198	$10,937	$

SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA

        The following table presents selected historical combined financial and other data for the healthcare businesses of Tyco International Ltd. The combined statement of income data for the quarters ended December 29, 2006 and December 30, 2005 and the combined balance sheet data at December 29, 2006 have been derived from the unaudited condensed combined financial statements included elsewhere in this prospectus. The combined statement of income data set forth below for fiscal 2006, 2005 and 2004, and the combined balance sheet data at September 29, 2006 and September 30, 2005, are derived from our audited combined financial statements included elsewhere in this prospectus. The combined statement of income data for fiscal 2003 and 2002 and the combined balance sheet data at September 30, 2004, 2003 and 2002 are derived from our unaudited combined financial statements that are not included in this prospectus. The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. The selected financial information for fiscal years 2002 through 2006 has been restated as discussed in Note 1 to our Annual Combined Financial Statements.

        The selected historical combined financial and other data presented below should be read in conjunction with our combined financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we been operating as an independent, publicly-traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of the separation and distribution from Tyco International. See "Unaudited Pro Forma Condensed Combined Financial Statements" for a further description of the anticipated changes.

	Quarters Ended		Fiscal Year
	December 29, 2006	December 30, 2005	2006(3) (Restated)	2005(3) (Restated)	2004(3) (Restated)	2003(3) (Restated)	2002(3) (Restated)
	(dollars in millions)
Combined Statement of Income Data:
Net sales	$2,451	$2,294	$9,647	$9,535	$9,109	$8,418	$7,763
Research and development expense	63	60	262	232	214	155	131
In-process research and development charges	8	2	63	—	—	—	—
Operating income	497	520	2,128	2,138	2,262	1,952	1,696
Interest expense	40	46	171	196	225	280	262
Other expense, net(1)	—	3	15	248	70	95	27
Income from continuing operations before income taxes(2)	466	480	1,974	1,724	1,989	1,603	1,435
Income from continuing operations	342	354	1,470	1,193	1,405	1,036	1,033
Loss (income) from discontinued operations, net of income taxes	4	235	315	158	4	(120)	(159)
Net income	338	119	1,155	1,035	1,401	1,156	1,192
Combined Balance Sheet Data (End of Period):
Assets held for sale	$—		$2	$1,274	$1,562	$1,657	$1,697
Total assets	14,219		14,108	14,784	15,132	15,002	15,087
Long-term debt	2,065		2,248	2,544	3,518	4,401	4,028
Parent company equity	8,742		8,621	8,007	7,611	6,260	5,065
Combined Other Data:
Operating margin	20.3%	22.6%	22.1%	22.4%	24.8%	23.2%	21.9%
Number of employees (thousands)	43	43	43	41	39	39	38

(1)
Amounts for fiscal 2005 and 2004 consist primarily of the allocation of Tyco International's loss on the retirement of debt. Note 10 to our Annual Combined Financial Statements provides further information regarding this allocation. Amount for fiscal 2003 consists primarily of charges related to the write-down of certain investments and the allocation of Tyco International's loss on the retirement of debt.

(2)
Income from continuing operations for the quarter ended December 29, 2006 includes restructuring charges of $17 million. Income from continuing operations before income taxes for fiscal 2006 includes a net gain on divestitures of $48 million and $37 million of incremental stock option charges required under Statement of Financial Accounting Standards No. 123R, "Share-Based Payment." Income from continuing operations for fiscal 2005 includes a $277 million charge for a patent litigation settlement.

(3)
Amounts reflect adjustments to correct errors related to our accounting for income taxes, as well as other miscellaneous adjustments in each of our five fiscal years in the period ended September 29, 2006. The total impact of these adjustments on net income for fiscal 2006, 2005, 2004, 2003 and 2002 is an increase of $5 million ($14 million increase after tax), a decrease of $27 million ($39 million decrease after tax), a decrease of $1 million ($4 million decrease after tax), a decrease of $2 million ($6 million decrease after tax) and a decrease of $4 million after tax, respectively. Note 1 to our Annual Combined Financial Statements provides further information regarding this restatement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following Unaudited Pro Forma Condensed Combined Financial Statements for the healthcare businesses of Tyco International Ltd. reflect adjustments to the historical combined financial statements of Covidien to give effect to the separation and related financing transactions described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements as of December 29, 2006 for the Unaudited Pro Forma Condensed Combined Balance Sheet and as of October 1, 2005, the first day of fiscal 2006, for the Unaudited Pro Forma Condensed Combined Statements of Income presented for both the quarter ended December 29, 2006 and fiscal 2006. The historical Condensed Combined Statement of Income for fiscal 2006 has been restated as discussed in Note 1 to our Annual Combined Financial Statements. These financial statements include adjustments to reflect the following transactions:

  •
  the contribution to Covidien Ltd. of all of the assets and liabilities, including the entities holding all of the assets and liabilities, of Tyco International's healthcare businesses, and the distribution of our common shares by Tyco International to its shareholders; and

  •
  the financing adjustments related to the elimination of $    billion of total debt due to Tyco International and the inclusion of $    billion in indebtedness that we expect to hold at separation.

        The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and we believe such assumptions are reasonable under the circumstances. Such adjustments are subject to change based upon the finalization of the terms of the separation and the financing agreements.

        The following Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical combined financial statements for the healthcare businesses of Tyco International Ltd. and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

        These Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of our results of operations or financial condition had the distribution and related transactions been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition which would have resulted had we been operating as an independent, publicly-traded company during such periods. In addition, they are not necessarily indicative of our future results of operations or financial condition.

 THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
QUARTER ENDED DECEMBER 29, 2006
(dollars in millions, except per share data)

	Historical	Separation Adjustments		Pro Forma for the Separation	Financing Adjustments		Pro Forma for the Separation and the Financing
Net sales	$2,451	$—		$2,451	$		$
Cost of products sold	1,286	—		1,286

Gross profit	1,165	—		1,165
Selling, general and administrative expenses	580	—		580
Research and development expenses	63	—		63
Restructuring charges	17	—		17
In-process research and development charges	8	—		8

Operating income	497	—		497
Interest expense, net	31	—		31		(a)

Income from continuing operations before income taxes	466	—		466
Income taxes	124	6	(h)	130		(b)

Income from continuing operations	$342	$(6)		$336	$		$

Pro Forma earnings per common share from continuing operations(c):
Basic							$
Diluted
Pro Forma weighted-average shares outstanding(c):
Basic							$
Diluted

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FISCAL YEAR ENDED SEPTEMBER 29, 2006
(dollars in millions, except per share data)

	Historical (Restated)	Separation Adjustments		Pro Forma for the Separation	Financing Adjustments		Pro Forma for the Separation and the Financing
Net sales	$9,647	$—		$9,647	$		$
Cost of products sold	5,161	—		5,161

Gross profit	4,486	—		4,486
Selling, general and administrative expenses	2,081	—		2,081
Research and development expenses	262	—		262
In-process research and development charges	63	—		63
Gain on divestitures, net	(48)	—		(48)

Operating income	2,128	—		2,128
Interest expense, net	139	—		139		(a)
Other expense, net	15	—		15

Income from continuing operations before income taxes	1,974	—		1,974
Income taxes	504	50	(h)	554		(b)

Income from continuing operations	$1,470	$(50)		$1,420	$		$

Pro Forma earnings per common share from continuing operations(c):
Basic							$
Diluted
Pro Forma weighted-average shares outstanding(c):
Basic							$
Diluted

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

 THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AT DECEMBER 29, 2006
(dollars in millions)

	Historical	Separation Adjustments		Pro Forma for the Separation	Financing Adjustments		Pro Forma for the Separation and the Financing
Assets
Cash and cash equivalents	$305	$195	(d)	$500	$		$
Accounts receivable trade, less allowance for doubtful accounts	1,587	—		1,587
Other current assets	1,794	—		1,794

Total current assets	3,686	195		3,881
Property, plant and equipment, net	2,564	—		2,564
Goodwill	6,156	—		6,156
Intangible and other assets	1,813	10	(e)	1,832		(f)
		9	(i)

Total Assets	$14,219	214		$14,433	$		$

Liabilities and Shareholders' Equity
Current maturities of long-term debt, including due to Tyco International Ltd. and affiliates	391	359	(j)	750		(k)(l)
Other current liabilities	1,364			1,364

Total current liabilities	1,755	359		2,114
Long-term debt, including due to Tyco International Ltd. and affiliates	2,065	385	(j)	2,450		(k)(l)
Other liabilities	1,657	(70	)(e)	2,132
		545	(g)

Total Liabilities	5,477	1,219		6,696
Shareholders' Equity:
Preference shares, $ par value, authorized; issued and outstanding on a pro forma basis
Common shares, $ par value, authorized; issued and outstanding on a pro forma basis						(n)
Share premium						(n)
Parent company investment	8,377	(1,085	)(m)	7,292		(m)(n)
Accumulated other comprehensive income	365	80	(e)	445

Total Shareholders' Equity	8,742	(1,005)		7,737

Total Liabilities and Shareholders' Equity	$14,219	$214		$14,433	$		$

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(a)
Represents a change to interest expense in connection with the assignment of debt by Tyco International or the issuance of new public debt of $            million and $             million for the quarter ended December 29, 2006 and fiscal 2006, respectively.

(b)
Represents the estimated income tax effects of the financing adjustments.

(c)
Earnings per share and weighted-average shares outstanding reflect the estimated number of common shares we expect to have outstanding upon the completion of the distribution based on an expected distribution ratio of     shares of Covidien for each share of Tyco International (prior to effecting the Tyco International reverse share split). These amounts do not reflect the impact of Tyco International accelerating the vesting provisions of a portion of the outstanding restricted share awards in connection with or following the distribution, as such impact will be calculated using balances then outstanding, which are not currently determinable. Also, these amounts reflect the portion of outstanding equity awards that were included in Tyco International's dilutive earnings per share calculation.

(d)
Represents cash funding by Tyco International of $195 million to bring our cash and cash equivalents to $500 million at the time of the separation based on our anticipated post-separation capital structure.

(e)
Reflects the preliminary impact of the legal separation of co-mingled pension plans on January 1, 2007. Such plans included employees of Tyco International, Tyco Electronics and Covidien. This separation results in an increase of $58 million to the prepaid pension asset, a decrease of $48 million to deferred income tax assets, a decrease of $70 million to other liabilities and a decrease of $80 million to the minimum pension liability, a component of shareholders' equity.

  The re-measurement of plan assets and projected benefit obligations were actuarially determined using assumptions which were established on January 1, 2007. The re-measurement includes a preliminary reallocation of co-mingled pension plan assets to Covidien as required by the Employee Retirement Income Security Act, or ERISA, upon the legal separation of the plans. This estimate was actuarially determined using currently available information and is subject to change when the calculations are finalized. Such estimate was based on certain assumptions including asset performance, interest rates and demographics.

(f)
Represents $    million of anticipated fees and costs associated with the indebtedness we expect to hold at separation.

(g)
Reflects an increase to other liabilities of $51 million for contingent tax liabilities related to unresolved tax matters that will be transferred to us in connection with the separation, as confirmed by the Tax Sharing Agreement that we will enter into with Tyco International and Tyco Electronics.

  Also reflects an increase in other liabilities of $494 million for the impact of the Tax Sharing Agreement that we will enter into with Tyco International and Tyco Electronics. Under this agreement Tyco International, Covidien and Tyco Electronics will share 27%, 42% and 31%, respectively, of certain contingent liabilities relating to unresolved tax matters of legacy Tyco International. Based on the amount of this obligation at December 29, 2006, assuming an 8% interest rate, we anticipate that we will incur charges of $26 million to $39 million annually for the accretion of interest on this obligation. The amount of the charges will be dependent on the federal income tax position of the taxpayer at the time of payment pursuant to the terms of the Tax Sharing Agreement. These charges will be included in "Other expense, net" in the Combined Income Statements. Our contractual obligation for 42% of legacy Tyco International contingent tax liabilities recorded as of December 29, 2006 is $875 million. However, we are the primary obligor to the taxing authorities for $381 million of these contingent tax liabilities recorded as of December 29, 2006. The $494 million difference represents the net payable for unresolved tax matters due to Tyco International and Tyco Electronics under the Tax Sharing Agreement. The actual amounts that we may be required to ultimately accrue or pay under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not be resolved for several years.

(h)
Represents a recurring quarterly and annual increase in our effective income tax rate resulting in an increase in income tax expense of $6 million and $50 million for the quarter ended December 29, 2006 and fiscal 2006, respectively due to changes in the internal capital structure resulting from the internal reorganization of our legal entities to facilitate the separation. The net effect of the change in the capital structure is that we will have lower interest deductions in higher tax jurisdictions, which will result in an increase to our tax rate going forward.

(i)
Reflects a $9 million increase to deferred tax assets for state unitary net operating loss carryforwards that will be transferred to us from Tyco International upon separation.

(j)
Represents a $359 million increase in current maturities of long-term debt and a $385 million increase in long-term debt to bring the total debt level to $3.2 billion at the time of the separation based on our anticipated post-separation capital structure. The debt balance at the time of the separation was determined based on internal capital planning and considered the following factors and assumptions: anticipated business plans, operating activities, general economic and Tyco International contingencies, optimal debt levels and desired financing capacity.

(k)
Represents the assignment by Tyco International Ltd. or the issuance of $       billion of debt. This debt will replace the amounts due to Tyco International Ltd. and affiliates.

(l)
Represents the elimination of $           billion of amounts due to Tyco International Ltd. and affiliates.

(m)
Represents reductions to parent company investment to reflect the following:

•
assumption of a $545 million liability in connection with Tyco International and Tyco Electronics tax contingencies as described in (g) above; and

•
the $744 million increase in debt related to our anticipated capital structure as described in (j) above.

  These reductions are partially offset by increases to equity to reflect the following:

  •
  the cash funding by Tyco International of $195 million as described in (d) above;

  •
  the transfer of $9 million of state unitary net operating loss carryforwards to us upon separation as described in (i) above; and

  •
  the elimination of $         billion of amounts due to Tyco International Ltd. and affiliates as described in (l) above offset by the assignment or issuance of debt to bring our total indebtedness to $       billion as described in (k) above.

(n)
Represents the assumed issuance of approximately            million Covidien common shares as discussed in (c) above.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following information should be read in conjunction with the "Selected Historical Combined Financial and Other Data" and the "Combined Financial Statements" for the healthcare businesses of Tyco International Ltd, included elsewhere in this prospectus. Management Discussion and Analysis of Financial Condition and Results of Operations has been revised for the effects of the restatement discussed in Note 1 to our Combined Financial Statements. The following discussion may contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in "Risk Factors" and "Special Note About Forward-Looking Statements."

Separation from Tyco International Ltd.

        On January 13, 2006, Tyco International announced that its board of directors had approved a plan to separate Tyco International Ltd. into three independent, publicly-traded companies, identifying the healthcare businesses of Tyco International Ltd. as one of those three companies. Upon the separation, Covidien Ltd. will be the parent company which will own the healthcare businesses as of the separation date and whose shares will be owned by the existing Tyco International shareholders. The healthcare businesses of Tyco International Ltd., presented herein, represent a combined reporting entity comprising the assets and liabilities used in managing and operating the Tyco International healthcare businesses, as well as the subsidiaries Covidien Ltd. will own as of the date of the separation. Certain subsidiaries have disposed of some of the operations previously owned. Where appropriate, these operations have been reflected as discontinued operations in our Combined Financial Statements.

        Our Combined Financial Statements have been prepared in U.S. dollars, in accordance with accounting principles generally accepted in the United States of America. These Combined Financial Statements may not be indicative of our future performance and do not necessarily reflect what our combined results of operations, financial position and cash flows would have been had we operated as an independent, publicly-traded company during the periods presented, particularly since many changes will occur in our operations and capitalization as a result of our separation from Tyco International. To the extent that an asset, liability, revenue or expense is directly associated with us, it is reflected in the accompanying Combined Financial Statements. Certain general corporate overhead, other expenses and debt and related net interest expense have been allocated to us by Tyco International. Management believes such allocations are reasonable; however, they may not be indicative of the actual expenses we would have incurred had we been operating as an independent, publicly-traded company for the periods presented. Note 8 to our Interim Condensed Combined Financial Statements and Note 9 to our Annual Combined Financial Statements provide further information regarding allocated expenses.

        As discussed elsewhere in this prospectus, we historically have used the corporate services of Tyco International for a variety of functions including treasury, tax, legal, internal audit, human resources and risk management. After the distribution, we expect to be an independent, publicly-traded company and, although we expect to enter into agreements with Tyco International for a continuation of some of these services, the terms and prices on which such services are rendered may be different than the terms and prices in effect prior to the distribution. We also may incur additional costs associated with being an independent, publicly-traded company. These additional anticipated costs are not reflected in our historical Combined Financial Statements.

        Restatement—Subsequent to the filing of our combined financial statements for fiscal 2006, 2005 and 2004 in the initial filing of our registration statement with the SEC, we determined that our combined financial statements contained certain errors. The errors primarily resulted from the process of carving out certain income tax accounts from Tyco International's consolidated financial statements and related information. We relied upon the processes at Tyco International to prepare our carve-out accounts for income taxes. We have determined that certain of those tax processes utilized by Tyco International in determining certain carve-out amounts for income taxes did not operate at a sufficient level of precision for us to ensure that the carve-out accounts were materially correct. As a result of these errors, we restated our combined financial statements.

        At September 29, 2006, we did not have our own tax department and had not designed controls or implemented processes to review and analyze the tax information prepared and provided by Tyco International, including the determination of income tax provisions, income taxes payable and receivable and deferred income tax balances. When considered together with the aforementioned errors resulting from Tyco International's process for determining the carve-out income tax amounts, this represents a material weakness in internal controls over financial reporting as it relates to our accounting for income taxes.

        We are in the process of building our tax accounting resources and capabilities, and are implementing new control processes and procedures as part of our readiness efforts to become an independent, publicly-traded company.

Overview

        We are engaged in the development, manufacture and distribution of medical devices and supplies, diagnostic imaging agents, pharmaceuticals and other healthcare products for use in clinical and home settings. Our business consists of five segments:

  •
  Medical Devices includes laparoscopic instruments, surgical staplers, sutures, energy-based instruments, pulse oximeters, ventilators, vascular compression devices, needles and syringes and sharps collection systems.

  •
  Imaging Solutions includes contrast agents, contrast delivery systems and radiopharmaceuticals (nuclear medicine).

  •
  Pharmaceutical Products includes active pharmaceutical ingredients, dosage pharmaceuticals and specialty chemicals.

  •
  Medical Supplies includes traditional wound care products, absorbent hygiene products, operating room kits and accessories and OEM products.

  •
  Retail Products includes private label adult incontinence, feminine hygiene and infant care products.

        Our products are found in almost every hospital in the United States, and we have a significant and growing presence in non-U.S. markets. Our portfolio of products, sold under well-known brand names such as United States Surgical, Autosuture, Valleylab, Mallinckrodt, Nellcor, Puritan Bennett and Kendall, serves healthcare needs in the operating room and other hospital settings, long-term care and other alternate care facilities, doctors' offices and the home. We believe that we hold market-leading positions in many of the major markets in which we compete. Our strategy is to enhance growth by increasing research and development initiatives, pursuing targeted external opportunities and enhancing our global commercialization infrastructure, including sales, marketing and distribution.

Business Factors Influencing the Results of Operations

  Product Recalls

        During fiscal 2006, our results were adversely affected by quality systems and regulatory compliance issues that led to product recalls within the Imaging Solutions segment and to a detention order imposed by the FDA which blocked the import and sale in the United States of several temperature monitoring products within our Medical Devices segment that we manufacture at a facility in Mexico. In addition, we were unable to produce certain Imaging Solutions products for a period of time which adversely affected our sales and manufacturing performance, resulting in underabsorption of manufacturing overhead costs. In certain instances, despite the fact that we were not able to manufacture the product, we were able to obtain alternative sources but at higher costs.

        In response to these issues, we made substantial capital and headcount investments during fiscal 2006. We increased our quality and regulatory assurance personnel at the affected facilities in an effort to address all of the FDA's concerns. We resumed sales for the majority of the affected Imaging Solutions products in the first quarter of fiscal 2007 and the detention was lifted on our temperature monitoring products. Sales of technetium generators within the Imagining Solutions segment were suspended, however, in the second quarter of fiscal 2007, and we initiated a voluntary recall of such generators manufactured on or after February 23, 2007, as a result of a potential problem identified during routine testing of a recent production run. This issue was resolved before the end of the second quarter and production of technetium generators resumed on April 2, 2007. There is a risk following any recall or production suspension that we will not be able to regain some of the customers who moved to alternate suppliers.

  Other Manufacturing Cost Increases

        We use resins, other petroleum-based materials and pulp as raw materials in many of our products. Prices of oil and gas also significantly affect our costs for freight and utilities. Oil, gas and pulp prices are volatile and increased in 2006 and 2005, resulting in higher costs to produce and distribute our products. We spend approximately $2.2 billion annually on raw materials, which is reflected in our cost of products sold. Accordingly, our fiscal 2006 gross margins have been adversely affected by approximately $73 million due to manufacturing cost increases associated with the increase in raw material prices. During the first quarter of fiscal 2007, higher raw material costs continued to adversely affect our gross margins.

  Currency Exchange Rates

        Approximately 36% of our net sales are reported in currencies other than the U.S. dollar. Accordingly, our results of operations are influenced by changes in the currency exchange rates. Increases or decreases in the value of the U.S. dollar, compared to other currencies, will directly affect our reported results as we translate those currencies into U.S. dollars at the end of each fiscal period. The percentage of fiscal 2006 net sales by major currencies is as follows:

U.S. Dollar	64.0%
Euro	17.0
Japanese Yen	6.0
All Other	13.0

100.0%

        Currency exchange rates also affect our cost of products sold. To the extent other currencies depreciate against the U.S. dollar, transaction losses result on any products sourced from the United States for sale in such non-U.S. currencies.

  Patent Infringement Settlement

        In fiscal 2006, we paid Masimo Corporation a total of $330 million, which represented $264 million in damages in a patent infringement action for sales through January 31, 2006, and $66 million as an advance royalty for oximetry sales from February 1, 2006 through December 31, 2006. The adverse effect of the damage settlement charge is reflected in our fiscal 2005 operating results. We stopped selling the infringing products on February 1, 2006, and agreed to pay an ongoing royalty for oximetry sales. In fiscal 2006, our cost of sales was adversely affected by the royalties that we now pay Masimo.

  Sales Force Investment

        During the first quarter of fiscal 2007, selling expenses increased approximately $22 million as compared to the first quarter of fiscal 2006 due to the full quarter's effect of the incremental sales force headcount hired in fiscal 2006.

        In fiscal 2006, selling expenses increased approximately $47 million as compared to fiscal 2005 due to an increase in sales force headcount of approximately 600 personnel in order to support the continuation of our geographic expansion and our increased focus on selling directly to customers rather than through distributors.

        In fiscal 2005, selling expenses increased approximately $78 million primarily due to an increase in sales force headcount of approximately 500 personnel due to the factors previously discussed. Our fiscal 2005 results included the full year effect of the incremental sales force headcount hired in fiscal 2004.

  Research and Development Investment

        Our research and development expenses increased $30 million in fiscal 2006 as compared to fiscal 2005. Looking forward, we expect our research and development expenses to further increase as we continue to make additional investments to support our growth initiatives. We plan to increase our research and development expenditures associated with both internal initiatives as well as licensing or acquiring technology from third parties. We intend to focus our internal and external investments in those fields that we believe will offer the greatest opportunity for growth and profitability.

  Restructuring Initiative

        During the first quarter of fiscal 2007, we launched a restructuring program in our Medical Devices, Medical Supplies and Retail Products segments. These programs include numerous actions designed to improve our competitive position by exiting unprofitable product lines in low and declining growth markets, reducing excess machine capacity, moving production to lower cost alternatives through plant consolidations and outsourcing initiatives, and relocating certain functions to locations which will enhance our recruiting, development and retention of personnel and lower operating costs. We expect to incur charges of $150 million, most of which is expected to occur by the end of fiscal 2008. We expect the savings from the restructuring initiatives to partially offset the increased research and development and sales and marketing expenses necessary to support our growth initiatives.

Results of Operations

  For the Quarters ended December 29, 2006 and December 30, 2005

        The following table presents results of operations, including percentage of net sales (dollars in millions):

	Quarters Ended
	December 29, 2006		December 30, 2005
Net sales	$2,451	100.0%	$2,294	100.0%
Cost of products sold	1,286	52.5	1,208	52.7

Gross profit	1,165	47.5	1,086	47.3
Selling, general and administrative expenses	580	23.6	504	22.0
Research and development expenses	63	2.6	60	2.6
Restructuring charges	17	0.7	—	—
In-process research and development charges	8	0.3	2	0.1

Operating income	497	20.3	520	22.6
Interest expense	40	1.7	46	2.0
Interest income	(9)	(0.4)	(9)	(0.4)
Other expense, net	—	—	3	0.1

Income from continuing operations before income taxes	466	19.0	480	20.9
Income taxes	124	5.0	126	5.4

Income from continuing operations	342	14.0	354	15.5
Loss from discontinued operations, net of income taxes	4	0.2	235	10.3

Net income	$338	13.8%	$119	5.2%

        Net sales—Our net sales in the first quarter of fiscal 2007 increased $157 million, or 6.8%, to $2,451 million as compared to $2,294 million in the first quarter of fiscal 2006 with growth across all segments except Retail Products, which was adversely affected by continued intense competition. Currency exchange rate fluctuations contributed $45 million to the increase in net sales.

        Net sales generated by our businesses in the United States were $1,559 million and $1,495 million for the quarters ended December 29, 2006 and December 30, 2005, respectively. Our non-U.S. businesses generated net sales of $892 million and $799 million for the quarters ended December 29, 2006 and December 30, 2005, respectively. Our business outside the United States accounts for approximately 36% and 35% of our net sales for the quarters ended December 29, 2006 and December 30, 2005, respectively.

        Net sales by segment and by geographic area for the quarters ended December 29, 2006 and December 30, 2005 are shown in the following table (dollars in millions):

	Quarters Ended
	December 29, 2006	December 30, 2005	Percentage Change
Medical Devices	$1,459	$1,355	7.7%
Imaging Solutions	224	200	12.0%
Pharmaceutical Products	326	285	14.1%
Medical Supplies	246	239	3.0%
Retail Products	196	215	(8.8)%

	$2,451	$2,294	6.8%

United States	$1,559	$1,495	4.3%
Other Americas	111	102	9.2%
Europe	541	471	15.0%
Japan	148	143	2.9%
Asia—Pacific	92	83	10.9%

	$2,451	$2,294	6.8%

        See "Analysis of Operating Results by Segment" below for a further discussion of operating results by segment.

        Costs of products sold—Cost of products sold was 52.5% of net sales in the first quarter of fiscal 2007 as compared to 52.7% of net sales in the first quarter of fiscal 2006. The decrease in cost of products sold as a percent of net sales for the first quarter of fiscal 2007 is attributable to lower costs associated with product recalls in the Imaging Solutions segment. This was partially offset by higher raw material costs and incremental royalties associated with the Masimo settlement in the Medical Devices segment.

        Selling, general and administrative expenses—Selling, general and administrative expenses in the first quarter of fiscal 2007 increased $76 million, or 15.0%, to $580 million as compared to $504 million in the first quarter of fiscal 2006. Incremental headcount, primarily in the non-U.S. sales force within our Medical Devices segment, contributed $25 million to the increase, while legal and incremental incentive and other employee compensation costs contributed $19 million to the increase. The increase was also attributable to the absence of a favorable legal reserve adjustment of $10 million recorded in the first quarter of fiscal 2006.

        Research and development expense—Research and development expense in the first quarter of fiscal 2007 increased $3 million, or 5.8%, to $63 million as compared to $60 million in the first quarter of fiscal 2006. As a percent of our net sales, research and development expense remained constant at 2.6% for the quarters ended December 29, 2006 and December 30, 2005.

        In-process research and development expense—In the first quarter of fiscal 2007, we recorded a charge of $8 million for the write-off of in-process research and development associated with the acquisition of Airox S.A. In the first quarter of fiscal 2006, we recorded charges of $2 million for the write-off of in-process research and development associated with the acquisition of Floreane Medical Implants, S.A. More information regarding in-process research and development charges is provided below under "Acquisitions" and "Critical Accounting Policies—Business Combinations."

        Restructuring charges—During the first quarter of fiscal 2007, we began to consolidate certain facilities under the restructuring program previously discussed, primarily in the Medical Devices segment, and recorded restructuring charges of $17 million, primarily related to severance costs. The restructuring actions were largely reductions in workforce and are expected to be completed by the end of fiscal 2008. We made cash payments of $1 million during the first quarter of fiscal 2007. The remaining $16 million of restructuring liabilities are included in "Accrued and other current liabilities" in the Combined Balance Sheet.

        Operating income—Operating income in the first quarter of fiscal 2007 decreased $23 million, or 4.4%, to $497 million as compared to $520 million in the first quarter of fiscal 2006. Our operating margin was 20.3% in the quarter ended December 29, 2006 compared to 22.6% in the quarter ended December 30, 2005. The margin on increased sales during the first quarter of fiscal 2007 of $79 million was offset by an increase in operating expenses of $102 million, which was attributable to an increase in selling expense of $22 million related to an incremental increase in sales force headcount, primarily in the Medical Devices segment, restructuring charges of $17 million and the absence of a favorable legal reserve adjustment of $10 million recorded in the first quarter of fiscal 2006.

Analysis of Operating Results by Segments

        Operating income by segment and as a percentage of segment net sales for the quarters ended December 29, 2006 and December 30, 2005 is shown in the following table (dollars in millions):

	Quarters Ended
	December 29, 2006		December 30, 2005
Medical Devices	$424	29.1%	$453	33.4%
Imaging Solutions	36	15.9%	20	10.2%
Pharmaceutical Products	90	27.7%	73	25.4%
Medical Supplies	35	14.2%	34	14.2%
Retail Products	10	5.3%	11	5.3%
Corporate	(98)		(71)

	$497	20.3%	$520	22.6%

Medical Devices

        Net sales—Net sales for the first quarter of fiscal 2007 increased $104 million, or 7.7%, to $1,459 million as compared to $1,355 million for the first quarter of fiscal 2006. Net sales increased across all product groups, particularly within Surgical Devices. Currency exchange rate fluctuations contributed $35 million to the increase in net sales.

        Following is a summary of net sales for Medical Devices by groups of products and by geography for the quarters ended December 29, 2006 and December 30, 2005 (dollars in millions):

	Quarters Ended
	December 29, 2006	December 30, 2005	Percentage Change
Surgical Devices	$561	$516	8.6%
Energy-based Devices	153	137	11.9%
Respiratory and Monitoring Solutions	338	317	6.5%
Patient Care and Safety Products	319	299	7.0%
Other Products	88	86	2.6%

	$1,459	$1,355	7.7%

	Quarters Ended
	December 29, 2006	December 30, 2005	Percentage Change
U.S.	$658	$635	3.7%
Non-U.S.	801	720	11.2%

	$1,459	$1,355	7.7%

        Surgical Devices includes our Autosuture laparoscopic instruments and surgical staplers and our Syneture sutures. Surgical Devices net sales for the first quarter of fiscal 2007 increased $45 million, or 8.6%, to $561 million as compared to $516 million for the first quarter of fiscal 2006. Currency exchange rate fluctuations contributed $18 million to the increase in net sales. Continued growth of our Autosuture laparoscopic instruments, primarily in Asia due to expansion of our marketing efforts, overall market growth and an increase in incremental sales force, contributed $16 million to the increase in net sales.

        Energy-based Devices includes our Valleylab electrosurgery and vessel sealing product lines. Energy-based Devices net sales for the first quarter of fiscal 2007 increased $16 million, or 11.9%, to $153 million as compared to $137 million for the first quarter of fiscal 2006. Higher sales volume of vessel sealing products due to continued market penetration increased net sales by $12 million, while higher sales volume of capital equipment increased net sales by $6 million, partially due to the launch of the Force Triad tissue fusion and electro-surgery system. These increases were partially offset by the impact of the Radionics divestiture.

        Respiratory and Monitoring Solutions includes our Nellcor pulse oximeters, Puritan Bennett ventilators and Mallinckrodt airway management products. Respiratory and Monitoring Solutions net sales for the first quarter of fiscal 2007 increased $21 million, or 6.5%, to $338 million as compared to $317 million for the first quarter of fiscal 2006. Currency exchange rate fluctuations and the impact of acquisitions collectively contributed $12 million to the increase in net sales. Strong sales of oximerty sensors into hospitals increased net sales by $7 million due to overall market growth.

        Patient Care and Safety Products includes our vascular compression, needle and syringe, sharps collection, advanced wound care and enteral feeding product lines. Patient Care and Safety Products net sales for the first quarter of fiscal 2007 increased $20 million, or 7.0%, to $319 million as compared to $299 million for the first quarter of fiscal 2006. Higher sales volume of prefilled syringes for intravenous procedures and new products in vascular therapy increased net sales by $8 million, while currency exchange rate fluctuations contributed $4 million to the increase in net sales.

        Other Products includes sales of radiopharmaceuticals, contrast agents, contrast delivery systems, traditional wound care products, absorbent hygiene products and operating room kits and accessories outside the United States, Europe, the Middle East and Africa, as these geographic areas currently are managed within the Medical Devices segment. Other net sales for the first quarter of fiscal 2007 increased $2 million, or 2.6%, to $88 million as compared to $86 million for the first quarter of fiscal 2006, primarily in our operating room kits and accessories.

        Operating income—Operating income for Medical Devices for the first quarter of fiscal 2007 decreased $29 million, or 6.4%, to $424 million as compared to $453 million for the first quarter of fiscal 2006. Our operating margin was 29.1% for the quarter ended December 29, 2006 compared to 33.4% for the quarter ended December 30, 2005. The decrease in our operating income was attributable to an increase in selling expense of $22 million related to an incremental increase in sales force headcount, restructuring charges of $16 million and the absence of a favorable legal reserve adjustment of $10 million recorded in the first quarter of fiscal 2006. The margin on increased sales during the quarter partially offset the increase in operating expenses.

Imaging Solutions

        Net sales—Net sales for Imaging Solutions includes our sales of radiopharmaceutical products, contrast agents and contrast delivery systems in the United States, Europe, the Middle East and Africa. Imaging Solutions net sales for the first quarter of fiscal 2007 increased $24 million, or 12.0%, to $224 million as compared to $200 million for the first quarter of fiscal 2006. This increase was due to growth in Radiopharmaceuticals and Contrast Agents.

        Following is a summary of net sales by groups of products for the quarters ended December 29, 2006 and December 30, 2005 (dollars in millions):

	Quarters Ended
	December 29, 2006	December 30, 2005	Percentage Change
Radiopharmaceuticals	$115	$102	13.1%
Contrast Agents	85	74	14.8%
Contrast Delivery Systems	24	24	(1.1)%

	$224	$200	12.0%

        Radiopharmaceuticals net sales for the first quarter of fiscal 2007 increased $13 million, or 13.1%, to $115 million as compared to $102 million for the first quarter of fiscal 2006. Higher sales volume of technetium generators that were under a voluntary recall during the previous period, and higher sales volume of other related products, contributed to the increase in net sales.

        Contrast Agents net sales for the first quarter of fiscal 2007 increased $11 million, or 14.8%, to $85 million as compared to $74 million for the first quarter of fiscal 2006. Higher sales volume of Optimark in the United States and Optiray, primarily in Europe, contributed $10 million to the increase in net sales.

        Contrast Delivery Systems net sales decreased by 1.1% for the first quarter of fiscal 2007 as compared to the first quarter of fiscal 2006. The decrease is primarily due to lower sales of ablation products.

        Operating income—Operating income for Imaging Solutions for the first quarter of fiscal 2007 increased $16 million, or 74.5%, to $36 million as compared to $20 million for the first quarter of fiscal 2006. Our operating margin was 15.9% for the quarter ended December 29, 2006 compared to 10.2% for the quarter ended December 30, 2005. The margin on higher sales volume and the absence of costs related to product recalls, primarily the recall of technetium generators that occurred during the previous period, contributed $18 million to the increase in operating income. Higher operating costs partially offset these increases.

Pharmaceutical Products

        Net sales—Net sales for the first quarter of fiscal 2007 increased $41 million, or 14.1%, to $326 million as compared to $285 million for the first quarter of fiscal 2006. Net sales increased across all product groups.

        Following is a summary of net sales by groups of products for the quarters ended December 29, 2006 and December 30, 2005 (dollars in millions):

	Quarters Ended
	December 29, 2006	December 30, 2005	Percentage Change
Dosage Pharmaceuticals	$121	$108	11.9%
Active Pharmaceutical Ingredients	104	94	10.0%
Specialty Chemicals	101	83	21.5%

	$326	$285	14.1%

        Dosage Pharmaceuticals net sales for the first quarter of fiscal 2007 increased $13 million, or 11.9%, to $121 million as compared to $108 million for the first quarter of fiscal 2006. Higher sales volume of $19 million in generic pharmaceuticals and $5 million in brand pharmaceuticals contributed to the increase in net sales. These increases were partially offset by an $11 million decline in Morphine and Hydrocodone sales.

        Active Pharmaceutical Ingredients ("API") net sales for the first quarter of fiscal 2007 increased $10 million, or 10.0%, to $104 million as compared to $94 million for the first quarter of fiscal 2006. Net sales increased $7 million due to higher sales volume of bulk narcotics and increased demand of Acetaminophen in markets outside the United States.

        Specialty Chemicals net sales for the first quarter of fiscal 2007 increased $18 million, or 21.5%, to $101 million as compared to $83 million for the first quarter of fiscal 2006. Higher sales volume of pharmaceuticals, due to an increase in overall demand, and higher sales volume of microelectronic and laboratory chemicals, increased net sales by $18 million.

        Operating income—Operating income for Pharmaceutical Products for the first quarter of fiscal 2007 increased $17 million, or 24.2%, to $90 million as compared to $73 million for the first quarter of fiscal 2006. Our operating margin was 27.7% for the quarter ended December 29, 2006 compared to 25.4% for the quarter ended December 30, 2005. The increase in operating income was primarily due to the margin on higher sales volume.

Medical Supplies

        Net sales—Net sales for the first quarter of fiscal 2007 increased $7 million, or 3.0%, to $246 million as compared to $239 million for the first quarter of fiscal 2006.

        Following is a summary of net sales by groups of products for the quarters ended December 29, 2006 and December 30, 2005 (dollars in millions):

	Quarters Ended
	December 29, 2006	December 30, 2005	Percentage Change
Nursing Care Products	$119	$117	1.4%
Medical Surgical Products	69	67	3.8%
Original Equipment Manufacturer Products	33	30	12.2%
Incontinence Products—Europe	25	22	19.0%
Other Products	—	3

	$246	$239	3.0%

        Nursing Care Products includes our Kendall Curity brand incontinence care and traditional wound care product lines in the United States. Nursing Care Products net sales for the first quarter of fiscal

2007 increased $2 million, or 1.4%, to $119 million as compared to $117 million for the first quarter of fiscal 2006. The slight increase in net sales is due to incontinent care pricing strategies at alternate site markets.

        Medical Surgical Products includes our Kendall-LTP brand operating room supply, electrode and chart paper product lines in the United States. Medical Surgical Products net sales for the first quarter of fiscal 2007 increased $2 million, or 3.8%, to $69 million as compared to $67 million for the first quarter of fiscal 2006. Strong sales of defibrillation electrodes and operating room kits contributed to the increase in net sales, while technology shifts away from the use of chart paper partially offset this increase.

        Original Equipment Manufacturer Products. We are an OEM of various medical supplies, such as needles and syringes and electrodes, for a number of leading medical device companies. OEM net sales for the first quarter of fiscal 2007 increased $3 million, or 12.2%, to $33 million as compared to $30 million for the first quarter of fiscal 2006. Higher sales volume of plastic syringes to manufacturers of prefilled saline and heparin syringes contributed to the increase in net sales.

        Incontinence Products (Europe)—Net sales of Incontinence Products (Europe) for the first quarter of fiscal 2007 increased $3 million, or 19.0%, to $25 million as compared to $22 million for the first quarter of fiscal 2006. The increase is due to higher sales of adult incontinence products and the favorable impact of currency exchange fluctuations.

        Operating income—Operating income for Medical Supplies for the first quarter of fiscal 2007 increased $1 million, or 3.3%, to $35 million as compared to $34 million for the first quarter of fiscal 2006. Our operating margin was constant at 14.2% for the quarters ended December 29, 2006 and December 30, 2005. Strong plant cost reduction programs helped offset increasing raw material costs.

Retail Products

        Net sales—Net sales for the first quarter of fiscal 2007 decreased $19 million, or 8.8%, to $196 million as compared to $215 million for the first quarter of fiscal 2006. The decrease in net sales was primarily due to the sales decline in Infant Care Products.

        Following is a summary of net sales by groups of products for the quarters ended December 29, 2006 and December 30, 2005 (dollars in millions):

	Quarters Ended
	December 29, 2006	December 30, 2005	Percentage Change
Infant Care Products	$133	$150	(11.0)%
Incontinence Products	39	41	(5.0)%
Feminine Hygiene Products	22	22	(0.3)%
Other Products	2	2	(13.5)%

	$196	$215	(8.8)%

        Infant Care Products includes our private label baby diaper product lines. Infant Care Products net sales for the first quarter of fiscal 2007 decreased $17 million, or 11.0%, to $133 million as compared to $150 million for the first quarter of fiscal 2006. Aggressive market pricing and promotions by branded and private label competition adversely affected net sales.

        Incontinence Products includes our private label adult incontinence care product lines. Incontinence Products net sales for the first quarter of fiscal 2007 decreased $2 million, or 5.0%, to $39 million as compared to $41 million for the first quarter of fiscal 2006. The decrease in net sales was driven by increased promotional spending and aggressive pricing by branded competition.

        Feminine Hygiene Products includes our private label Feminine Hygiene Product lines. Feminine Hygiene Products net sales decreased 0.3% for the first quarter of fiscal 2007 as compared to the first quarter of fiscal 2006. Lower sales volume, due to a decrease in demand, was offset by strong sales of new products.

        Operating income—Operating income for Retail Products for the first quarter of fiscal 2007 decreased $1 million, or 8.9%, to $10 million as compared to $11 million for the first quarter of fiscal 2006. Our operating margin was constant at 5.3% for the quarters ended December 29, 2006 and December 30, 2005. The margin associated with the decrease in sales volume and higher costs of raw materials was partially offset by cost reduction programs.

Corporate

        Corporate expense—Corporate expenses are primarily included in "Selling, general and administrative expenses" in the Combined Statements of Income. During the first quarter of fiscal 2007, Corporate expense increased $27 million, or 36.5%, to $98 million as compared to $71 million for the first quarter of fiscal 2006. The primary drivers in the increase of Corporate expenses were increased legal costs and an incremental increase in incentive and other employee compensation costs totaling $19 million.

Non-Operating Items

Interest Expense and Interest Income

        Tyco International's consolidated debt, interest expense and interest income have been allocated to us based on the amounts that management believes we used historically, including amounts directly incurred. Interest expense on the allocated debt was calculated using Tyco International's historical weighted-average interest rate on its debt, including the impact of interest rate swap agreements designated as fair value hedges. During the first quarters of fiscal 2007 and 2006, interest expense was $40 million and $46 million, respectively, of which Tyco International allocated interest expense to us of $35 million and $39 million, respectively. In addition, during both of the first quarters of fiscal 2007 and 2006, interest income was $9 million, of which Tyco International allocated interest income to us of $4 million and $6 million, respectively.

Income Taxes

        Our effective tax rate was 26.5% and 26.0% for the quarters ended December 29, 2006 and December 30, 2005, respectively. The increase in our effective tax rate for the first quarter of fiscal 2007 as compared to the first quarter of fiscal 2006 was primarily due to losses incurred in non-U.S. jurisdictions for which a valuation allowance has been recorded.

Discontinued Operations

        Certain subsidiaries have disposed of some of the operations previously owned. These operations have been reflected as discontinued operations in the Combined Financial Statements. During the first quarter of fiscal 2006, a definitive agreement to sell the Plastics, Adhesives and Ludlow Coated Products businesses was reached and the sale of the A&E Products business was being negotiated. At that time, the recoverability of the carrying value of these businesses was assessed and, based on existing market conditions and the terms and conditions included or expected to be included in the respective sales agreements, we recorded pre-tax impairment charges of $275 million and $17 million related to the Plastics, Adhesives and Ludlow Coated Products businesses and the A&E Products business, respectively, to write the businesses down to fair values less costs to sell. These businesses were sold during fiscal 2006. During the first quarter of fiscal 2007, $30 million was collected from the purchaser of the Plastics, Adhesives and Ludlow Coated Products businesses pursuant to a post-closing adjustment related to the decline in average resin prices.

  For the Fiscal Years 2006, 2005 and 2004

        The following table presents results of operations, including percentage of net sales (dollars in millions):

	Fiscal Year
	2006		2005		2004
Net sales	$9,647	100.0%	$9,535	100.0%	$9,109	100.0%
Cost of products sold	5,161	53.5	4,835	50.7	4,631	50.8

Gross profit	4,486	46.5	4,700	49.3	4,478	49.2
Selling, general and administrative expenses	2,081	21.5	2,325	24.4	1,998	22.0
Research and development expenses	262	2.7	232	2.4	214	2.4
In-process research and development charges	63	0.7	—	—	—	—
(Gain) loss on divestitures, net	(48)	(0.5)	5	0.1	4	—

Operating income	2,128	22.1	2,138	22.4	2,262	24.8
Interest expense	171	1.8	196	2.0	225	2.5
Interest income	(32)	(0.3)	(30)	(0.3)	(22)	(0.3)
Other expense, net	15	0.1	248	2.6	70	0.8

Income from continuing operations before income taxes	1,974	20.5	1,724	18.1	1,989	21.8
Income taxes	504	5.2	531	5.6	584	6.4

Income from continuing operations	1,470	15.3	1,193	12.5	1,405	15.4
Loss from discontinued operations, net of income taxes	315	3.3	158	1.6	4	—

Net income	$1,155	12.0%	$1,035	10.9%	$1,401	15.4%

        Net sales—In fiscal 2006, net sales increased 1.2% as compared to fiscal 2005 to $9,647 million, with growth across almost all segments except for Imaging Solutions, which was adversely affected by product recalls, and, to a lesser extent, Medical Supplies, which sustained the loss of some large GPO contracts and faced increased competition in the alternate site market from lower cost producers (primarily manufacturers in China). The net impact of acquisitions and divestitures contributed $13 million to the increase, while currency exchange rate fluctuations adversely affected fiscal 2006 net sales by $93 million.

        In fiscal 2005, net sales increased 4.7% as compared to fiscal 2004 to $9,535 million, with growth across all segments except for Retail Products and Medical Supplies. Retail Products continued to be adversely affected by a difficult competitive environment driven by increased promotional spending and aggressive pricing, shortages in super absorbent polymer, which is a key raw material, temporary production problems associated with plant consolidations, and consolidation among certain of our customers, such as Kmart/Sears and CVS/Eckerd. Medical Supplies was adversely affected by the same factors discussed in the preceding paragraph. Favorable currency exchange fluctuations contributed $141 million to the increase, while divestitures adversely affected fiscal 2005 net sales by $18 million.

        Net sales generated by our businesses in the United States were $6.2 billion in both fiscal 2006 and 2005 and $6.1 billion in fiscal 2004. Our non-U.S. businesses generated net sales of $3.5 billion, $3.4 billion and $3.0 billion in fiscal 2006, 2005 and 2004, respectively. Our business outside the United States accounts for approximately 36% of our net sales for fiscal 2006.

        Net sales by segment and by geographic area for each of the last three fiscal years are shown in the following table (dollars in millions):

				Percentage Change
	2006	2005	2004	2006	2005
Medical Devices	$5,711	$5,585	$5,167	2.3%	8.1%
Imaging Solutions	870	938	907	(7.3%)	3.4%
Pharmaceutical Products	1,219	1,156	1,073	5.4%	7.8%
Medical Supplies	992	1,026	1,050	(3.3%)	(2.3%)
Retail Products	855	830	912	3.0%	(9.0%)

	$9,647	$9,535	$9,109	1.2%	4.7%

United States	$6,185	$6,185	$6,071	—%	1.9%
Other Americas	433	377	334	14.6%	12.9%
Europe	2,084	2,068	1,872	0.8%	10.5%
Japan	580	594	560	(2.4%)	6.0%
Asia—Pacific	365	311	272	17.2%	14.6%

	$9,647	$9,535	$9,109	1.2%	4.7%

        See "Analysis of Operating Results by Segment" below for a further discussion of operating results by segment.

        Cost of products sold—Cost of products sold was 53.5% of net sales in fiscal 2006 as compared to 50.7% in fiscal 2005. The increase in cost of products sold in fiscal 2006 as a percentage of net sales is attributable to unfavorable manufacturing overhead variances in the Imaging Solutions and Medical Devices segments as a result of lower manufacturing volumes and increased spending on quality systems and service associated with the product recalls, incremental royalties in the Medical Devices segment associated with the Masimo settlement, increased fuel surcharges and transportation costs related to the increase in oil prices across all segments, and higher raw material costs across all segments.

        Cost of products sold was 50.7% of net sales in fiscal 2005 as compared to 50.8% in fiscal 2004. Increased raw material costs primarily in the Retail Products and Medical Supplies segments for pulp, nonwovens and resin-based materials, as well as unfavorable manufacturing variances in the Imaging Solutions segment due to quality and manufacturing volume issues, adversely affected fiscal 2005 operating results. However, these cost increases largely were offset by the absence of write-offs taken in fiscal 2004 on demonstration and loaner inventory in Europe, reduced warranty provisions resulting from a lower installed base of capital equipment, and favorable manufacturing overhead variances relating to the Surgical Devices product lines within our Medical Devices segment primarily due to increased manufacturing volumes associated with a new GPO contract effective in April 2005.

        Selling, general and administrative expenses—Selling, general and administrative expenses decreased $244 million, or 10.5%, to $2,081 million in fiscal 2006 as compared to $2,325 in fiscal 2005. Fiscal 2006 benefited from the absence of the $277 million charge recorded in fiscal 2005 for the Masimo litigation. In addition, the percentage of corporate overhead allocated to us by Tyco International declined in fiscal 2006, resulting in a decrease of $44 million of allocated overhead. Partially offsetting these improvements was an increase in field selling expenses of approximately $47 million due to incremental headcount, primarily in the non-U.S. sales force within our Medical Devices segment, as well as the recognition of $37 million of incremental share-based compensation expense recorded in fiscal 2006 in connection with the adoption of Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share Based Payment."

        Selling, general and administrative expenses increased $327 million, or 16.3%, to $2,325 million in fiscal 2005 as compared to $1,998 in fiscal 2004. Fiscal 2005 included the $277 million charge recorded in fiscal 2005 for the Masimo litigation discussed above and $78 million increase in selling expenses due to incremental sales force personnel and commissions related to the favorable sales performance noted above. Partially offsetting these increases were the absence of a $29 million charge taken in fiscal 2004 for a patent infringement case relating to our Surgical Devices product lines.

        Research and development expenses—Research and development expense increased $30 million, or 13.0%, in fiscal 2006 as compared to fiscal 2005. As a percentage of our net sales, research and development expense increased to 2.7% in fiscal 2006 from 2.4% of our net sales in fiscal 2005.

        In fiscal 2005, our research and development expense increased $18 million, or 8.4%, as compared to fiscal 2004 primarily as a result of the addition of research and development personnel. Research and development expense was constant at 2.4% of our net sales in both periods.

        In-process research and development charges—In fiscal 2006, we recorded charges of $63 million for the write-off of in-process research and development associated with acquisitions, $49 million of which related to the acquisition of Confluent Surgical, Inc. More information regarding in-process research and development charges related to the Confluent acquisition is provided below under "Acquisitions," and "Critical Accounting Policies—Business Combinations."

        (Gain) loss on divestitures, net—In fiscal 2006, we recorded a net gain on divestitures of $48 million, $45 million of which relates to the sale of our Radionics product line within our Medical Devices segment.

        Operating income—In fiscal 2006, operating income decreased $10 million, or 0.5%, as compared to fiscal 2005, to $2,128 million. Our operating margin was 22.1% in fiscal 2006 compared to 22.4% in fiscal 2005. Although our fiscal 2006 operating margin benefited from the absence of the fiscal 2005 charge of $277 million recorded in connection with the Masimo litigation and a decrease of $44 million of allocated corporate overhead from Tyco International, our operating income declined. Operating margin was adversely affected by raw material price increases, increased research and development expense, including the $63 million write-off of in-process research and development discussed above, product recalls, other incremental manufacturing costs associated with investments in quality systems and regulatory compliance, higher fuel surcharge costs related to increased oil prices, incremental costs associated with our sales force and research and development investments, and the adoption of SFAS No. 123R.

        In fiscal 2005, operating income decreased $124 million, or 5.5%, as compared to fiscal 2004, to $2,138 million. Our operating margin was 22.4% in fiscal 2005 compared to 24.8% in fiscal 2004. Our gross margin was relatively level with fiscal 2004 due to the offset of higher raw material costs by favorable manufacturing overhead variances due to manufacturing volume increases relating to our Surgical Devices product lines resulting from a new GPO contract and the favorable effect of currency exchange rate fluctuations. The primary drivers leading to the operating margin decline were the $277 million charge recorded in connection with the Masimo litigation and the $21 million incremental corporate overhead allocation.

Analysis of Operating Results by Segment

        Operating income by segment and as a percentage of segment net sales for each of the last three fiscal years is shown in the following table (dollars in millions):

	Fiscal Year
	2006		2005		2004
Medical Devices	$1,824	32.0%	$1,649	29.5%	$1,666	32.2%
Imaging Solutions	123	14.2%	223	23.8%	234	25.7%
Pharmaceutical Products	300	24.6%	310	26.8%	268	25.0%
Medical Supplies	143	14.4%	174	17.0%	202	19.3%
Retail Products	44	5.2%	84	10.1%	193	21.2%
Corporate	(306)		(302)		(301)

	$2,128	22.1%	$2,138	22.4%	$2,262	24.8%

Medical Devices

        Net sales—Net sales for Medical Devices increased $126 million, or 2.3%, in fiscal 2006 as compared to fiscal 2005 largely due to increases in Surgical Devices and, to a lesser extent, in Energy-based Devices due to the factors discussed below. The net impact of acquisitions and divestitures contributed $30 million to the increase, while currency exchange rate fluctuations adversely affected fiscal 2006 net sales by $82 million.

        Medical Devices net sales for fiscal 2005 increased $418 million, or 8.1%, as compared to fiscal 2004. Currency exchange rate fluctuations contributed $119 million to the increase, while divestitures adversely affected fiscal 2005 net sales growth by $18 million. In fiscal 2005, net sales increased across all product line groups, however, the increase was most notable in Surgical Devices and, to a lesser extent, in Energy-based Devices.

        Following is a summary of net sales for Medical Devices by groups of products and by geography for each of the last three fiscal years (dollars in millions):

				Percentage Change
	2006	2005	2004	2006	2005
Surgical Devices	$2,151	$2,065	$1,886	4.2%	9.5%
Energy-based Devices	578	540	438	7.0%	23.3%
Respiratory and Monitoring Solutions	1,386	1,397	1,332	(0.8%)	4.9%
Patient Care and Safety Products	1,236	1,231	1,167	0.4%	5.5%
Other Products	360	352	344	2.2%	2.3%

	$5,711	$5,585	$5,167	2.3%	8.1%

				Percentage Change
	2006	2005	2004	2006	2005
U.S	$2,612	$2,578	$2,440	1.3%	5.7%
Non-U.S.	3,099	3,007	2,727	3.1%	10.3%

	$5,711	$5,585	$5,167	2.3%	8.1%

        Surgical Devices net sales increased $86 million, or 4.2%, in fiscal 2006 as compared to fiscal 2005. This increase was primarily driven by a new GPO contract effective in April 2005 and continued growth in Autosuture, including expansion of surgical treatment for obesity. Strong performance in Europe also contributed to the increase. Partially offsetting these improvements were currency exchange rate fluctuations, which adversely affected fiscal 2006 net sales by $36 million, coupled with pricing concessions that were made to obtain the GPO contract due to competitive pressures. In addition, sales volume increased in Japan due to new product launches and continued growth in market share for sutures. Strong results in Asia were the result of continued geographic expansion of our marketing efforts, overall market growth and incremental sales force headcount.

        Surgical Devices net sales increased $179 million, or 9.5%, in fiscal 2005 as compared to fiscal 2004. This increase largely was attributable to increased sales volume in Europe resulting from additional sales force headcount and in the United States from the new GPO contract. In addition, Autosuture experienced worldwide growth from continued focus on the surgical treatment for obesity, as well as other advanced procedures that utilized its products. Favorable currency exchange rate fluctuations contributed $54 million to the net sales increase.

        Energy-based Devices net sales increased $38 million, or 7.0%, in fiscal 2006 as compared to fiscal 2005 as a result of the market penetration of new vessel sealing products, continued volume growth in electrosurgery disposable products and the addition of sales personnel during the year. These improvements were partially offset by reduced volumes in electrosurgery equipment as the impending launch of the ForceTriad caused certain customers to halt their purchases of the existing controller units in anticipation of the new product release.

        Energy-based Devices net sales increased $102 million, or 23.3%, in fiscal 2005 as compared to fiscal 2004 due primarily to the launch of new products in both vessel sealing and electrosurgery, the impact of additional sales personnel in both the U.S. and Europe, and increased volume of electrosurgery disposable products.

        Respiratory and Monitoring Solutions net sales decreased $11 million, or 0.8%, in fiscal 2006 as compared to fiscal 2005 due to decreases in sales volumes resulting primarily from the FDA detention discussed above, coupled with currency exchange rate fluctuations which adversely affected fiscal 2006 net sales by $22 million. These losses partially were offset by strong oximetry sensor sales into hospitals due to overall market growth. In addition, sales volume increased in Japan due to strong performance from oximetry sensors and sleep therapy product lines.

        Respiratory and Monitoring Solutions net sales increased $65 million, or 4.9%, in fiscal 2005 as compared to fiscal 2004 driven by increased sales volume resulting from the introduction of new products for homecare use related to sleep disorders and growth of new product sales into hospitals in airway management and breathing systems. Growth in oximetry sensors and monitors and the $24 million favorable effect of currency exchange rate fluctuations also contributed to the net sales increase.

        Patient Care and Safety Products net sales increased $5 million, or 0.4%, in fiscal 2006 compared with fiscal 2005. Sales volume increases were driven by continued growth of prefilled syringes for intravenous procedures and new product revenue in vascular therapy. However, these improvements were substantially offset by price decreases resulting from competitive pressures from private label products.

        Patient Care and Safety Products net sales increased $64 million, or 5.5%, in fiscal 2005 as compared to fiscal 2004 driven by growth of prefilled syringes for intravenous procedures and strong performance of the Magellan line of safety needles and syringes. Strong sales in the SCD line of vascular compression sleeves, primarily driven by a product launch in the U.K., also contributed to the sales volume increase. In addition, sales volume increased in Japan primarily due to strong performance in dialysis catheters and enteral feeding.

        Other Products net sales increased $8 million, or 2.2%, in fiscal 2006 as compared to fiscal 2005, primarily in our contrast agents.

        Other net sales increased $8 million, or 2.3%, in fiscal 2005 primarily in our contrast agents and contrast delivery systems.

        Operating income—Operating income in fiscal 2006 increased $175 million, or 10.7%, to $1,824 million, while operating margin was 32.0% in fiscal 2006 as compared to 29.5% in fiscal 2005. Operating income and margin for fiscal 2006 benefited from the absence of the fiscal 2005 charge of $277 million recorded in connection with the Masimo litigation and a $45 million gain resulting from the sale of our Radionics product line in fiscal 2006. Excluding these benefits, operating margin declined in fiscal 2006 primarily due to in-process research and development charges of $63 million, incremental costs associated with our sales force and research and development investments of $50 million and increased royalty expense due to the Masimo settlement of $34 million.

        Operating income in fiscal 2005 declined $17 million, or 1.1%, to $1,649 million, while operating margin was 29.5% in fiscal 2005 as compared to 32.2% in fiscal 2004. The $277 million charge recorded in connection with the Masimo litigation adversely affected fiscal 2005 operating income and operating margin. Excluding the Masimo charge, operating income increased in fiscal 2005 primarily due to volume gains and the resulting manufacturing efficiencies, and favorable product mix, which collectively more than offset pricing pressure. In addition, operating income was favorably affected by currency exchange rate fluctuations. These increases were partially offset by incremental costs associated with our sales force and research and development of $81 million.

Imaging Solutions

        Net sales—Net sales for Imaging Solutions decreased $68 million, or 7.3%, in fiscal 2006, resulting from lower volumes and price and product mix. Currency exchange rate fluctuations also adversely affected net sales by 0.8%. The decrease in net sales was primarily due to radiopharmaceutical product recalls and, to a lesser extent, sales declines of Contrast Agents.

        Imaging Solutions net sales for fiscal 2005 increased $31 million, or 3.4%, primarily due to growth in Radiopharmaceuticals resulting from price and product mix and volumes. Currency exchange rate fluctuations also positively affected sales by 1.0%. The increase in net sales primarily related to increased sales volume of Radiopharmaceuticals.

        Following is a summary of net sales by groups of products for each of the three fiscal years (dollars in millions):

				Percentage Change
	2006	2005	2004	2006	2005
Radiopharmaceuticals	$422	$472	$444	(10.6%)	6.3%
Contrast Agents	346	365	366	(5.4%)	(0.1%)
Contrast Delivery Systems	102	101	97	1.8%	2.8%

	$870	$938	$907	(7.3%)	3.4%

        Radiopharmaceuticals net sales declined $50 million, or 10.6%, of which $22 million is due to reduced sales of technetium generators as a result of product recalls. In addition, sales of other associated Radiopharmaceutical product lines also were adversely affected by the recalls because customers generally purchase a complete line of radiopharmaceutical products from the same vendor.

        The fiscal 2005 net sales increase of $28 million, or 6.3%, as compared to fiscal 2004 was driven by higher sales volumes of technetium generators and volume from a new infection imaging agent. Additional sales volume also resulted from the exit of a competitor from the European nuclear market.

        Contrast Agents net sales declined $19 million, or 5.4%, in fiscal 2006 primarily driven by lower non-ionic contrast media prices and a favorable distributor price adjustment received in fiscal 2005. The net sales decrease was partially offset by market growth, European expansion and higher sales in France and Spain.

        Contrast Agents net sales declined $1 million, or 0.1%, in fiscal 2005 as compared to fiscal 2004. Lower non-ionic sales in the United States due to a slow recovery from fiscal 2004 backlog, and lower barium sales resulting from product recalls, were almost entirely offset by an increase in MRI contrast sales in the United States.

        Contrast Delivery Systems net sales increased $1 million, or 1.8%, in fiscal 2006 as compared to fiscal 2005. Increases in sales volume due to the launch of a new dual head contrast media injector and strong sales in France and South Africa were substantially offset by price declines and lower urology sales in the United States.

        Contrast Delivery Systems net sales grew $4 million, or 2.8%, in fiscal 2005 as compared to fiscal 2004 due to sales volume increases in injectors both in the United States and Europe, along with price increases in the United States.

        Operating income—Operating income for fiscal 2006 decreased $100 million, or 44.9%, to $123 million, and as a percentage of sales decreased from 23.8% in fiscal 2005 to 14.2% in fiscal 2006. Product recalls resulted in a $52 million decrease to operating income. Lost sales on related products as a result of the recalls and remediation costs in our radiopharmaceuticals facility also contributed to the significant decrease in operating income. In addition, price declines and the favorable distributor price adjustment in fiscal 2005 adversely affected the year-over-year comparison of operating income.

        Operating income for fiscal 2005 decreased $11 million, or 4.1%, to $223 million as compared to fiscal 2004, and as a percentage of sales decreased from 25.7% in fiscal 2004 to 23.8%. Increased selling expense as we expanded our U.S. sales force, the favorable distributor price adjustment and, to a lesser extent, increased research and development spending on new generation imaging agents and devices, resulted in the operating income decrease. This decrease was partially offset by increased sales.

Pharmaceutical Products

        Net sales—Net sales for fiscal 2006 increased $63 million, or 5.4%, as compared to fiscal 2005 due to higher sales of specialty chemicals and, to a lesser extent, active pharmaceutical ingredients, offset by a decline in Dosage Pharmaceuticals as a result of manufacturing capacity limitations. Volume increases resulting in a 10.6% increase in net sales, were partially offset by declines due to price and shift in product mix resulting in a 5.2% decrease in net sales.

        Net sales for fiscal 2005 increased $83 million, or 7.8%, as compared to fiscal 2004 due to higher sales of dosage pharmaceuticals and, to a lesser extent, specialty chemicals, somewhat offset by lower sales of active pharmaceutical ingredients. Volume increases of 16.3% were partially offset by declines due to price and shift in product mix of 8.6%.

        Following is a summary of net sales by groups of products for each of the three fiscal years (dollars in millions):

				Percentage Change
	2006	2005	2004	2006	2005
Dosage Pharmaceuticals	$437	$425	$364	2.9%	16.6%
Active Pharmaceutical Ingredients	401	388	400	3.5%	(2.9%)
Specialty Chemicals	381	343	309	11.1%	11.2%

	$1,219	$1,156	$1,073	5.4%	7.8%

        Dosage Pharmaceuticals net sales increased slightly in fiscal 2006 resulting from increased sales volume of generic pharmaceuticals attributable to Oxycodone and Zypharma products. This increase was partially offset by capacity limitations and decreased price of generic pharmaceuticals. In fiscal 2006, Dosage Pharmaceuticals experienced an increase in backlog due to capacity limitations. Backlog reached as high as $15 million in mid-fiscal 2006, compared to a historical average of $1 million. The primary factors contributing to the backlog increase were additional volume demand for generic pharmaceuticals, the late start-up of the dosage production facility expansion and an inventory planning control system conversion. The decline in generic pharmaceutical sales was partially offset by an increase in sales of branded pharmaceuticals due to price increases.

        In fiscal 2005, higher sales of Oxycodone, primarily as a result of the introduction of new strengths, and higher sales of Hydrocodone and attention deficit hyperactivity disorder treatments led to net sales increases of $73 million and $42 million, respectively. In addition, higher sales of other generic pharmaceuticals contributed an additional $41 million to the fiscal 2005 net sales increase. These increases to sales volume were partially offset by price declines of generic pharmaceuticals which adversely affected net sales by $95 million.

        Active Pharmaceutical Ingredients ("API") net sales in fiscal 2006 increased $13 million as compared to fiscal 2005. Sales levels were favorably affected by an increase in volume of bulk narcotics which more than offset price decreases. The favorable performance of bulk narcotics primarily was driven by strong demand for natural opiates, partially offset by lower sales of synthetic narcotics.

        API net sales decreased $12 million in fiscal 2005 as compared to fiscal 2004 due to lower sales of narcotic API resulting primarily from volume declines for Oxycodone, Hydrocodone and Hydromorphone. The decrease in narcotic API sales was partially offset by increased sales for non-narcotic API, namely, Acetaminophen.

        Specialty Chemicals net sales in fiscal 2006 increased $38 million as compared to fiscal 2005. Sales levels were favorably affected by strong demand for microelectronic chemicals in both the United States and Korea, which resulted in an increase of $34 million.

        The $34 million net sales increase in fiscal 2005 as compared to fiscal 2004 resulted from higher volumes of microelectronic chemicals, particularly to the flat panel display market in Korea. Also contributing to the fiscal 2005 net sales increase were higher sales volumes of both pharmaceutical and laboratory chemicals.

        Operating income—Operating income for fiscal 2006 decreased $10 million, or 3.1%, to $300 million as compared to fiscal 2005, and as a percentage of sales decreased to 24.6% in fiscal 2006 from 26.8% in fiscal 2005. The decrease in operating income was primarily due to unfavorable manufacturing plant performance driven by higher energy costs. Cost decreases, primarily on nitrobenzene, a major raw material, partially offset the declines to operating income.

        Operating income for fiscal 2005 increased $42 million, or 15.3%, to $310 million due primarily to increased sales volume which resulted in a $37 million increase in operating income. Operating income as a percentage of sales increased to 26.8% in fiscal 2005 from 25.0% in fiscal 2004 due to a more favorable product mix.

Medical Supplies

        Net sales—Net sales in fiscal 2006 decreased $34 million, or 3.3%, compared to fiscal 2005 due to the effect of the change in GPO contract award practices discussed below and the effect of two divested product lines.

        Net sales in 2005 decreased $24 million, or 2.3%, as compared to 2004 due to the effect of the change in GPO contract award practices discussed below and the effect of two divested product lines.

        Following is a summary of net sales by groups of products for each of the three fiscal years (dollars in millions):

				Percentage Change
	2006	2005	2004	2006	2005
Nursing Care Products	$470	$483	$499	(2.5%)	(3.3%)
Medical Surgical Products	275	284	291	(3.1%)	(2.5%)
Original Equipment Manufacturer Products	136	131	129	3.2%	1.9%
Incontinence Products—Europe	98	95	86	3.0%	10.8%
Other Products	13	33	45	(60.4%)	(26.6%)

	$992	$1,026	$1,050	(3.3%)	(2.3%)

        Nursing Care Products net sales decreased $13 million, or 2.5%, to $470 million in fiscal 2006 as compared to $483 million in fiscal 2005. The decrease was attributed to lower sales volumes primarily due to a loss in market share as GPOs switched from a predominately sole source contracting approach to a multi-source approach. In addition, increased competition in the alternate site markets for wound care resulted in market share losses to lower cost competitors who manufacture in China.

        Nursing Care Products net sales decreased $16 million, or 3.3%, to $483 million in fiscal 2005 from $499 million in fiscal 2004. The decrease was attributed to lower sales volumes primarily due to a loss in market share as GPOs switched from a predominately sole source contracting approach to a multi-source approach. In addition, the decrease in net sales was due to market share loss to lower-cost competitors who manufacture in China, partially offset by a private label adult briefs agreement with a major incontinence care distributor.

        Medical Surgical Products net sales decreased $9 million, or 3.1%, to $275 million in fiscal 2006 as compared to $284 million in fiscal 2005. Net sales were primarily affected by lost GPO sales resulting from both a loss of contracts and the change in GPO contract award practices. Technology shifts away from the use of chart paper also contributed to the net sales decline.

        Medical Surgical Products net sales decreased $7 million, or 2.5%, to $284 million in fiscal 2005 from $291 million in fiscal 2004. Net sales were primarily affected by lost GPO sales resulting from the change in GPO contract award practices. Technology shifts away from the use of chart paper also contributed to the net sales decline.

        Original Equipment Manufacturer Products net sales increased $5 million, or 3.2%, to $136 million in fiscal 2006 from $131 million in fiscal 2005. The increase in net sales is due to slightly higher sales of plastic syringes to manufacturers of prefilled saline and heparin syringes.

        OEM net sales increased $2 million, or 1.9%, to $131 million in fiscal 2005 from $129 million in fiscal 2004. The slight sales increase resulted from higher sales of custom manufactured product and a custom drug delivery device.

        Incontinence Products (Europe)—Net sales of Incontinence Products (Europe) increased $3 million, or 3.0%, to $98 million in fiscal 2006 from $95 million in fiscal 2005. Net sales increased slightly in fiscal 2006 as a result of increased sales volume of adult incontinence products, partially offset by the negative impact of currency exchange rate fluctuations.

        Incontinence Products (Europe) net sales increased $9 million, or 10.8%, to $95 million in fiscal 2005 from $86 million in fiscal 2004. The increase was primarily due to the favorable impact of currency exchange rate fluctuations and increased sales volume of adult incontinence products.

        Other Products consists primarily of two divested product lines, one divested in fiscal 2006 and one in fiscal 2005.

        Operating income—Operating income for Medical Supplies decreased $31 million, or 18.0%, to $143 million in fiscal 2006 as compared to $174 million in fiscal 2005. Our operating margin for Medical Supplies decreased to 14.4% in fiscal 2006 from 17.0% in fiscal 2005. The decrease in operating income primarily related to increased manufacturing costs of $19 million largely due to higher raw material costs (nonwoven and pulp) and a decrease in sales volume which adversely affected operating income by $15 million.

        Operating income for Medical Supplies decreased $28 million, or 13.8%, to $174 million in fiscal 2005 from $202 million in fiscal 2004. Our operating margin for Medical Supplies decreased to 17.0% in fiscal 2005 from 19.3% in fiscal 2004. Increased manufacturing costs, primarily related to raw materials, and a decrease in sales volume adversely affected operating income as compared to fiscal 2004. These declines in operating income were partially offset by the absence of prior year costs associated with two plant closings.

Retail Products

        Net sales—Despite a challenging operating environment of continued intense competition, net sales increased $25 million, or 3.0%, in fiscal 2006 as compared to 2005, primarily attributable to Infant Care Products. The increase was due to the introduction of new products and higher volume of existing products, partially offset by declines due to price pressures.

        Net sales in fiscal 2005 decreased $82 million, or 9.0%, as compared to fiscal 2004. This decrease is comprised of declines due to volume of existing products and price declines, partially offset by an increase from new product introductions. All product lines, most notably Infant Care Products, were adversely affected by significant price concessions made in fiscal 2005 to address competitive pressures.

        Following is a summary of net sales by groups of products for each of the three fiscal years (dollars in millions):

				Percentage Change
	2006	2005	2004	2006	2005
Infant Care Products	$591	$570	$634	3.7%	(10.0%)
Incontinence Products	164	163	177	0.4%	(7.8%)
Feminine Hygiene Products	90	86	91	5.0%	(6.4%)
Other Products	10	11	10	(4.1%)	3.8%

	$855	$830	$912	3.0%	(9.0%)

        Infant Care Products net sales in fiscal 2006 increased $21 million as compared to fiscal 2005 net sales as a result of new product sales and market share gains in Mexico and Latin America, partially offset by market share loss in the United States.

        Infant Care Products net sales in fiscal 2005 decreased $64 million as compared to fiscal 2004 net sales due to volume reductions resulting from competitor promotions, trade consolidation and customer bankruptcies. Aggressive market pricing and promotions by branded and private label competition also adversely affected sales as these programs offered lower unit prices than previously available to the retail consumer. The introduction of new products partially offset sales declines.

        Incontinence Products net sales in fiscal 2006 remained level with fiscal 2005 despite a decrease in volume from the loss of market share due to aggressive pricing by a private label competitor. The loss in volume was offset by strong growth in new products and market share gains in key markets.

        Incontinence Products net sales in fiscal 2005 decreased $14 million as compared to fiscal 2004 net sales due to lost business caused by our increased prices and heavy promotional spending by competitors, partially offset by the introduction of new products.

        Feminine Hygiene Products new product introductions and strategic promotional investments in key accounts resulted in a $4 million sales increase in fiscal 2006 as compared to fiscal 2005.

        Feminine Hygiene Products net sales levels declined $5 million in fiscal 2005 from fiscal 2004 due to a decrease in volume resulting from competitive pricing pressure and trade consolidation.

        Operating Income—Operating income for 2006 decreased $40 million, or 47.5%, to $44 million. The decrease in operating income as compared to 2005 is primarily due to an increase in raw material and fuel surcharge costs of $51 million driven by increased oil prices. Price erosion, resulting from competitive pressure in the market place driven by internet auctions, and product mix also contributed to the decline in operating income. These declines partially were offset by cost reductions driven by a decrease in selling, general and administrative expenses resulting primarily from our cost reduction programs.

        In fiscal 2005, operating income decreased $109 million, or 56.4%, to $84 million. The significant decrease in operating income as compared to fiscal 2004 primarily was due to reduced sales volume and price, which together adversely affected operating income by $69 million. Operating income declined an additional $40 million as a result of higher raw material and transportation costs.

Corporate

        Corporate expense—Corporate expense increased $4 million to $306 million in fiscal 2006 as compared to fiscal 2005 due to incremental stock option charges of $37 million required under SFAS No. 123R in fiscal 2006. In addition, fiscal 2006 was unfavorably affected by the absence of a favorable reserve adjustment recorded in fiscal 2005. These increases were offset by a decrease of $44 million in allocated expenses from Tyco International resulting from a decline in our allocation percentage.

        Corporate expense increased $1 million to $302 million in fiscal 2005 as compared to fiscal 2004 due to a $21 million increase in allocated expenses from Tyco International, offset by an $11 million favorable reserve adjustment and a $9 million decrease in legal expenses.

        We expect corporate expenses to increase at least 25% in fiscal 2007 as we build our organization to support new corporate functional areas necessary for an independent, publicly-traded company. Total corporate expense in fiscal 2007 will be dependent upon the timing of the separation, with expenses expected to be higher following separation.

Non-Operating Items

Interest Expense and Interest Income

        During fiscal 2006, 2005, and 2004, interest expense was $171 million, $196 million and $225 million, respectively, of which Tyco International allocated interest expense to us of $144 million, $161 million and $183 million, respectively. In addition, during fiscal 2006, 2005 and 2004, interest income was $32 million, $30 million and $22 million, respectively, of which Tyco International allocated interest income to us of $20 million, $11 million and $12 million, respectively.

Other Expense, net

        Tyco International has allocated to us a loss on retirement of debt of $243 million and $68 million for fiscal 2005 and 2004, respectively. The method utilized to allocate loss on retirement of debt is consistent with the method used to allocate debt and net interest expense as described above.

Income Taxes

        Our effective tax rate was 25.5%, 30.8% and 29.4% for fiscal 2006, 2005 and 2004, respectively. The decrease in our effective tax rate in fiscal 2006 as compared to fiscal 2005 was primarily the result of a one-time benefit associated with a favorable tax ruling in the fourth quarter of fiscal 2006 permitting deduction of debt retirement costs, an increase in income earned outside the U.S. and taxed at lower rates and adjustments to accrued tax liabilities offset by an increase in valuation allowances. The increase in the effective tax rate in fiscal 2005 as compared to fiscal 2004 is primarily the result of an increase in nondeductible debt retirement costs and adjustments to previously accrued income tax liabilities. Note 5 to our Annual Combined Financial Statements provides a reconciliation of our effective income tax rates to the statutory federal rate for income taxes related to continuing operations.

        Our income tax returns are examined periodically by various regulatory tax authorities. In connection with such examinations, tax authorities, including the U.S. Internal Revenue Service ("IRS"), have raised issues and proposed tax adjustments. Amounts related to these tax adjustments and other tax contingencies and related interest that management has assessed as probable and estimable and which relate specifically to the healthcare businesses of Tyco International have been recorded. We and Tyco International are reviewing and contesting certain of the proposed tax adjustments. The timing and ultimate resolution of the remaining matters is uncertain. In addition, we may be required to accrue and pay additional amounts for contingencies not related to the healthcare businesses as a result of the Tax Sharing Agreement with Tyco International and Tyco Electronics which will be entered into prior to the separation. Under the Tax Sharing Agreement, certain recorded tax contingencies for unresolved tax matters will be transferred to Tyco Electronics in connection with the plan of separation. In addition, we will share responsibility for certain of our, Tyco International's and Tyco Electronics' income tax liabilities based on a sharing formula for periods prior to and including the date of the distribution. More specifically, we will share 42% of U.S. income tax liabilities that arise from adjustments made by tax authorities to our, Tyco International's and Tyco Electronics' U.S. income tax returns, certain income tax liabilities arising from adjustments made by tax authorities to intercompany transactions or similar adjustments and certain taxes attributable to internal transactions undertaken in anticipation of the separation and the distributions. As such, we have included in our pro forma adjustments a $51 million increase to non-current income tax liabilities related to the transfer of certain recorded tax liabilities to us and a $494 million payable to Tyco International and Tyco Electronics related to our share of certain recorded income tax liabilities of the three businesses in our Pro Forma Condensed Combined Balance Sheet. The actual amounts that we may be required to accrue or pay under this agreement could vary depending upon the outcome of the unresolved tax matters, which may not occur for several years. In addition, if Tyco International and Tyco Electronics default on their obligations to us under the Tax Sharing Agreement, we would be liable for the entire amount of these liabilities. If any party to the Tax Sharing Agreement were to default in its obligation to another party to pay its share of distribution taxes that arise as a result of no party's fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the Tax Sharing Agreement that is responsible for all or a portion of such tax liabilities were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. It is not practicable to estimate the amount we may be required to pay if a party were to default; however, default by other parties to the agreement is not expected and the indemnification will be recorded at fair value.

        The IRS continues to audit certain returns of the 1997 through 2000 fiscal years. In fiscal 2004, Tyco International submitted to the IRS proposed adjustments to these prior period U.S. federal income tax returns, resulting in a reduction in the taxable income previously filed. During fiscal 2006, the IRS accepted substantially all of the proposed adjustments. Also during fiscal 2006, Tyco International developed proposed amendments to U.S. federal income tax returns for additional periods through 2002. On the basis of previously accepted amendments, we have determined that acceptance of these adjustments is probable and accordingly have recorded them in our Combined Financial Statements. These adjustments resulted in a $285 million decrease in non-current deferred income tax assets and a $269 million decrease to non-current income taxes payable in fiscal 2006. Such adjustments did not have a material impact on our results of operations or cash flows.

        Tyco International has yet to complete proposed amendments to its U.S. federal income tax returns for periods subsequent to fiscal 2002, which will primarily reflect the roll forward of the amendments for fiscal 1997 through fiscal 2002. When our tax return positions are updated, additional adjustments may be identified and recorded in our Combined Financial Statements. While the final adjustments cannot be determined until the income tax return amendment process is completed, we believe that any resulting adjustments will not have a material impact on our results of operations, financial position or cash flows.

        Except for earnings that are currently distributed, no additional provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to basis differences in investments in subsidiaries, as such earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or we have concluded that no additional tax liability will arise as a result of distribution of such earnings. A liability could arise if our intention to permanently reinvest such earnings were to change and amounts were distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the basis differences related to investments in subsidiaries.

Discontinued Operations

        During fiscal 2006, the Plastics, Adhesives and Ludlow Coated Products businesses and the A&E Products business were sold for $975 million and $6 million in gross cash proceeds, respectively. Working capital and other adjustments resulted in net proceeds of $882 million for the sale of the Plastics, Adhesives and Ludlow Coated Products businesses. Net cash proceeds received for the sale of the A&E Products business were $2 million, which does not include working capital adjustments that were agreed upon in fiscal 2007. Both businesses met the held for sale and discontinued operations criteria and have been included in discontinued operations for all periods presented.

        During fiscal 2006, we recorded a $260 million and $26 million pre-tax loss on sale from discontinued operations related to the Plastics, Adhesives and Ludlow Coated Products businesses and A&E Products business, respectively, which include $275 million and $22 million, respectively, of pre-tax impairment charges to write the businesses down to their fair values less costs to sell. Fair values used for the respective impairment assessments were based on existing market conditions and the terms and conditions included or expected to be included in the respective sale agreements.

        During fiscal 2005, as a result of consideration for potential sale and deteriorating operating results in the A&E Products business, an interim assessment of the recoverability of goodwill and long-lived assets was performed. As a result of this assessment, it was determined that the book value of certain long-lived assets in the A&E Products business was greater than the estimated fair value resulting in a long-lived asset impairment charge of $40 million and a goodwill impairment charge of $162 million. Fair value used for the impairment assessment was based on probability-weighted expected future cash flow of the assets.

Divestiture

        In addition to the sale of the discontinued businesses mentioned above, in January 2006, we completed the sale of the Radionics product line within the Medical Devices segment, which included minimally invasive medical instruments in the fields of neurosurgery and radiation therapy. In connection with this sale, we received net proceeds of $74 million and recorded a gain of $45 million in continuing operations in fiscal 2006.

Acquisitions

  Fiscal 2007

        During the first quarter of fiscal 2007, our Medical Devices segment acquired the remaining outstanding shares of Airox in a mandatory tender offer for approximately $47 million. Airox is a developer of home respiratory ventilator systems. This acquisition expands our ventilator product portfolio. In connection with this acquisition, we recorded $19 million of in-process research and development charges, of which $8 million was recorded during the first quarter of fiscal 2007. These charges relate to the development of second generation technology which has not yet obtained regulatory approval. As of the acquisition dates, the in-process research and development was not considered to be technologically feasible or to have any alternative future use and, therefore, was written off at those dates.

        During the first quarter of fiscal 2007, we paid cash of $11 million relating to holdback liabilities, primarily associated with the 2006 acquisition of Confluent Surgical Inc. Holdback liabilities represent a portion of the purchase price that is withheld from the seller pending finalization of the acquisition balance sheet and other contingencies.

  Fiscal 2006

        In August 2006, our Medical Devices segment acquired Confluent, a developer and supplier of polymer-based technology used in sprayable surgical sealants and anti-adhesion products. This acquisition allows us to offer bio-surgery products that complement our Syneture suture and Autosuture surgical stapler portfolio. The total purchase price is expected to be $246 million. As of September 29, 2006, we have paid $200 million in cash, net of cash acquired of $12 million. We have also deposited $34 million of the total purchase price into an escrow account, $10 million of which was released to Confluent's shareholders in the first quarter of fiscal 2007 upon determination of closing balance sheet adjustments, and the remainder of which we expect to be released in fiscal 2008 upon expiration of the indemnification period. In connection with this acquisition, we recorded a $49 million in-process research and development charge in fiscal 2006 related to technology Confluent is developing for numerous applications across several surgical disciplines which have not yet received regulatory approval.

        As of the date of the Confluent acquisition, there were three projects under development at different stages of completion, none of which were considered to be technologically feasible or to have any alternative future use. We determined the valuation of the in-process research and development using, among other factors, appraisals. The value was based primarily on the discounted cash flow method. Future residual cash flows that could be generated from each of the projects were determined based upon management's estimate of future revenue and expected profitability of the projects and technologies involved. These projected cash flows were then discounted to their present values taking into account management's estimate of future expenses that would be necessary to bring the projects to completion. The discount rates applied range from 20% to 23%, depending on the project's stage of completion and the type of U.S. Food and Drug Administration approval required.

        In September 2006, our Medical Devices segment acquired over 50% ownership of Airox S.A. for $59 million in cash, net of cash acquired of $4 million. In connection with this acquisition, during fiscal 2006 we recorded $11 million of in-process research and development charges.

        During fiscal 2006, our Medical Devices segment acquired over 90% ownership in Floreane Medical Implants, S.A. for $123 million in cash, net of cash acquired of $3 million, of which $82 million, net of cash acquired of $3 million, was paid during the first quarter of fiscal 2006. Floreane, through its Sofradim line, is an innovator in the development of hernia meshes and surgical implants. This acquisition expands our surgical product portfolio and allows us to provide our customers with a complementary range of products, while leveraging our global distribution capabilities. In connection with this acquisition, we recorded in-process research and development charges of $3 million, of which $2 million was recorded in the first quarter of fiscal 2006.

  Fiscal 2005

        In July 2005, our Medical Devices segment acquired Vivant Medical Inc., a developer of microwave ablation medical technology for cash of $66 million. Ablation is a minimally invasive procedure used in the treatment of certain forms of cancer. This acquisition expands our energy-based product portfolio and allows us to leverage our global distribution capabilities. We also may be required to make payments of up to $35 million in the future that are contingent upon Vivant achieving certain regulatory and performance related milestones.

Liquidity and Capital Resources

        Significant factors driving our liquidity position include cash flows generated from operating activities, capital expenditures and investments in businesses and technologies. Historically, we have generated and expect to continue to generate positive cash flow from operations. As part of Tyco International, our cash is swept regularly by Tyco International at its discretion. Tyco International also funds our operating and investing activities as needed. Transfers of cash both to and from Tyco International's cash management system are reflected as a component of "Parent company investment" within "Parent Company Equity" in the Combined Balance Sheets.

        Our ability to fund our capital needs will be affected by our ongoing ability to generate cash from operations, overall capacity and terms of our financing arrangements that we are currently negotiating and access to the capital markets.

Quarter ended December 29, 2006 Cash Flow Activity

        The net cash provided by operating activities of $484 million was primarily attributable to net income in the first quarter of fiscal 2007, as adjusted for depreciation and amortization and deferred income taxes. This source of cash was partially offset by a $98 million decrease in accounts payable.

        The net cash used in investing activities of $114 million was primarily due to capital expenditures of $65 million and the acquisition of the remainder of Airox for $47 million.

        The net cash used in financing activities of $310 million was primarily the result of change in parent company investment of $368 million.

Quarter ended December 30, 2005 Cash Flow Activity

        The net cash provided by operating activities of $295 million was primarily attributable to net income in the first quarter of fiscal 2006, as adjusted for the loss from discontinued operations, depreciation and amortization and deferred income taxes. This source of cash was partially offset by a $95 million increase in inventory and an $82 million decrease in accrued and other liabilities.

        The net cash used in investing activities of $168 million was primarily due to business acquisitions of $82 million and capital expenditures of $76 million.

        The net cash used in financing activities of $88 million was primarily the result of transfers to discontinued operations of $123 million, $114 of which was used to fund discontinued operating activities, partially offset by change in parent company investment of $70 million.

Fiscal 2006 Cash Flow Activity

        The net cash provided by operating activities of $1,335 million was primarily attributable to net income for fiscal 2006, as adjusted for deferred income taxes, depreciation and amortization, the loss from discontinued operations, purchased research and development and non-cash compensation expense. This source of cash was partially offset by a $376 million decrease in accrued and other liabilities, driven by payments of $324 million for two patent infringement matters, a decrease in income taxes payable of $263 million and an increase in inventories of $212 million.

        The net cash used in investing activities of $780 million was primarily due to capital expenditures of $432 million and business acquisitions of $382 million, partially offset by net proceeds of $74 million from the sale of our Radionics product line. Acquisition spending increased $316 million in fiscal 2006 as compared to 2005 to support our growth initiatives. In fiscal 2007, we expect to continue to pursue targeted external opportunities that support our growth initiatives.

        The net cash used in financing activities of $461 million was primarily the result of change in parent company investment of $601 million and allocated debt activity of $548 million, partially offset by transfers from discontinued operations of $634 million, largely due to net proceeds from the sale of discontinued operations.

Fiscal 2005 Cash Flow Activity

        The net cash provided by operating activities of $2,212 million was primarily attributable to net income for fiscal 2005, as adjusted for depreciation and amortization, allocated loss on retirement of debt and loss from discontinued operations and an increase in accrued and other liabilities of $256 million attributable to accruals for patent infringement settlements.

        The net cash used in investing activities of $379 million was primarily due to capital expenditures of $331 million, which increased $80 million as compared to fiscal 2004. In addition, we acquired Vivant for $66 million.

        The net cash used in financing activities of $1,864 million was primarily the result of allocated debt activity of $1,141 million and change in parent company investment of $508 million. In addition, we repaid $244 million of external debt.

Fiscal 2004 Cash Flow Activity

        The net cash provided by operating activities of $1,657 million was primarily attributable to net income for fiscal 2004, as adjusted for depreciation and amortization, deferred income taxes and allocated loss on retirement of debt. This source of cash was partially offset by an increase in accounts receivable of $246 million, a decrease in accrued and other liabilities of $123 million and a decrease in sale of accounts receivable of $112 million.

        The net cash used in investing activities of $254 million was primarily due to capital expenditures of $251 million.

        The net cash used in financing activities of $1,381 million was primarily the result of allocated debt activity of $1,023 million and change in parent company investment of $379 million. In addition, we repaid $114 million of external debt.

Capitalization

        Tyco International uses a centralized approach to cash management and financing its operations excluding debt directly incurred by one of its businesses, such as debt assumed in an acquisition or capital lease obligations. Accordingly, Tyco International's consolidated debt has been proportionately allocated to us based on the amount that management believes we used historically, including amounts directly incurred. At December 29, 2006, total debt was $2,456 million, which included $2,120 million due to Tyco International Ltd. and affiliates. Total debt at September 29, 2006 and September 30, 2005 was $2,442 million and $3,007 million, respectively, of which $2,144 million and $2,692 million, respectively, is due to Tyco International Ltd. and affiliates. Management believes the allocation basis for debt is reasonable based on our historical financing needs. However, these amounts may not be indicative of the actual amounts that we would have incurred had we been operating as an independent, publicly-traded company for the periods presented.

        We intend to negotiate and sign new bank credit facilities prior to the separation. The amounts of this debt and its terms will differ from that presented herein. We will describe the terms of these new credit facilities once we have negotiated the terms with the lenders under the bank facilities.

        Certain of our operating subsidiaries have uncommitted overdraft and similar types of facilities, which total $183 million, all of which was available at September 29, 2006. These facilities expire in 2007, most of which are renewable and are established primarily within our non-U.S. operations.

Dividends

        Following the distribution, we expect that initially we will pay approximately $300 million per year in dividends to holders of our common shares. The timing, declaration and payment of future dividends to holders of our common shares, however, falls within the discretion of our board of directors and will depend upon many factors, including the statutory requirements of Bermuda law, our financial condition and earnings, the capital requirements of our businesses, industry practice and any other factors the board of directors deems relevant.

Commitments and Contingencies

Contractual Obligations

        A summary of our contractual obligations and commitments for external debt, minimum lease payment obligations under non-cancelable operating leases and other obligations at September 29, 2006 is presented in the following table (dollars in millions).

	Total	2007	2008	2009	2010	2011	Thereafter
External debt(1)	$243	$13	$112	$6	$6	$6	$100
Capital leases	125	23	24	20	7	7	44
Operating leases	374	86	66	50	37	33	102
Purchase obligations(2)	134	72	17	7	7	7	24
Holdback liabilities(3)	42	16	26	—	—	—	—

Total contractual cash obligations(4)	$918	$210	$245	$83	$57	$53	$270

(1)
Includes interest and excludes amounts due to Tyco International Ltd. and affiliates, which do not have contractual maturities. Amounts due to Tyco International Ltd. and affiliates total $2,144 million at September 29, 2006. During the first quarter of fiscal 2007, amounts due to Tyco International Ltd. and affiliates decreased to $2,120 million. Prior to the Distribution date, we expect to issue third party debt or be assigned debt by Tyco International in an amount approximating the amount allocated by Tyco International.

(2)
Purchase obligations consist of commitments for purchases of good and services.

(3)
Holdback liabilities primarily relate to the fiscal 2006 acquisition of Confluent. During the first quarter of fiscal 2007, we paid cash of $11 million relating to holdback liabilities.

(4)
Because the timing of their future cash outflows is uncertain, other liabilities of $850 million, primarily consisting of liabilities pertaining to pension and postretirement benefits, environmental liabilities, insurable liabilities and deferred compensation, are excluded from this table. The minimum required contributions to our pension plans are expected to be $19 million in fiscal 2007. In addition, we expect to pay $14 million in fiscal 2007 related to our postretirement benefit plans. During the first quarter of fiscal 2007, we made contributions to our pension and postretirement plans totaling $7 million.

        At September 29, 2006, we had outstanding letters of credit and letters of guarantee in the amount of $93 million.

Legal Proceedings

        In the ordinary course of business, we are subject to various legal proceedings and claims, including patent infringement claims, antitrust claims, product liability matters, environmental matters, employment disputes, disputes on agreements and other commercial disputes. Management believes that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these proceedings, based upon our experience, current information and applicable law, we do not expect that these proceedings will have a material adverse effect on our financial position. However, one or more of the proceedings could have a material adverse effect on our results of operations for a future period. Note 10 to our Interim Condensed Combined Financial Statements and Note 13 to our Annual Combined Financial Statements provide further information regarding legal proceedings.

        Prior to the announcement of the planned separation, Tyco International and certain former directors and officers were named as defendants in several lawsuits relating to securities class action, shareholder lawsuits and ERISA related litigation. As a part of the separation and distribution agreement, any existing or potential liabilities related to this outstanding litigation will be allocated among Tyco International, Tyco Electronics and us. We will be responsible for 42% of potential liabilities that may arise upon the settlement of such pending litigation. If Tyco International or Tyco Electronics were to default on their obligation to pay their allocated share of these liabilities, however, we would be required to pay additional amounts. See "Relationship with Tyco International and Tyco Electronics—Separation and Distribution Agreement—Legal Matters" for a further discussion of our obligations with respect to these liabilities.

Income Taxes

        Our income tax returns periodically are examined by various tax authorities. In connection with such examinations, tax authorities, including the IRS, have raised issues and proposed tax adjustments. We and Tyco International are reviewing and contesting certain of the proposed tax adjustments. We have recorded amounts related to these tax adjustments and other tax contingencies and related interest that management has assessed as probable and estimable and which relate specifically to us. While the timing and ultimate resolution of these matters is uncertain, we anticipate that certain of these matters could be resolved during 2007. In addition, we may be required to pay additional taxes for contingencies not related to the healthcare businesses as a result of our tax sharing arrangement with Tyco International and Tyco Electronics.

        See "Relationship with Tyco International and Tyco Electronics—Tax Sharing Agreement" for a more detailed discussion of the Tax Sharing Agreement.

Off-Balance Sheet Arrangements

        Certain of our business segments have guaranteed the performance of third parties and provided financial guarantees for financial commitments. Recourse, as it relates to these guarantees, indicates we will, in the event of customer default, buy back a transaction from a customer financing partner at a predetermined discount of the remaining payments. Using historical data of previous loss levels, a risk percentage is assigned to recourse transactions to estimate required liabilities. Full credit reviews are performed to assess risk and liability requirements on individual, large transactions. The total exposure under specific recourse and risk sharing guarantees and related liabilities at September 29, 2006 were not significant. The potential exposure for nonperformance under the guarantees would not have a material effect on our financial position, results of operations or cash flows.

        In disposing of assets or businesses, we often provide representations, warranties and indemnities to cover various risks including unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. We do not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, we have no reason to believe that these uncertainties would have a material adverse effect on our financial position, results of operations or cash flows.

        We have recorded liabilities for known indemnifications included as part of environmental liabilities. Note 10 to our Interim Condensed Combined Financial Statements and Note 13 to our Annual Combined Financial Statements provide further information with respect to these liabilities.

        In the normal course of business, we are liable for product performance. In the opinion of management, such obligations will not significantly affect our financial position, results of operations or cash flows.

        We expect that there will be certain guarantees or indemnifications extended between Tyco International, Tyco Electronics and us in accordance with the terms of the Separation and Distribution Agreement and/or Tax Sharing Agreement when finalized. These guarantees are required to be recorded at their fair value at the time of separation in accordance with Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Fair values will be determined with the assistance of a third-party valuation firm and may result in recorded amounts in excess of those amounts recorded by Tyco International prior to the separation. For us, the guarantees and indemnifications primarily relate to certain contingent litigation liabilities and contingent tax liabilities. These guarantees and indemnifications will be reflected as pro forma adjustments, as appropriate, when the terms and fair values are known.

Critical Accounting Policies and Estimates

        The preparation of the Combined Financial Statements in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management's estimates are based on the relevant information available at the end of each period.

        Revenue Recognition—We recognize revenue for product sales when title and risk of loss have transferred from us to the buyer, which may be upon shipment or upon delivery to the customer site, based on contract terms or legal requirements in non-U.S. jurisdictions.

        In certain circumstances, we enter into arrangements in which we provide multiple deliverables to our customers. Agreements with multiple deliverables are divided into separate units of accounting. Total revenue is first allocated among the deliverables based upon their relative fair values. Revenue is then recognized for each deliverable in accordance with the principles described above. Fair values are determined based on sales of the individual deliverables to other third parties.

        We sell products both direct to end user customers and through distributors who resell the products to end user customers. Rebates are provided to certain distributors that sell to end user customers at prices determined in accordance with a contract between us and the end user customer. Provisions for rebates, as well as sales discounts and returns, are accounted for as reduction of sales when revenue is recognized and are included in our reserve for returns, rebates and sales allowances within accounts receivable trade in the Combined Balance Sheets. We estimate rebates based on sales terms, historical experience and trend analysis. In estimating rebate accruals, we consider the lag time between the point of sale and the payment of the distributor's rebate claim, distributor-specific trend analysis, contractual commitments including stated rebate rates and other relevant information. We adjust reserves to reflect differences between estimated and actual experience, and record such adjustment against net product sales revenue in the period of adjustment. Historical adjustments to recorded reserves have not been significant and we do not expect significant revisions of these estimates in the future. Rebates charged against gross sales in fiscal 2006 amounted to approximately $2.3 billion.

        Inventories—Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value. We reduce the carrying value of inventory based on estimates of what is excess, slow-moving and obsolete, as well as inventory whose carrying value is in excess of net realizable value. These write-downs are based on current assessments about future demands, market conditions and related management initiatives. If future market conditions and actual demands ultimately are less favorable than those projected, we would further reduce the carrying value of the inventory and record a charge to earnings at the time such determination was made. Actual results historically have not differed materially from management's estimates.

        Property, Plant and Equipment—Management periodically evaluates the net realizable value of property, plant and equipment relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. We review property, plant and equipment for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. When indicators of potential impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and estimated future undiscounted cash flows of the underlying business. We assess the recoverability of assets using undiscounted cash flows. If an asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value and the asset's fair value. The fair value is estimated based upon the present value of discounted estimated future cash flows or other reasonable estimates of fair value. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk. Since judgment is involved in determining the fair value and useful lives of property, plant and equipment, there is a risk that the carrying value of our property, plant and equipment may be overstated or understated.

        Intangible Assets—Intangible assets include intellectual property consisting primarily of patents, trademarks and unpatented technology. We record intangible assets at historical cost and amortize such assets using the straight-line method over ten to forty years. Amortization expense is included in selling, general and administrative expenses. We evaluate the remaining useful life of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the remaining useful life. If the estimate of an intangible asset's remaining useful life is changed, we amortize the remaining carrying value of the intangible asset prospectively over the revised remaining useful life. Intangible assets that are not subject to amortization, which are comprised primarily of certain trademarks, are tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. We review intangible assets subject to amortization for impairment in the same manner as property, plant and equipment which is described above.

        Business Combinations—Amounts paid for acquisitions are allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. We then allocate the purchase price in excess of net tangible assets acquired to identifiable intangible assets, including purchased research and development. The fair value of identifiable intangible assets is based on detailed valuations that use information and assumptions provided by management. We allocate any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill.

        Purchased research and development represents the estimated fair value as of the acquisition date of in-process projects that have not reached technological feasibility and have no alternative future use. The primary basis for determining technological feasibility of these projects is obtaining regulatory approval. We expense the value attributable to in-process research and development projects at the time of acquisition.

        The valuation of in-process research and development is determined using the discounted cash flow method. In determining the value of in-process research and development, we consider, among other factors, appraisals, the stage of completion of the projects, the technological feasibility of the projects, whether the projects have an alternative future use and the estimated residual cash flows that could be generated from the various projects and technologies over their respective projected economic lives. The discount rate used is determined at the time of acquisition and includes a rate of return which accounts for the time value of money, as well as risk factors that reflect the economic risk that the cash flows projected may not be realized.

        Goodwill—In performing goodwill assessments, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and market place data. There are inherent uncertainties related to these factors and judgment in applying them to the analysis of goodwill impairment. Since judgment is involved in performing goodwill valuation analyses, there is risk that the carrying value of our goodwill may be overstated or understated. We calculate our goodwill valuations using an income approach based on the present value of future cash flows of each reporting unit. This approach incorporates many assumptions including future growth rates, discount factors and income tax rates. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairment in future periods.

        We test goodwill during the fourth quarter of each year for impairment, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist. When conducting an annual goodwill impairment test, we utilize the two-step approach prescribed under SFAS No. 142, "Goodwill and Other Intangible Assets." The first step requires a comparison of the carrying value of the reporting units to the fair value of these units. If the carrying value of a reporting unit exceeds its fair value, we will perform the second step of the goodwill impairment to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit's goodwill with its carrying value. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. We allocate the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

        There were no goodwill impairments related to continuing operations during the first quarter of fiscal 2007, or during fiscal 2006, 2005 and 2004. Goodwill impairments included in loss from discontinued operations in fiscal 2005 totaled $162 million.

        Contingencies—We are involved, both as a plaintiff and a defendant, in various legal proceedings that arise in the ordinary course of business, including, without limitation, patent infringement, product liability and environmental matters, as further discussed in Note 10 to our Interim Condensed Combined Financial Statements and Note 13 to our Annual Combined Financial Statements. Accruals

recorded for various contingencies including legal proceedings, self-insurance and other claims are based on judgment, the probability of losses and, where applicable, the consideration of opinions of internal and/or external legal counsel and actuarially determined estimates. When a range is established but a best estimate cannot be made, we record the minimum loss contingency amount. These estimates are often initially developed substantially earlier than the ultimate loss is known, and the estimates are reevaluated each accounting period, as additional information is known. Accordingly, we are often initially unable to develop a best estimate of loss, and therefore we record the minimum amount, which could be zero. As information becomes known, either the minimum loss amount is increased, resulting in additional loss provisions, or a best estimate can be made, also resulting in additional loss provisions. Occasionally, a best estimate amount is changed to a lower amount when events result in an expectation of a more favorable outcome than previously expected. We record receivables from third party insurers when we have determined that existing insurance policies will provide reimbursement. In making this determination, we consider applicable deductibles, policy limits and the historical payment experience of the insurance carriers.

        Pension and Postretirement Benefits—Our pension expense and obligations are developed from actuarial valuations. Two critical assumptions in determining pension expense and obligations are the discount rate and expected long-term return on plan assets. We evaluate these assumptions at least annually. Other assumptions reflect demographic factors such as retirement, mortality and turnover and are evaluated periodically and updated to reflect our actual experience. Actual results may differ from actuarial assumptions. The discount rate represents the market rate for high-quality fixed income investments and is used to calculate the present value of the expected future cash flows for benefit obligations under our pension plans. A decrease in the discount rate increases the present value of pension benefit obligations and increases pension expense. A 25 basis point decrease in the discount rate would increase our present value of pension obligations by approximately $29 million. We consider the current and expected asset allocations of our pension plans, as well as historical and expected long-term rates of return on those types of plan assets, in determining the expected long-term return on plan assets. A 50 basis point decrease in the expected long-term return on plan assets would increase our annual pension expense by approximately $3 million.

        Income Taxes—In determining income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments affect the calculation of certain tax liabilities and the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense.

        Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. In evaluating our ability to recover our deferred tax assets we consider all available positive and negative evidence including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions including the amount of future state, federal and international pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

        We currently have recorded significant valuation allowances that we intend to maintain unless it becomes more likely than not the deferred tax assets will be realized. Our valuation allowances for deferred tax assets of $197 million and $179 million at September 29, 2006 and 2005, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. Our income tax expense recorded in the future will be reduced to the extent of decreases in our valuation allowances. We believe that we will generate sufficient future taxable income in the appropriate jurisdiction to realize the tax benefits related to the remaining net deferred tax assets in the Combined Balance Sheets. However, any reduction in future taxable income including but not limited to any future restructuring activities may require that we record an additional valuation allowance against our deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in such period and could have a significant impact on our future earnings. If a change in a valuation allowance occurs, which was established in connection with an acquisition, such adjustment may reduce goodwill rather than the income tax provision. At September 29, 2006, approximately $30 million of the valuation allowances will ultimately reduce goodwill if the net operating losses are utilized.

        Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management is not aware of any such changes that would have a material effect on our results of operations, cash flows or financial position.

        In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. These tax liabilities are reflected net of related tax loss carryforwards. We adjust these liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. If the tax liabilities relate to tax uncertainties existing at the date of the acquisition of a business, the adjustment of such tax liabilities will result in an adjustment to the goodwill recorded at the date of acquisition. Management has reviewed with tax counsel the issues raised by these taxing authorities and the adequacy of these recorded amounts. Substantially all of these potential tax liabilities are recorded in non-current "Income taxes" in the Combined Balance Sheets as payment is not expected within one year.

Recently Adopted Accounting Pronouncements

        Effective October 1, 2005, Tyco International adopted SFAS No. 123R, "Share-Based Payment," which requires compensation costs related to share-based transactions, including employee stock options, to be recognized in the financial statements based on fair value. SFAS No. 123R revises SFAS No. 123, as amended, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Tyco International adopted SFAS No. 123R using the modified prospective application transition method. Under this method, compensation cost related to us is recognized for the non-vested portion of share-based payments granted prior to October 1, 2005 and all share-based payments granted subsequent to September 30, 2005 based on the grant date fair value. Compensation cost is generally recognized ratably over the requisite service period or the period to retirement eligibility, if shorter. Prior to October 1, 2005, we applied the intrinsic value based method prescribed in APB Opinion No. 25 in accounting for employee stock-based compensation. Prior period results have not been restated upon the adoption of SFAS No. 123R. Our results from continuing operations for fiscal 2006 include incremental share-based compensation expense totaling $37 million resulting from the adoption of SFAS No. 123R. Note 12 to our Interim Condensed Financial Statements and Note 15 to our Annual Combined Financial Statements provide additional information regarding share-based compensation.

        On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123R-3, "Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards." Tyco International elected to adopt the alternative transition method provided in the FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS No. 123R in the fourth quarter of fiscal 2006. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool ("APIC pool") related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Combined Statements of Cash Flows of the tax effects of employee stock-based compensation awards that are fully vested and outstanding upon adoption of SFAS No. 123R. The adoption did not have a material impact on our results of operations and financial condition.

        We adopted FIN No. 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143" during the fourth quarter of fiscal 2006. This interpretation clarifies the timing of liability recognition for legal obligations associated with an asset retirement when the timing or method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. FIN No. 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The interpretation requires that conditional asset retirement obligations, along with the associated capitalized asset retirement costs, be reported at their fair values. The adoption of FIN No. 47 did not have a material impact on our results of operations, financial position or cash flows. Certain obligations relating to the handling and disposal of asbestos have not been recorded as the fair value cannot be reasonably estimated because we do not have sufficient information about the range of time over which the obligation may be settled. The undiscounted cash flows relating to such asset retirement obligations that have not been recognized in the financial statements are not significant. We will recognize a liability when sufficient information becomes available to reasonably estimate the fair value.

        In June 2005, the FASB issued Staff Position ("FSP") No. 143-1, "Accounting for Electronic Equipment Waste Obligations," which provides guidance on accounting for historical waste obligations associated with the European Union Waste, Electrical and Electronic Equipment Directive ("WEEE Directive"). Under the directive, the waste management obligation for historical equipment (products put on the market on or prior to August 13, 2005) remains with the commercial user until the equipment is replaced, at which time the producer of the replacement equipment becomes obligated. FSP No. 143-1 is effective for the first reporting period ending after June 8, 2005 or the date of the adoption of the WEEE Directive into law by the applicable European Union member country. The financial statement impact depends on the respective laws and regulations adopted by the EU member countries, their implementation guidance and the type of recycling programs and systems that are established. The adoption of FSP No. 143-1 did not have a material impact on our results of operations, financial position or cash flows.

Recently Issued Accounting Pronouncements

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." SFAS No. 159 permits an entity, on a contract-by-contract basis, to make an irrevocable election to account for certain types of financial instruments and warranty and insurance contracts at fair value, rather than historical cost, with changes in the fair value, whether realized or unrealized, recognized in earnings. SFAS No. 159 is effective in the first quarter of fiscal 2009. We are currently assessing the impact, if any, that SFAS No. 159 will have on the results of our operations, financial position or cash flows.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)." SFAS No. 158 requires that employers recognize the funded status of defined benefit pension and other postretirement benefit plans as a net asset or liability on the balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost. Under SFAS No. 158, companies are required to measure plan assets and benefit obligations as of their fiscal year end. We presently use a measurement date of August 31st. SFAS No. 158 also requires additional financial statement disclosures. The recognition provisions of SFAS No. 158 are effective at the end of fiscal 2007, while the measurement date provisions become effective in fiscal 2009. We are currently assessing the impact the measurement date provisions will have on the results of our operations, financial position or cash flows. Based on the funded status of defined benefit and other postretirement plans as of September 29, 2006, we estimate we would recognize a net $64 million liability through a reduction in parent company equity. The ultimate amounts recorded are highly dependent on various estimates and assumptions including, among other things, the discount rate selected, future compensation levels and performance of plan assets. Changes in these assumptions could increase or decrease the estimated impact of implementing SFAS No. 158.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for us in the first quarter of fiscal 2009. We are currently assessing the impact, if any, that SFAS No. 157 will have on the results of our operations, financial position or cash flows.

        In June 2006, the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN No. 48 is effective for us in the first quarter of fiscal 2008. We are currently assessing the impact that FIN No. 48 will have on the results of our operations, financial position or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

        We use forward currency exchange contracts and foreign currency options to manage our foreign currency exposures on accounts and notes receivable, accounts payable, intercompany loan balances and forecasted transactions denominated in certain foreign currencies. A 10% appreciation of the U.S. dollar from the December 29, 2006 market rates would increase the unrealized value of our forward contracts by $31 million, while a 10% depreciation of the U.S. dollar would decrease the unrealized value of forward contracts by $38 million. A 10% appreciation of the U.S. dollar from the September 29, 2006 market rates would increase the unrealized value of our forward contracts by $28 million, while a 10% depreciation of the U.S. dollar would decrease the unrealized value of forward contracts by $35 million. However, such gains or losses on these contracts would be offset by the gains or losses on the revaluation or settlement of the underlying transactions.

        We utilize established risk management policies and procedures in executing derivative financial instrument transactions. We do not execute transactions or hold derivative financial instruments for trading or speculative purposes. Counterparties to derivative financial instruments are limited to major financial institutions with at least an A/A2 long-term debt rating. There is no significant concentration of exposures with any one counterparty.

INDUSTRY OUTLOOK

        National healthcare expenditures in the United States totaled $1.98 trillion in 2005, according to the U.S. Centers for Medicare & Medicaid Services. This represented a 6.9% increase over 2004, and amounts to 16% of the gross domestic product. The rise in healthcare spending in the United States is significant as the United States represented approximately 43% of the global healthcare market in 2004, according to market research firm Frost & Sullivan.

        According to the U.S. Department of Health and Human Services, personal healthcare expenditures in 2004, including spending for therapeutic goods and services, accounted for approximately 83%, or $1.56 trillion, of healthcare expenditures. In 2004, approximately $571 billion was spent on hospital care, $400 billion on physician care, $188 billion on retail prescription drugs, $115 billion on nursing home care and the remaining $286 billion on other personal healthcare, including visits to non-physician medical providers, medical supplies and other health services.

        The global market for medical products and devices was approximately $148 billion in 2004, a 14% increase from $130 billion in 2003, according to Frost & Sullivan. The medical products and devices market is highly diversified with a wide variety of products, growth dynamics, investment requirements, regulatory environments and customer bases. For example, select segments of this market include cardiovascular devices ($35 billion), orthopedic equipment ($29 billion), surgical instruments ($11 billion), durable medical equipment ($10 billion), ophthalmic equipment ($9 billion), wound care and management products ($7 billion) and disposable surgical supplies ($6 billion).

        The medical imaging market consists of medical imaging systems, imaging information technology, and contrast agents and radiopharmaceuticals. Imaging systems include modalities such as x-ray, MRI, CT, PET, ultrasound and nuclear medicine systems. Contrast agents and radiopharmaceuticals are detected by imaging systems to generate medically-useful images. According to Frost & Sullivan, the U.S. imaging market was approximately $11.2 billion in 2003 and represented approximately 43% of the global market. The imaging market is expected to grow 8.5% annually between 2003 and 2008, driven by expanding uses for imaging products, increased demand for digital imaging and the development of new contrast agents. Although sales of contrast agents are related to the number of imaging procedures performed, the contrast agents market is expected to grow more quickly than that of imaging systems, which require high capital investment and are only replaced as necessary. Total U.S. revenue of contrast imaging agents and radiopharmaceuticals in 2003 was approximately $2.4 billion.

        The pharmaceuticals market produces medical drugs used to treat and prevent numerous health conditions. The market for pharmaceuticals is highly regulated, normally involving a lengthy approval process. Although new pharmaceuticals are generally protected by patent laws, generic drugs represent an increasingly large part of pharmaceutical sales. The trend toward generic sales has created downward pressure on pharmaceutical prices. Standard & Poor's reports that global pharmaceutical sales in 2005 were $602 billion, of which approximately 42% were generated in the United States. Pharmaceutical sales are expected to grow 5% to 8% annually between 2006 and 2010, driven by international expansion, new products and demographic trends, such as aging populations.

Industry Trends

  Aging Population and Increased Medical Procedures

        According to the U.S. Department of Health and Human Services, the population of people 55 to 64 years of age is projected to be the fastest growing segment of the adult population during the next ten years. In future decades, the population aged 55 to 64 and the population aged 65 and over will increase dramatically. As the older fraction of the population increases, more services and products will be required for the treatment and management of chronic and acute health conditions. According to

Standard & Poor's, approximately 80% of those 65 years and older in the United States have one chronic condition and 50% have two or more.

  Technological Change

        The healthcare industry is marked by continuous technological change. New products, often with significant improvements over existing technologies, are introduced on a regular basis. Examples of new technological changes that are affecting the healthcare industry include:

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  minimally invasive techniques and products, enabling many in-hospital procedures to be moved to less expensive outpatient settings;

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  additional product safety features to reduce errors and protect clinicians and patients; and

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  combination of biologically active ingredients into medical devices.

  Customer Mix Shifting Away from Hospitals

        Hospitals have been the traditional customer for companies selling healthcare products and supplies, particularly critical care products. Aging populations and increased cost containment efforts have resulted in an increased shift to care provided in non-hospital settings, such as ambulatory care, surgical centers, subacute care facilities, nursing facilities and in the home. In addition, the advent of minimally invasive procedures and products has contributed to this trend through the shift from longer-stay, expensive inpatient surgeries to outpatient procedures.

  Continued Focus on Cost Containment

        Healthcare payors and regulators continue to focus on healthcare cost containment and reimbursement in the United States and overseas in an effort to control rising healthcare costs. Reimbursement criteria, which vary by country, are becoming increasingly stringent and require management expertise and significant attention to obtain and maintain qualification for reimbursement. In addition, group purchasing organizations, or GPOs, and integrated health networks have grown, in an effort to help contain costs at hospitals and other medical facilities. According to Frost & Sullivan, GPOs now account for between 75% and 85% of all amounts spent in the United States on medical supplies and more than 95% of U.S. hospitals purchase products through GPOs.

  Increased Regulatory Scrutiny

        The medical devices and products industry is highly regulated in developed countries. In recent years, both American and European agencies have increased monitoring of medical device and pharmaceutical companies. In developing countries, increased demand for quality healthcare has led to similar increases in governmental regulation of healthcare products. We believe that companies that have established relationships with regulators and experience with regulatory approval processes are better positioned to respond to increased governmental oversight.

BUSINESS

Overview

        We are a global leader in developing, manufacturing and distributing medical devices and supplies, diagnostic imaging agents, pharmaceuticals and other healthcare products for use in clinical and home settings. Our products are found in almost every hospital in the United States, and we have a significant and growing presence in non-U.S. markets. Our portfolio of products, sold under well-known brand names, such as United States Surgical, Autosuture, Valleylab, Mallinckrodt, Nellcor, Puritan Bennett and Kendall, serves healthcare needs in the operating room and other hospital settings, long-term care and other alternate care facilities, doctors' offices and the home. We believe that we hold market-leading positions in many of the major markets in which we compete.

        The following chart presents our key product lines and brands by segment:

Segment	Key Product Lines (and Key Brands)
Medical Devices	•	Laparoscopic instruments (Autosuture)
	•	Surgical staplers (Autosuture)
	•	Sutures (Syneture)
	•	Energy-based instruments (Valleylab)
	•	Pulse oximeters (Nellcor)
	•	Ventilators (Puritan Bennett)
	•	Vascular compression (Kendall)
	•	Needles, syringes and sharps collection devices (SharpSafety)
Imaging Solutions	•	Contrast agents (Mallinckrodt)
	•	Contrast delivery systems (Mallinckrodt)
	•	Radiopharmaceuticals (Mallinckrodt)
Pharmaceutical Products	•	Active pharmaceutical ingredients (Mallinckrodt)
	•	Dosage pharmaceuticals (Mallinckrodt)
	•	Specialty chemicals (Mallinckrodt Baker)
Medical Supplies	•	Traditional wound care products (Kendall)
	•	Absorbent hygiene products (Kendall)
	•	Operating room kits and accessories (Devon)
Retail Products	•	Adult incontinence products (private label)
	•	Feminine hygiene products (private label)
	•	Infant care products (private label)

        For fiscal 2006, we generated net sales of $9.6 billion and net income of $1.1 billion. Approximately 64% of our net sales is generated domestically and 36% is generated outside of the United States. We operate 65 manufacturing sites in 16 countries. We employed approximately 43,300 people on September 29, 2006.

Our Strengths

        We believe that we have the following strengths:

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  Scale, product diversity and reach. We are one of the largest global manufacturers and marketers in the healthcare industry. Our scale and diversity allow us to make larger investments in infrastructure and new technologies and to develop lower cost sources of supply and global distribution. We offer products in many fields that we believe have higher growth opportunities due to prevailing healthcare trends, including laparoscopic surgery, electrosurgery, biosurgery, sleep therapy and pain management. Our products are used in hospitals, surgi-centers, alternate care facilities, physicians' offices, imaging centers and the home and in over 130 countries. We have a sales force of approximately 4,200 professionals strategically located in markets throughout the world, with a direct sales presence in over 50 countries.

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  Portfolio of leading brands. We believe that our brands are among the most well known and respected in the healthcare marketplace. We have introduced key product innovations in a number of fields, including laparoscopic instrumentation and surgical staplers (Autosuture), pulse oximeters (Nellcor), mechanical devices to prevent deep-vein thrombosis (Kendall) and vessel sealing systems (LigaSure). We believe that quality, reliability and supply chain excellence are hallmarks of our brands.

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  Strong customer relationships and sales force. Our sales force is focused on developing and maintaining strong relationships with clinician decision makers such as surgeons and other physicians, nurses and other healthcare providers. We foster these relationships by providing extensive clinical education through dedicated training centers, sponsored fellowships and other continuing education programs. We also have well established relationships with GPOs and IDNs, non-U.S. healthcare authorities, retailers and other major purchasers of our products. We believe that our experience in the hospital working together with healthcare professionals allows us to better understand clinician needs. We believe that this insight facilitates our ability to continually improve our product offerings.

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  Operational excellence. We have a history of developing and manufacturing high-quality products in a cost effective manner. Throughout our organization, we are committed to Six Sigma, Design for Six Sigma, Lean Manufacturing and strategic sourcing initiatives to ensure product availability, while seeking to maximize profitability, gross margin and return on invested capital. We employ strict safety and quality controls to reduce disruption throughout the supply chain, and audit these controls, on a regular basis, through compliance reviews to help ensure adherence to company and regulatory agencies' policies and procedures.

Strategy

        Our strategy is to enhance growth by increasing research and development initiatives, pursuing targeted external opportunities and enhancing our global commercialization infrastructure, including sales, marketing and distribution. We will continue to emphasize the importance of developing new and maintaining existing marketing relationships, reducing costs through manufacturing initiatives and focusing on financial returns. We are committed to the following initiatives:

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  Operating our businesses to focus on growth. We intend to continue developing industry-leading capabilities to translate healthcare provider and hospital insights into products that make our customers more successful. We are implementing global initiatives throughout our businesses to generate opportunities for growth. We are increasing investments in our sales and marketing infrastructure to further strengthen our customer relationships and our competitive position to capitalize on global healthcare needs and trends. Additionally, we are enhancing our business development function to better enable us to evaluate and execute external opportunities to expand and improve our product portfolio.

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  Commitment to innovation. We plan on broadening and enhancing our product offerings through an increased commitment to identify, obtain and develop new technologies through internal research and development initiatives, licensing and distribution transactions and selective acquisitions. We intend to focus these efforts primarily on product areas that are driven by clinician preference and technological innovation, which we believe will offer higher growth rates and margins. We intend to continue exploring new technologies and products to remain in the forefront of product innovation and quality.

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  Increasing global market penetration. We believe that we have promising opportunities in non-U.S. markets to expand our market position. We have designed our post-separation organization and management structure to integrate U.S. and non-U.S. operations. We expect that our new focus on global management of our product lines should assist us in developing and commercializing new products that meet global needs. As developing markets such as China, India, Eastern Europe and Latin America become more technologically mature, we expect to continue to dedicate increasing resources to address this growing demand. We believe that our established presence in developing markets provides us with the necessary platform to capitalize on these opportunities.

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  Managing our businesses with a disciplined financial perspective. We intend to increase our focus on maximizing return on invested capital. For our existing business, we expect this focus to include efforts to control manufacturing and logistical costs while continuing to strive for top-line revenue growth. As we explore opportunities to expand our product offerings, we intend to focus on internal and external investment opportunities that are expected to offer higher growth rates and margins. We intend regularly to review our portfolio and may consider divestiture of certain businesses. We intend to redeploy the proceeds of any divestitures to support these higher growth, higher margin opportunities.

History and Development

        Our businesses trace their development from the founding of Mallinckrodt in 1867 to the recent introduction of our ForceTriad tissue fusion and electrosurgery system. Our business was formed principally through a series of acquisitions of established healthcare companies, including Tyco International's acquisitions of Kendall International Inc. in 1994, the Sherwood-Davis & Geck division of American Home Products Corporation and United States Surgical Corporation in 1998, and Mallinckrodt Inc. in 2000. We have continued to build on these acquisitions through internal research and development supplemented by strategic acquisitions. Recent strategic acquisitions include Vivant Medical Inc. (microwave ablation systems), Confluent Surgical, Inc. (biosurgery products), Floreane Medical Implants, S.A. (hernia meshes and other surgical implants) and Airox S.A. (non-invasive homecare ventilators).

        Covidien Ltd. was incorporated in Bermuda in 2000 as a wholly-owned subsidiary of Tyco International. For the period following its incorporation, Covidien Ltd. did not engage in any significant business activities and held minimal assets. In connection with our separation from Tyco International, the equity interests in the entities that hold all of the assets and liabilities of Tyco International's healthcare businesses will be transferred to Covidien. Covidien Ltd., the sole shareholder of CIFSA and guarantor of the notes to be issued by CIFSA, will remain a Bermuda chartered company in order to replicate the legal and operating structure of Tyco International. Holders of Tyco International's public equity and debt are familiar with this structure, which simplifies execution of the distribution and related financing and internal separation transactions. Covidien Ltd. will unconditionally guarantee the notes to be issued by CIFSA to provide financial support for the notes.

        CIFSA, a Luxembourg company, is a wholly-owned subsidiary of Covidien Ltd. CIFSA is a newly-formed holding company established in December 2006 in connection with the separation of the healthcare business of Tyco International to own directly and indirectly all of the operating subsidiaries of Covidien, to issue the notes and to perform treasury operations for Covidien. Otherwise, it conducts no independent business.

        CIFSA was formed in Luxembourg as part of the separation in order to replicate the legal and operating structure of Tyco International Group S.A., which performed similar functions for Tyco

International Ltd. In addition, Luxembourg offers a banking, finance, legal and regulatory infrastructure that we believe provides competitive advantages and is suited to the capital market needs of a multinational company. Immediately prior to the distribution, CIFSA will own directly or indirectly all of Covidien's operating subsidiaries in order to concentrate their direct and indirect ownership under a single holding company that will act as our principal external borrower. CIFSA's concentrated ownership of the operating subsidiaries will be an efficient means of providing additional financial support for the notes. CIFSA will issue the notes in its role as our principal external borrower.

Our Businesses

        Our company consists of five segments: Medical Devices, Imaging Solutions, Pharmaceutical Products, Medical Supplies and Retail Products.

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  Medical Devices includes our laparoscopic instrument, surgical stapler, suture, energy-based instrument, pulse oximetry, ventilator, vascular compression, needle and syringe, and sharps collection product lines.

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  Imaging Solutions includes our contrast agent, contrast delivery system and radiopharmaceutical product lines.

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  Pharmaceutical Products includes our active pharmaceutical ingredient, dosage pharmaceutical and specialty chemical product lines.

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  Medical Supplies includes our traditional wound care, absorbent hygiene, operating room kit and accessory, and OEM product lines.

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  Retail Products includes our private label adult incontinence, feminine hygiene and infant care product lines.

        Note 14 to our Interim Condensed Combined Financial Statements and Note 16 to our Annual Combined Financial Statements provide certain segment financial data relating to our business.

  Medical Devices

        Our Medical Devices segment develops, manufactures and sells surgical instruments and devices, respiratory and monitoring products and other clinician preferred medical devices.

        We are a leader in innovative wound closure products, advanced surgical devices and electrosurgical systems. Our Autosuture franchise introduced the world's first practical surgical stapler 40 years ago, and continues to be an innovator in minimally invasive surgery, offering a complete line of surgical stapling and laparoscopic instrumentation. Our Syneture brand offers one of the most comprehensive suture product lines in the industry. We recently expanded our offerings of surgical mesh for hernia repair through our acquisition of a controlling interest in Floreane Medical Implants, S.A. in fiscal 2006. Our Valleylab franchise has been a leader in electrosurgery systems for over 40 years, offering products such as the recently introduced ForceTriad tissue fusing and electrosurgery system, the LigaSure Vessel Sealing System and the Cool-tip Radiofrequency Ablation System. We believe that our broad offering of both mechanical and energy-based surgical and therapeutic devices positions us to capitalize on the expected continued growth of minimally invasive surgical procedures.

        We are developing and marketing a broad line of innovative biosurgery solutions, including internal sealants, topical adhesives and anti-adhesion products. These products potentially can have applications in many types of surgical procedures. We believe that our recent acquisition of Confluent Surgical, Inc. in fiscal 2006 provides us with a strong proprietary platform to become a leader in this growing market.

        We offer an extensive line of products used to monitor, diagnose and treat respiratory disease and sleep disorders. Through our Nellcor brand we pioneered pulse oximetry, which measures oxygen in the blood, and we continue to be a leader in this field. Our Puritan Bennett brand is a leader in the field of high acuity ventilators. The continuing development of Puritan Bennett products ranges from the introduction of the first modern mechanical ventilator 40 years ago to our recent acquisition of Airox S.A., which offers non-invasive home care ventilator systems and complements our ventilator portfolio. We are a leader in the field of airway management with our comprehensive line of Mallinckrodt endotracheal tubes and Shiley tracheostomy tubes. Our Sandman sleep diagnostic system is a leading product for the diagnosis of sleep disorders, and we are focused on expanding our treatment solutions for sleep disorders.

        Other products offered by our Medical Devices segment include vascular compression devices, needles and syringes, sharps collection systems, enteral feeding pumps and accessories, tympanic and electronic thermometers, advanced wound care products, urology products and dialysis catheters. Kendall's innovative SCD Vascular Compression System and T.E.D. Anti-Embolism Stockings set the standard for the mechanical prevention of deep vein thrombosis, a potentially fatal complication from surgery. Both continue to be leaders in this field. Our SharpSafety line of needles, syringes and sharps disposal systems is focused on offering products that minimize the risk of needle stick incidents, which threaten the safety of clinicians. Our Kangaroo brand is a leader in enteral feeding systems. We believe that our Kangaroo ePump is one of the most technologically advanced and easy to use enteral pumps on the market today.

        Products offered by our Medical Devices segment are used primarily by hospitals and alternate site healthcare providers, although physician offices and homecare represent an increasing share of our customers. We market these products through both our direct sales force as well as third-party distributors primarily to physicians, nurses, materials managers, GPOs and governmental healthcare authorities.

        The medical devices market is highly fragmented and competitive. According to the International Trade Administration, there are approximately 8,000 companies in the United States operating in the medical devices market. There is no single company, however, that competes with us over the full breadth of products offered by our Medical Devices segment. Our competition includes both diversified healthcare companies, such as Johnson & Johnson, C.R. Bard and Becton Dickinson, and other companies that are more focused on specific fields, including Respironics, Viasys and ConMed.

        We believe that our long-standing relationships with physicians give us early insights into the needs of our customers and provide channels for our new products. We further believe that our manufacturing and supply chain initiatives provide us a competitive advantage by enabling us to provide value to our customers. We expect our Medical Devices segment to continue to increase research and development initiatives through both internal investment and strategic transactions, and to enhance its global commercialization infrastructure as it seeks to introduce and effectively market new and improved products.

  Imaging Solutions

        Our Imaging Solutions segment develops, manufactures and markets contrast agents, contrast delivery systems and radiopharmaceuticals.

        For over 90 years, our Mallinckrodt brand has held a prominent position in the field of medical imaging. Our imaging products enhance the quality of images obtained through CT, x-ray, magnetic resonance and nuclear medicine procedures to improve the detection and diagnosis of disease. Some of our key products include Optiray non-ionic x-ray contrast agent, OptiMARK magnetic resonance imaging agent, OptiVantage contrast delivery system and OctreoScan, a nuclear medicine imaging agent for cancer. We estimate that we manufacture approximately one-half of all technetium generators sold in the United States. These generators supply the critical technetium isotope, which is utilized in over 80% of all U.S. nuclear medicine diagnostic procedures. We market our imaging products primarily to physicians, technologists and purchasing administrators at hospitals, imaging centers, cardiology clinics and radiopharmacies. We also operate our own network of 37 radiopharmacies, which provides a distribution channel for critical pharmacy services such as real time delivery of nuclear medicine unit doses.

        Our main competitors include GE Healthcare for contrast and nuclear medicine products, Schering AG and its U.S. affiliate Berlex as well as Bracco for contrast agents and Bristol-Myers Squibb for nuclear medicine cardiology agents. Cardinal Health is our main competitor for our radiopharmacy network. Unlike most of our competition, we offer a full line of contrast agents, contrast delivery systems and radiopharmaceuticals. We believe that our broad product portfolio allows us to be a complete source for all imaging agent needs, enabling us to develop close working relationships with radiologists, cardiologists and technologists. We intend to remain a leader in this field by continuing to focus on quality products that add value to our customers, while selectively pursuing internal and external strategic growth opportunities.

  Pharmaceutical Products

        Our Pharmaceutical Products segment develops, manufactures and distributes active ingredients used in generic pharmaceuticals, dosage pharmaceuticals and specialty chemicals.

        Our Mallinckrodt brand traces its roots back to 1867 and today is the world's largest manufacturer of medicinal narcotics and acetaminophen. We sell active pharmaceutical ingredients to major branded and generic pharmaceutical manufacturers and dosage products to major wholesalers and drug store chains. Our Mallinckrodt Baker and J.T. Baker lines of specialty chemicals are marketed to research and development facilities, analytical laboratories and semiconductor manufacturers.

        Our major competitors of our active ingredients product line include Johnson & Johnson, Siegfried and Johnson Matthey, and major competitors of our dosage product line include Teva, Mylan and Watson. Although competition is steadily increasing and we expect new entrants into this market, we believe our ability to meet strict production and licensing requirements for controlled substances will enable us effectively to compete. Purchasing decisions in this segment of the industry are based on price and the ability to ensure a stable and sufficient supply of pharmaceuticals to customers. Our secure sources of raw opiate material, manufacturing capabilities, comprehensive generic pain management offering and established relationships with retail pharmacies enable us to compete effectively against larger generics manufacturers such as Teva and Watson. In addition, we believe that our experience with the FDA and DEA provide us with the knowledge to successfully navigate a tightening regulatory environment. We intend to invest selectively in growth by launching new controlled substance products, preserving our strong customer relationships and maintaining our reputation for quality.

  Medical Supplies

        Our Medical Supplies segment develops, manufactures and markets a broad range of traditional wound care products, absorbent hygiene products, operating room kits and accessories and electrodes. We also are an original equipment manufacturer of various medical supplies for a number of leading medical device companies.

        For over 100 years, the Kendall brand has been a leader in the field of wound care with its Curity and Kerlix gauze and bandages. Our Devon brand is a leader in operating room kits and accessories. Under our Medi-Trace brand, we offer a comprehensive line of monitoring, diagnostic and defibrillation electrodes. These products are marketed through a combination of direct sales representatives and third-party distributors, primarily to materials managers and GPOs, and are used primarily in hospitals, surgi-centers and alternate care facilities.

        The markets in which our Medical Supplies segment participates are characterized by strong pricing competition. While customers may choose our products based upon our reputation for quality, we face strong competition from low-cost suppliers. Our Medical Supplies segment competes against branded products, including ones sold by 3M, ConMed and First Quality, as well as private-label products provided by low-cost suppliers, such as Cardinal and Medline. In order to maintain its market position, our Medical Supplies segment intends to focus on improving efficiencies through strategic sourcing and manufacturing initiatives, while maintaining its reputation for quality.

  Retail Products

        Our Retail Products segment develops, manufactures and markets a variety of private label (also known as retail brand) absorbent hygiene products. We are the industry leader in North America for private label adult incontinence, feminine hygiene and infant care products.

        We sell our retail products primarily to mass merchandisers, food stores, dollar stores and drug stores. We are the sole or multi-source supplier for 17 of the top 20 retailers in North America, including Wal-Mart, Target, Kroger, Albertson's, Safeway, K-Mart, Rite-Aid, Dollar General and Family Dollar.

        Price competition in this segment is particularly severe, as our private label products compete directly with national brands. Our retail competitors include national branded manufacturers, including Kimberly-Clark, Procter & Gamble and Johnson & Johnson. We also compete with other private label producers, such as Arquest and Associated Hygienic Products. We believe that our high-quality products, product innovation, packaging solutions and customer service provide us a competitive advantage. However, we expect continued and severe price pressure in this segment. Accordingly, our Retail Product segment intends to focus on growing profitability through low-cost sourcing and operational excellence initiatives.

Customers

        Our customers include hospitals, surgi-centers, imaging centers, alternate site facilities, drug manufacturers and major retailers throughout the world. We often negotiate with GPOs and IDNs, which enter into supply contracts for the benefit of their member facilities. We serve customers in over 130 countries and we maintain a strong local presence in each of the geographic areas in which we operate.

        Our net sales by geographic area are set forth below:

	Fiscal
	2006	2005	2004
	(dollars in millions)
United States	$6,185	$6,185	$6,071
Other Americas	433	377	334
Europe	2,084	2,068	1,872
Japan	580	594	560
Asia—Pacific	365	311	272

	$9,647	$9,535	$9,109

        No single customer accounted for 10% or more of our total sales in fiscal 2006, 2005 or 2004. The five largest customers of our Retail Products segment accounted for over 60% of that segment's net sales in fiscal 2006.

Intellectual Property

        Patents, trademarks and other proprietary rights are very important to our business. We also rely upon trade secrets, manufacturing know-how, continuing technological innovations and licensing opportunities to maintain and improve our competitive position. We review third-party proprietary rights, including patents and patent applications, as available, in an effort to develop an effective intellectual property strategy, avoid infringement of third-party proprietary rights, identify licensing opportunities and monitor the intellectual property owned by others.

        We hold numerous patents and have numerous patent applications pending in the United States and in certain other countries that relate to aspects of the technology used in many of our products. Our policy is to file patent applications in the United States and other countries when we believe it is commercially advantageous to do so. We do not consider our business to be materially dependent upon any individual patent.

Research and Development

        We are engaged in research and development in an effort to introduce new products, to enhance the effectiveness, ease of use, safety and reliability of our existing products and to expand the applications of our products. Our research and development efforts include both internal initiatives as well as seeking to license or acquire technology from third parties. We are focused on developing technologies that will provide healthcare providers with solutions that meet their clinical needs in treating medical conditions through less invasive procedures and in a cost-effective manner. Our research and development expenditures were $262 million, $232 million, and $214 million in fiscal 2006, 2005 and 2004, respectively. We continually evaluate developing technologies in areas where we have technological or marketing expertise for possible investment or acquisition.

        We intend to continue our focus on research and development as a key strategy for growth. We intend to focus our internal and external investments in those fields that we believe will offer the greatest opportunity for growth and profitability.

Governmental Regulation and Supervision

        The development, manufacture, sale and distribution of our products are subject to comprehensive governmental regulation both within and outside the United States. A number of factors substantially increase the time, difficulty and costs incurred in obtaining and maintaining the approval to market newly developed and existing products. These factors include governmental regulation, such as detailed inspection of and controls over research and laboratory procedures, clinical investigations, manufacturing, narcotic licensing, marketing, sampling, distribution, record keeping and storage and disposal practices, together with various post-market requirements. Governmental regulatory actions can result in the seizure or recall of products, suspension or revocation of the authority necessary for their production and sale and other civil or criminal sanctions.

        Medical device and drug laws also are in effect in many of the non-U.S. markets in which we do business. These laws range from comprehensive device and drug approval requirements for some or all of our products to requests for product data or certifications. Inspection of and controls over manufacturing, as well as monitoring of device-related adverse events, also are components of most of these regulatory systems. Most of our business is subject to varying degrees of governmental regulation in the countries in which we operate, and the general trend is toward increasingly stringent regulation.

        The exercise of broad regulatory powers by the FDA continues to result in increases in the amount of testing and documentation required for approval or clearance of new drugs and devices and a corresponding increase in the expense of product introduction. Similar trends also are evident in major non-U.S. markets, including the European Union, China, and especially Japan. Certain areas of our business are subject to additional oversight by the DEA (for example, our Pharmaceutical Products segment, which manufactures a variety of pain management products) or the Nuclear Regulatory Commission (for example, our Imaging Solutions segment, which manufactures radiopharmaceuticals).

        We have extensive systems in place to comply with U.S. and non-U.S. regulatory requirements. Each of our facilities, regardless of geographic location, that develops, manufactures, services or distributes medical devices or drugs has programs and procedures in place to help assure compliance with current Good Manufacturing Practices and Quality System Requirements.

        Healthcare costs have been and continue to be a subject of study, investigation and regulation by governmental agencies and legislative bodies around the world. Recently, in the United States, particular attention has been focused on drug and medical device prices and profits, and on programs that encourage doctors to write prescriptions for particular drugs or recommend, use or purchase particular medical devices. Payers have become more influential in the marketplace and increasingly are focused on drug and medical device pricing, appropriate drug and medical device utilization and the quality and costs of healthcare. The Medicare Prescription Drug, Improvement and Modernization Act, enacted in 2003, also has increased attention on drug and device pricing.

Raw Materials

        We use a wide variety of resin, pulp, plastics, textiles and electrical components for production of our products. We primarily purchase these materials from external suppliers, some of which are single-source suppliers. We also purchase certain other raw materials used in the bulk pharmaceutical business from non-U.S. governments and suppliers that meet U.S. State Department requirements. We purchase materials from selected suppliers based on quality assurance, cost effectiveness or constraints resulting from regulatory requirements and work closely with our suppliers to assure continuity of supply while maintaining high quality and reliability.

Property, plant and equipment, net

        Our property, plant and equipment, net by geographic area is set forth below:

	Fiscal
	2006	2005	2004
	(dollars in millions)
United States	$2,106	$1,954	$1,895
Other Americas	48	57	43
Europe	322	276	312
Japan	69	70	70
Asia—Pacific	13	11	8

	$2,558	$2,368	$2,328

Manufacturing

        We have 65 manufacturing sites located throughout the world that handle production, assembly, quality assurance testing, packaging and sterilization of our products. Our major centers of manufacturing output include sites in the following countries (with the number of sites in parentheses):

Americas	Europe/Middle East/Africa	Asia/Pacific
United States (30)	Germany (2)	China (1)
Canada (2)	United Kingdom (3)	Japan (1)
Mexico (8)	Holland (2)	Thailand (1)
Dominican Republic (1)	France (5)	Malaysia (1)
South Africa (1)
Turkey (1)
Italy (1)
Ireland (5)

        We estimate that our manufacturing production by region in 2006 (as measured by cost of production) was approximately: Americas—84%, Europe/Middle East/Africa—14%, and Asia/Pacific—2%. We expect that manufacturing production will continue to increase in the Asia/Pacific region as a proportion of total manufacturing, as the Asia/Pacific region continues to experience strong growth and we continue to implement low cost manufacturing initiatives.

Sales, Marketing and Distribution

        We conduct our sales and marketing principally through a direct sales force, but we also utilize third-party distributors.

        We maintain 23 hub-and-spoke distribution centers around the world. Products generally are delivered to these distribution centers by our manufacturing facilities and then subsequently delivered to the customer. In some instances, for example, nuclear medicine, product is delivered directly from our manufacturing facility to the customer. We contract with a wide range of transport providers to deliver our products by road, rail, sea and air.

        We recently have undertaken, and continue to roll out, a reorganization focused on a global management approach to our businesses. This global reorganization gives management teams responsibility for particular products on a worldwide basis. In the past, our businesses generally had been managed outside of the United States on a territorial basis, with management responsible for virtually all product sales within certain regions or countries. We believe that globalization of our product lines allows us to effectively drive sales growth, particularly in new or developing markets.

        We have a well-trained, experienced sales force with a significant presence in all major markets. Our sales force is focused on understanding and addressing the needs of our customers.

Competition

        We compete in medical device, pharmaceutical and other healthcare product markets around the world. These global markets are characterized by continuous change resulting from technological innovations. Our market position depends on our ability to develop and commercialize products that meet clinician needs, while offering reliable product quality, cost-effectiveness and dependable service. Our competitors range from large manufacturers with multiple business lines, including Johnson & Johnson, Becton Dickinson, and C.R. Bard, among others, to smaller manufacturers that focus on a limited selection of products.

Environmental

        We are subject to various federal, state and local environmental protection and health and safety laws and regulations both within and outside the United States. Our operations, like those of other medical product companies, involve the use of substances regulated under environmental laws, primarily in manufacturing and sterilization processes. We cannot assure you that we have been or will be in compliance with environmental and health and safety laws at all times. If we violate these laws, we could be fined, criminally charged or otherwise sanctioned by regulators. We believe that our operations currently comply in all material respects with applicable environmental laws and regulations.

        Certain environmental laws assess liability on current or previous owners or operators of real property for the cost of investigation, removal or remediation of hazardous substances at such formerly owned or operated properties or at properties at which they have disposed of hazardous substances. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances.

        In addition, from time to time in the ordinary course of business, we have received notification from the U.S. Environmental Protection Agency and from state environmental agencies, that conditions at a number of sites where we and others disposed of hazardous substances require investigation, cleanup and other possible remedial action. These agencies may require that we reimburse the government or otherwise pay for the cost of cleanup of those sites and for damage to natural resources. We have projects underway at a number of current and former manufacturing facilities to investigate and remediate environmental contamination resulting from past operations. These projects relate to a variety of activities, including decontamination and decommissioning of radioactive materials, solvents, metals and other hazardous substances. These projects involve both investigation and remediation expenses and capital expenditures.

        We provide for expenses associated with environmental remediation obligations once we determine that a potential environmental liability at a particular site is probable and the amount can be reasonably estimated. We regularly assess current information and developments as the investigations and remediation proceed and adjust accruals, as necessary, to provide for the expected impact of these environmental matters.

        The ultimate cost of cleanup at disposal sites and manufacturing facilities is difficult to predict given uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. Based upon our experience, current information and applicable laws, we believe that it is probable that we will incur investigation and remedial costs, including asset retirement obligations, of approximately $212 million, of which $20 million is included in accrued and other current liabilities and $192 million is included in "Other liabilities" in the Combined Balance Sheet. All accruals have been recorded without giving effect to any possible future insurance proceeds.

        Environmental laws are complex, change frequently and have become more stringent over time. While we have budgeted for future capital and operating expenditures to maintain compliance with these laws and to address liabilities arising from past or future releases of, or exposures to, hazardous substances, we cannot assure you that our costs of complying with current or future environmental protection, health and safety laws will not exceed our estimates or adversely affect our financial condition and results of operations. Further, we cannot assure you that we will not be subject to additional environmental claims for personal injury or cleanup in the future based on our past, present or future business activities. While it is not feasible to predict the outcome of all pending environmental matters it is reasonably probable that there will be a need for future provisions for environmental costs which in management's opinion are not likely to have a material effect on our financial condition, but could be material to the results of operations in any one accounting period.

Employees

        At September 29, 2006, we had approximately 43,300 employees. Approximately 21,500 of our employees are based in the United States, approximately 890 of whom are represented by a labor union. In Europe, many of our employees are represented by unions or work councils. We believe that our relations with our employees are satisfactory.

Properties

        Our executive offices in the United States are located in a leased facility in Mansfield, Massachusetts. We own or lease a total of 280 facilities in 41 countries. Our owned facilities consist of approximately 13 million square feet, and our leased facilities consist of approximately 10 million square feet. Our 65 manufacturing facilities are located in the United States and 15 other countries. All of these facilities are well maintained and suitable for the operations conducted in them.

        These facilities are used by the following business segments:

	Number of Facilities
Medical Devices	188
Imaging Solutions	48
Pharmaceutical Products	22	*
Medical Supplies	10
Retail Products	6
Corporate	6

Total	280

    *
    Includes five facilities utilized by both Pharmaceutical Products and Imaging Solutions

Legal Proceedings

  Tyco International Legal Proceedings

        In connection with our separation from Tyco International, we have entered into a liability sharing agreement regarding certain class actions that were pending against Tyco International prior to the separation. Subject to the terms and conditions of the Separation and Distribution Agreement, Tyco International will manage and control all the legal matters related to assumed contingent liabilities, including the defense or settlement thereof, subject to certain limitations. The liability sharing provisions regarding these class actions are set forth in the Separation and Distribution Agreement among Tyco International, Tyco Electronics and Covidien, which is described below under "Relationship with Tyco International and Tyco Electronics—Separation and Distribution Agreement—Legal Matters." A description of the class actions subject to this liability sharing agreement follows below.

  Securities Class Actions

        Tyco International and certain of its former directors and officers have been named as defendants in over 40 securities class actions. Moreover, Tyco International stipulated, pursuant to a court order, that each party to the Separation and Distribution Agreement will be primarily liable for a portion of the obligations arising from such litigation. The stipulation also provides that if any party defaults on its obligations, the other parties will be jointly and severally liable for those obligations. Most of the securities class actions have now been transferred to the United States District Court for the District of New Hampshire by the Judicial Panel on Multidistrict Litigation for coordinated or consolidated pretrial proceedings. On January 28, 2003, a consolidated securities class action complaint was filed in these proceedings. On January 7, 2005, Tyco International answered the plaintiffs' consolidated complaint. On January 14, 2005, lead plaintiffs made a motion for class certification, which Tyco International opposed on July 22, 2005. On July 5, 2005, Tyco International moved for revision of the court's October 14, 2004 order in light of a change in law, insofar as the order denied Tyco International's motion to dismiss the consolidated complaint for failure to plead loss causation. On December 2, 2005, the court denied Tyco International's motion. On April 4, 2006, plaintiffs filed a partial motion for summary judgment that was denied without prejudice to its later renewal. On June 12, 2006, the court entered an order certifying a class "consisting of all persons and entities who purchased or otherwise acquired Tyco International securities between December 13, 1999 and June 7, 2002, and who were damaged thereby, excluding defendants, all of the officers, directors and partners thereof, members of their immediate families and their legal representatives, heirs, successors or assigns, and any entity in which any of the foregoing have or had a controlling interest." On June 26, 2006, Tyco International filed a petition for leave to appeal the class certification order to the United States Court of Appeals for the First Circuit. On September 22, 2006, the United States Court of Appeals for the First Circuit denied Tyco International's petition. On July 6, 2006, the lead plaintiffs filed in the United States District Court for the District of New Hampshire a motion for a permanent injunction against prosecution of the class action styled Brazen v. Tyco International Ltd. that was certified by the Circuit Court for Cook County, Illinois. On October 26, 2006, the court denied plaintiffs' motion for injunctive relief without prejudice.

        An action entitled Hess v. Tyco International Ltd., et al., was filed on June 3, 2004 in the Superior Court of the State of California for the County of Los Angeles against certain of Tyco International's former directors and officers, Tyco International's former auditors and Tyco International. The complaint asserts claims of fraud, negligent representation, aiding and abetting breach of fiduciary duty, tortious interference with fiduciary relationship and conspiracy arising out of an underlying settlement of litigation brought by shareholders in Progressive Angioplasty Systems, Inc. where the plaintiffs received Tyco International stock as consideration. The claim seeks unspecified monetary damages and other relief. On October 25, 2006, the court lifted its previous order staying the case during the pendency of a related arbitration to which Tyco International was not a party. On December 26, 2006, Tyco filed a demurrer seeking dismissal of the action on the ground that the complaint failed to allege facts sufficient to state causes of action. The demurrer is fully briefed and argument is scheduled for June 7, 2007.

        On November 27, 2002, the State of New Jersey, on behalf of several state pension funds, filed a complaint, New Jersey v. Tyco, in the United States District Court for the District of New Jersey against Tyco International, Tyco International's former auditors and certain of Tyco International's former officers and directors. The complaint was amended on February 11, 2005. As against all defendants, the amended complaint asserts causes of action under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, for common law fraud, aiding and abetting common law fraud, conspiracy to commit fraud and negligent misrepresentation. Claims are asserted against the individual defendants under Section 20(a) of the Securities Exchange Act of 1934, Section 15 of the Securities Act of 1933, Section 24(d) of the New Jersey Uniform Securities Law, Sections 421-B:25(II)

and (III) of the New Hampshire Uniform Securities Law, and for breaches of fiduciary duties. Claims are also asserted against certain of the individual defendants under Section 20A of the Securities Exchange Act of 1934, and for violation of the New Jersey RICO statute; against Tyco International under Section 12(a)(2) of the Securities Act of 1933, Section 24(c) of the New Jersey Uniform Securities Law, and for violation of, aiding and abetting violation of, and vicarious liability under the New Jersey RICO statute; against Tyco International and certain of the individual defendants under Section 14(a) of the Securities Act of 1933 and Rule 14a-9 promulgated thereunder, and for conspiracy to violate the New Jersey RICO statute; against Tyco International, its former auditors, and certain of the individual defendants under Section 11 of the Securities Act of 1933, and for violation of, and conspiracy to violate the New Jersey RICO statute; and against Tyco International's former auditors and certain of the individual defendants for aiding and abetting violation of the New Jersey RICO statute. Finally, claims are asserted against the individual defendants and Tyco International's former auditors for aiding and abetting the individual defendants' breaches of fiduciary duties. Plaintiffs assert that the defendants violated the securities laws and otherwise engaged in fraudulent acts by making materially false and misleading statements and omissions concerning, among other things, the following: unauthorized and improper compensation of certain of Tyco International's former executives; their improper use of Tyco International's funds for personal benefit and their improper self-dealing in real estate. The Plaintiffs seek unspecified monetary damages and other relief. On June 10, 2005, Tyco International moved to dismiss in part the amended complaint, which motion remains pending before the court.

        Tyco International appealed to the United States Court of Appeals for the First Circuit the decision of the United States District Court for the District of New Hampshire to remand Brazen v. Tyco International Ltd. to the Circuit Court for Cook County, Illinois and Hromyak v. Tyco International Ltd., Goldfarb v. Tyco International Ltd., Mandel v. Tyco International Ltd., Myers v. Tyco International Ltd., Rappold v. Tyco International Ltd., and Schuldt v. Tyco International Ltd. to the Circuit Court for Palm Beach County, Florida. Plaintiffs moved to dismiss Tyco International's appeal. On December 29, 2004, the United States Court of Appeals for the First Circuit granted plaintiffs' motion and dismissed Tyco International's appeal. Tyco International moved in the Circuit Court for Palm Beach County, Florida to stay and to strike the class allegations in Goldfarb, Mandel, Myers, Rappold, and Schuldt and to dismiss Hromyak. On July 8, 2005, the court granted in part and denied in part the motion to stay and to strike the class allegations in Goldfarb, Mandel, Myers, Rappold, and Schuldt. The Circuit Court granted Tyco International's motion to dismiss Hromyak. The Florida District Court of Appeal affirmed the dismissal.

        After filing an initial complaint on June 26, 2002, plaintiff Lionel I. Brazen filed an amended class action complaint on March 10, 2005, in the Circuit Court for Cook County, Illinois purporting to represent a class of purchasers who exchanged shares of Mallinckrodt, Inc. common stock for common shares of Tyco International pursuant to the joint proxy statement and prospectus, and the registration statement in which it was included, in connection with the October 17, 2000 merger of Tyco International and Mallinckrodt, Inc. Plaintiff names as defendants Tyco International Ltd., and certain former Tyco International executives and asserts causes of action under Sections 11, 12(a)(2) and 15 of the Securities Act of 1933. The amended class action complaint alleges that the defendants made statements in the registration statement and the joint proxy statement and prospectus that were materially false and misleading and failed to disclose material adverse facts regarding the business and operations of Tyco International. The amended class action complaint seeks unspecified monetary damages and other relief. On April 21, 2005, Tyco International moved in the Circuit Court for Cook County, Illinois to dismiss or stay or, in the alternative, to strike the class allegations. On July 22, 2005, the court denied Tyco International's motion. On August 19, 2005, Tyco International filed an interlocutory appeal of the Circuit Court for Cook County Illinois' July 22, 2005 memorandum and order, which was subsequently denied. On January 6, 2006, the plaintiff, joined by additional named plaintiff Nancy Hammerslough, filed a renewed motion for class certification which was granted. On

February 14, 2006, Tyco International filed its answer to the complaint. On July 5, 2006, plaintiffs filed a partial motion for summary judgment which was denied on November 8, 2006. On November 22, 2006, plaintiffs filed a motion to reconsider the denial of their motion for summary judgment. On January 25, 2007, the Court denied plaintiffs' motion to reconsider.

        Plaintiff moved to remand Davis v. Kozlowski, an action originally filed on December 9, 2003, from the United States District Court for the District of New Hampshire back to the Circuit Court of Cook County, Illinois. On March 17, 2005, the United States District Court for the District of New Hampshire granted plaintiff's motion to remand and denied defendants' motion to dismiss. On March 31, 2005, Tyco International moved for reconsideration of the court's remand order. On July 17, 2006, the court entered an order granting Tyco International's motion to dismiss on the grounds that all of plaintiff's claims were preempted by federal law. The motion to dismiss was granted without prejudice to plaintiff's right to file another action in state court asserting claims that are not preempted by federal law. On January 8, 2007, plaintiff filed an action in the Circuit Court of Cook County, Illinois. The complaint seeks unspecified monetary damages and other relief. On January 12, 2007, Tyco International removed the re-filed action to federal court in the United States District Court for the Northern District of Illinois, Eastern Division. On February 1, 2007, the Judicial Panel on Multidistrict Litigation (the "JPML") issued a Conditional Transfer Order transferring the case to the District of New Hampshire. Plaintiffs filed a motion to remand the case to state court on February 12, 2007 and moved the JPML to vacate the Conditional Transfer Order on March 9, 2007. Tyco International filed an opposition to the motion to vacate on March 29, 2007. On March 15, 2007, Tyco International filed its opposition to plaintiffs' remand motion and filed a cross-motion to dismiss the action. Briefing on the cross-motion is scheduled to be completed on April 26, 2007.

  Shareholder Derivative Litigation

        An action was filed on June 7, 2002 in the Supreme Court of the State of New York, Levin v. Kozlowski, alleging that the individually named defendants breached their fiduciary duties, committed waste and mismanagement and engaged in self-dealing in connection with Tyco International's accounting practices, individual board members' use of funds, and the financial disclosures of certain mergers and acquisitions. It is further alleged that certain of the individual defendants converted corporate assets for their own use. Plaintiffs seek money damages. Plaintiffs agreed to stay that action pending the resolution of the federal derivative action, which was dismissed by the United States District Court for the District of New Hampshire on October 14, 2004; and the appeal from that ruling was voluntarily dismissed on May 19, 2005. On June 14, 2005, the plaintiffs resumed the Levin action. On September 22, 2005, Tyco International filed a motion to dismiss the derivative complaint. On November 14, 2006, the Supreme Court of the State of New York dismissed the complaint with prejudice. On December 11, 2006, plaintiffs filed a notice of appeal of the court's November 14, 2006 order dismissing the complaint.

  ERISA Litigation and Investigation

        Tyco International and certain of its current and former employees, officers and directors, have been named as defendants in eight class actions brought under the Employee Retirement Income Security Act ("ERISA"). Two of the actions were filed in the United States District Court for the District of New Hampshire and the six remaining actions were transferred to that court by the Judicial Panel on Multidistrict Litigation. All eight actions have been consolidated in the District Court in New Hampshire. The consolidated complaint purports to bring claims on behalf of the Tyco Retirement Savings and Investment Plans and the participants therein and alleges that the defendants breached their fiduciary duties under ERISA by negligently misrepresenting and negligently failing to disclose material information concerning, among other things, the following: related-party transactions and executive compensation; our mergers and acquisitions and the accounting therefor, as well as allegedly undisclosed acquisitions; and misstatements of our financial results. The complaint also asserts that the defendants breached their fiduciary duties by allowing the Plans to invest in our shares when it was not a prudent investment. The complaints seek recovery of alleged plan losses arising from alleged breaches of fiduciary duties. On January 12, 2005, the United States District Court for the District of New Hampshire denied, without prejudice, Tyco International's motion to dismiss certain additional individual defendants from the action. On January 20, 2005, plaintiffs filed a motion for class certification. On January 27, 2005, Tyco International answered the plaintiffs' consolidated complaint. Also, on January 28, 2005, Tyco International and certain individual defendants filed a motion for reconsideration of the court's January 12, 2005 order, insofar as it related to the Tyco Retirement Committee. On May 25, 2005, the court denied the motion for reconsideration. On July 11, 2005, Tyco International and certain individual defendants opposed plaintiffs' motion for class certification. On August 15, 2006, the court entered an order certifying a class "consisting of all Participants in the Plans for whose individual accounts the Plans purchased and/or held shares of Tyco Stock Fund at any time from August 12, 1998 to July 25, 2002." On August 29, 2006, Tyco International filed a petition for leave to appeal the class certification order to the United States Court of Appeals for the First Circuit. On November 13, 2006, the court denied Tyco International's petition. On November 28, 2006, plaintiffs filed a motion seeking an order directing them to serve notice of the ERISA class action on potential class members. Tyco International did not object to service of notice on potential class members, and on January 11, 2007, plaintiffs filed a motion, assented to by Tyco International that proposed an agreed upon form of notice. On January 18, 2007, the court granted that motion. On December 5, 2006, plaintiffs filed a motion seeking leave to file an amended complaint. Subsequently, on January 10, 2007, plaintiffs filed a motion to withdraw their motion to amend the complaint without prejudice.

        In addition, Tyco International and certain of its current and former executives have received requests from the U.S. Department of Labor for information concerning the administration of the Tyco Retirement Savings and Investment Plans. The current focus of the Department's inquiry concerns losses allegedly experienced by the plans due to investments in Tyco International's shares. The investigation relates to alleged breaches of fiduciary duties. The Department of Labor has authority to bring suit on behalf of the plans and their participants against those acting as fiduciaries to the plans for recovery of losses and additional penalties, although it has not informed us of any intention to do so.

  Tyco International Litigation Against Former Senior Management

        Tyco International, Ltd. v. L. Dennis Kozlowski, United States District Court, Southern District of New York, No. 02-CV-7317, filed September 12, 2002, Amended April 1, 2003. Tyco International filed a civil complaint against Tyco International's former Chairman and Chief Executive Officer for breach of fiduciary duty and other wrongful conduct. Tyco International amended that complaint on April 1, 2003. The amended complaint alleges that the defendant misappropriated millions of dollars from Tyco International's Key Employee Loan Program and relocation program; awarded millions of dollars in unauthorized bonuses to himself and certain other Tyco International employees; engaged in improper self-dealing real estate transactions involving Tyco International's assets; and conspired with certain other former Tyco International employees in committing these acts. The amended complaint alleges causes of action for breach of fiduciary duty, fraud, unjust enrichment, breach of contract, conversion, constructive trust, and other wrongful conduct. The amended complaint seeks recovery for all of the losses suffered by Tyco International as a result of the former Chairman and Chief Executive Officer's conduct, and of all remuneration, including restricted and unrestricted shares and options, obtained by Mr. Kozlowski during the course of this conduct. The Judicial Panel on Multidistrict Litigation transferred this action to the United States District Court for the District of New Hampshire. On October 6, 2003, Mr. Kozlowski filed a motion to dismiss or stay the case and compel arbitration, which was denied on March 16, 2004, with one exception relating to the arbitration of a claim asserting the fraudulent inducement of Mr. Kozlowski's retention agreement. On April 9, 2004, Mr. Kozlowski filed an Answer, Affirmative Defenses and Counterclaims, seeking amounts allegedly due pursuant to his purported retention agreement, life insurance policies, and other arrangements. Tyco International filed its Reply to the Counterclaims on April 29, 2004. Discovery in this and the other affirmative cases is proceeding.

        Mr. Kozlowski was tried on criminal charges in New York County. The first criminal trial resulted in a mistrial declared on April 2, 2004. The retrial of Mr. Kozlowski began on January 18, 2005 and concluded on June 17, 2005, when the jury returned verdicts. Of the thirty-one counts submitted to it, which were similar to certain of the claims alleged in Tyco International's affirmative action described above, the jury found Mr. Kozlowski guilty on all charges of grand larceny, conspiracy and securities fraud, and all but one count of falsification of business records. On September 19, 2005, Mr. Kozlowski was sentenced to a term of imprisonment of eight and one-third years to twenty-five years, and ordered to pay an individual fine of $70 million and restitution, jointly and severally with Mr. Swartz, to Tyco International of $134 million within one year. On September 19, 2005, Mr. Kozlowski filed a notice of appeal from his conviction and on October 3, 2006 filed a brief in support of his appeal. On January 2, 2007, by order of the Supreme Court of the State of New York, the New York County District Attorney's office released to Tyco International, on behalf of Mr. Kozlowski, $98 million in restitution. The payment by Mr. Kozlowski is made pending the outcome of his appeal.

        Tyco International, Ltd. v. Mark H. Swartz, United States District Court, Southern District of New York, No. 03-CV-2247 (TPG), filed April 1, 2003. Tyco International filed an arbitration claim against Mark H. Swartz, its former Chief Financial Officer and director, on October 7, 2002. As a consequence of Mr. Swartz's refusal to submit to the jurisdiction of the American Arbitration Association, Tyco International filed a civil complaint against him on April 1, 2003, for breach of fiduciary duty and other wrongful conduct. The action alleges that the defendant misappropriated millions of dollars from Tyco International's Key Employee Loan Program and relocation program; approved and implemented awards of millions of dollars of unauthorized bonuses to himself and certain other Tyco International employees; awarded millions of dollars in unauthorized payments to himself; engaged in improper self dealing real estate transactions involving Tyco International's assets; and conspired with certain other former Tyco International employees in committing these acts. The complaint alleges causes of action for breach of fiduciary duty, fraud, unjust enrichment, conversion, and constructive trust, and other wrongful conduct. The action seeks recovery for all of the losses suffered by Tyco International as a result of the former Chief Financial Officer and director's conduct, and all remuneration, including restricted and unrestricted shares and options, obtained by Mr. Swartz during the course of this conduct. The Judicial Panel on Multidistrict Litigation transferred this action to the United States District Court for the District of New Hampshire. Mr. Swartz moved to dismiss Tyco International's complaint and to compel arbitration of the parties' respective claims. The court denied Mr. Swartz's motion and he has appealed the court's decision to the United States Court of Appeals for the First Circuit. His appeal was heard on December 8, 2004. The First Circuit affirmed the District Court's decision on September 7, 2005. Discovery in this and the other affirmative cases is proceeding.

        Mr. Swartz was tried on criminal charges in New York County. The first criminal trial resulted in a mistrial declared on April 2, 2004. The retrial of Mr. Swartz began on January 18, 2005 and concluded on June 17, 2005, when the jury returned verdicts. Of the thirty-one counts submitted to it, which were similar to certain of the claims alleged in Tyco International's affirmative action described above, the jury found Mr. Swartz guilty on all charges of grand larceny, conspiracy and securities fraud, and all but one count of falsification of business records. On September 19, 2005, Mr. Swartz was sentenced to a term of imprisonment of eight and one-third years to twenty-five years, and ordered to pay an individual fine of $35 million and restitution, jointly and severally with Mr. Kozlowski, to Tyco International of $134 million within one year. On September 19, 2005, Mr. Swartz filed a notice of appeal from his conviction and on October 3, 2006 filed a brief in support of his appeal. On

October 27, 2006, Mr. Swartz paid restitution to Tyco International in the amount of $38 million. The payment by Mr. Swartz is made pending the outcome of his appeal.

        Tyco International, Ltd. v. L. Dennis Kozlowski and Mark H. Swartz, United States District Court Southern District of New York, No. 02-CV-9705, filed December 6, 2002. Tyco International filed a civil complaint against its former Chairman and Chief Executive Officer and former Chief Financial Officer and director pursuant to Section 16(b) of the Securities and Exchange Act of 1934 for disgorgement of short-swing profits from prohibited transactions in Tyco International's common shares believed to exceed $40 million. The action seeks disgorgement of profits, interest, attorney's fees and costs. The Judicial Panel on Multidistrict Litigation has transferred this action to the United States District Court for the District of New Hampshire. On October 6, 2003, Messrs. Kozlowski and Swartz moved to dismiss the claims against them based upon the statute of limitations. On March 16, 2004, Judge Barbadoro in the District of New Hampshire granted the defendants' motion to dismiss in part with leave for Tyco International to file an amended complaint. Tyco International filed an amended complaint on May 14, 2004. The defendants moved to dismiss certain claims in the amended complaint on June 28, 2004. The defendants' motion to dismiss was denied on April 21, 2005. The defendants' motion to extend time to answer the complaint until thirty days after the conclusion of deliberations in the criminal trial was granted on May 17, 2005. Both defendants filed their answers on July 18, 2005. Discovery in this and the other affirmative cases is proceeding.

        Tyco International Ltd. v. Frank E. Walsh, Jr., United States District Court, Southern District of New York, No. 02-CV-4633, filed June 17, 2002. Tyco International filed a civil complaint against Frank E. Walsh, Jr., a former director, for breach of fiduciary duty and related wrongful conduct involving receipt by Walsh of a $20 million payment in connection with Tyco International's 2001 acquisition of CIT Group, Inc. The action alleges causes of action for restitution, breach of fiduciary duty and inducing breach of fiduciary duty, conversion, unjust enrichment, and a constructive trust, and seeks recovery for all of the losses suffered by Tyco International as a result of the defendant director's conduct. On December 17, 2002, Mr. Walsh paid $20 million in restitution to Tyco International, which was deposited by Tyco International in January 2003, as a result of a plea bargain agreement with the New York County District Attorney. Tyco International's claims against Mr. Walsh are still pending. The Judicial Panel on Multidistrict Litigation transferred this action to the United States District Court for the District of New Hampshire. Discovery in this and the other affirmative cases is proceeding.

  Subpoenas and Document Requests From Governmental Entities

        Tyco International and others have received various subpoenas and requests from the SEC, the U.S. Department of Labor, the General Service Administration and others seeking the production of voluminous documents in connection with various investigations into Tyco International's governance, management, operations, accounting and related controls. We and Tyco International are cooperating with these investigations and are complying with these requests.

        The U.S. Department of Labor served document subpoenas on Tyco International and Fidelity Management Trust Company for documents concerning the administration of the Tyco Retirement Savings and Investment Plans. The current focus of the Department's inquiry concerns the losses allegedly experienced by the plans due to investments in Tyco International's stock. The Department of Labor has authority to bring suit on behalf of the plans and their participants against those acting as fiduciaries to the plans for recovery of losses and additional penalties, although it has not informed us of any intention to do so. Tyco International is continuing to cooperate with the Department's investigation.

        Tyco International cannot predict when these investigations will be completed, nor can it predict what the results of these investigations may be. It is possible that Tyco International will be required to pay material fines or suffer other penalties. It is not possible to estimate the amount of loss, or range of possible loss, if any, which might result from an adverse resolution of these matters. As a result, our share of such potential losses is also not estimable and may have a material adverse effect on our financial position, results of operations or cash flows.

  Covidien Legal Proceedings

        In the ordinary course of business, we are subject to various legal proceedings and claims, including patent infringement claims, antitrust claims, product liability matters, environmental matters, employment disputes, disputes on agreements and other commercial disputes. We believe that these legal proceedings and claims will likely be resolved over an extended period of time. Although it is not feasible to predict the outcome of these proceedings, based upon our experience, current information and applicable law, we do not expect these proceedings to have a material adverse effect on our financial position. However, one or more of the proceedings could have a material adverse effect on our results of operations for a future period. The most significant of these matters are discussed below.

  Patent Litigation

        We and Applied Medical Resources Corp. are involved in the following patent infringement actions related to trocar products used in minimally invasive surgical procedures:

  (1)
  Applied Medical Resources Corp. v. United States Surgical is a patent infringement action that was filed in the United States District Court for the Central District of California on July 31, 2003. U.S. Surgical is one of our subsidiaries. The complaint alleges that U.S. Surgical's Versaseal Plus trocar product infringes Applied Medical's U.S. Patent No. 5,385,553. Applied Medical seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. Applied Medical filed a motion for a preliminary injunction, which the district court denied on December 23, 2003. On February 7, 2005, the district court granted U.S. Surgical's motion for summary judgment of non-infringement. Applied Medical appealed the summary judgment ruling. On May 15, 2006, the United States Court of Appeals for the Federal Circuit issued a decision on the appeal vacating the district court's grant of summary judgment and remanding the case for further proceedings. On January 9, 2007, the district court entered an order that denied both parties' motions for summary judgment on the ground that material facts remain in dispute. The district court has scheduled trial for July 10, 2007. We intend to defend this action vigorously. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter.

  (2)
  Tyco Healthcare Group LP v. Applied Medical Resources Corp. is a patent infringement action that was filed in the United States District Court for the Eastern District of Texas, Lufkin Division on July 19, 2006. The complaint alleges that Applied Medical's "Universal Seal" in its trocar product infringes our U.S. Patent No. 5,304,143, No. 5,685,854, No. 5,542,931, No. 5,603,702, and No. 5,895,377. We are seeking injunctive relief and unspecified monetary damages. The parties are in the discovery stage. Trial date has been scheduled for December 10, 2007.

  (3)
  On October 5, 2006, Applied Medical filed three separate complaints alleging patent infringement in the United States District Court for the Eastern District of Texas, Lufkin Division, under the caption Applied Medical Resources Corporation v. Tyco Healthcare Group LP and United States Surgical Corporation. The complaints allege that our "Step" series of trocar products, as well as certain of our "VersaPort" series of trocar products, infringe Applied Medical's U.S. Patent No. 5,385,553, No. 5,584,850, and No. 5,782,812. Applied Medical seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of these matters. We intend to defend this action vigorously. The parties are in the discovery stage. Trial date has been scheduled for December 10, 2007.

        Becton Dickinson and Company v. Tyco Healthcare Group LP    is a patent infringement action that was filed in the United States District Court for the District of Delaware on December 23, 2002. The complaint alleges that our Monoject Magellan safety needle and safety blood collector products infringe Becton Dickinson's U.S. Patent No. 5,348,544. Following trial, on October 26, 2004, the jury returned a verdict finding that we willfully infringed Becton Dickinson's patent and awarded Becton Dickinson $4 million in lost profits damages and reasonable royalty damages. In post-trial proceedings, we filed motions for judgment as a matter of law, or, alternatively, for a new trial. Becton Dickinson filed a post-trial motion for enhanced damages, attorneys' fees, pre-judgment interest and post judgment interest, and a motion for a permanent injunction. On March 31, 2006, the trial court issued a Memorandum and Order on the parties' post-trial motions: denying our motion for judgment as a matter of law; granting our motion for a new trial on the issue of infringement; and denying Becton Dickinson's motion for enhanced damages, attorneys' fees, pre-judgment interest and post judgment interest, and permanent injunction. The new trial in this case has been scheduled for November 27, 2007. We intend to defend this action vigorously. We have assessed the status of this matter and have concluded that it is more likely than not that our products will not be found at trial to infringe. Accordingly, no provision has been made in the Combined Financial Statements with respect to any damage award.

        We and Medrad, Inc. are involved in five separate patent infringement actions related to powered injectors used for the delivery of contrast media to patients who are undergoing diagnostic imaging procedures.

  (1)
  Liebel-Flarsheim Company v. Medrad, Inc. is a patent infringement action that was filed in the United States District Court for the Southern District of Ohio, Western Division on November 13, 1998. Liebel-Flarsheim is one of our subsidiaries. The complaint alleges that Medrad's powered injectors, including injectors marketed under the names Envision, MCT and MCT Plus, infringe upon our U.S. Patent No. 5,456,669, No. 5,658,261, No. 5,662,612, and No. 5,928,197. We are seeking injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. On February 11, 2004, the United States Court of Appeals for the Federal Circuit issued a decision reversing the district court's entry of summary judgment in Medrad's favor based on the district court's error in construing our patent claims. The case was remanded to the district court for further proceedings. On October 28, 2005, the district court issued rulings that: granted our motion for summary judgment on infringement against Medrad's products; and granted Medrad's motion for summary judgment that our patents asserted in this case are invalid. On March 22, 2007, the United States Court of Appeals for the Federal Circuit affirmed the district court's judgment ruling that our patents are invalid.

  (2)
  Medrad, Inc. v. Tyco Healthcare Group LP, et al. is a patent infringement action that was filed in the United States District Court for the Western District of Pennsylvania on October 24, 2001. The complaint alleges that our Optistar MR Contrast Delivery System infringes Medrad's U.S. Patent No. RE 37,602. Medrad seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. We have asserted an antitrust counterclaim alleging that Medrad obtained the reissued patent through knowing and willful fraud on the United States Patent and Trademark Office. On October 12, 2005, the district court granted our motion for summary judgment and ruled that Medrad's reissued patent was invalid. Medrad appealed this summary judgment ruling to the United States Court of Appeals for the Federal Circuit. On October 16, 2006, the United States Court of Appeals for the Federal Circuit issued a decision on the appeal vacating the district court's grant of summary judgment and remanding the case for further proceedings. No trial date has been scheduled. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter.

  (3)
  Liebel-Flarsheim Company v. Medrad, Inc. is a patent infringement action that was filed in the United States District Court for the Southern District of Ohio, Western Division on September 7, 2004. We allege that certain of Medrad's powered injectors, including injectors marketed under the name Stellant, infringe our U.S. Patent No. 5,456,669, No. 5,658,261, No. 5,662,612 and No. 5,928,197. We are seeking injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. On February 14, 2006, the district court granted Medrad's motion for summary judgment that our patents asserted in this case are invalid. On March 22, 2007, the United States Court of Appeals for the Federal Circuit affirmed the district court's summary judgment ruling that our patents are invalid.

  (4)
  Tyco Healthcare Group LP, et al. v. Medrad, Inc. is a patent infringement action that was filed in the United States District Court for the Southern District of Ohio, Western Division on November 15, 2004. Our complaint seeks a declaratory judgment of invalidity, unenforceability, and non-infringement of Medrad's U.S. Patent Nos. 6,339,718 and 6,643,537 regarding our OptiVantage DH injector. Medrad has asserted a counterclaim alleging that our OptiVantage DH injector infringes Medrad's U.S. Patent No. 6,339,718, No. 6,643,537, No. 6,743,205, No. 6,676,634, No. 6,726,657 and No. 6,336,913. Medrad seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. We intend to defend this action vigorously. The parties are in the discovery stage. No trial date has been scheduled.

  (5)
  Tyco Healthcare Group LP, et al. v. Medrad, Inc. is a patent action that was filed in the United States District Court for the Southern District of Ohio, Western Division on November 7, 2006. Covidien's complaint seeks a declaratory judgment of invalidity, unenforceability, and non-infringement of Medrad's U.S. Patent No. 6,970,735. The complaint alleges that Medrad has violated the antitrust laws when it obtained the '735 patent through knowing and willful fraud on the United States Patent and Trademark Office. On December 12, 2006, Medrad filed a motion to dismiss the complaint. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. Covidien intends to pursue this action vigorously. The parties have not yet formally entered the discovery stage. No trial date has been scheduled.

        Ethicon Endo-Surgery, Inc. v. Tyco Healthcare Group LP is a patent infringement action that was filed in the United States District Court for the Southern District of Ohio, Western Division on January 6, 2005. The complaint alleges that certain of our surgical staplers and loading units infringe Ethicon's U.S. Patent No. 4,805,823. Ethicon seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. On March 9, 2006, the district court denied our motion for summary judgment of invalidity. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. We intend to defend this action vigorously. The parties are in the discovery stage. Trial is scheduled to begin on October 22, 2007.

  Antitrust Litigation

        Masimo Corporation v. Tyco Healthcare Group LP and Mallinckrodt, Inc. was filed on May 22, 2002 in the United States District Court for the Central District of California. Masimo alleges violations of antitrust laws by us in the markets for pulse oximetry products. Masimo alleges that we used our market position to prevent hospitals from purchasing Masimo's pulse oximetry products. Masimo seeks injunctive relief and monetary damages, including treble damages. Trial in this case began on February 22, 2005. The jury returned its verdict on March 21, 2005, and awarded Masimo $140 million in damages. The damages are automatically trebled under the antitrust statute to an award of $420 million. If ultimately successful, Masimo's attorneys are entitled to an award of reasonable fees and costs in addition to the verdict amount. On March 22, 2006, the district court issued its Memorandum of Decision regarding the post-trial motions. In the Memorandum, the district court vacated the jury's liability findings on two business practices; affirmed the jury's liability finding on two other business practices; vacated the jury's damage award in its entirety; and ordered a new trial on damages. The district court held the new trial on damages on October 18 and 19, 2006. On January 25, 2007, the district court ordered an additional hearing on the issue of damages, which took place on March 22, 2007. Post-trial briefing is completed, and the parties are awaiting the district court's decision regarding the amount of damages to be awarded. We have assessed the status of this matter and have concluded that it is more likely than not that the remainder of the jury's decision will be overturned, and, further, we intend to vigorously pursue all available means to achieve such reversal. Accordingly, no provision has been made in the Combined Financial Statements with respect to this damage award.

        Beginning on August 29, 2005 with Allied Orthopedic Appliances, Inc. v. Tyco Healthcare Group, L.P., and Mallinckrodt Inc., twelve consumer class actions have been filed in the United States District Court for the Central District of California challenging many of the same practices at issue in the Masimo action. In all 12 complaints, the putative class representatives, on behalf of themselves and others, seek to recover overcharges they allege they paid for pulse oximetry products as a result of anticompetitive conduct by us in violation of the federal antitrust laws. The 12 complaints were subsequently consolidated into a single proceeding styled In re: Pulse Oximetry Antitrust litigation. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of these matters. We intend to vigorously defend the actions. The parties are in the discovery stage. The other consolidated actions in addition to Allied Orthopedic are Natchitoches Parish Hospital Service District v. Tyco International Ltd. filed on August 29, 2005, Scott Valley Respiratory Home Care v. Tyco Healthcare Group LP, and Mallinckrodt Inc. filed on October 27, 2005 (subsequently dismissed by stipulation), Brooks Memorial Hospital et al v. Tyco Healthcare Group LP filed on October 18, 2005, All Star Oxygen Services, Inc. et al v. Tyco Healthcare Group, et al filed on October 25, 2005 (subsequently dismissed by stipulation), Niagara Falls Memorial Medical Center, et al v. Tyco Healthcare Group LP filed on October 28, 2005 (subsequently dismissed by stipulation), Nicholas H. Noyes Memorial Hospital v. Tyco Healthcare and Mallinckrodt filed on November 4, 2005 (subsequently dismissed by stipulation), North Bay Hospital, Inc. v. Tyco Healthcare Group, et al filed on November 15, 2005, Stephen Skoronski v. Tyco International Ltd., et al filed on November 21, 2005 (subsequently dismissed by stipulation), Abington Memorial Hospital v. Tyco Int'l Ltd.; Tyco Int'l (US) Inc.; Mallinckrodt Inc.; Tyco Healthcare Group LP filed on November 22, 2005, South Jersey Hospital, Inc. v. Tyco International, Ltd., et al, filed on January 24, 2006, and Deborah Heart and Lung Center v. Tyco International, Ltd., et al, filed on January 27, 2006.

        Rochester Medical Corporation, Inc. v. C.R. Bard, Inc., et al. is a complaint filed against us, another manufacturer and two GPOs in the United States District Court for the Eastern District of Texas on March 15, 2004. The complaint alleges that we and the other defendants conspired or acted to exclude Rochester Medical from markets for urological products in violation of federal and state antitrust laws. Rochester Medical also asserts claims under the Lanham Act and for business disparagement, common law conspiracy and tortious interference with business relationships. Rochester Medical seeks injunctive relief and has alleged a damages figure of approximately $213 million against all defendants for all claims. Any damages awarded under the federal antitrust laws will be subject to statutory trebling. Rochester Medical has reported that it has settled its claims against defendants C.R. Bard, Inc. and Premier, Inc./Premier Purchasing Partners, L.P. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. We intend to defend this action vigorously. Trial is scheduled to begin June 5, 2007 for the remaining defendants, which are us and Novation, LLC/VHA, Inc.

        Southeast Missouri Hospital v. C.R. Bard, et al. is a class action lawsuit filed against us on February 21, 2007 in the United States District Court for the Eastern District of Missouri, Southeastern Division. In the complaint, the putative class representative, on behalf of itself and others, seeks to recover overcharges it alleges that it and others paid for urological products as a result of anticompetitive conduct by us in violation of federal antitrust laws. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. We will respond to this complaint and intend to vigorously defend this action. No trial date has been scheduled.

        Daniels Sharpsmart, Inc. v. Tyco International (US) Inc., et al. is a complaint filed against us, another manufacturer and three GPOs in the United States District Court for the Eastern District of Texas on August 31, 2005. The complaint alleges that we monopolized or attempted to monopolize the market for sharps containers and that we and the other defendants conspired or acted to exclude Daniels from the market for sharps containers in violation of federal and state antitrust laws. Daniels also asserts claims under the Lanham Act and for business disparagement, common law conspiracy and tortious interference with business relationships. Daniels seeks injunctive relief and unspecified monetary damages, including treble damages. Daniels dismissed with prejudice its claims against Consorta, Inc., one of the defendant GPOs. Also, following a settlement, Daniels dismissed with prejudice its claims against the other two defendant GPOs, Novation, LLC/VHA, Inc. and Premier, Inc./Premier Purchasing Partners, L.P. At this time, it is not possible for us to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. We intend to defend this action vigorously. The parties are in the discovery stage. Trial is scheduled to begin November 4, 2008 for claims against the two remaining defendants, which are us and Becton Dickinson and Company.

        Natchitoches Parish Hospital Service District v. Tyco International, Ltd., et al. is a class action lawsuit filed against us on September 15, 2005 in the United States District Court for the District of Massachusetts. In the complaint, the putative class representative, on behalf of itself and others, seeks to recover overcharges it alleges that it and others paid for sharps containers as a result of anticompetitive conduct by us in violation of federal antitrust laws. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. We will respond to this complaint and intend to vigorously defend this action. The parties are in the discovery stage. The district court held a hearing on the plaintiff's motion for class certification on April 13, 2007 and scheduled an additional hearing on class certification on September 19, 2007. No trial date has been scheduled.

  Asbestos Matters

        Mallinckrodt Inc., one of our subsidiaries, is named as a defendant in personal injury lawsuits based on alleged exposure to asbestos-containing materials. Consistent with the national trend of increased asbestos-related litigation, we have observed an increase in the number of these lawsuits in the past several years. A majority of the cases involve product liability claims, based principally on allegations of past distribution by a former Mallinckrodt business of heat-resistant industrial products incorporating asbestos. A limited number of the cases allege premises liability, based on claims that individuals were exposed to asbestos while on Mallinckrodt's property. Each case typically names dozens of corporate defendants in addition to Mallinckrodt. The complaint generally seeks monetary damages for personal injury or bodily injury resulting from alleged exposure to products containing asbestos.

        Our involvement in asbestos cases has been limited because Mallinckrodt did not mine or produce asbestos. Furthermore, in our experience, a large percentage of these claims were never substantiated and have been dismissed by the courts. We have not suffered an adverse verdict in a trial court proceeding related to asbestos claims, and we intend to continue to vigorously defend these lawsuits. When appropriate, we settle claims, however the total amount paid to settle and defend all asbestos claims has been immaterial. As of December 31, 2006, there were approximately 10,050 asbestos liability cases pending against Mallinckrodt.

        We estimate pending asbestos claims and claims that were incurred but not reported, as well as related insurance and indemnification recoveries. Our estimate of our liability for pending and future claims is based on claim experience over the past five years and covers claims expected to be filed through the year 2012. We believe that we have adequate amounts recorded related to these matters. While it is not possible at this time to determine with certainty the ultimate outcome of these asbestos-related proceedings, we believe that the final outcome of all known and anticipated future claims, after taking into account our substantial indemnification rights and insurance coverage, will not have a material adverse effect on our financial position, results of operations or cash flows.

  Compliance Matters

        Tyco International has received and responded to various allegations that certain improper payments were made by Covidien subsidiaries in recent years. During 2005, Tyco International reported to the U.S. Department of Justice and the SEC the investigative steps and remedial measures that it has taken in response to the allegations. Tyco International also informed the DOJ and the SEC that it has retained outside counsel to perform a company-wide baseline review of its policies, controls and practices with respect to compliance with the Foreign Corrupt Practices Act, that it would continue to make periodic progress reports to these agencies, and that it would present its factual findings upon conclusion of the baseline review. Tyco International has and, after the separation, we will continue to have communications with the DOJ and SEC to provide updates on the baseline review being conducted by outside counsel, including, as appropriate, briefings concerning additional instances of potential improper payments identified by Tyco International and us in the course of our ongoing compliance activities. To date, the baseline review has revealed that some business practices may not comply with Tyco and FCPA requirements. We cannot predict the outcome of these matters reported to regulatory and law enforcement authorities and therefore cannot estimate the range of potential loss or extent of risk, if any, that may result from an adverse resolution of any or all of these matters. Accordingly, it is possible that we may be required to pay judgments, suffer penalties or incur settlements in amounts that may have a material adverse effect on our financial position, results of operations or cash flows.

  Environmental Proceedings Related to Orrington, Maine Facility

        One of our subsidiaries, Mallinckrodt Inc., owned and operated a chemical manufacturing facility located in Orrington, Maine from 1967 until 1982. This facility was sold in 1982 to Hanlin Group, Inc., who then sued Mallinckrodt in 1989 alleging that Mallinckrodt had violated various environmental laws during its operation of the facility. These alleged claims were settled in 1991. Under the settlement agreement, Mallinckrodt agreed to pay certain specific costs for the completion of an environmental site investigation required by the United States Environmental Protection Agency, or USEPA, and the Maine Department of Environmental Protection, or MDEP. Based on the site investigation, Mallinckrodt completed a Corrective Measures Study plan and submitted it to the USEPA and MDEP in 2004. MDEP has orally indicated that it does not agree with Mallinckrodt's proposed remedial alternative. Mallinckrodt is waiting to receive an implementation order from MDEP outlining its preferred remedial alternative. Mallinckrodt is the only remaining party responsible for remediation at this site.

        In April 2000, Mallinckrodt and other prior owners were sued in the U.S. District Court for the District of Maine by the Natural Resources Defense Council and the Maine People's Alliance. Plaintiffs sought an injunction requiring Mallinckrodt to conduct extensive studies of mercury contamination of the Penobscot River and Bay and options for remediating such contamination, and to perform appropriate remedial activities, if necessary.

        On July 29, 2002, following a March 2002 trial, the district court entered an opinion and order which held that conditions in the Penobscot River and Bay may pose an imminent and substantial endangerment and that Mallinckrodt was liable for the cost of performing a study of the river and bay. Since that order, the district court has appointed a study panel to oversee the study. The study panel has prepared a "study plan," which calls for three years of field work, followed by a fourth year for "data synthesis." The district court has also created an escrow account from which to pay bills associated with the study, and the district court periodically has ordered Mallinckrodt to deposit money into the escrow account.

        On August 26, 2005, Mallinckrodt appealed the district court's July 2005 order approving the study plan to the First Circuit. We received a Notice of Opinion and Decision in the above-referenced matter on December 22, 2006. The First Circuit Court of Appeals upheld the district court's decision and affirmed its rulings in all respects.

        At December 29, 2006, estimated future investigation and remediation costs of $31 million have been accrued for this site in the Combined Balance Sheets. This accrual does not include potential costs that we may incur if we are ordered to remediate environmental conditions in the Penobscot River and Bay. At this time, it is not possible for us to estimate the amount of any such potential additional remediation costs.

DESCRIPTION OF THE NOTES AND THE GUARANTEE

        The            % Notes due                        will be issued under an indenture, dated as of                        , 2007, as supplemented by the first supplemental indenture, dated as of                        , 2007, among Covidien International Finance S.A., Covidien Ltd. and                        , as trustee. References to the indenture in this description refer to the indenture as supplemented. In this description of the notes and the guarantee, we refer to Covidien International Finance, S.A., the issuer of the notes, as CIFSA, and to Covidien Ltd., the guarantor of the notes, as Covidien Ltd. References to Covidien Ltd. in this description refer to Covidien not including its combined subsidiaries.

        The indenture will be subject to and governed by the Trust Indenture Act of 1939. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. A copy of the indenture will be filed as an exhibit to this Form S-1.

        The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. CIFSA may issue additional debt securities in the future without the consent of the holders of outstanding notes. If CIFSA issues additional notes of the series offered hereby, those notes will contain the same terms as and be deemed part of the same series as the notes offered hereby. The terms and provisions of other series of debt securities that may be issued under the indenture may differ. CIFSA may issue other debt securities separately, upon conversion of or in exchange for other securities or as part of a stock purchase unit. The indenture may be amended or supplemented from time to time.

General

        CIFSA will issue the notes in an initial aggregate principal amount of $            . The notes will mature on                        ,        . The notes will be in registered form without coupons in denominations of $            and integral multiples of $1,000. The notes will be CIFSA's direct, unconditional, unsecured and unsubordinated general obligations. The notes will rank equally among themselves, without any preference of one over another. The notes will be unsubordinated and unsecured obligations ranking equally with all of CIFSA's existing and future unsubordinated and unsecured obligations. Claims of holders of the notes will be effectively subordinated to the claims of holders of CIFSA's secured debt, if any, with respect to the collateral securing such claims.

        CIFSA's rights and the rights of its creditors, including holders of the notes, to participate in any distribution of assets of any subsidiary upon a liquidation or reorganization or otherwise of such subsidiary will be effectively subordinated to the claims of the subsidiary's creditors, except to the extent that CIFSA or any of its creditors may itself be a creditor of that subsidiary.

        The notes will bear interest at the rate of            % per year from                        , 2007 or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable on                        and                         of each year, commencing                        , 2007, to the holders of record at the close of business on the                        and                         prior to each interest payment date. Interest on the notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

        The notes will not be subject to any sinking fund.

        If any interest payment date, redemption date or maturity date would otherwise be a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due. No interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

Guarantee

        Covidien Ltd. will unconditionally guarantee the due and punctual payment of the principal of, premium, if any, and interest on the notes, when and as the same shall become due and payable, whether at maturity, upon redemption, by acceleration or otherwise. Covidien Ltd.'s guarantee is the unsecured, unsubordinated obligation of Covidien Ltd. and ranks equally with all other unsecured and unsubordinated obligations of Covidien Ltd. The guarantee provides that in the event of a default in payment on a note, the holder of the note may institute legal proceedings directly against Covidien Ltd. to enforce the guarantee without first proceeding against CIFSA.

        The obligations of Covidien Ltd. under its guarantee are limited to the maximum amount which will not result in the obligations of Covidien Ltd. under its guarantee constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Redemption at CIFSA's Option

        The notes will be redeemable as a whole or in part, solely at CIFSA's option, at any time, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed, and

  •
  as determined by the Quotation Agent and delivered to the Trustee, the sum of the present values of the remaining scheduled payments of principal and interest thereon due on the date after the redemption date (excluding the portion of interest that will be accrued and unpaid to and including the redemption date) discounted from their scheduled date of payment to the redemption date (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate plus            basis points (such greater amount is referred to as the "Redemption Price"),

  •
  plus, in either of the above cases, accrued and unpaid interest, if any, to the redemption date.

        If CIFSA redeems the notes, CIFSA also must pay accrued and unpaid interest, if any, to the date of redemption.

        For purposes of this section "Redemption at CIFSA's Option," the following terms have the following meanings:

        "Adjusted Redemption Treasury Rate" with respect to any redemption date means the rate equal to the semiannual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity of the Comparable Redemption Treasury Issue, assuming a price for the Comparable Redemption Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Redemption Treasury Price for such redemption date.

        "Comparable Redemption Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that will be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Redemption Treasury Price" with respect to any redemption date means:

  •
  the average of the Redemption Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Redemption Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), or

  •
  if the Quotation Agent obtains fewer than four such Redemption Reference Treasury Dealer Quotations, the average of all such Redemption Reference Treasury Dealer Quotations.

        "Quotation Agent" means a Redemption Reference Treasury Dealer appointed as such agent by CIFSA.

        "Redemption Reference Treasury Dealer" means four primary U.S. Government securities dealers in the United States selected by CIFSA.

        "Redemption Reference Treasury Dealer Quotations" with respect to each Redemption Reference Treasury Dealer and any redemption date means the average, as determined by the Quotation Agent, of the bid and offer prices at 11:00 a.m. New York City time for the Comparable Redemption Treasury Issue (expressed in each case as a percentage of its principal amount) for settlement on the redemption date quoted in writing to the Quotation Agent by such Redemption Reference Treasury Dealer on the third business day preceding such redemption date.

Redemption Upon Changes in Withholding Taxes

        CIFSA may redeem all, but not less than all, of the notes under the following conditions:

  •
  If there is an amendment to, or change in, the laws or regulations of Luxembourg or Bermuda, or other jurisdiction of formation, as applicable, or any political subdivisions or taxing authority thereof or therein having power to tax (a "Taxing Authority"), or any change in the application or official interpretation of such laws or regulations.

  •
  As a result of such change, CIFSA or THC becomes or will become obligated to pay Additional Amounts, as defined below in "Payment of Additional Amounts," on the next payment date with respect to the notes.

  •
  The obligation to pay Additional Amounts cannot be avoided through CIFSA's or Covidien Ltd.'s reasonable measures.

  •
  CIFSA delivers to the trustee:

  (1)
  a certificate signed by two directors of CIFSA or two executive officers of Covidien Ltd., as the case may be, stating that the obligation to pay Additional Amounts cannot be avoided by CIFSA or Covidien Ltd., as the case may be, taking reasonable measures available to it; and

  (2)
  a written opinion of independent legal counsel to CIFSA or Covidien Ltd., as the case may be, of recognized standing to the effect that CIFSA or Covidien Ltd., as the case may be, has or will become obligated to pay Additional Amounts as a result of a change, amendment, official interpretation or application described above and that CIFSA or Covidien Ltd., as the case may be, cannot avoid the payment of such Additional Amounts by taking reasonable measures available to it.

  •
  Following the delivery of the certificate and opinion described in the previous bullet point, CIFSA provides notice of redemption not less than 30 days, but not more than 60 days, prior to the date of redemption. The notice of redemption cannot be given more than 90 days before the earliest date on which CIFSA or Covidien Ltd. would be otherwise required to pay Additional Amounts, and the obligation to pay Additional Amounts must still be in effect when the notice is given.

        Upon the occurrence of each of the bullet points above, CIFSA may redeem the notes at a redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any, to the redemption date.

Notice of Redemption

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If CIFSA elects to redeem a portion but not all of the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

        Unless CIFSA defaults in payment of the redemption price and accrued and unpaid interest on the notes, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

        If any redemption date would otherwise be a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

Payment of Additional Amounts

        Unless otherwise required by law, neither CIFSA nor Covidien Ltd. will deduct or withhold from payments made with respect to the notes and the guarantee on account of any current or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Taxing Authority ("Taxes"). In the event that CIFSA or Covidien Ltd. is required to withhold or deduct any amount for or on account of any Taxes from any payment made under or with respect to any notes or the guarantee, as the case may be, CIFSA or Covidien Ltd., as the case may be, will pay such additional amounts so that the net amount received by each holder of notes, including the additional amounts, will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted. We refer to the amounts that CIFSA or Covidien Ltd. are required to pay to preserve the net amount receivable by the holders of notes as "Additional Amounts."

        Additional Amounts will not be payable with respect to a payment made to a holder of notes to the extent:

  •
  that any such Taxes would not have been so imposed but for the existence of any current or former connection between such holder and the Taxing Authority imposing such Taxes, other than the mere receipt of such payment, acquisition, ownership or disposition of such notes or the exercise or enforcement of rights under the notes, the guarantee or the indenture;

  •
  of any estate, inheritance, gift, sales, transfer, or personal property Taxes imposed with respect to the notes, except as otherwise provided in the indenture;

  •
  that any such Taxes would not have been imposed but for the presentation of the notes, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to Additional Amounts had the notes been presented for payment on any date during such 30-day period;

  •
  that such holder would not be liable or subject to such withholding or deduction of Taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption or to provide a certificate, if:

  (1)
  the making of such declaration or claim or the provision of such certificate is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant Taxing Authority as a precondition to an exemption from, or reduction in, the relevant Taxes; and

    (2)
    at least 60 days prior to the first payment date with respect to which CIFSA or Covidien Ltd. shall apply this condition, CIFSA or Covidien Ltd. shall have notified all holders of the notes in writing that they shall be required to provide such declaration or claim;

  •
  of any combination of the above conditions.

        Such Additional Amounts also will not be payable where, had the beneficial owner of the notes been the holder of such notes, it would not have been entitled to payment of Additional Amounts by reason of the conditions set forth above.

        Each of CIFSA and Covidien Ltd., as applicable, also:

  •
  will withhold or deduct the Taxes as required;

  •
  will remit the full amount of Taxes deducted or withheld to the relevant Taxing Authority in accordance with all applicable laws;

  •
  will use its reasonable efforts to obtain from each Taxing Authority imposing such Taxes certified copies of tax receipts evidencing the payment of any Taxes deducted or withheld; and

  •
  upon request, will make available to the holders of the notes, within 90 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by CIFSA or Covidien Ltd. or if, notwithstanding CIFSA's or Covidien Ltd.'s efforts to obtain such receipts, the same are not obtainable, other evidence of such payments.

        At least 30 days prior to each date on which any payment under or with respect to the notes or the guarantee is due and payable, if CIFSA or Covidien Ltd. will be obligated to pay Additional Amounts with respect to such payment, CIFSA or Covidien Ltd. will deliver to the trustee an officer's certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable the trustee to pay such Additional Amounts to holders of the notes on the payment date.

        In addition, CIFSA will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in Luxembourg or the United States or any political subdivision or taxing authority of or in the foregoing in respect of the creation, issue, offering, enforcement, redemption or retirement of the notes.

        The foregoing provisions shall survive any termination or the discharge of the indenture and shall apply to any jurisdiction in which any successor to CIFSA or Covidien Ltd., as the case may be, is organized or is engaged in business for tax purposes or any political subdivisions or taxing authority or agency thereof or therein.

        Whenever in the indenture, the notes, the guarantee or in this "Description of the Notes and the Guarantee" there is mentioned, in any context, the payment of principal, premium, if any, redemption price, interest or any other amount payable under or with respect to any note, such mention includes the payment of Additional Amounts to the extent payable in the particular context.

Affirmative Covenants

        Under the indenture, CIFSA will:

  •
  pay the principal, interest and any premium on the notes when due at the rate specified in the notes;

  •
  maintain a place of payment;

  •
  along with Covidien Ltd., furnish to the trustee on or before March 31 of each year a certificate executed by the principal executive, financial or accounting officer as to such officer's knowledge of CIFSA's or Covidien Ltd.'s, as the case may be, compliance with all covenants and agreements under the indenture; and

  •
  make available to the trustee all reports and information filed with the SEC.

Limitation on Covidien Ltd. and CIFSA's Ability to Consolidate, Merge and Sell Assets

        The indenture provides that neither CIFSA nor Covidien Ltd. will merge or consolidate with any other person and will not sell or convey all or substantially all of its assets to any person, unless:

    (1)
    either Covidien Ltd. or CIFSA, as the case may be, shall be the continuing entity, or the successor entity or the person which acquires by sale or conveyance substantially all the assets of Covidien Ltd. or CIFSA, as the case may be (if other than Covidien Ltd. or CIFSA, as the case may be) (A) shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on the notes or the obligations under the guarantee, as the case may be, according to their tenor, and the due and punctual performance and observance of all of the covenants and agreements of the indenture to be performed or observed by Covidien Ltd. or CIFSA, as the case may be, by supplemental indenture satisfactory to the trustee, executed and delivered to the trustee by such person, and (B) is an entity treated as a "corporation" for U.S. tax purposes or Covidien Ltd. or CIFSA, as the case may be, and obtains either (x) an opinion, in form and substance reasonably acceptable to the trustee, of tax counsel of recognized standing reasonably acceptable to the trustee, or (y) a ruling from the U.S. Internal Revenue Service, in either case to the effect that such merger or consolidation, or such sale or conveyance, will not result in an exchange of the notes for new debt instruments for U.S. federal income tax purposes; and

    (2)
    no event of default and no event that, after notice or lapse of time or both, would become an event of default shall be continuing immediately after such merger or consolidation, or such sale or conveyance.

Events of Default

        The following are events of default under the indenture with respect to the notes:

  •
  default in the payment of any installment of interest upon any of the notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

  •
  default in the payment of all or any part of the principal of or premium, if any, on any of the notes as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise; or

  •
  default in the performance, or breach, of any covenant or agreement of Covidien Ltd. or CIFSA in respect of the notes and the guarantee (other than a covenant or agreement in respect of the notes and the guarantee a default in whose performance or whose breach is elsewhere specifically dealt with), and continuance of such default or breach for a period of 90 days after the date on which there has been given, by registered or certified mail, to Covidien Ltd. and CIFSA by the trustee or to Covidien Ltd., CIFSA and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of all series issued under the indenture affected thereby, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the indenture; or

  •
  the guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by Covidien Ltd. or CIFSA not to be, in full force and effect and enforceable in accordance with its terms except to the extent contemplated by the indenture and such guarantee; or

  •
  a court having jurisdiction in the premises shall enter a decree or order for relief in respect of CIFSA or Covidien Ltd. in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of CIFSA or Covidien Ltd. or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

  •
  CIFSA or Covidien Ltd. shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of CIFSA or Covidien Ltd. or for any substantial part of its property, or make any general assignment for the benefit of creditors.

        In any event of default with respect to the notes, unless the principal of all the notes has already become due and payable, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes, by notice in writing to CIFSA and Covidien Ltd., and to the trustee if notice is given by such holders, may declare the unpaid principal of all the notes to be due and payable immediately.

        The holders of a majority in principal amount of the outstanding notes may waive any default in the performance of any of the covenants contained in the indenture with respect to the notes and its consequences, except a default regarding payment of principal, premium, if any, or interest. Any such waiver shall cure such default.

        Subject to the terms of the indenture, if an event of default under the indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes if the trustee determines in good faith that the proceeding could result in personal liability. The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, with respect to the notes, provided that:

  •
  it is not in conflict with any law or the indenture; and

  •
  it is not unduly prejudicial to the rights of the holders of the debt securities of another series issued under the indenture.

        A holder of the notes will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

  •
  the holder has given written notice to the trustee of a continuing event of default with respect to the notes;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request, and such holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

  •
  the trustee does not institute such action, suit or proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes other conflicting directions within 60 days after such notice, request and offer.

        The right of any holder to receive payment of principal, premium, if any, or interest or to institute a suit for such payment shall not be impaired without the consent of such holder.

Modification of the Indenture

        CIFSA, Covidien Ltd. and the trustee may enter into a supplemental indenture or indentures without the consent of any holders of the notes with respect to certain matters, including:

  •
  to cure any ambiguity, defect or inconsistency in the indenture or any series of debt securities, including making any such changes as are required for the indenture to comply with the Trust Indenture Act, to make such other provisions in regard to matters or questions arising under the indenture as the board of directors of CIFSA may deem necessary or desirable, and which shall not in either case adversely affect the interest of the holders of outstanding debt securities in any material respects;

  •
  to evidence the succession of another person to Covidien Ltd. or CIFSA, or successive successions, and the assumption by the successor person of the covenants, agreements and obligations of Covidien Ltd. or CIFSA, as the case may be, pursuant to provisions in the indenture concerning consolidation, merger, the sale of assets or successor entities;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

  •
  to add covenants for the benefit of the holders of all or any outstanding series of debt securities or to surrender any of CIFSA's or Covidien Ltd.'s rights or powers;

  •
  to add any additional events of default for the benefit of the holders of all or any outstanding series of debt securities;

  •
  to change or eliminate any provisions of the indenture if the provision that is changed or eliminated does not apply to any outstanding debt securities;

  •
  to secure the debt securities or to provide that any of CIFSA's obligations under the debt securities or the indenture will be guaranteed and the terms of such security or guarantee;

  •
  to make any other change that does not adversely affect the rights of any holder of outstanding debt securities in any material respect;

  •
  to provide for the issuance of and terms and conditions of a series of debt securities, to provide which, if any, of the covenants of CIFSA shall apply to such series, to provide which of the events of default it shall apply to such series or to define the rights of the holders of any series of debt securities;

  •
  to issue additional debt securities of any series if such additional debt securities have the same terms and will be part of the series as the applicable series of debt securities to the extent required under the indenture;

  •
  to provide for a successor trustee with respect to the debt securities of one or more series and to facilitate the administration of the trust by more than one trustee;

        In addition, under the indenture, the rights of holders may be changed by CIFSA, Covidien Ltd. and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of all series at the time outstanding that is affected, voting as one class. However, the following changes may only be made with the consent of each holder of outstanding debt securities affected:

  •
  extend a fixed maturity of or any installment of principal of any debt securities of any series or reduce the principal amount thereof or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof;

  •
  reduce the rate of or extend the time for payment of interest on any debt security of any series;

  •
  reduce the premium payable upon the redemption of any debt security;

  •
  make any debt security payable in currency other than that stated in the debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or after the fixed maturity thereof or, in the case of redemption, on or after the redemption date; or

  •
  reduce the percentage of debt securities, the holders of which are required to consent to any such supplemental indenture or indentures.

        An amendment of a provision included solely for the benefit of one or more series of debt securities does not affect the interests of the holders of any other series of debt securities.

        It will not be necessary for the consent of the holders to approve the particular form of any proposed supplement, amendment or waiver, but it shall be sufficient if such consent approves the substance of it.

Information Concerning the Trustee

        The trustee, upon an event of default under the indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties if there is reasonable ground for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of the indenture or adequate indemnity against such risk is not reasonably assured it.

        The trustee may resign with respect to one or more series of debt securities by giving a written notice to CIFSA and to the holders of that series of debt securities. The holders of a majority in principal amount of the outstanding debt securities of a particular series may remove the trustee by notifying CIFSA and the trustee. CIFSA may remove the trustee if:

  •
  the trustee acquires a "conflicting interest," as such term is defined in the Trust Indenture Act, and fails to comply with Trust Indenture Act;

  •
  the trustee fails to comply with the eligibility requirements provided in the indenture; or

  •
  the trustee:

  (1)
  is incapable of acting,

  (2)
  is adjudged to be bankrupt or insolvent,

  (3)
  commences a voluntary bankruptcy proceeding, or

  (4)
  a receiver is appointed for the trustee, its property or its affairs for the purpose of rehabilitation, conservation or liquidation.

        If the trustee resigns or is removed or if the office of the trustee is otherwise vacant, CIFSA will appoint a successor trustee in accordance with the provisions of the indenture.

        A resignation or removal of the trustee and appointment of a successor trustee shall become effective only upon the successor trustee's acceptance of the appointment as provided in the indenture.

Payment and Paying Agents

        The interest on the notes on any interest payment date will be paid to the person in whose name such notes (or one or more predecessor notes) are registered at the close of business on the regular record date for such interest.

        CIFSA may appoint one or more paying agents, other than the trustee, for all or any series of the debt securities. The debt securities of a particular series will be surrendered for payment at the office of the paying agents designated by CIFSA. If CIFSA does not designate such an office, the corporate trust office of the trustee will serve as the office of the paying agent for such series.

        All funds paid by Covidien Ltd. or CIFSA to a paying agent or the trustee for the payment of the principal of, premium, if any, or interest on the notes which remains unclaimed at the end of two years after such principal, premium, if any, or interest has become due and payable will be repaid to Covidien Ltd. or CIFSA, as the case may be, and the holder of the notes thereafter may look only to Covidien Ltd. and CIFSA for payment thereof.

Governing Law

        The indenture and the notes are deemed to be a contract made under the internal laws of the State of New York, and for all purposes will be construed in accordance with the laws of New York without regard to conflicts of laws principles that would require the application of any other law except to the extent that the Trust Indenture Act is applicable.

Defeasance of Debt Securities and Covenants Under Certain Circumstances

        CIFSA's obligations with respect to the notes will be discharged upon Covidien Ltd. or CIFSA's irrevocable deposit with the trustee, in trust, of funds or governmental obligations sufficient to pay at maturity within one year or upon redemption within one year all of the notes which have not already been delivered to the trustee for cancellation, including:

  •
  principal;

  •
  premium, if any;

  •
  unpaid interest; and

  •
  all other payments due under the terms of the indenture with respect to the notes.

        Notwithstanding the above, CIFSA may not be discharged from the following obligations which will survive until the notes mature:

  •
  to make any interest or principal payments that may be required;

  •
  to register the transfer or exchange of the notes;

  •
  to replace stolen, lost or mutilated the notes;

  •
  to maintain paying agencies; and

  •
  to appoint new trustees as required.

        CIFSA also may not be discharged from the following obligations which will survive the satisfaction and discharge of the notes:

  •
  to compensate and reimburse the trustee in accordance with the terms of the indenture; and

  •
  to receive unclaimed payments held by the trustee for at least two years and remit such payments to the holders if required.

        Upon compliance with specified conditions, CIFSA will not be required to comply with some covenants contained in the indenture and the supplemental indenture, and any omission to comply with the obligations will not constitute a default or event of default relating to the notes, or, if applicable, CIFSA's obligations with respect to the notes will be discharged. These conditions include:

  •
  the irrevocable deposit, in trust with the trustee for the benefit of the holders of the notes, of funds, or governmental obligations, in each case, sufficient to pay all the principal of, premium, if any, and interest on the notes to maturity or redemption, as the case may be, and all other amounts payable by CIFSA under the indenture;

  •
  the delivery to such trustee of a certificate signed by authorized persons and an opinion of counsel, each stating that all conditions precedent specified in the indenture relating to covenant defeasance have been complied with;

  •
  an event of default under the indenture described in the first, second, fourth, fifth or sixth bullet points in the first paragraph under the caption "Events of Default" has not occurred and is not continuing, and an event which with notice or lapse of time or both would become such an event of default with respect to the debt securities has not occurred and is not continuing, on the date of such deposit;

  •
  the delivery to such trustee of an opinion of counsel or a ruling received by the Internal Revenue Service to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of such covenant defeasance and will be subject to federal income tax in the same amount and in the same manner and at the same times as would have been the case absent such exercise;

  •
  the trustee will not have a conflicting interest for the purposes of the Trust Indenture Act with respect to any debt securities due to the defeasance; and

  •
  such covenant defeasance will not result in the trust arising from such deposit constitute, unless it is qualified, a regulated investment company under the Investment Company Act of 1940.

Compliance Certificates and Opinions of Counsel

        The indenture requires Covidien Ltd. or CIFSA to furnish the following to the trustee under certain circumstances:

  •
  in the case of any redemption of debt securities prior to the expiration of any restriction on redemption contained in the debt securities or the indenture, a certificate evidencing compliance with the restriction;

  •
  as may be required by the SEC, information, documents and reports and as to compliance with or defaults under the indenture;

  •
  prior to the closing of any consolidation, merger into, sale, transfer, lease or conveyance of Covidien Ltd.'s or CIFSA's assets substantially as an entirety, a certificate and an opinion of counsel as to compliance with the indenture and the conditions set forth under the heading "Limitation on Covidien Ltd.'s and CIFSA's Ability to Consolidate, Merge and Sell Assets";

  •
  prior to a defeasance, a certificate and an opinion of counsel, each stating that all conditions precedent specified in the indenture relating to satisfaction and discharge have been complied with; and

  •
  unless a certificate or opinion of counsel is not already required, in connection with any action that CIFSA may ask the trustee to take under the indenture, a certificate and/or an opinion of counsel as to compliance with conditions precedent in the indenture relating to the proposed action.

Trustee

                    will serve as the trustee for the notes.                        serves as the trustee in connection with CIFSA's outstanding debt securities issued under                         .

        The address of the corporate trust office of the trustee is                        ,                         .

Book-Entry, Delivery and Form

        The notes will be issued as fully-registered global securities which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global securities through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global securities directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective U.S. depositaries, which in turn will hold these interests in customers' securities accounts in the depositaries' names on the books of DTC. Beneficial interests in the global securities will be held in denominations of $            and multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Debt securities represented by a global security can be exchanged for definitive securities in registered form only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving that notice;

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  at any time DTC ceases to be a clearing agency registered or in good standing under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

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  we in our sole discretion determine that that global security will be exchangeable for definitive securities in registered form and notify the trustee of our decision; or

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  an event of default with respect to the debt securities represented by that global security has occurred and is continuing.

        A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

        We will make principal and interest payments on all debt securities represented by a global security to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the debt securities represented by a global security for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

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  any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global security;

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  any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants; or

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  the maintenance, supervision or review of any of DTC's records relating to those beneficial ownership interests.

        DTC has advised us that its current practice is to credit participants' accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC's records, upon DTC's receipt of funds and corresponding detail information. The underwriters or agents for the debt securities represented by a global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by that global security for all purposes of the debt securities. Owners of beneficial interests in the debt securities will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered owners or holders of debt securities under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of debt securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their debt securities since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner's account.

        We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

        Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the debt securities will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

        DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act.

        DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC's participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations. some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC's book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

        DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

        Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream's U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

        Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

        Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A/N.V., or the Euroclear Operator, under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

        Euroclear has further advised us that investors that acquire, hold and transfer interests in the debt securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global Clearance and Settlement Procedures

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same–Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be elected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of debt securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        If the debt securities are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Agent for Service of Process

        Our agent for service of process in the State of New York for any action relating to the indenture or the notes is                        , which currently maintains a New York City office at                        , New York.

RELATIONSHIP WITH TYCO INTERNATIONAL AND TYCO ELECTRONICS

        This section of the prospectus summarizes material agreements between us and Tyco International and Tyco Electronics that will govern the ongoing relationships between the three companies after the separation and are intended to provide for an orderly transition to our status as an independent, publicly-traded company. Additional or modified agreements, arrangements and transactions, which will be negotiated at arm's length, may be entered into between Tyco International, Tyco Electronics and us after the separation.

Agreements with Tyco International and Tyco Electronics

        Before our separation from Tyco International, we will enter into a Separation and Distribution Agreement and other agreements with Tyco International to effect the separation and provide a framework for our relationship with Tyco International after the separation. These agreements will govern the relationships among us, Tyco International and Tyco Electronics subsequent to the completion of the separation plan and provide for the allocation among us, Tyco International and Tyco Electronics of Tyco International's assets, liabilities and obligations attributable to periods prior to the respective separations of each of the businesses from Tyco International. In addition to the Separation and Distribution Agreement, which contains many of the key provisions related to our separation from Tyco International and the distribution of our common shares to Tyco International shareholders, the parties also will enter into a Tax Sharing Agreement.

        The principal agreements described below will be filed as exhibits to the registration statement on Form S-1 of which this prospectus is a part, and the summaries of each of these agreements set forth the terms of the agreements that we believe are material.

        The terms of the agreements described below that will be in effect following our separation have not yet been finalized. Although we do not anticipate material changes to the agreements prior to the separation, any such changes may affect the respective parties' rights and obligations described below. No changes may be made after our separation from Tyco International without our consent if such changes would adversely affect us.

Separation and Distribution Agreement

        The Separation and Distribution Agreement will set forth our agreements with Tyco International and Tyco Electronics regarding the principal transactions necessary to separate us from Tyco International. It will also set forth other agreements that govern certain aspects of our relationship with Tyco International and Tyco Electronics after the completion of the separation plan. The parties intend to enter into the Separation and Distribution Agreement before the distribution of our common shares to Tyco International shareholders.

  Transfer of Assets and Assumption of Liabilities

        The Separation and Distribution Agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of us, Tyco Electronics and Tyco International as part of the separation of Tyco International into three companies, and will describe when and how these transfers, assumptions and assignments will occur, although many of the transfers, assumptions and assignments will have already occurred prior to the parties' entering into the Separation and Distribution Agreement. In particular, the Separation and Distribution Agreement will provide that, subject to the terms and conditions contained in the Separation and Distribution Agreement:

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  All of the assets and liabilities primarily related to our business—the business and operations of Tyco International's healthcare segment—will be retained by or transferred to us.

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  All of the assets and liabilities primarily related to Tyco Electronics' business—the business and operations of Tyco International's electronics segment—will be retained by or transferred to Tyco Electronics.

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  All of the assets and liabilities primarily related to the business and operations of Tyco International's fire and security and engineered products and services segments will be retained by or transferred to Tyco International.

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  Liabilities related to, arising out of or resulting from each previously terminated or divested business of Tyco International that is not sufficiently associated with the current business of any of the parties will be allocated to a specific party as set forth on a schedule to the Separation and Distribution Agreement. Liabilities related to, arising out of or resulting from the Plastics, Adhesives and Ludlow Coated Products business, as well as the A&E business, which were previously divested by Tyco International, will be allocated to us.

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  Each party will assume or retain any liabilities relating to its employees in respect of the period prior to, on or following the effective time of the Separation and Distribution Agreement.

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  Each party or one of its subsidiaries will assume or retain any liabilities relating to any of its or its subsidiaries' or controlled affiliates' indebtedness, regardless of the issuer of such indebtedness, exclusively relating to its business or secured exclusively by its assets.

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  We will assume 42%, Tyco Electronics will assume 31% and Tyco International will assume 27% of certain contingent and other corporate liabilities of Tyco International, which include securities litigation, certain legacy tax contingencies and any actions with respect to the separation plan or the distributions made or brought by any third party. Any amounts relating to these contingent and other corporate liabilities paid to Tyco International after the spin-offs that are subject to the allocation provisions of the Separation and Distribution Agreement will be shared among us, Tyco Electronics and Tyco International pursuant to the same allocation ratio.

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  Any amounts paid to Tyco International after the spin-offs as a result of currently pending litigation between Tyco International and members of its former senior management will be retained by Tyco International and will not be allocated among us, Tyco Electronics and Tyco International.

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  Subject to certain limitations, Tyco International will have the right to control the defense and settlement of all litigation related to the shared contingent and other corporate liabilities referred to above. All costs and expenses incurred by Tyco International in connection with the defense of such litigation, other than the amount of any judgment or settlement, which will be allocated in the manner described above, will be borne equally by Tyco International, Tyco Electronics and us.

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  We will be entitled to 42% and Tyco Electronics will be entitled to 31% of certain contingent corporate assets of Tyco International, which are not primarily related to any of our business, the business of Tyco Electronics or Tyco International's fire and security and engineered products and services businesses and which are not specifically assigned to us, Tyco International or Tyco Electronics, although we expect any such contingent assets to consist only of currently unknown assets and not to be material.

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  Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, other than the costs and expenses relating to the issuance of debt or debt-related securities by any party or its subsidiaries (the costs and expenses of which are expected to be the responsibility of such party), the corporate costs and expenses incurred after the distribution date relating to the separation will be borne by the party incurring such expenses.

        The majority of Tyco International's assets and liabilities directly relate to individual businesses and will be assigned or allocated to us accordingly. Certain litigation and tax contingencies are considered to be obligations of all of Tyco International's businesses, best managed centrally, and appropriately shared among us, Tyco International and Tyco Electronics through pre-determined, fixed percentages. The primary consideration for determining those fixed percentages was each entity's ability to pay, in order to reduce the probability that any settlement of contingencies would disproportionately impact an individual company's financial condition.

        In preparing to separate Covidien and in developing the assignment of Tyco International assets and liabilities, Tyco International considered a number of factors including familiarity with the allocated asset or liability, the ability to operate the asset or discharge a liability, the efficiencies achieved though the allocation methodologies, corporate structure, future capital structure and operating plans, and targeted debt levels. On the basis of these considerations, Covidien is being assigned the assets, liabilities and legal entities which comprised the former Plastics, Adhesives and Ludlow Coated Products business, as well as the A&E Products business. We have reflected in our financial statements all assets and liabilities of these businesses and entities as appropriate.

        Except as may expressly be set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets will be transferred on an "as is," "where is" basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, that any necessary consents or governmental approvals are not obtained and that any requirements of laws or judgments are not complied with.

        Information in this prospectus with respect to the assets and liabilities of the parties following the separation is presented based on the allocation of such assets and liabilities pursuant to the Separation and Distribution Agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the Separation and Distribution Agreement and the other agreements relating to the separation are, and following the separation may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation and Distribution Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

  Further Assurances

        To the extent that any transfers contemplated by the Separation and Distribution Agreement have not been consummated on or prior to the distribution date, the parties will agree to cooperate to effect such transfers as promptly as practicable. In addition, each of the parties will agree to cooperate with each other and use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the Separation and Distribution Agreement and the ancillary agreements.

  The Distributions and Financings

        The Separation and Distribution Agreement also will govern the rights and obligations of the parties regarding the proposed distributions. Each of us and Tyco Electronics will agree to distribute to Tyco International as a share dividend the number of such party's common shares distributable to effectuate the applicable separation. In addition, Tyco International will agree to cause its agent to distribute to Tyco International shareholders that hold Tyco International common shares as of the applicable record date all the common shares of the company being separated from Tyco International.

        Under the Separation and Distribution Agreement, we will have a cash balance of at least $500 million on the distribution date, provided the total cash balance after excluding unpaid separation costs is no less than $1.7 billion. After the separation, our cash balance will be adjusted for any unpaid cash dividends declared between February 28, 2007 and the distribution date, unpaid separation costs and acquisitions or divestitures. If we generate more free cash flow than estimated, Tyco International will pay such excess amount to us. If we generate less free cash flow than estimated, we will repay Tyco International the amount of such deficiency. The cash balance remaining after the adjustments described above will be allocated in the proportion to which it was generated.

        The adjustments described above are intended to provide each party with sufficient cash to operate its business after the separation. Based upon Tyco International's current internal cash flow forecasts, as of the distribution date, Tyco International expects to have no less than $2 billion in cash after transaction related costs. This forecast assumes each business achieves its targeted cash flow generation prior to the distribution date. The proposed allocation of cash is $1 billion to Tyco International, $500 million to Tyco Electronics and $500 million to us. In the event of a shortfall below the forecasted $2 billion of cash after separation costs, Tyco International will absorb the first $300 million of shortfall. If the shortfall exceeds $300 million as of the distribution date, such that Tyco International's cash allocation falls below $700 million as of the distribution date, we and Tyco Electronics will each fund 50% of any such shortfall. However, in order to maintain at least $500 million of cash on the distribution date, we may incur a loan payable to Tyco International if sufficient cash is not on deposit prior to the distribution date. Operating forecasts contain many assumptions and are subject to various uncertainties, therefore it is not practicable at this time to reliably determine the range of possible cash balance adjustments.

        Additionally, the Separation and Distribution Agreement will provide that the distributions are subject to several conditions that must be satisfied or waived by Tyco International in its sole discretion. For further information regarding our separation from Tyco International, see "The Separation—Conditions to the Distribution."

  Releases and Indemnification

        Except as otherwise provided in the Separation and Distribution Agreement or any ancillary agreement, each party will release and forever discharge each other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation. The releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation pursuant to the Separation and Distribution Agreement or any ancillary agreement or to ordinary course trade payables and receivables.

        In addition, the Separation and Distribution Agreement will provide for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Tyco International's business and Tyco Electronics' business with Tyco International and Tyco Electronics, respectively. Specifically, each party will, and will cause its subsidiaries and affiliates to, indemnify, defend and hold harmless the other parties, their respective affiliates and subsidiaries and each of their respective officers, directors, employees and agents for any losses arising out of or otherwise in connection with:

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  the liabilities each such party assumed or retained pursuant to the Separation and Distribution Agreement; and

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  any breach by such party of the Separation and Distribution Agreement.

  Legal Matters

        Each party to the Separation and Distribution Agreement will assume the liability for, and control of, all pending and threatened legal matters related to its own business or assumed or retained liabilities and will indemnify the other parties for any liability arising out of or resulting from such assumed legal matters.

        Each party to a claim will agree to cooperate in defending any claims against two or more parties for events that took place prior to, on or after the date of the separation of such party from Tyco International.

        Tyco International initially will act as managing party and manage and assume control of all legal matters related to any assumed Tyco International contingent liability or Tyco International contingent asset, including settlement of such legal matters. In the event of the bankruptcy or insolvency of Tyco International, we will become the managing party. In addition, in the event of a change in control of the managing party, a change in the chief executive officer of the managing party or a change in the majority of the board of directors of the managing party, the managing party may be changed by the vote of two of the three parties to the Separation and Distribution Agreement. Moreover, on an annual basis the parties to the Separation and Distribution Agreement will determine whether or not to change the managing party and the vote of two of the three parties will be sufficient to effect such change. Each of us, Tyco Electronics and Tyco International will cooperate fully with the applicable managing party in connection with the management of such assets and liabilities. All costs and expenses related thereto shall be shared equally by these three parties. If any party defaults in payment of its portion of any assumed Tyco International contingent liability or the cost of managing any Tyco International contingent asset, each non-defaulting party will be responsible for an equal portion of the amount in default together with any other non-defaulting party, although any such payments will not release the obligation of the defaulting party.

  Employee Matters

        The Separation and Distribution Agreement will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation of Tyco International, including the treatment of certain outstanding and long-term incentive awards, existing deferred compensation obligations and certain retirement and welfare benefit obligations. The Separation and Distribution Agreement also will provide that outstanding Tyco International share options and restricted share unit awards will be adjusted equitably in connection with each distribution. See "Management of Covidien—Treatment of Outstanding Equity Compensation Arrangements."

  Insurance

        The Separation and Distribution Agreement will provide for the rights of the parties to report claims under existing insurance policies written by non-affiliates of Tyco International for occurrences prior to each separation and set forth procedures for the administration of insured claims. In addition, the agreement will allocate among the parties the right to insurance policy proceeds based on reported claims and the obligations to incur deductibles under certain insurance policies. The Separation and Distribution Agreement will provide that Tyco International will continue to own and operate White Mountain and Mountainbran, its captive insurance companies, and we and Tyco Electronics will continue our rights as policyholders with respect to existing policies written by those companies for our benefit. The Separation and Distribution Agreement also will provide that Tyco International will obtain, subject to the terms of the agreement, certain executive risk insurance policies, namely directors and officers policies and fiduciary and employment practices policies, to apply against certain pre-separation claims, if any.

        Tyco International maintains a variety of global commercial insurance programs with non-affiliates of Tyco International. All of these programs are subject to the policies, terms and conditions, policy limits and deductibles of the policies. The facts and circumstances of each pre-separation claim will govern the determination of whether the occurrence is covered by existing insurance policies written by non-affiliates of Tyco International or Tyco International's affiliated, captive insurance companies, White Mountain or Mountainbran, or alternatively, is not covered by any insurance policy existing as of the date of the separation.

  Dispute Resolution

        In the event of any dispute arising out of the Separation and Distribution Agreement, the general counsels of the parties and such other representatives as the parties designate will negotiate to resolve any disputes among the parties. If the parties are unable to resolve the dispute in this manner within 45 days then, unless agreed otherwise by the parties, the parties will submit the dispute to mediation for an additional period of 30 days. If the parties are unable to resolve the dispute in this manner, until certain litigation related to shared contingent liabilities is finally resolved, the dispute will be resolved through binding arbitration and in all matters involving only claims for monetary damages the parties will be required to each submit a proposal and the arbitrators shall be limited to awarding only one of the proposals submitted.

  Other Matters Governed by the Separation and Distribution Agreement

        Other matters governed by the Separation and Distribution Agreement include access to financial and other information, intellectual property, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Tax Sharing Agreement

        Before our separation from Tyco International, we will enter into a Tax Sharing Agreement with Tyco International and Tyco Electronics that generally will govern Tyco International's, Tyco Electronics' and our respective rights, responsibilities, and obligations after the distribution with respect to taxes, including ordinary course of business taxes and taxes, if any, incurred as a result of any failure of the distribution of all of the shares of Covidien or Tyco Electronics to qualify as a tax-free distribution for U.S. federal income tax purposes within the meaning of Section 355 of the Code or certain internal transactions undertaken in anticipation of the separation to qualify for tax-favored treatment under the Code.

        Under the Tax Sharing Agreement, we expect, with certain exceptions, that we will generally be responsible for the payment of:

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  all taxes attributable to us or our subsidiaries that are reported on tax returns for tax periods ending on or before the date of the distribution, all taxes attributable to us or our subsidiaries reported on any income tax returns filed by Tyco International, Tyco Electronics or us for tax periods that straddle the date of the distribution, and all taxes attributable to us or our subsidiaries reported on tax returns for periods beginning after the date of the distribution;

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  any non-U.S. income taxes and other non-income taxes resulting from a tax audit to the extent such taxes are attributable to us and our subsidiaries;

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  for periods (or portions thereof) ending on or before the date of the distribution, 42% of any additional:

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  U.S. income taxes that are required to be paid to a U.S. tax authority as a result of a U.S. tax audit of Tyco International's, Tyco Electronics' or our subsidiaries' income tax returns; and

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  non-U.S. income taxes that are required to be paid to a tax authority as a result of a tax audit of Tyco International's, Tyco Electronics' or our subsidiaries' income tax returns but only to the extent that such taxes are attributable to adjustments to intercompany transactions or similar adjustments;

  •
  42% of any taxes arising from a failure of the distribution of all of the stock of Tyco Electronics or us, or any internal transaction undertaken in anticipation of the separation, to qualify for tax-free or tax-favored treatment under the Code, as the case may be, unless such taxes result from either an action or failure to act on our part, in which case we will be responsible for all of such taxes, or an action or failure to act on the part of Tyco International or Tyco Electronics, in which case Tyco International or Tyco Electronics, as applicable, will be responsible for all such taxes.

        The Tax Sharing Agreement also will contain restrictions on our, Tyco International's and Tyco Electronics' ability to take actions that could cause the distribution or certain internal transactions undertaken in anticipation of the separation to fail to qualify as tax-free or tax-favored transactions, as the case may be, including entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of our common shares, a redemption of equity securities, a sale or other disposition of a substantial portion of our assets, an acquisition of a business or assets with equity securities to the extent one or more persons would acquire 35% or more of our common shares, or engaging in certain internal transactions. These restrictions apply for the two year period after the distribution, unless the responsible party obtains the consent of other parties or obtains a private letter ruling from the Internal Revenue Service or an unqualified opinion of a nationally recognized law firm that such action will not cause the distribution or the internal transactions undertaken in anticipation of the separation to fail to qualify as tax-favored transactions and such letter ruling or opinion, as the case may be, is acceptable to the parties. Moreover, the Tax Sharing Agreement generally will provide that a party thereto is responsible for any taxes imposed on any other party thereto as a result of the failure of the distribution or the internal transactions to qualify as tax-favored transactions under the Code if such failure is attributable to certain post-distribution actions taken by or in respect of the responsible party or its shareholders, regardless of whether the actions occur more than two years after the distribution, the other parties consent to such actions or the responsible party obtains a favorable letter ruling or tax opinion. In addition, it will set forth the respective rights, responsibilities, and obligations among us, Tyco Electronics and Tyco International with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation, and other tax matters. Specifically, in regards to a U.S. income tax audit, Tyco International will administer the tax audit and control its settlement in its sole discretion. The other parties to the Tax Sharing Agreement will only be able to remove Tyco International as the controlling party under limited circumstances, including a change in control or bankruptcy of Tyco International, or by a majority vote of the parties on or after the second anniversary of the distribution. In regards to any other tax audit, the party or its subsidiary that is subject to the tax audit will administer the tax audit and control its settlement in its sole discretion.

General Corporate Overhead

        In addition to the services discussed above for which costs are directly allocated to us by Tyco International, certain corporate services are charged to us through Tyco International's general corporate overhead allocation, which is calculated on the percentage of our net revenues to Tyco International's consolidated net revenues. These services include treasury, tax, legal, internal audit, human resources and risk management. Some of these services may be provided to us as transition services for a period of time following the separation. Our share of the general corporate overhead was $141 million in fiscal 2006, $185 million in fiscal 2005 and $164 million in fiscal 2004.

License Agreement

        Before our separation from Tyco International, we will enter into a License Agreement with Tyco International Services GmbH pursuant to which we will receive a license to use the "Tyco" trade names, trademarks and service marks for a transition period following the separation.

 MANAGEMENT OF COVIDIEN

Directors and Executive Officers

        The following table sets forth information as of December 31, 2006 with respect to those persons who are expected to serve as our directors and executive officers following the distribution. Our director nominees are expected to be named to the board of directors immediately after the distribution. The board of directors thereafter is expected to name the individuals below to serve as our executives in the capacities listed below.

Name	Age	Position(s)
Richard J. Meelia	57	President, Chief Executive Officer and Director
Charles J. Dockendorff	52	Executive Vice President, Chief Financial Officer and Director
Jose E. Almeida	44	President, Medical Devices
Timothy R. Wright	49	President, Pharmaceutical Products and Imaging Solutions
Eric A. Kraus	45	Senior Vice President, Corporate Communications
John H. Masterson	45	Senior Vice President, General Counsel and Director
Amy A. McBride-Wendell	46	Senior Vice President, Business Development
Karen A. Quinn-Quintin	49	Senior Vice President, Human Resources
Richard G. Brown, Jr.	58	Vice President, Chief Accounting Officer and Corporate Controller
Kevin G. DaSilva	43	Vice President and Treasurer
Eric C. Green	48	Vice President and Chief Tax Officer
Coleman N. Lannum	42	Vice President, Investor Relations
Dennis H. Reilley	53	Director nominee, Chairman of the board of directors designate
Craig Arnold	46	Director nominee
Robert H. Brust	63	Director nominee
John M. Connors, Jr.	64	Director nominee
Christopher J. Coughlin	54	Director nominee
Timothy M. Donahue	58	Director nominee
Kathy J. Herbert	53	Director nominee
Randall J. Hogan, III	51	Director nominee
Tadataka Yamada	61	Director nominee
Joseph A. Zaccagnino	60	Director nominee

        Richard J. Meelia—Mr. Meelia, age 57, serves on our board of directors and has been Chief Executive Officer of Covidien since January 2006 and was, prior to that, President of Covidien since 1995. Mr. Meelia is a director of Haemonetics, a manufacturer of blood processing equipment.

        Charles J. Dockendorff—Mr. Dockendorff, age 52, serves on our board of directors and has been Executive Vice President and Chief Financial Officer of Covidien since December 2006. Prior to that, Mr. Dockendorff served as Vice President, Chief Financial Officer and Controller of Covidien since 1995. Mr. Dockendorff is expected to resign as a director upon completion of the separation.

        Jose E. Almeida—Mr. Almeida, age 44, has been President of Medical Devices of Covidien since October 2006 and prior to that was President of Covidien's International business since April 2004. From January 2003 to April 2004, Mr. Almeida was Chief Operating Officer of Greatbatch Technologies and from July 1998 to 2002, he was Vice President, Manufacturing of Covidien.

        Timothy R. Wright—Mr. Wright, age 49, has been President, Pharmaceutical Products and Imaging Solutions of Covidien since February 2007. Prior to joining Covidien, Mr. Wright was Chairman of ParagonRx from 2006 to 2007. Prior to joining ParagonRx, Mr. Wright was Chief Operating Officer of Xanodyne Pharmaceuticals from 2005 to 2006, Chief Executive Officer of AAIPharma from 2004 to 2005, President, Global Commercial Operations of Elan Bio-Pharmaceuticals from 2001 to 2004, and Senior Vice President, Healthcare Product Services of Cardinal Health from 1999 to 2001. Prior to joining Cardinal Health, Mr. Wright held senior marketing management positions in the U.S. and abroad at DuPont Merck Pharmaceutical from 1986 to 1999.

        Eric A. Kraus—Mr. Kraus, age 45, has been Senior Vice President, Corporate Communications of Covidien since July 2006. Prior to joining Covidien, Mr. Kraus was Vice President, Corporate Communications and Public Affairs of The Gillette Company from July 1999 to July 2006.

        John H. Masterson—Mr. Masterson, age 45, serves on our board of directors and has been Senior Vice President and General Counsel of Covidien since December 2006. Prior to that, Mr. Masterson served as Vice President and General Counsel of Covidien since 1999. Mr. Masterson is expected to resign as a director upon completion of the separation.

        Amy A. McBride-Wendell—Ms. McBride-Wendell, age 46, has been Senior Vice President, Business Development of Covidien since December 2006. Prior to that, Ms. McBride-Wendell served as Vice President, Business Development of Covidien since 1998.

        Karen A. Quinn-Quintin—Ms. Quinn-Quintin, age 49, has been Senior Vice President, Human Resources of Covidien from October 2006. Prior to joining Covidien, Ms. Quinn-Quintin was Vice President and Chief Human Resources Officer at Andrew Corporation from July 2003 to October 2006. Prior to joining Andrew, she was Vice President, Human Resources of Textron, Inc. from 2002 to March 2003 and Vice President, Human Resources of the Industrial Products division of Textron, Inc. from 1997 to 2002.

        Richard G. Brown, Jr.—Mr. Brown, age 58, has been Vice President, Chief Accounting Officer and Corporate Controller of Covidien since September 2006. Prior to joining Covidien, he was Corporate Controller and Chief Accounting Officer of Eastman Kodak Company from December 2003 to September 2006. Prior to joining Eastman Kodak, Mr. Brown was a partner at Ernst & Young LLP, where he was employed for 32 years.

        Kevin G. DaSilva—Mr. DaSilva, age 43, will become Vice President and Treasurer of Covidien upon its separation from Tyco International. He has been Assistant Treasurer of Tyco International since July 2003. Prior to joining Tyco International, Mr. DaSilva was with Lucent Technologies Inc. where he was Financial Vice President and served as Chief Financial Officer of the Worldwide Services Division from 2002 to 2003 and Assistant Treasurer from 1997 to 2002.

        Eric C. Green—Mr. Green, age 48, will become Vice President and Chief Tax Officer of Covidien upon its separation from Tyco International. He has been Vice President, Tax Planning and Analysis of Tyco International since October 2003. Prior to joining Tyco International, Mr. Green was with Accenture where he was Director, Entity Tax Matters Group from July 2001 to September 2003 and Director, Global Tax Strategy/Planning from February 1998 to July 2001.

        Coleman N. Lannum—Mr. Lannum, age 42, has been Vice President, Investor Relations of Covidien since September 2006. He was retired from November 2005 until he joined Covidien. Prior to that, Mr. Lannum was a senior healthcare analyst for American Express Asset Management from February 2005 to November 2005. Prior to that, he was a senior analyst and portfolio manager of Putnam Investments from 1997 to November 2004.

        Dennis H. Reilley—Mr. Reilley, age 53, is expected to join our board of directors immediately following the distribution. Mr. Reilley serves as Chairman of Praxair, Inc., a supplier of industrial gases and high-performance surface coatings, since 2000, and was also Chief Executive Officer until his retirement from that position in December 2006. Prior to joining Praxair, Mr. Reilley held many key positions at E.I. Du Pont de Nemours & Company from 1981 to 2000 and Conoco, Inc. from 1975 to 1981. Mr. Reilley received a bachelor's degree from Oklahoma State University. Mr. Reilley is also a director of H.J. Heinz Company and Marathon Oil Corporation.

        Craig Arnold—Mr. Arnold, age 46, is expected to join our board of directors immediately following the distribution. Mr. Arnold has served as Senior Vice President of Eaton Corporation and President of the Fluid Power Group of Eaton Corporation, a diversified industrial manufacturer, from 2000 to present. Prior to joining Eaton, Mr. Arnold was employed in a series of progressively responsible positions at General Electric Company from 1983 to 2000. Mr. Arnold received a bachelor's degree from California State University-San Bernadino and an MBA from Pepperdine University.

        Robert H. Brust—Mr. Brust, age 63, is expected to join our board of directors immediately following the distribution. Mr. Brust served as Executive Vice President of Eastman Kodak Company, a provider of photographic products and services, from January 2000 to February 2007. He also served as Chief Financial Officer from January 2000 to November 2006. Prior to joining Kodak, Mr. Brust was Senior Vice President and Chief Financial Officer of Unisys Corporation from 1997 to 1999. He also worked in a variety of financial and financial management positions at General Electric Company from 1965 to 1997. Mr. Brust received a bachelor's degree from Pennsylvania State University. He is also a Director of Applied Materials, Inc., Delphi Corporation and WMS Industries.

        John M. Connors, Jr.—Mr. Connors, age 64, is expected to join our board of directors immediately following the distribution. Mr. Connors served as Chairman of Hill, Holliday, Connors, Cosmopulos, Inc., a full-services advertising agency, from 2003 to 2006. From 1968 to 2003 he was Chairman, President and Chief Executive Officer at Hill, Holliday. Mr. Connors received a bachelor's degree from Boston College. Mr. Connors is also a Director of Hasbro, Inc.

        Christopher J. Coughlin—Mr. Coughlin, age 54, is expected to join our board of directors immediately following the distribution. Mr. Coughlin has been Executive Vice President and Chief Financial Officer of Tyco International since March 2005. Prior to joining Tyco International, Mr. Coughlin served as Chief Operating Officer of Interpublic Group from June 2003 to December 2004. He joined Interpublic from Pharmacia Corporation, where he was Chief Financial Officer from 1998 to 2003. Previously, he held the position of Vice President and Chief Financial Officer of Nabisco Holdings, where he also served as President of Nabisco International. Mr. Coughlin received a bachelor's degree from Boston College. Mr. Coughlin also serves as a director of The Dun & Bradstreet Corporation.

        Timothy M. Donahue—Mr. Donahue, age 58, is expected to join our board of directors immediately following the distribution. Mr. Donahue served as Chairman of Sprint Nextel Corporation, a wireless and wireline communications company, from 2005 to 2006 and now is retired. He was the Chief Executive Officer of Nextel Communications, Inc. from 1999 until August 2005, and the President of Nextel from 1996 until August 2005. Mr. Donahue received a bachelor's degree from John Carroll University. He is also a director of Eastman Kodak Company and NVR, Inc.

        Kathy J. Herbert—Ms. Herbert, age 53, is expected to join our board of directors immediately following the distribution. Ms. Herbert has served as the Executive Vice President, Human Resources of Albertson's, Inc., an operator of supermarkets, combination food-drug stores and drug stores located in the United States, from 2001 to 2006. Prior to joining Albertson's, she was with Jewel Osco since 1969 in a variety of positions, most recently Vice President, Human Resources. Ms. Herbert received an M.B.A. degree from the Lake Forest Graduate School of Management.

        Randall J. Hogan, III—Mr. Hogan, age 51, is expected to join our board of directors immediately following the distribution. Mr. Hogan has served as Chairman and Chief Executive Officer of Pentair, Inc., an industrial manufacturing company, from 2002 to present. From 2001 to 2002 he was President and Chief Executive Officer and from 1999 to 2001, President and Chief Operating Officer of Pentair. Prior to joining Pentair, he was President of United Technologies' Carrier Transicold Division. Before that, he was with the Pratt & Whitney division of United Technologies, General Electric, and McKinsey & Company. Mr. Hogan has a bachelor's degree from Massachusetts Institute of Technology and an M.B.A. from the University of Texas at Austin.

        Tadataka Yamada—Dr. Yamada, age 61, is expected to join our board of directors immediately following the distribution. Dr. Yamada has served as President of the Global Health Program of the Bill & Melinda Gates Foundation from June 2006 to present. Previously he was Chairman of Research and Development for GlaxoSmithKline Inc. from 2000 to 2006 and held research and development positions at SmithKline Beecham. Prior to joining SmithKline Beecham he was Chairman of the

Department of Internal Medicine at the University of Michigan Medical School and Physician-in-Chief of the University of Michigan Medical Center. Dr. Yamada received a bachelor's degree from Stanford University, and his M.D. from New York University.

        Joseph A. Zaccagnino—Mr. Zaccagnino, age 60, is expected to join our board of directors immediately following the distribution. Mr. Zaccagnino served as President and Chief Executive Officer of Yale-New Haven Health System and its flagship Yale-New Haven Hospital from 1991 until his retirement in 2005. Mr. Zaccagnino received a bachelor's degree from the University of Connecticut and an M.P.H. from Yale University School of Medicine. Mr. Zaccagnino is also a director of New Alliance Bancshares, Inc.

Structure of the Board of Directors

        After the separation, we expect to have a board of directors initially consisting of 11 directors. Our bye-laws will provide that the number of members will be fixed by a majority vote of the board of directors. Our certificate of incorporation and bye-laws will provide that the board of directors will consist of one class, with our directors being elected each year by a majority of votes cast at our annual meeting of shareholders. Our board of directors may be removed with or without cause by a majority vote of shareholders. Most of our directors are expected to be independent, non-employee directors who meet the criteria for independence required by the NYSE. In addition to having independent directors meet the NYSE definition of independence, our board of directors will set its own standards of independence. The independence standards will be posted on our website at www.covidien.com. We expect that membership on the Audit Committee, Compensation and Human Resources Committee and Nominating and Governance Committee will be limited to independent, non-employee directors. In addition, Mr. Reilley is expected to serve as a non-executive Chairman of the board of directors.

        We expect that our board of directors will determine that most of our non-employee directors satisfy NYSE standards to qualify as independent directors as well as any additional independence standards established by the board of directors. Our board of directors is expected to adopt corporate governance guidelines that, along with the charters of our board committees and our code of business conduct for employees and board of directors, will provide the framework for the governance of Covidien.

Committees of the Board of Directors

        At the time of the distribution, the board of directors will have three standing committees: Audit, Compensation and Human Resources, and Nominating and Governance. Assignments to, and chairs of, the committees are recommended by the Nominating and Governance Committee and selected by the board of directors. Each of these committees will operate under a charter approved by the board of directors. The charters will be posted on our website at www.covidien.com, and we will provide a copy of the charters to shareholders upon request. All committees will report on their activities to the board of directors.

  Audit Committee

        The Audit Committee will monitor the integrity of our financial statements, the independence and qualifications of the independent auditors, the performance of our internal auditors as well as the independent auditors, our compliance with legal and regulatory requirements and the effectiveness of our internal controls. The Audit Committee will be responsible for selecting, retaining (subject to shareholder approval), evaluating, setting the remuneration of, and, if appropriate, recommending the termination of our independent auditors. The Audit Committee will be established in accordance with Section 10A(m) of the Securities Exchange Act of 1934. The members of the Audit Committee are expected to be Robert H. Brust, Craig Arnold and Randall J. Hogan, each of whom is expected to be independent under NYSE listing standards for audit committee members. Robert H. Brust is expected to be the Chair of the Committee. We expect that our board of directors will determine that at least one director on the Audit Committee satisfies the SEC and NYSE standards for being an audit committee financial expert.

  Compensation and Human Resources Committee

        The Compensation and Human Resources Committee will review and approve compensation and benefits policies and objectives for our executive officers and directors and carry out the Board's responsibilities relating to the compensation of our executives. The members of the Compensation and Human Resources Committee are expected to be Timothy M. Donahue, John M. Connors and Kathy J. Herbert, each of whom is expected to be independent under NYSE listing standards. Timothy M. Donahue is expected to be the Chair of the Committee.

  Nominating and Governance Committee

        The Nominating and Governance Committee will be responsible for identifying individuals qualified to become board of directors members, recommending to the board of directors the director nominees for the annual general meeting of shareholders, developing and recommending to the board of directors a set of corporate governance principles. The members of the Nominating and Governance Committee are expected to be Dennis H. Reilley, Tadataka Yamada and Joseph A. Zaccagnino, each of whom is expected to be independent under NYSE listing standards. Dennis H. Reilley is expected to be the Chair of the Committee.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation and Human Resources Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors.

Compensation of Non-Employee Directors

        Non-employee director compensation following the distribution initially will consist of cash and an award of stock units. The annual retainer for non-employee directors will consist of $80,000 and deferred stock units, or DSUs, with a value at grant of $120,000, rounded up to the nearest whole number of shares. The Chairman of the board of directors and the Chair of the Audit Committee each will receive an additional fee of $20,000 and the Chair of the Compensation and Human Resources Committee and the Chair of the Nominating and Governance Committee each will receive an additional fee of $15,000 in recognition of the responsibilities required in these roles. The DSUs will be granted following the distribution for a number of shares equal to $120,000 divided by the closing sales price of the common shares on the grant date and rounded up to the nearest whole number of shares. Under the terms of the grant agreements, each DSU will be vested upon grant and will be payable in the form of our common shares within 30 days following termination of service as a board of directors member. Dividend equivalents are credited to each board of directors member's DSU account at the same time and in the same amount as any dividends are paid to shareholders on common shares and increase the number of DSUs in a director's account based on the fair market value of a common share on the dividend payment date.

        We expect to adopt a Director Deferred Compensation Plan on or before the distribution date that will be substantially similar to the Tyco International Director Deferred Compensation Plan. A copy of the plan will be filed as exhibit 10.3 to our registration statement on Form S-1, of which this prospectus is a part. Under the plan, each non-employee director will be able to make an election to defer some or all of his or her remuneration for that year. Under the plan, an unfunded deferred compensation bookkeeping account will be established for each director who elects to defer cash remuneration otherwise payable during the year. The director may choose the deemed investment of amounts credited to his or her deferred compensation account into the Interest Income Measurement

Fund or a U.S. Equity Index Commingled Measurement Fund. Earnings and losses on the Measurement Funds will mirror the investment results of funds available under our 401(k) retirement savings and investment plans. Each director will be able to elect to receive a distribution of the amounts credited to his or her deferred compensation account in a lump sum cash payment either at termination from the board of directors or at a future date that is at least five years after the year it is deferred. Any unpaid balances will be distributed to a director upon the later of his or her attainment of age 70 and his or her termination from the board of directors.

        The Compensation and Human Resources Committee, in collaboration with the Nominating and Governance Committee, periodically will review directors' compensation and recommend changes as appropriate.

Historical Compensation of Our Executive Officers

        The following tables contain compensation information for services in all capacities to Tyco International and its subsidiaries for the periods shown for our Chief Executive Officer and the other four executive officers who for fiscal 2006 had the highest salary and bonus. We refer to these persons collectively as our Named Officers. All of the information included in these tables reflect compensation earned by the individuals for services with Tyco International and its subsidiaries. All references in the following tables to stock options, restricted stock, performance stock units, or PSUs, and restricted stock units, or RSUs, relate to awards of stock options, restricted stock, PSUs and RSUs granted by Tyco International. The amounts and forms of compensation reported below do not necessarily reflect the compensation these persons will receive following the distribution, which could be higher or lower, because historical compensation was determined by Tyco International and future compensation levels will be determined based on the compensation policies, programs and procedures to be established by our Compensation and Human Resources Committee.

  Summary Compensation Table

        The table below presents the annual and long-term compensation for services in all capacities to Tyco International and its subsidiaries for the periods shown for the Named Officers. None of our executive officers who otherwise would have been includable in this table on the basis of compensation for fiscal 2006 terminated employment or otherwise ceased to serve as an executive during the fiscal year.

		Annual Compensation				Long-Term Compensation
Name & Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)(1)		Stock Awards ($)(2)	Securities Underlying Stock Options (#)	All Other Compensation ($)(3)
Richard J. Meelia President & Chief Executive Officer	2006 2005 2004	724,500 718,735 741,808	0 719,211 848,820	139,206 128,455 172,588	(4) (5) (6)	2,291,000 1,253,000 1,668,000	161,000 200,000 275,000	178,351 200,367 219,252
Kevin J. Gould Chief Operating Officer (7)	2006 2005 2004	575,000 570,173 526,906	86,250 428,249 465,868	58,544 56,986 80,310	(4) (5) (6)	783,000 1,073,850 454,557	55,000 125,000 41,400	60,195 68,270 68,935
Jose E. Almeida President Medical Devices Segment	2006 2005 2004	413,440 391,692 165,154	239,063 481,512 204,877	3,748 11,538 11,723	(4) (5) (6)	452,400 271,326 317,960	31,900 41,400 41,400	53,739 49,410 49,576
Charles J. Dockendorff Executive Vice President and Chief Financial Officer	2006 2005 2004	460,474 443,757 442,825	0 333,461 391,528	79 0 68,845	(4) (5) (6)	452,400 271,326 454,557	31,900 41,400 41,400	47,560 53,316 57,744
Amy A. McBride-Wendell Senior Vice President Business Development	2006 2005 2004	324,291 307,233 306,439	32,858 153,913 180,804	0 0 51,161	(4) (5) (6)	255,200 150,697 170,383	17,800 23,000 23,000	27,364 28,997 33,832

(1)
Other Annual Compensation includes the incremental cost of providing various perquisites and other personal benefits if the amount exceeds $50,000 in the aggregate in any year, and the indicated footnotes list items that individually comprise more than 25% of this value. Other Annual Compensation also includes all tax or tax gross-up payments.

(2)
Amounts set forth in the Stock Awards column represent the grant-date value of time-based restricted stock and PSUs on Tyco International common shares that were granted to Messrs. Meelia, Gould, Almeida, Dockendorff and Ms. McBride-Wendell on November 22, 2005. The number of shares subject to awards of restricted stock and to PSUs granted in fiscal 2006 as well as the year-end number of shares and value subject to all such awards held by the Named Officers is presented in the table below. Grant date value of awards is based on a price of $29.00 per common share, which represents the average of the high and low share prices of Tyco International common shares on the NYSE on November 22, 2005, and year-end value of awards is based on a price of $27.96 per common share, which represents the average of the high and low share prices of Tyco International common shares on the NYSE on September 29, 2006.

	Stock Awards Granted in Fiscal 2006		Stock Awards Held at Fiscal Year End 2006
Name	Restricted Stock(#)	PSUs (#)	Restricted Stock(#)	PSUs (#)	Value @ $27.96 per share
Mr. Meelia	43,000	36,000	138,000	36,000	$4,865,040
Mr. Gould	15,000	12,000	63,040	12,000	$2,098,118
Mr. Almeida	8,500	7,100	27,180	7,100	$958,469
Mr. Dockendorff	8,500	7,100	34,120	7,100	$1,152,511
Ms. McBride-Wendell	4,800	4,000	15,140	4,000	$535,154

  Restricted stock vests at the end of three years subject to the executive's continued employment, with accelerated vesting upon death, disability, retirement, change of control of Covidien, or termination of employment as a result of divestiture or outsourcing. Restricted stock awards receive dividends and have voting rights.

  PSUs reflect target awards denominated in the form of Tyco International common shares under the Performance Share Program granted pursuant to the 2004 Stock and Incentive Plan, effective November 22, 2005. Pursuant to the original terms of the grants, the number of shares that could be issued following the end of the performance cycle can vary from 0% to 200% of the target awards based on the level of achievement of certain performance targets. The performance cycle was established as a three year period from October 1, 2005 to September 30, 2008. Subsequently, and in conjunction with the announcement of the separation, the Compensation and Human Resources Committee of Tyco International's board of directors approved an amendment to these PSU awards, effective July 13, 2006, to provide that one-third of each PSU award will be based upon the fiscal year 2006 performance of Tyco International against financial performance goals weighted 25% to an organic revenue growth target and 75% to a return on invested capital target and will continue to vest at the end of the three-year performance cycle. The remaining two-thirds of each PSU award will vest at the end of the three-year performance cycle, without regard to the attainment of the performance metrics, in each case subject to the executive's continued employment, with accelerated vesting upon death, disability, retirement, change of control of Covidien, or termination of employment as a result of divestiture or outsourcing.

  See "Treatment of Outstanding Equity Compensation Arrangements," below, for a description of adjustments to these awards following the distribution.

(3)
The amounts shown in the table for fiscal 2006 reflect contributions made on behalf of the Named Officers under Tyco International's qualified contribution plan and accruals on behalf of the Named Officers under the non-qualified supplemental savings and retirement plan as follows:

Name	Company Matching Contribution (Qualified Plan)	Company Contribution (Non-Qualified Plan)
Mr. Meelia	$13,714	$98,653
Mr. Gould	13,200	46,995
Mr. Almeida	11,000	34,308
Mr. Dockendorff	13,200	34,360
Ms. McBride-Wendell	9,099	18,265

  The amount shown in the table for fiscal 2006 for Mr. Meelia also includes payments on his behalf of universal life insurance premiums ($29,760), long-term disability insurance and excess disability insurance premiums ($20,660), and extended care insurance premiums for Mr. Meelia and his spouse ($15,564).

  The amount shown for Mr. Almeida also includes relocation benefits of $8,431.

(4)
The value of perquisites provided to Messrs. Almeida and Dockendorff and Ms. McBride-Wendell was less than $50,000 for fiscal 2006. The value shown in the table for fiscal 2006 for Messrs. Meelia and Gould include cash perquisite allowances of $68,163 and $58,465 respectively, under our executive flexible perquisite allowance program, and the incremental cost to us of $34,854 arising from Mr. Meelia's personal use of our aircraft. The amounts shown in the table for Mr. Meelia include a gross-up in the amount of $35,968 on universal life insurance and supplemental disability premium payments, a gross-up of $438 on relocation program payments for Mr. Almeida, and miscellaneous gross-ups of $25 each for Messrs. Meelia, Gould and Dockendorff.

(5)
The value of perquisites provided to Messrs. Almeida and Dockendorff and Ms. McBride-Wendell was less than $50,000 for fiscal 2005. The value shown in the table for fiscal 2005 for Messrs. Meelia and Gould include cash perquisite allowances of $70,000 and $55,931 respectively, under our executive flexible perquisite allowance program, and the incremental cost to us of $22,234 and $1,054, respectively, arising from Mr. Meelia's and Mr. Gould's personal use of our aircraft. Due to prior computational errors, the value reported for Mr. Meelia's use of the aircraft is $5,462 less than previously disclosed. The amount shown in the table for Mr. Meelia includes a gross-up in the amount of $36,074 on universal life insurance and supplemental disability premium payments. The amount shown for Mr. Almeida represents a tax gross-up for relocation expenses.

(6)
The value of perquisites provided to Mr. Almeida was less than $50,000 for fiscal 2004. The value shown in the table for fiscal 2004 for Messrs. Meelia, Gould and Dockendorff and Ms. McBride-Wendell include cash perquisite allowances of $103,026, $65,437, $51,813, and $51,015 respectively, under our executive flexible perquisite allowance program, and the incremental cost to us of $11,658 and $353, respectively, arising from Mr. Meelia's and Mr. Dockendorff's personal use of our aircraft. The amount shown in the table for Mr. Meelia includes a gross-up in the amount of $39,931 on universal life insurance and supplemental disability premium payments. Due to prior computational errors, the value for Mr. Meelia's use of the aircraft is $3,533 less, and the total value of other annual compensation $32,413 more, than previously disclosed. The amounts shown in the table also include a benefit for Mr. Almeida of $619 for COBRA reimbursement and a tax gross-up for relocation expenses of $11,104 for Mr. Almeida.

(7)
Mr. Gould ceased being an employee on March 31, 2007.

  Option Grants

        The following table shows all grants of options on Tyco International common shares to the Named Officers during fiscal 2006 under the Tyco International Ltd. 2004 Stock and Incentive Plan.

See "Treatment of Outstanding Equity Compensation Arrangements," below, for a description of adjustments to these awards following the distribution.

	Individual Grants
Name	Number of Shares Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($/share)	Expiration Date	Grant Date Present Value(3)
Richard J. Meelia	161,000	1.5%	$29.00	11/21/2015	$1,506,590
Kevin J. Gould	55,000	0.5	$29.00	11/21/2015	$514,674
Jose E. Almeida	31,900	0.3	$29.00	11/21/2015	$285,036
Charles J. Dockendorff	31,900	0.3	$29.00	11/21/2015	$285,036
Amy McBride-Wendell	17,800	0.2	$29.00	11/21/2015	$159,048

(1)
Options were granted at an exercise price of $29.00 per common share, which represents the average of the high and low share prices of Tyco International common shares on the NYSE on November 22, 2005. The options vest one-third per year on each anniversary of the grant date subject to the executive's continued employment, with accelerated vesting upon death, disability, retirement, change of control of Covidien, or termination of employment as a result of divestiture or outsourcing, and have a ten-year term, subject in certain cases to earlier expiration following termination of employment.

(2)
Represents the percentage of all options granted to Tyco International employees in fiscal 2006 under the Tyco International Ltd. 2004 Stock and Incentive Plan.

(3)
Pursuant to SEC rules, the amounts reported reflect a grant date present value calculated using the Black-Scholes option-pricing model, which is a method of calculating the hypothetical value of options on the date of grant. The following assumptions were used in calculating the Black-Scholes values: expected time of exercise of five years (except, with respect to options granted to Messrs. Almeida and Dockendorff and Ms. McBride-Wendell, 4.5 years); risk-free interest rate of 4.20% (4.24% for Messrs. Almeida and Dockendorff and Ms. McBride-Wendell); assumed annual volatility of underlying Tyco International common shares of 34%; and dividend yield on Tyco International common shares of 1.4%. The interest rate represents the yield of a zero coupon U.S. government bond on the grant date with a maturity date similar to the expected life of the option. The assumed annual volatility was calculated based on ten years of historical Tyco International share price movements and the grant date implied volatility rates for exchange traded options on Tyco International shares. The dividend yield is based on the most recent dividend payment prior to grant by Tyco International and the grant date price of Tyco International common shares.

  Aggregated Option Exercises in 2006 and Year-End Option Values

        The following table summarizes the exercise of options on Tyco International common shares by the Named Officers during the fiscal year ended September 29, 2006 and the number and value of unexercised options on Tyco International common shares held by such officers as of the end of the fiscal year. See "Treatment of Outstanding Equity Compensation Arrangements," below, for a description of adjustments to these awards following the distribution.

			No. of Securities Underlying Options at Fiscal Year End
					Value of Unexercised, In-the-Money Options Held at Fiscal Year End(1)
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized($)		Unexercisable (#)
			Exercisable (#)		Exercisable ($)	Unexercisable ($)
Richard J. Meelia	—	—	2,855,942	385,999	$9,692,450	$15,125
Kevin J. Gould	93,333	$907,358	215,267	152,133	$4,554	$2,277
Jose E. Almeida	—	—	41,400	73,300	—	—
Charles J. Dockendorff	—	—	389,266	73,300	$1,525,156	$2,277
Amy McBride-Wendell	22,000	$383,544	197,401	40,799	$686,539	$1,265

(1)
Based on the price of $27.96, which is the average of the high and low prices of Tyco International common shares on the NYSE on September 29, 2006.

  Retirement Plans

        Messrs. Almeida, Dockendorff, Gould, and Meelia and Ms. McBride-Wendell participate in defined benefit retirement plans ("pension plans") maintained by us or our subsidiaries, as described below.

        Mr. Meelia has a frozen benefit under the tax-qualified Kendall/ADT Pension Plan. The benefit has two parts: a final average pay pension benefit and a cash balance benefit. Under the first part of the plan, Mr. Meelia has a frozen monthly pension benefit of $161 payable at normal retirement date (age 65). If Mr. Meelia elected to retire immediately at September 30, 2006, this amount would be reduced to $145 a month. Under the second part, he has a lump sum cash balance account of $85,818 at September 30, 2006, which equates to an immediately payable monthly annuity of $495. Future benefit accruals under both parts of the plan have been frozen. In addition, Mr. Meelia has a benefit under the frozen non-qualified Kendall SERP. Mr. Meelia's account balance under the Kendall SERP at September 30, 2006 was $107,650. The Kendall SERP benefit will be paid in a lump sum after termination of employment.

        Mr. Gould has a frozen benefit under the tax-qualified Kendall/ADT Pension Plan. The benefit is a cash balance benefit. Mr. Gould has a lump sum cash balance account of $68,297 at September 30, 2006, which equates to an immediately payable monthly annuity of $362. In addition, Mr. Gould has a benefit under the frozen non-qualified Kendall SERP. Mr. Gould's account balance under the Kendall SERP at September 30, 2006 was $8,922. The Kendall SERP benefit will be paid in a lump sum after termination of employment.

        Mr. Almeida has a frozen benefit under the tax-qualified Kendall/ADT Pension Plan. The benefit is a cash balance benefit. Mr. Almeida has a lump sum cash balance account of $1,906 at September 30, 2006, which equates to an immediately payable monthly annuity of $9.

        Mr. Dockendorff has a frozen benefit under the tax-qualified Kendall/ADT Pension Plan. The benefit has two parts: a final average pay pension benefit and a cash balance benefit. Under the first part of the plan, Mr. Dockendorff has a frozen monthly pension benefit of $75 payable at normal retirement date (age 65). Mr. Dockendorff is not eligible for early commencement of this benefit as of September 30, 2006. Under the second part, he has a lump sum cash balance account of $56,464 at September 30, 2006, which equates to an immediately payable monthly annuity of $296. Future benefit accruals under both parts of the plan have been frozen.

        Ms. McBride-Wendell has a frozen benefit under the tax-qualified Kendall/ADT Pension Plan. The benefit has two parts: a final average pay pension benefit and a cash balance benefit. Under the first part of the plan, Ms. McBride-Wendell has a frozen monthly pension benefit of $154 payable at normal retirement date (age 65). Ms. McBride-Wendell is not eligible for early commencement of this benefit as of September 30, 2006. Under the second part, she has a lump sum cash balance account of $32,466 at September 30, 2006, which equates to an immediately payable monthly annuity of $157. Future benefit accruals under both parts of the plan have been frozen.

Employment, Retention and Severance Agreements

        We have entered into an employment agreement with Mr. Meelia and a separation agreement with Mr. Gould. We also maintain severance and change-in-control benefit arrangements covering the other Named Officers. Information about these agreements and arrangements is provided below.

  Settlement Agreement and Executive Employment Agreement with Richard J. Meelia

        On December 29, 2006, Mr. Meelia and Tyco International executed a settlement agreement, which agreement has been filed as exhibit 10.4 to our registration statement on Form S-1, of which this prospectus is a part, to terminate a retention agreement that had been entered into between Tyco International and Mr. Meelia as of February 14, 2002 and subsequently amended and extended. In consideration for termination of that retention agreement and in full satisfaction of all of Mr. Meelia's rights under the agreement, Tyco International agreed to pay Mr. Meelia five million dollars in January 2007.

        Also on December 29, 2006, we entered into an executive employment agreement with Mr. Meelia, which agreement has been filed as exhibit 10.5 to our registration statement on Form 10, of which this information statement is a part, that provides for Mr. Meelia to continue serving as the Chief Executive Officer of the healthcare businesses of Tyco International until the completion of the separation, and to serve as our Chief Executive Officer after the separation. The agreement provides that Mr. Meelia will receive a base salary, a bonus and a long-term incentive opportunity as determined by our board of directors, as well as be eligible to participate in all employee benefit plans and programs applicable to executives generally. The employment agreement will continue for an indefinite term, and Mr. Meelia will be employed by us at will.

        The employment agreement provides that, if Mr. Meelia's employment is terminated for any reason other than by us for cause (as defined in the agreement) and subject to the execution of a general release in favor of us in the form provided in the agreement, we are obligated to pay him a lump sum cash payment in an amount equal to two times the sum of:

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  the greater of his then current base salary or his base salary in effect immediately before December 29, 2006, and

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  the greater of

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  his then current target annual bonus or

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  the greater of the average annual bonus received by Mr. Meelia or the target bonus for Mr. Meelia, for the two fiscal years immediately preceding the date Mr. Meelia's employment is terminated.

Mr. Meelia and his eligible dependents also will receive continued coverage for two years in all health and welfare plans in which he participated on his date of termination upon the same terms and conditions as in effect on the date of termination (or as amended from time to time), subject to Mr. Meelia's continued payment of applicable premiums. In the event of a change in control on or prior to June 30, 2007, Mr. Meelia's unvested options and restricted shares vest immediately, and we will pay Mr. Meelia a tax gross-up to offset the effect of excise taxes under the "golden parachute" tax provisions imposed on any payments made in connection with the change in control Finally, Mr. Meelia agreed not to disclose confidential company information at any time, not to compete with us nor solicit our managerial level employees or customers for a period of one year following termination of employment, and not to disparage us after his termination. The termination benefits provided under this agreement are in lieu of any termination or severance benefits for which Mr. Meelia may be eligible for under any of the plans, policies or programs of Tyco International or Covidien.

  Separation Agreement with Kevin J. Gould

        Covidien is party to a separation of employment agreement with Mr. Gould dated October 5, 2006. Under the agreement, Mr. Gould's employment with Covidien ceased as of March 31, 2007. Following termination, Mr. Gould will receive cash payments totaling $1,811,250. These payments represent 18 months of Mr. Gould's base salary ($862,500), his annual target bonus multiplied by 1.5 ($646,875), the prorated portion of his annual bonus for fiscal 2007 ($215,625), plus 18 months of his perquisite allowance ($86,250). In addition, Mr. Gould's medical and other benefits will be continued through September 30, 2008. All unvested restricted shares and stock options also vested immediately as of March 31, 2007, with the stock options exercisable until March 31, 2008. Any unvested portion of Mr. Gould's participation in the Supplemental Savings and Retirement Plan and the Supplemental Executive Retirement Plan also vested fully on March 31, 2007. Outplacement services will be provided for 12 months, with a limit on the cost of such services of $40,000. In consideration for these benefits Mr. Gould has executed a general release in favor of the company and also agreed to confidentiality, non-solicitation, and non-compete provisions.

  Participation in Tyco International (US) Inc. Severance Plan for U.S. Officers and Executives

        Messrs. Dockendorff and Almeida, and Ms. McBride-Wendell are subject to the Tyco International (US) Inc. Severance Plan for U.S. Officers and Executives. The severance plan will be filed as exhibit 10.6 to our registration statement on Form S-1, of which this prospectus is a part. Under the severance plan, upon involuntary termination of employment, other than for cause, disability or death, we are required to pay the executive's base salary and target bonus for 18 months for Mr. Almeida and 12 months for Mr. Dockendorff and Ms. McBride-Wendell. We may pay the bonus in installments or a lump sum as determined by the administrator of the severance plan. In addition, the executive could be eligible for a pro-rated annual bonus for the year in which his employment terminates, in our discretion under the bonus plan. The executive would also receive:

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  continued vesting of his outstanding stock options for 12 months and 12 months to exercise vested stock options, unless a longer period is provided in his option agreements;

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  continuation of health and dental benefits for 18 months for Mr. Almeida and 12 months for Mr. Dockendorff and Ms. McBride-Wendell at active employee rates; and

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  in our discretion, outplacement services for up to 12 months.

        Any unvested restricted stock and restricted stock units are forfeited. As a condition of receiving the foregoing benefits, the severance plan requires the executive to execute a general release in favor of Tyco International and to agree to covenants providing for the confidentiality of our information, one year noncompetition, two years of nonsolicitation of our employees and customers and non-disparagement. Benefits may be cancelled or recovered if he does not comply with those provisions or violates the release of claims. "Cause" is defined as substantial failure or refusal to perform duties and responsibilities of the executive's job, violation of fiduciary duty, conviction of a felony or misdemeanor, dishonesty, theft, violation of our rules or policy, or other egregious conduct that has or could have a serious and detrimental impact on Tyco International and its employees.

Treatment of Outstanding Equity Compensation Arrangements

        Outstanding option awards held immediately prior to the distribution by our executives and employees will be converted into options exercisable solely for our common shares, except in the limited cases specified in the Separation and Distribution Agreement. The exercise price and number of shares subject to such options will be adjusted pursuant to a formula designed to cause the intrinsic value (that is, the difference between the exercise price of the option and the market price of the shares for which the option may be exercised) of the converted options immediately after the distribution to be the same as the intrinsic value of the Tyco International options immediately prior to the distribution, and the financial position of the option holders (fair market value of the number of shares for which the option is exercisable) to remain the same immediately prior and immediately after the distribution. All other terms and conditions of the options will remain the same.

        Restricted stock and RSU awards granted before September 29, 2006 will be converted on exactly the same basis as the shares held by Tyco International shareholders unless otherwise expressly provided in the participant's RSU. Restricted stock and RSU awards granted before September 29, 2006 and payable in shares of Tyco International or Tyco Electronics will be subject to accelerated vesting upon or after the distribution date, unless otherwise expressly provided in the participants' RSU award agreement. Restricted stock awards granted after September 29, 2006 will be converted on exactly the same basis as the shares held by Tyco International shareholders and all other terms and conditions applicable to such awards will remain the same. RSUs granted after September 29, 2006 will be converted into RSUs payable solely in our common shares and all other terms and conditions applicable to such RSUs will remain the same.

Equity Compensation Plan

        In connection with the distribution, we have adopted a long-term incentive plan substantially similar to Tyco International's existing plan and Tyco International, in its capacity as our sole shareholder, approved the long-term incentive plan. Awards that we make under this plan after the distribution generally will not be subject to further vote by our shareholders, except to the extent that any amendments or changes to the plan require shareholder approval. Set forth below is a summary of some the principal features of the plan and certain tax effects of participation in the plan.

        The purpose of the plan is to promote our interests by aiding in the recruitment and retention of directors and employees, providing incentives to our directors and employees in consideration of their services to us, promoting the growth and success of our business by aligning the interests of directors and employees with those of our shareholders, and providing directors and employees an opportunity to participate in our growth and financial success. To accomplish these objectives, the plan provides for a number of different types of awards, including stock options, stock appreciation rights, annual performance bonuses, long-term performance awards, restricted units, restricted stock, deferred stock units, and other stock-based awards.

  Description of the 2007 Stock and Incentive Plan

        Plan Administration.    The plan will be administered by the Compensation and Human Resources Committee. The Compensation and Human Resources Committee, or to the extent required by applicable law, the board of directors, will have broad discretion and authority under the plan, including the authority to:

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  interpret and administer the plan;

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  select employees to receive awards determine the form of an award, the number of common shares subject to an award, and the terms and conditions of each award;

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  waive or amend any terms, conditions, restrictions or limitations on an award and/or vest awards upon a participant's termination of employment, except that the plan's prohibition on the repricing of stock options and stock appreciation rights cannot be waived; and

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  delegate its duties and appoint agents to help administer the plan.

        Eligibility.    In general, each of our employees is eligible to receive awards under the plan. As of September 29, 2006, 13,578 of our employees had outstanding options under Tyco International's 2004 Stock and Incentive Plan. Each of our non-employee directors will receive deferred stock units and may receive other awards under the plan. No awards have been granted under the plan. Subject to annual individual limits set forth in the plan, the number of future awards that may be granted to any one individual or category of individuals is not presently determinable.

        Shares Available for Issuance.    The total number of shares that may be issued to participants under the plan is 5% of the shares outstanding immediately after the distribution subject to adjustments as provided under the terms of the plan. When common shares are issued pursuant to a grant of restricted stock, restricted units, deferred stock units, performance units or as payment of an annual performance bonus or other stock-based award, the total number of common shares remaining available for grant will be decreased by a margin of at least 1.8 per common share issued. In determining the number of shares that remain available under the plan, the following do not count against the plan's share limit: (a) shares related to awards paid in cash; (b) shares related to awards that expire, are forfeited or cancelled or terminate for any other reason without issuance of shares; (c) shares that are tendered or withheld in payment of all or part of the exercise price of a stock option awarded under this plan, or in satisfaction of withholding tax obligations arising under the plan; (d) any shares issued in connection with awards that are assumed, converted or substituted as a result of the acquisition of an acquired company by us or a combination of our company with another company; and (e) any shares of restricted stock that are returned to us upon a participant's termination of employment.

        Stock Options and Stock Appreciation Rights.    Stock options awarded under the plan may be in the form of nonqualified stock options or incentive stock options or a combination of the two. Stock appreciation rights may be awarded either alone or in tandem with stock options. Stock appreciation rights will be paid in cash or common shares or a combination of cash and common shares, as determined by the Compensation and Human Resources Committee. Unless determined otherwise by the Compensation and Human Resources Committee or as required by law, stock options and stock appreciation rights granted under the plan are subject to the following terms and conditions:

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  Exercise Price. The Compensation and Human Resources Committee will set the exercise price at the time of grant, which will be no less than the fair market value of a common share as of the date of grant.

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  No Repricing. The exercise price may not be decreased after the date of grant, other than in connection with permitted plan adjustments, unless our shareholders approve the repricing.

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  Vesting. Stock options and stock appreciation rights generally will vest in equal annual installments over a four year period after the date of grant unless the Management and Development Committee specifies otherwise. Stock options and stock appreciation rights will immediately vest upon the normal retirement, death or disability of a participant, or upon a change in control.

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  Post-Termination Exercise. Stock options and stock appreciation rights that have not vested as of the date of a participant's termination of employment will be forfeited unless the Compensation and Human Resources Committee provides otherwise or unless the participant is eligible for early or normal retirement or terminates as a result of death or disability, in which case the awards may become exercisable in full or on a pro rata basis in the case of early retirement. Subject to the term of the award, any vested stock option or stock appreciation right that has not already been exercised will remain exercisable for a period of three years after termination of employment because of retirement, death or disability, and any vested stock option or stock appreciation right that has not already been exercised will remain exercisable for a period of six months after termination for any other reason.

        Performance-Based Awards.    The plan provides for performance-based awards in the form of: (1) annual performance bonuses that may be granted in the form of cash or common shares; and (2) long-term performance awards in the form of performance units that may be paid in cash or shares or performance-based restricted units or restricted stock awards that are paid in shares. The

Compensation and Human Resources Committee, in its discretion, will fix the amount, terms and conditions of annual performance bonuses and long term performance awards, subject to the following:

  •
  Performance Cycles. Annual performance bonuses will be awarded in connection with a 12-month performance cycle, which will coincide with our fiscal year. Long term performance awards will be awarded in connection with a performance cycle that will not be shorter than 12 months or longer than five years. The annual performance bonus amount and the number of shares or units that are earned will be determined by the level of performance attained in relation to the applicable performance measures, as certified by the Compensation and Human Resources Committee following completion of the performance period.

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  Target Awards and Award Criteria. The Compensation and Human Resources Committee typically will set a target amount or target number of shares or units for each participant receiving an annual performance bonus or long-term performance award within 90 days after the start of a performance cycle. At that time, the Compensation and Human Resources Committee will also establish criteria for these awards, including the minimum level of performance that must be attained before any annual performance bonuses and long term performance award will be paid or vest and the annual performance bonus amounts and the number of shares or units that will become payable upon attainment of various levels of performance. Financial performance measures may take into account such adjustments as the Compensation and Human Resources Committee may specify, which need not be consistent with accounting standards applicable to our financial statements.

        Restricted Stock, Restricted Units, and Deferred Stock Units.    Restricted stock, restricted units, and deferred stock units may be awarded under the plan to any employee selected by the Compensation and Human Resources Committee. Restricted units and deferred stock units may be settled in shares or cash. The Compensation and Human Resources Committee has the discretion to fix the terms and conditions applicable to awards of restricted stock, restricted units and deferred stock units, subject to the following:

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  Vesting. Unless the award certificate provides otherwise, any restrictions on restricted stock, restricted units, or deferred stock units will lapse in equal annual installments over a four year period after the date of grant.

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  Acceleration of Vesting. Any restrictions on restricted stock, restricted units, or deferred stock units that have not lapsed or been satisfied on the date of a participant's termination of employment will immediately lapse in full or in part upon early or normal retirement, death or disability of the participant or a change in control. Upon a termination of employment for any other reason, any unvested restricted units, deferred stock units or shares of restricted stock will be forfeited.

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  Dividends and Dividend Equivalents. At the discretion of the Compensation and Human Resources Committee, dividends paid on shares may be paid immediately or withheld and deferred in the participant's account. In the event of a payment of dividends on common shares, the Compensation and Human Resources Committee may credit restricted units and deferred stock units with dividend equivalents, which may be distributed immediately, withheld and deferred in the participant's account or credited in the form of additional share units.

        Director Awards.    As of the first day of each of our fiscal years, the Compensation and Human Resources Committee will make an award of deferred stock units to each director of a value to be determined by the board of directors in advance of the grant, but not in excess of $200,000, based upon the aggregate fair market value of the underlying common shares as determined on the date of grant. Each such deferred stock unit will vest as determined by the Compensation and Human Resources Committee and will be paid in shares within 30 days following the director's termination of directorship service. In addition, the Compensation and Human Resources Committee may grant stock options, stock appreciation rights and other stock-based awards to directors, but no director may receive awards representing in excess of 10,000 common shares in any fiscal year.

        Other Stock-Based Awards.    The Compensation and Human Resources Committee may grant other share-based awards under the plan that consist of, or are denominated in, common shares. These awards may include phantom or hypothetical shares. The Compensation and Human Resources Committee has broad discretion to determine any terms and conditions that will apply to other stock-based awards. Unless the Compensation and Human Resources Committee provides otherwise, restrictions on other stock-based awards based solely on continued service will lapse in equal annual installments over a four year period after the date of grant.

        Substitute Awards.    The Compensation and Human Resources Committee may make awards to grantees of an acquired company through the assumption of, or in substitution for, outstanding stock-based awards previously granted to the grantees. The assumed or substituted awards will be subject to the terms and conditions of the original awards made by the acquired company, with any adjustments that the Compensation and Human Resources Committee considers necessary to comply with applicable law or appropriate to give effect to the relevant provisions of any agreement for the acquisition of the acquired company.

        Adjustments.    The kind or maximum number of common shares available for issuance under the plan, the individual and aggregate maximums that may be issued under each form of award, the number of common shares underlying outstanding awards and the exercise price applicable to outstanding stock options and stock appreciation rights shall be appropriately adjusted by the Compensation and Human Resources Committee upon any stock split, reverse stock split, dividend or other distribution, extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of common shares or other securities, or similar corporate transaction or event, to prevent dilution or enlargement of the benefits intended to be made available under the plan.

        Change in Control.    All outstanding stock options and stock appreciation rights will become exercisable as of the effective date of a change in control, and all conditions will be waived at such time with respect to outstanding restricted stock, restricted units and deferred stock units. Each participant who has been granted an annual performance bonus or long term performance award that is outstanding as of the date of a change in control will be deemed to have achieved a level of performance, as of the change in control, that would cause all of the participant's target amount to become payable and all restrictions on the participant's restricted units and shares of restricted stock to lapse.

        Amendment and Termination.    The plan may be amended or terminated by our board of directors at any time without shareholder approval, except that any material revision to the terms of the plan requires shareholder approval before it can be effective. A revision is "material" for this purpose if it materially increases the number of common shares that may be issued under the plan, other than an increase pursuant to an "adjustment" as described above, materially expands the class of persons eligible to receive awards, materially extends the term of the plan, materially decreases the exercise price at which stock options or stock appreciation rights may be granted, reduces the exercise price of outstanding stock options or stock appreciation rights, or results in the replacement of outstanding stock options or stock appreciation rights with awards that have a lower exercise price. The board of directors may, without shareholder approval, amend the plan to increase the maximum value of deferred stock units that may be granted to a director in any fiscal year and the maximum number of common shares that may be granted to a director in any fiscal year pursuant to awards of stock options, stock appreciation rights and other stock-based awards. If not earlier terminated, the plan will terminate on the day before the tenth anniversary of the adoption of the plan by our sole shareholder,

Tyco International, which occurred on December 8, 2006. No awards may be granted under the plan after it is terminated, but any previously granted awards will remain in effect until they expire.

        Code Section 162(m).    With certain exceptions, Section 162(m) of the Code limits our deduction for compensation in excess of $1 million paid to certain of our executive officers (referred to in the plan as "key employees"). Compensation paid to key employees is not subject to the deduction limitation, however, if it is considered "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. Awards of stock options, stock appreciation rights, annual performance bonuses, performance units, performance-based restricted units and performance-based restricted stock can, but are not required to, satisfy this standard under Section 162(m) of the Code.

  Summary of Federal Income Tax Consequences of Awards

        The following is a brief summary of the principal United States federal income tax consequences of the grant, exercise and disposition of stock options and stock appreciation rights under the plan, based on advice received from our counsel regarding current U.S. federal income tax laws. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Because the federal income tax rules governing awards and related payments are complex, subject to frequent change, and depend on individual circumstances, participants should consult their tax advisors before exercising options or other awards or disposing of stock acquired pursuant to awards.

        Nonqualified Stock Options and Stock Appreciation Rights. A participant will not recognize any income at the time a nonqualified stock option or stock appreciation right is granted, nor will we be entitled to a deduction at that time. When a nonqualified stock option is exercised, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common shares received as of the date of exercise over the exercise price. When a stock appreciation right is exercised, the participant will recognize ordinary income in an amount equal to the cash received or, if the stock appreciation right is paid in common shares, the fair market value of the common shares received as of the date of exercise. Payroll taxes are required to be withheld from the participant on the amount of ordinary income recognized by the participant. We will be entitled to a tax deduction with respect to a nonqualified stock option or stock appreciation right at the same time and in the same amount as the participant recognizes income. The participant's subsequent sale of the common shares generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price the participant paid for the shares plus the ordinary income the participant recognized with respect to the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year following exercise.

        Incentive Stock Options. A participant will not recognize any income at the time an incentive stock option, or ISO, is granted. Nor will a participant recognize any income at the time an ISO is exercised. However, the excess of the fair market value of the common shares on the date of exercise over the exercise price paid will be a preference item that could create a liability under the alternative minimum tax. If a participant disposes of the common shares acquired on exercise of an ISO after the later of two years after the date of grant of the ISO or one year after the date of exercise of the ISO (the "holding period"), the gain, if any, will be long-term capital gain eligible for favorable tax rates. If the participant disposes of the common shares prior to the end of the holding period, the participant will recognize ordinary income in the year of the disposition equal to the excess of the lesser of (i) the fair market value of the common shares on the date of exercise or (ii) the amount received for the common shares, over the exercise price paid. The balance of the gain or loss, if any, will be long-term or short-term capital gain or loss, depending on how long the common shares were held by the participant prior to disposition. We are not entitled to a deduction as a result of the grant or exercise of an ISO unless a participant recognizes ordinary income as a result of a disposition, in which case we will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

Certain Other Plans and Arrangements

        We expect to offer a relocation program for employees who relocate at our request and, in appropriate circumstances, to new employees who relocate in connection with their employment with us. Our program will cover the cost, either through direct payment or reimbursement, for most of the expenses associated with relocation that we determine to be reasonable, including disposition of current residence, home finding, home purchase/lease acquisition, temporary living, a miscellaneous allowance equal to one month's salary and transportation and storage of household goods. In addition, the relocation program will provide a tax gross-up on the taxable portion of certain amounts received by or paid on behalf of the employee under the program.

        For our executives, the relocation program will include a buyout provision for the pre-move residence. We will engage a relocation company to manage the home sale process. The relocation company will purchase the home either at an appraised market value or at the value offered by a bona fide third-party purchaser. The relocation company will then resell the home, and we will be responsible for any costs associated with the subsequent maintenance and sale of the home, including the payment of a service fee to the relocation company.

        We expect to offer a Flexible Perquisite Program to certain executives, with amounts to be used to cover items not otherwise covered under our benefit programs or expense reimbursement policies. Under this program, we provide a perquisite allowance of up to 10% of an executive's base annual salary less applicable taxes, up to $70,000, which can be used at the executive's discretion for various eligible expenses. The program is administered on a calendar year basis, not a fiscal year basis.

        Following the distribution, the Compensation and Human Resources Committee or the board of directors may adopt new compensation plans or arrangements covering our executive officers and may terminate, amend the terms or expand the coverage of existing plans and arrangements.

Certain Relationships and Related Transactions

        Since the beginning of fiscal 2004, there were no transactions with companies where our directors were employed and served as officers that exceeded one percent of the gross revenue of any of these entities or of us, which is the threshold set forth in our governance principles.

        Mr. Meelia's son was a marketing manager of Covidien until December 2006 and was paid total cash compensation of $95,244 in fiscal 2006, $95,654 in fiscal 2005 and $94,539 in fiscal 2004, and received grants of 560 RSU's in fiscal 2006 and 1,200 stock options in each of fiscal 2005 and 2004. Mr. Almeida's brother-in-law is president of the Valleylab business within our Medical Devices segment and was paid total cash compensation of $255,231 in fiscal 2006, $370,558 in fiscal 2005 and $274,965 in fiscal 2004, and received grants of 10,000 stock options and 4,900 RSU's in fiscal 2006, 13,000 stock options and 2,380 RSU's in fiscal 2005 and 10,500 stock options and 2,800 RSU's in fiscal 2004. Mr. Almeida's brother-in-law remains an employee and will be compensated on a comparable basis in the current fiscal year.

        Mr. Dockendorff, our Executive Vice President and Chief Financial Officer, was indebted to Tyco International in fiscal 2006, 2005 and 2004 for taxes paid on his behalf in connection with the grant to him of restricted stock in 2001. The largest aggregate amount of indebtedness outstanding at any time during fiscal 2006, 2005 and 2004, was $307,953, $303,007 and $292,732, respectively. This indebtedness bore interest at a rate of 5.185% in calendar year 2006 and was repaid in full by Mr. Dockendorff in fiscal 2006.

        Ms. McBride-Wendell, our Senior Vice President, Business Development, was indebted to Tyco International in fiscal 2006, 2005 and 2004 for taxes paid on her behalf in connection with the grant to her of restricted stock in 1997, 1998 and 1999. The largest aggregate amount of indebtedness outstanding at any time during fiscal 2006, 2005 and 2004, was $150,579, $146,407 and $142,122, respectively. As of December 31, 2006, the aggregate amount of indebtedness was $150,579. This indebtedness bears interest at an annual rate equal to the average of the six-month LIBOR in effect as of the first day of each month in a calendar year, or 5.185% in calendar year 2006. We expect this indebtedness to have been repaid in full by the end of the second calendar quarter of 2007.

 MANAGEMENT OF CIFSA

        Set forth below is information as of December 31, 2006 with respect to the directors and executive officers of CIFSA.

        Kevin O'Kelly-Lynch—Mr. O'Kelly-Lynch, age 40, is a managing director of CIFSA. Mr. O'Kelly-Lynch has been a managing director at Tyco International Group S.A. since 2001 and prior to that was general manager of Tyco International Finance Ireland since 1998. Mr. O'Kelly-Lynch also is a director of Tyco International Finance S.A. and Tyco Electronics Group S.A.

        Michelangelo Stefani—Mr. Stefani, age 41, is a managing director of CIFSA. Mr. Stefani has been a managing director at Tyco International Group S.A. since 2001. Mr. Stefani also is a director of Tyco International Finance S.A. and Tyco Electronics Group S.A.

        Madeleine Barber—Ms. Barber, age 43, serves on CIFSA's board of directors. Ms. Barber has been Senior Director of International Tax at Tyco International since 2004. Prior to joining Tyco International, Ms. Barber was a partner at KPMG LLP since 2002. Ms. Barber also is a director of Tyco International Finance S.A. and Tyco Electronics Group S.A.

        Mario Calastri—Mr. Calastri, age 49, serves on CIFSA's board of directors. Mr. Calastri has been Vice President and Assistant Treasurer at Tyco International since 2005. Prior to joining Tyco International, Mr. Calastri was Vice President, Finance and Planning of IBM Global Financing EMEA in 2004 and Assistant Treasurer of IBM Corporation from 1999-2003. Mr. Calastri also is a director of Tyco International Finance S.A. and Tyco Electronics Group S.A.

        Eric Green—Mr. Green, age 48, serves on CIFSA's board of directors. Mr. Green has been Vice President, Tax Planning and Analysis of Tyco International since October 2003. Prior to joining Tyco International, Mr. Green was with Accenture where he was Director, Entity Tax Matters Group from July 2001 to September 2003 and Director, Global Tax Strategy/Planning from February 1998 to July 2001. Mr. Green also is a director of Tyco International Finance S.A. and Tyco Electronics Group S.A.

        Martina Hund-Mejean—Ms. Hund-Mejean, age 46, serves on CIFSA's board of directors. Ms. Hund-Mejean has been Senior Vice President and Treasurer of Tyco International since 2002. Prior to joining Tyco International, Ms. Hund-Mejean served as Senior Vice President and Treasurer of Lucent Technologies, Inc. from November 2000 to December 2002. Ms. Hund-Mejean also is a director of Tyco International Finance S.A. and Tyco Electronics Group S.A.

DESCRIPTION OF OTHER INDEBTEDNESS

New Credit Facilities

        We intend to negotiate and sign new bank credit facilities prior to the separation. We will describe the terms of these new credit facilities once we have negotiated terms with the lenders under the bank facilities.

 SECURITY OWNERSHIP OF TYCO INTERNATIONAL AND COVIDIEN

        As of the date hereof, all of our outstanding common shares are owned by Tyco International. After the separation, Tyco International no longer will own any of our common shares. The following table provides information with respect to the expected beneficial ownership of our common shares by (i) each of our shareholders who we believe will be a beneficial owner of more than 5% of our outstanding common shares, (ii) each director and each person nominated to serve as a director, (iii) each officer named in the Summary Compensation Table and (iv) all of our executive officers and director nominees as a group. We based the share amounts on each person's beneficial ownership of Tyco International common shares as of                        , 2007, unless we indicate some other basis for the share amounts, and assuming a distribution ratio of    of our common shares for each Tyco International common share.

        To the extent our directors and officers own Tyco International common shares at the time of the separation, they will participate in the distribution on the same terms as other holders of Tyco International common shares. In addition, following the distribution, we expect Tyco International stock-based awards held by these individuals will be adjusted to become separate awards relating to both Tyco International common shares and our common shares. Such awards relating to our common shares are reflected in the table below based upon our expected adjustment formula. For a description of the equitable adjustments expected to be made to Tyco International stock-based awards, see "Management of Covidien—Treatment of Outstanding Equity Compensation Arrangements."

        Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. Following the separation, we will have outstanding an aggregate of approximately    million common shares based upon approximately    million Tyco International common shares outstanding on                         , 2007, excluding treasury

shares and assuming no exercise of Tyco International options, and applying the distribution ratio of    of our common shares for each Tyco International common share held as of the record date.

Name of Beneficial Owner	Total # of Shares to be Beneficially Owned	% of Class	Of the Total # of Shares Beneficially Owned, Shares which May be Acquired Within 60 Days
Principal Shareholders:

Directors and Executive Officers:
Richard J. Meelia
Charles J. Dockendorff
Jose E. Almeida
Kevin Gould
Amy A. McBride-Wendell
Craig Arnold**
Robert H. Brust**
John M. Connors, Jr.**
Christopher J. Coughlin**
Timothy M. Donahue**
Kathy J. Herbert**
Randall J. Hogan, III**
Dennis H. Reilley**
Tadataka Yamada**
Joseph A. Zaccagnino**
All directors and executive officers as a group (21 persons)

*
Represents less than 1% of outstanding common shares.

**
Director nominee.

LUXEMBOURG, BERMUDA AND U.S.
FEDERAL INCOME TAX CONSIDERATIONS

Luxembourg

        The following information is of a general nature only and is based on the laws currently in force in Luxembourg. It does not purport to be a comprehensive description of all tax implications that might be relevant to an investment decision. Holders of notes who are in doubt as to their tax position should consult a professional tax adviser.

  Withholding Tax

  Non-resident holders of notes

        Under Luxembourg general tax laws currently in force and subject to the laws of June 21, 2005 mentioned below, there is no withholding tax on payments of principal, premium or interest made to non-resident holders of notes, nor on accrued but unpaid interest in respect of the notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of the notes held by non-resident holders of notes.

        Under the laws implementing the Council Directive 2003/48/EC of June 3, 2003 on taxation of savings income in the form of interest payments and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of European Union Member States, known as the Territories, payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner or a residual entity, as defined by the laws of June 21, 2005, which are resident of, or established in, a European Union Member State, other than Luxembourg, or one of the Territories will be subject to a withholding tax unless the relevant recipient has adequately instructed the relevant paying agent to provide details of the relevant payments of interest or similar income to the fiscal authorities of his country of residence or establishment, or, in the case of an individual beneficial owner, has provided a tax certificate issued by the fiscal authorities of his country of residence in the required format to the relevant paying agent. Where withholding tax is applied, it will be levied at a rate of 15% during the first three-year period starting July 1, 2005, at a rate of 20% for the subsequent three-year period and at a rate of 35% thereafter. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the notes coming within the scope of the Laws would at present be subject to withholding tax of 15%.

  Resident holders of notes

        Under Luxembourg general tax laws currently in force and subject to the law of December 23, 2005 mentioned below, there is no withholding tax on payments of principal, premium or interest made to Luxembourg resident holders of notes, nor on accrued but unpaid interest in respect of notes, nor is any Luxembourg withholding tax payable upon redemption or repurchase of notes held by Luxembourg resident holders of notes.

        Under this law, payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to, or for the immediate benefit of, an individual beneficial owner who is resident of Luxembourg will be subject to a withholding tax of 10%. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his or her private wealth. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the notes coming within the scope of the Law would be subject to withholding tax of 10%.

  Taxation of corporate holders

  Luxembourg corporate holders

        A corporate holder of notes who is a resident of Luxembourg for tax purposes, or who has a permanent establishment or a fixed place of business in Luxembourg to which the notes are attributable, is subject to Luxembourg corporation taxes in respect of the interest paid or accrued on the notes.

        Gains realized by a corporate holder of notes who is a resident of Luxembourg for tax purposes or who has a permanent establishment or a fixed place of business in Luxembourg to which the notes are attributable, on the sale or disposal of the notes, are subject to Luxembourg corporation taxes.

        A Luxembourg holder of notes that is governed by the law of July 31, 1929 on pure holding companies or by the laws of March 30, 1988 and December 20, 2002 on investment funds will not be subject to any Luxembourg income tax in respect of interest received or accrued on the notes, or on gains realized on the sale or disposal of notes.

  Non-resident corporate holders

        Gains realized by a non-resident holder of notes who does not have a permanent establishment or fixed place of business in Luxembourg, to which the notes are attributable, on the sale or disposal of notes are not subject to Luxembourg income tax.

  Wealth tax

        Under present Luxembourg tax laws, a holder of notes who is a resident of Luxembourg for tax purposes, or a non-resident holder of notes who has a permanent establishment or a fixed place of business in Luxembourg to which the notes are attributable, has to take into account the notes for purposes of the Luxembourg wealth tax. There is, however, no wealth tax for individuals.

  Taxation of individual holders

  Resident individuals

        An individual holder of notes who is a resident of Luxembourg for tax purposes, is subject to income tax in respect of interest paid on the notes, except where such interest has been subject to withholding tax under the law.

        Under Luxembourg tax laws, a gain realized by an individual holder of notes who acts in the course of the management of his private wealth and who is a resident of Luxembourg for tax purposes, on the sale or disposal of the notes is not subject to Luxembourg income tax, provided this sale or disposal took place at least six months after the acquisition of the notes. An individual holder of notes, who acts in the course of the management of his private wealth and who is a resident of Luxembourg for tax purposes, has further to include the portion of the gain corresponding to accrued but unpaid income in respect of the notes in his taxable income, except where such interest has been subject to withholding tax under the law of December 23, 2005.

        Gains realized by an individual holder of notes, who acts in the course of the management of a professional or business undertaking, who is a resident of Luxembourg for tax purposes or who has a permanent establishment or a fixed place of business in Luxembourg to which the notes are attributable, are subject to Luxembourg income tax at ordinary rates.

  Non-resident individuals

        Gains realized by a non-resident holder of notes, who does not have a permanent establishment or fixed place of business in Luxembourg to which the notes are attributable, are not subject to Luxembourg income tax on the sale or disposal of notes, subject to the above comment in relation to withholding tax.

  Inheritance and gift taxes

        Under present Luxembourg tax laws, in the case where a holder of notes is a resident for tax purposes of Luxembourg at the time of his death, the notes are included in his taxable estate for inheritance tax purposes and gift tax may be due on a gift or donation of notes.

  No stamp duty

        The issue of notes by the Issuer will not be subject to a Luxembourg registration or stamp duty. The sale or disposal of such notes will not be subject to a Luxembourg registration or stamp duty.

Bermuda

        Under current law, no income, withholding or other taxes or stamp, registration or other duties are imposed in Bermuda upon the issue, transfer or sale of the notes, or payments made in respect of the notes. As of the date hereof, there is no Bermuda income, company or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of capital gains realized on a disposition of securities issued by us or in respect of distribution by us with respect to our securities. Furthermore, we have received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to us or any of our operations or obligations until March 28, 2016. This undertaking applies to securities issued by us. It does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda. As an exempted company, we are liable to pay, in Bermuda, an annual registration fee based on its assessable capital, being the aggregate of its authorized share capital and share premium account at a rate not exceeding $27,825 per year.

United States

        The following discussion summarizes the material U.S. federal income tax consequences of the beneficial ownership and disposition of notes. This summary is based on the Code, regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this prospectus, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described in this prospectus. This summary addresses only the tax consequences to investors that own the outstanding notes and will hold the notes as capital assets and not as part of a hedge, straddle, conversion, constructive sale or other risk reduction transaction for federal income tax purposes. For purposes of this discussion, a "U.S. holder" means (i) a citizen or resident of the United States (as defined for federal income tax purposes); (ii) a corporation or other business entity treated as a corporation created or organized in or under the laws of the United States or any State or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 20, 1996, and were treated as domestic trusts on August 19, 1996. As used herein, the term

"non-U.S. holder" means a beneficial owner of notes that is not a U.S. holder for U.S. federal income tax purposes.

        This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws (such as insurance companies, partnerships or other entities treated as partnerships for federal income tax purposes, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, securities dealers, expatriates or persons whose functional currency for tax purposes is not the U.S. Dollar). We will not seek a ruling from the Internal Revenue Service, referred to herein as the "IRS," with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. When we use the term "holder" in this section, we are referring to a beneficial owner of the notes and not the record holder. Persons considering the purchase of notes should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations, as well as any consequences of the purchase of notes and the beneficial ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

  U.S. Holders

  Taxation of Interest

        Interest on a note will be includible in the gross income of a U.S. holder as ordinary income when received or accrued by such U.S. holder in accordance with its regular method of accounting for federal income tax purposes. In addition to interest on the notes, a U.S. holder will be required to include in income any additional amounts and any tax withheld from interest payments, notwithstanding that such withheld tax is not in fact received by such holder. All such amounts should constitute foreign source interest income for U.S. federal income tax purposes. If any non-U.S. income taxes were to be paid or withheld in respect of payments on the notes, a U.S. holder may be eligible, subject to a number of complex limitations, for a foreign tax credit. With certain exceptions, interest on the notes included in gross income by a U.S. holder will be treated separately, together with other items of "passive" or "financial services" income of such holder, as the case may be, for purposes of computing the foreign tax credit allowable under the Code.

  Market Discount

        If a U.S. holder purchases a note for an amount less than the stated principal amount of the note, the amount of such difference is "market discount" for federal income tax purposes, unless such difference is less than 1/4 of one percent of the stated principal amount multiplied by the number of complete years to maturity from the date of such purchase.

        Unless such U.S. holder elects to include market discount in income as it accrues, any gain realized on the sale, exchange, retirement, or other disposition of a note and any partial principal payment received on a note generally will be treated as ordinary income to the extent of any accrued market discount on the note. In addition, a U.S. holder may be required to defer deductions for a portion of the interest paid on any indebtedness incurred to purchase or carry a note that has market discount.

        In general, market discount on a note held by a U.S. holder will be considered to accrue ratably during the period from the date of purchase of the note to its maturity date, unless such U.S. holder elects to accrue market discount on a constant yield basis. U.S. holders may elect to include market discount in gross income currently as it accrues (on either a ratable or a constant yield basis), in which case the interest deferral rule described above will not apply. The election to include market discount in gross income on an accrual basis, once made, would apply to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies, and it may not be revoked without the consent of the IRS. A U.S. holder's tax basis in the note will be increased by the amount of any market discount included in gross income under such an election. U.S. holders that hold notes with market discount should consult their tax advisors regarding the manner in which accrued market discount is calculated and the election to include market discount currently in income.

  Bond Premium

        In general, if a U.S. holder purchases a note for an amount greater than the sum of all amounts payable on the note (other than stated interest payments) after the date of purchase, the amount of such excess is "bond premium" for U.S. federal income tax purposes. U.S. holders may elect to amortize bond premium over the remaining term of the note (or, if it results in a smaller amount of amortizable bond premium, until an earlier call date) on a constant yield basis as an offset to interest income (and not as a separate item of deduction), but only as such U.S. holder takes stated interest into account under its regular method of tax accounting. A U.S. holder's tax basis in the note will be reduced by the amount of bond premium so amortized. If a U.S. holder does not elect to amortize bond premium, it will be required to report the full amount of stated interest on the note as ordinary income, even though it may be required to recognize a capital loss (which may not be available to offset ordinary income) on a sale or other disposition of the note. An election to amortize bond premium, once made, would apply to all debt instruments held or subsequently acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. U.S. holders that hold notes with bond premium, should consult their tax advisors regarding the application of these rules.

  Taxation of Dispositions of Notes

        Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts representing accrued and unpaid interest not previously included in income, which will be treated as interest income) and the U.S. holder's tax basis in the note. A U.S. holder's tax basis in a note will be, in general, the cost of the note to the U.S. holder, increased by the amount of market discount previously included in income, decreased by the amount of bond premium previously amortized, and decreased by any principal payments received in respect of the note. Gain or loss realized by a U.S. holder on the sale, exchange, retirement or other disposition of a note generally will be treated as U.S. source income or loss. Subject to the market discount rules, discussed above, gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the note has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. holder generally is subject to U.S. federal income tax at a preferential rate. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        When required, we will report to the holders of the notes and the IRS amounts paid on or with respect to the notes and the amount of any tax withheld from such payments. Certain non-corporate U.S. holders may be subject to backup withholding (currently imposed at a rate of 28%) on payments made on or with respect to the notes and on payment of the proceeds from the disposition of a note. In general, backup withholding will apply to a U.S. holder only if the holder:

  •
  fails to furnish its Taxpayer Identification Number, or TIN, which for an individual is his or her Social Security Number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed properly to report payments of interest; or

  •
  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest payments.

        A U.S. holder will be eligible for an exemption from backup withholding upon providing a properly completed IRS Form W-9 (or substitute form) to us or our paying agent. Backup withholding is not an additional tax and may be refunded or credited against the U.S. holder's U.S. federal income tax liability, provided that certain required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required.

  Non-U.S. Holders

  Taxation of Interest and Disposition

        In general and subject to the discussion below under "—Backup Withholding and Information Reporting," a non-U.S. holder will not be subject to U.S. federal income or withholding tax on stated interest on notes or gain upon the disposition of notes, unless:

  •
  the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business, or in the case of a treaty resident, attributable to a permanent establishment or a fixed base, in the United States; or

  •
  such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

        U.S. trade or business income of a non-U.S. holder generally will be subject to regular U.S. income tax in the same manner as if it were realized by a U.S. holder. Non-U.S. holders that realize U.S. trade or business income with respect to the notes should consult their tax advisors as to the treatment of such income or gain. In addition, U.S. trade or business income of a non-U.S. holder that is a non-U.S. corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

  Backup Withholding and Information Reporting

        If the notes are held by a non-U.S. holder through the non-U.S. office of a non-U.S. related broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding in certain circumstances, may apply if the notes are held by a non-U.S. holder through a U.S., or U.S.-related, broker or financial institution, or the U.S. office of a non-U.S. broker or financial institution and the non-U.S. holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

        The federal tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the purchase of notes and the beneficial ownership and disposition of the notes, including the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in federal or other tax laws.

UNDERWRITING

        We and the underwriters for the offering named below have entered into an underwriting agreement, dated                        , 2007, with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.                        are the representatives of the underwriters.

Underwriters	Principal Amount of Notes due
$
$
$
$
$
Total	$

        The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

        Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to            % of the principal amount. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to            % of the principal amount. If all the notes are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

        The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by us.

Paid by CIFSA
Per note	$
Total	$

        The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        Each of the underwriters has agreed that it will not offer, sell or deliver any of the notes in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof and that it will take, at its own expense, whatever action is required to permit its purchase and resale of the notes in those jurisdictions as set forth in the underwriting agreement.

        In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein in addition to the member states of the European Union) which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The notes may not be offered or sold by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (b) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        We estimate that our share of the total expenses of the notes offered hereby, excluding underwriting discounts and commissions, will be approximately $                  .

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Act.

        In the ordinary course of their respective businesses, certain of the underwriters and their respective affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to us and certain of our affiliates, for which they have in the past received, and may in the future receive, customary fees and expenses.

ENFORCEMENT OF CIVIL LIABILITIES

        CIFSA is a Luxembourg company and Covidien is a Bermuda company. CIFSA and Covidien have consented in the indenture to jurisdiction in the U.S. federal and state courts in The City of New York and to service of process in The City of New York in any legal suit, action or proceeding brought to enforce any rights under or with respect to the indenture, the notes and the guarantee. A substantial majority of Covidien's directly held assets consists of shares in CIFSA. Accordingly, any judgment against CIFSA or Covidien in respect of the indenture, the notes or the guarantee, including for civil liabilities under the U.S. federal securities laws, obtained in any U.S. federal or state court may have to be enforced in the courts of Luxembourg or Bermuda. Investors should not assume that the courts of Luxembourg or Bermuda would enforce judgments of U.S. courts obtained against CIFSA or Covidien predicated upon the civil liability provisions of the U.S. federal securities laws or that such courts would enforce, in original actions, liabilities against CIFSA or Covidien predicated solely upon such laws.

        CIFSA is incorporated under the laws of Luxembourg. Certain members of the board of directors are non-residents of the United States and a substantial portion of CIFSA's assets and those of such directors are located outside the United States. As a result, you may not be able to effect a service of process within the United States on CIFSA or on such persons or to enforce in Luxembourg courts judgments obtained against CIFSA or such persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal and state securities laws or other laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against CIFSA or such persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. securities laws.

        CIFSA has been advised by Allen & Overy Luxembourg, its Luxembourg counsel, that the United States and the Grand-Duchy of Luxembourg are not currently bound by a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitral awards) rendered in civil and commercial matters. According to such counsel, an enforceable judgment for the payment of monies rendered by any U.S. federal or state court based on civil liability, whether or not predicated solely upon the U.S. securities laws, would not directly be enforceable in Luxembourg. However, a party who received such favorable judgment in a U.S. court may initiate enforcement proceedings in Luxembourg (exequatur) by requesting enforcement of the U.S. judgment to the president of the District Court (Tribunal d'Arrondissement) pursuant to Section 678 of the New Luxembourg code of Civil Procedure. The president of the District Court will authorize the enforcement in Luxembourg of the U.S. judgment if it is satisfied that all of the following conditions are met:

  •
  the U.S. judgment is enforceable (exécutoire) in the United States;

  •
  the jurisdictional ground of the U.S. court is founded according to Luxembourg private international law rules and to the applicable domestic U.S. federal or state jurisdiction rules;

  •
  the U.S. court has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

  •
  the U.S. judgment must not have violated the right of the defendant to present a defense;

  •
  the principles of natural justice have been complied with; and

  •
  the U.S. judgment does not contravene the Luxembourg international public policy.

        In practice, Luxembourg courts tend not to review the merits of a U.S. judgment.

VALIDITY OF THE NOTES AND THE GUARANTEE

        The validity of the notes and the guarantee will be passed upon for Covidien and THGSA by Gibson, Dunn & Crutcher LLP, New York, New York, counsel to Covidien and THGSA. Certain matters under the laws of Bermuda related to the guarantee will be passed upon by Appleby Hunter Bailhache, Hamilton, Bermuda, Bermuda counsel to Covidien. Certain matters under the laws of Luxembourg related to the notes will be passed upon by Allen & Overy Luxembourg, Luxembourg counsel to THGSA. The validity of the notes and the guarantee will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Gibson, Dunn & Crutcher LLP and Sullivan & Cromwell LLP will rely on Appleby Hunter Bailhache with respect to matters of Bermuda law and on Allen & Overy Luxembourg with respect to matters of Luxembourg law.

EXPERTS

        The combined financial statements of the healthcare businesses of Tyco International Ltd. as of September 29, 2006 and September 30, 2005, and for each of the three fiscal years in the period ended September 29, 2006, and the related financial statement schedule, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs referring to a) the fact that the healthcare businesses of Tyco International Ltd. is comprised of the assets and liabilities used in managing and operating the various healthcare businesses of Tyco International Ltd. and include allocations of corporate overhead, other expenses, debt and interest expense from Tyco International which may not be reflective of the actual level of costs or debt which would have been incurred had the Company operated as a separate entity apart from Tyco International, to b) the restatement of the combined financial statements for 2006, 2005 and 2004, to c) the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment in 2006 and to d) a change in the measurement date for pension and post-retirement plans in 2005), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Covidien Ltd. as of September 29, 2006 and September 30, 2005, and for each of the three years in the period ended September 29, 2006, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 INDEX TO INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS

THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.

Condensed Combined Statements of Income for quarters ended December 29, 2006 and December 30, 2005 (Unaudited)	F-2
Condensed Combined Balance Sheets at December 29, 2006 and September 29, 2006, as Restated (Unaudited)	F-3
Condensed Combined Statements of Cash Flows for quarters ended December 29, 2006 and December 30, 2005 (Unaudited)	F-4
Notes to Condensed Combined Financial Statements (Unaudited)	F-5
COVIDIEN LTD.*
Statements of Operations for quarters ended December 29, 2006 and December 30, 2005 (Unaudited)	F-34
Balance Sheets at December 29, 2006 and September 29, 2006 (Unaudited)	F-35
Statements of Cash Flows for quarters ended December 29, 2006 and December 30, 2005 (Unaudited)	F-36
Notes to Financial Statements (Unaudited)	F-37

INDEX TO ANNUAL COMBINED FINANCIAL STATEMENTS

THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
Report of Independent Registered Public Accounting Firm	F-39
Combined Statements of Income (Restated) for fiscal years ended September 29, 2006, September 30, 2005 and September 30, 2004	F-40
Combined Balance Sheets (Restated) at September 29, 2006 and September 30, 2005	F-41
Combined Statements of Parent Company Equity (Restated) for fiscal years ended September 29, 2006, September 30, 2005 and September 30, 2004	F-42
Combined Statements of Cash Flows (Restated) for fiscal years ended September 29, 2006, September 30, 2005 and September 30, 2004	F-43
Notes to Combined Financial Statements	F-44
Schedule II—Valuation and Qualifying Accounts	F-103
COVIDIEN LTD.*
Report of Independent Registered Public Accounting Firm	F-104
Statements of Operations for fiscal years ended September 29, 2006, September 30, 2005 and September 30, 2004	F-105
Balance Sheets at September 29, 2006 and September 30, 2005	F-106
Statements of Parent Company Equity for fiscal years ended September 29, 2006, September 30, 2005 and September 30, 2004	F-107
Statements of Cash Flows for fiscal years ended September 29, 2006, September 30, 2005 and September 30, 2004	F-108
Notes to Financial Statements	F-109

*
Formerly Tyco Healthcare Ltd., formerly Tyco Holding (Bermuda) No. 15 Limited

 THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
CONDENSED COMBINED STATEMENTS OF INCOME (Unaudited)
Quarters Ended December 29, 2006 and December 30, 2005
(dollars in millions)

	Quarters Ended
	December 29, 2006	December 30, 2005
Net sales	$2,451	$2,294
Cost of products sold	1,286	1,208

Gross profit	1,165	1,086
Selling, general and administrative expenses	580	504
Research and development expenses	63	60
Restructuring charges	17	—
In-process research and development charges	8	2

Operating income	497	520
Interest expense	40	46
Interest income	(9)	(9)
Other expense, net	—	3

Income from continuing operations before income taxes	466	480
Income taxes	124	126

Income from continuing operations	342	354
Loss from discontinued operations, net of income taxes	4	235

Net income	$338	$119

See Notes to Condensed Combined Financial Statements.

 THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
CONDENSED COMBINED BALANCE SHEETS (Unaudited)
At December 29, 2006 and September 29, 2006
(dollars in millions)

	December 29, 2006	September 29, 2006 (Restated)
Assets
Current Assets:
Cash and cash equivalents	$305	$242
Accounts receivable trade, less allowance for doubtful accounts of $45 and $42	1,587	1,542
Inventories	1,286	1,255
Prepaid expenses and other current assets	508	604

Total current assets	3,686	3,643
Property, plant and equipment, net	2,564	2,558
Goodwill	6,156	6,114
Intangible assets, net	1,382	1,378
Other assets	431	415

Total Assets	$14,219	$14,108

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt, including due to Tyco International Ltd. and affiliates of $270 and $173	$391	$194
Accounts payable	454	549
Accrued and other current liabilities	910	904

Total current liabilities	1,755	1,647
Long-term debt, including due to Tyco International Ltd. and affiliates of $1,850 and $1,971	2,065	2,248
Other liabilities	1,657	1,592

Total Liabilities	5,477	5,487
Commitments and contingencies (Note 10)
Parent Company Equity:
Parent company investment	8,377	8,320
Accumulated other comprehensive income	365	301

Total Parent Company Equity	8,742	8,621

Total Liabilities and Parent Company Equity	$14,219	$14,108

See Notes to Condensed Combined Financial Statements.

 THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
CONDENSED COMBINED STATEMENTS OF CASH FLOWS (Unaudited)
Quarters Ended December 29, 2006 and December 30, 2005
(dollars in millions)

	Quarters Ended
	December 29, 2006	December 30, 2005
Cash Flows From Operating Activities:
Net income	$338	$119
Loss from discontinued operations, net of income taxes	4	235

Income from continuing operations	342	354
Adjustments to reconcile net cash provided by operating activities:
In-process research and development charges	8	2
Depreciation and amortization	88	80
Non-cash compensation expense	18	17
Deferred income taxes	71	28
Provision for losses on accounts receivable and inventory	18	15
Other non-cash items	2	12
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(21)	32
Inventories	(36)	(95)
Accounts payable	(98)	(37)
Accrued and other liabilities	25	(82)
Other	67	(31)

Net cash provided by operating activities	484	295

Net cash used in discontinued operating activities	—	(114)

Cash Flows From Investing Activities:
Capital expenditures	(65)	(76)
Acquisitions, net of cash acquired	(48)	(82)
Other	(1)	(10)

Net cash used in investing activities	(114)	(168)

Net cash provided by (used in) discontinued investing activities	30	(5)

Cash Flows From Financing Activities:
Repayment of external debt	(6)	(4)
Issuance of external debt	42	—
Allocated debt activity	(24)	(19)
Change in parent company investment	(368)	70
Transfers from (to) discontinued operations	30	(123)
Other	16	(12)

Net cash used in financing activities	(310)	(88)

Net cash (used in) provided by discontinued financing activities	(30)	123

Effect of currency rate changes on cash	3	(2)
Net increase in cash and cash equivalents	63	41
Less: net increase in cash related to discontinued operations	—	(4)
Cash and cash equivalents at beginning of period	242	141

Cash and cash equivalents at end of period	$305	$178

See Notes to Condensed Combined Financial Statements.

 THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Unaudited)

1.    Basis of Presentation, Restatement and Summary of Significant Accounting Policies

        Separation—On January 13, 2006, Tyco International Ltd. announced that its Board of Directors had approved a plan to separate Tyco International Ltd. ("Tyco International" or "Parent") into three independent, publicly-traded companies (the "Separation"), identifying the healthcare businesses of Tyco International Ltd. as one of those three companies. Upon the Separation, Covidien Ltd. will be the parent company which will own the healthcare businesses as of the Separation date and whose shares will be owned by the existing Tyco International shareholders. The healthcare businesses of Tyco International Ltd. (the "Company"), presented herein, represent a combined reporting entity comprising the assets and liabilities used in managing and operating the Tyco International healthcare businesses and includes Covidien Ltd. Certain subsidiaries have disposed of some of the operations previously owned. Where appropriate, these operations have been reflected as discontinued operations in the Condensed Combined Financial Statements presented herein.

        Tyco International intends to accomplish the Separation through distributions of shares to Tyco International shareholders that are tax-free for U.S. federal income tax purposes (the "Distribution"). Following the Distribution, Tyco International's shareholders will own 100% of the equity in all three companies. The Separation will not require a vote by Tyco International shareholders.

        Basis of Presentation—The unaudited Condensed Combined Financial Statements have been prepared in United States dollars, in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of the Condensed Combined Financial Statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results may differ from those estimates. In management's opinion, the unaudited Condensed Combined Financial Statements contain all normal recurring adjustments necessary for a fair presentation of interim results reported. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire fiscal year or any subsequent interim period. These financial statements should be read in conjunction with the Company's audited Annual Combined Financial Statements included in the Form 10.

        Additionally, the Condensed Combined Financial Statements do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Company operated as an independent, publicly-traded company during the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Company, it is reflected in the accompanying condensed combined financial statements. Certain general corporate overhead, other expenses and debt and related net interest expense have been allocated by Tyco International to the Company. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent, publicly-traded company for the periods presented. Note 8 provides further information regarding allocated expenses.

        Restatement—The Company restated its Combined Balance Sheet as of September 29, 2006. The restatement reflects adjustments to correct errors in the Company's accounting for income taxes, as well as other miscellaneous adjustments, the impact and nature of which are discussed below.

        Subsequent to the issuance of the Company's Annual Combined Financial Statements, in connection with a review of the Company's income tax balances, errors were discovered relating to the Company's accounting for income taxes. The more significant errors that were discovered related to: (1) correction of the tax rates used in the calculation of deferred state income tax accruals,

(2) misclassification of balance sheet income tax accounts with the Parent, (3) errors in recording the income tax impacts of amended tax returns and (4) omission of certain Company related income tax balances that were recorded at the Parent.

        The Company also determined that immaterial adjustments were recorded in fiscal 2006, 2005 and 2004 in the incorrect period. In addition, the Company corrected an immaterial balance sheet misclassification between goodwill and intangible assets.

        The impact on the Condensed Company's Combined Balance Sheet at September 29, 2006 as a result of the above adjustments is presented below (dollars in millions):

	September 29, 2006
	As Previously Reported	Adjustments to Income Taxes	Other Adjustments	Restated
Accounts receivable trade	$1,547	$—	$(5)	$1,542
Prepaid expenses and other current assets	650	(46)	—	604
Total current assets	3,694	(46)	(5)	3,643
Goodwill	6,114	13	(13)	6,114
Intangible assets, net	1,365	—	13	1,378
Other assets	565	(150)	—	415
Total Assets	14,296	(183)	(5)	14,108
Accrued and other current liabilities	990	(84)	(2)	904
Total current liabilities	1,733	(84)	(2)	1,647
Other liabilities	1,574	18	—	1,592
Total Liabilities	5,555	(66)	(2)	5,487
Parent company investment	8,442	(119)	(3)	8,320
Accumulated other comprehensive income	299	2	—	301
Total Parent Company Equity	8,741	(117)	(3)	8,621
Total Liabilities and Parent Company Equity	14,296	(183)	(5)	14,108

        Description of Business—The Company is engaged in the development, manufacture and distribution of medical devices and supplies, diagnostic imaging agents, pharmaceuticals and other healthcare products for use in clinical and home settings. The Company conducts business globally and is organized into the following five segments:

  •
  Medical Devices designs, manufactures and distributes a broad spectrum of laparoscopic instruments, surgical staplers, sutures, energy-based instruments, pulse oximeters, ventilators, vascular compression devices, needles and syringes, and sharps collection systems;

  •
  Imaging Solutions develops, manufactures and markets contrast agents, contrast delivery systems and radiopharmaceuticals (nuclear medicine);

  •
  Pharmaceutical Products produces and markets active pharmaceutical ingredients, dosage pharmaceuticals and specialty chemicals;

  •
  Medical Supplies designs, manufactures and distributes a broad spectrum of traditional wound care products, absorbent hygiene products, operating room kits and accessories, and also is an original equipment manufacturer, or OEM, of various medical supplies for a number of leading medical device companies; and

  •
  Retail Products develops, manufactures and markets private label adult incontinence, feminine hygiene and infant care products.

        Recently Issued Accounting Pronouncements—In February 2007, the Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities." SFAS No. 159 permits an entity, on a contract-by-contract basis, to make an irrevocable election to account for certain types of financial instruments and warranty and insurance contracts at fair value, rather than historical cost, with changes in the fair value, whether realized or unrealized, recognized in earnings. SFAS No. 159 is effective in the first quarter of fiscal 2009. The Company is currently assessing the impact, if any, that SFAS No. 159 will have on the results of its operations, financial position or cash flows.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)." SFAS No. 158 requires that employers recognize the funded status of defined benefit pension and other postretirement benefit plans as a net asset or liability on the balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost. Under SFAS No. 158, companies are required to measure plan assets and benefit obligations as of their fiscal year end. The Company presently uses a measurement date of August 31st. SFAS No. 158 also requires additional financial statement disclosures. The recognition provisions of SFAS No. 158 are effective at the end of fiscal 2007, while the measurement date provisions become effective in fiscal 2009. The Company is currently assessing the impact the measurement date provisions will have on the results of its operations, financial position or cash flows. Based on the funded status of defined benefit and other post-retirement plans as of September 29, 2006, the Company estimates it would recognize a net $64 million liability through a reduction in parent company equity. The ultimate amounts recorded are highly dependent on various estimates and assumptions including, among other things, the discount rate selected, future compensation levels and performance of plan assets. Changes in these assumptions could increase or decrease the estimated impact of implementing SFAS No. 158.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for the Company in the first quarter of fiscal 2009. The Company is currently assessing the impact, if any, that SFAS No. 157 will have on the results of its operations, financial position or cash flows.

        In June 2006, the FASB issued Financial Interpretation ("FIN") No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN No. 48 is effective for the Company in the first quarter of fiscal 2008. The Company is currently assessing the impact that FIN No. 48 will have on the results of its operations, financial position or cash flows.

2.    Discontinued Operations

        During the first quarter of fiscal 2006, a definitive agreement to sell the Plastics, Adhesives and Ludlow Coated Products businesses was reached and the sale of the A&E Products business was being negotiated. At that time, the recoverability of the carrying value of these businesses was assessed and, based on existing market conditions and the terms and conditions included or expected to be included in the respective sales agreements, the Company recorded pre-tax impairment charges of $275 million and $17 million related to the Plastics, Adhesives and Ludlow Coated Products businesses and the A&E Products business, respectively, to write the businesses down to fair values less costs to sell. These businesses were sold during fiscal 2006. During the first quarter of fiscal 2007, $30 million was collected from the purchaser of the Plastics, Adhesives and Ludlow Coated Products businesses pursuant to a post-closing adjustment related to the decline in average resin prices.

        The Plastics, Adhesives and Ludlow Coated Products businesses and the A&E Products business met the held for sale and discontinued operations criteria and have been included in discontinued operations for all periods presented. Net sales, income from operations, loss on sale and income taxes for discontinued operations are as follows (dollars in millions):

	Quarters Ended
	December 29, 2006	December 30, 2005
Net sales	$—	$476

Pre-tax income from discontinued operations	$—	$(29)
Pre-tax loss on sale of discontinued operations	6	294
Income taxes	(2)	(30)

Loss from discontinued operations, net of income taxes	$4	$235

3.    Acquisitions

        In September 2006, the Company's Medical Devices segment acquired over 50% ownership of Airox S.A. ("Airox") for $59 million, net of cash acquired of $4 million. During the first quarter of fiscal 2007, the Company's Medical Devices segment acquired the remaining outstanding shares of Airox in a mandatory tender offer for approximately $47 million. Current liabilities include $9 million of purchase accounting liabilities, primarily related to distributor termination costs.

        The Company's preliminary allocation of the total purchase price of Airox is as follows (dollars in millions):

Current assets (including cash of $4)	$14
Intangible assets (including in-process research and development)	61
Other non-current assets	1
Goodwill (non-tax deductible)	63

Total assets acquired	139
Current liabilities	16
Other non-current liabilities	13

Total liabilities assumed	29

Net assets acquired	$110

        Intangible assets acquired include $19 million assigned to in-process research and development ("IPR&D") that was written off at the dates of acquisition, $11 million of which occurred during fiscal 2006 and $8 million of which occurred during the first quarter of fiscal 2007. These charges relate to the development of second generation technology which has not yet obtained regulatory approval. As of the acquisition date, the in-process research and development was not considered to be technologically feasible or to have any alternative future use. The remaining $42 million of intangible assets, which relate to unpatented technology, have useful lives of 15 years.

        During the quarter ended December 29, 2006, we paid cash of $11 million relating to holdback liabilities, primarily associated with the fiscal 2006 acquisition of Confluent Surgical Inc. Holdback liabilities represent a portion of the purchase price that is withheld from the seller pending finalization of the acquisition balance sheet and other contingencies.

        During the first quarter of fiscal 2006, the Company's Medical Devices segment acquired a controlling interest in Floreane Medical Implants, S.A. ("Floreane") for $82 million, net of cash acquired of $3 million. Floreane, through its Sofradim line, is an innovator in the development of hernia meshes and surgical implants. The acquisition of Floreane expands the Company's surgical product portfolio and allows the Company to provide its customers with a complementary range of products, while leveraging its global distribution capabilities. During the first quarter of fiscal 2006, the Company recorded a $2 million IPR&D charge in conjunction with the acquisition. IPR&D charges for the entire acquisition totaled $3 million.

        The acquisitions above did not have a material effect on the Company's financial position, results of operations or cash flows.

4.    Restructuring Charges

        During the first quarter of fiscal 2007, the Company launched a restructuring program in our Medical Devices, Medical Supplies and Retail Products segments. These programs include numerous actions designed to improve the Company's competitive position by exiting unprofitable product lines in low and declining growth markets, reducing excess machine capacity, moving production to lower cost alternatives through plant consolidations and outsourcing initiatives, and relocating certain functions to locations which will enhance our recruiting, development and retention of personnel and lower operating costs. The Company expects to incur charges of $150 million, most of which is expected to occur by the end of fiscal 2008. The Company expects the savings from the restructuring initiatives to partially offset the increased research and development and sales and marketing expenses necessary to support the Company's growth initiatives.

        Under the restructuring program noted above, the Company began to consolidate certain Medical Devices facilities and recorded restructuring charges of $17 million, primarily related to severance costs during the first quarter of fiscal 2007. The restructuring actions were largely reductions in workforce and are expected to be completed by the end of fiscal 2007 or early fiscal 2008. The Company made cash payments of $1 million during the quarter ended December 29, 2006. The remaining $16 million of restructuring liabilities are included in "Accrued and other current liabilities" in the Condensed Combined Balance Sheet.

5.    Income Taxes

        The Company's effective tax rates were 26.5% and 26.0% for the quarters ended December 29, 2006 and December 30, 2005, respectively. The increase in the effective tax rate for the first quarter of fiscal 2007 as compared to the first quarter of fiscal 2006 was primarily due to losses incurred in non-U.S. jurisdictions for which a valuation allowance has been recorded.

6.    Inventories

        Inventories were comprised of (dollars in millions):

	December 29, 2006	September 29, 2006
Purchased materials and manufactured parts	$267	$239
Work in process	204	211
Finished goods	815	805

Inventories	$1,286	$1,255

7.    Goodwill and Intangible Assets

        The changes in the carrying amount of goodwill are as follows (dollars in millions):

	Medical Devices	Imaging Solutions	Pharmaceutical Products	Medical Supplies	Retail Products	Total
Goodwill at September 29, 2006	$4,983	$231	$278	$227	$395	$6,114
Acquisitions	32	—	—	—	—	32
Currency translation	10	—	—	—	—	10

Goodwill at December 29, 2006	$5,025	$231	$278	$227	$395	$6,156

        The gross carrying amount and accumulated amortization of intangible assets are as follows (dollars in millions):

	December 29, 2006			September 29, 2006
	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period
Amortizable:
Unpatented technology	$611	$168	21 years	$591	$160	21 years
Patents and trademarks	632	258	17 years	633	252	17 years
Other	243	80	25 years	240	76	25 years

Total	$1,486	$506	20 years	$1,464	$488	20 years
Non-Amortizable:
Trademarks	$389			$389
Other	13			13

Total	$402			$402

Total intangible assets	$1,888	$506		$1,866	$488

        Intangible asset amortization expense for the quarters ended December 29, 2006 and December 30, 2005 was $20 million and $15 million, respectively. The estimated aggregate amortization expense is expected to be $61 million for the remainder of fiscal 2007, $75 million for fiscal 2008, $68 million for fiscal 2009, $64 million for fiscal 2010, $61 million for fiscal 2011 and $60 million for fiscal 2012.

8.    Related Party Transactions

        Trade Activity—Accounts payable includes $10 million and $11 million of payables to Tyco International affiliates at December 29, 2006 and September 29, 2006, respectively. These amounts primarily relate to purchases of certain raw materials and components which totaled $27 million and $24 million for the quarters ended December 29, 2006 and December 30, 2005, respectively.

        Insurable Liabilities—From fiscal 2004 through fiscal 2006, the Company was insured for worker's compensation, general and auto liabilities by a captive insurance company, which is a wholly-owned subsidiary of the Parent. The Company paid a premium in each year to obtain insurance coverage during these periods. During fiscal 2005, the Company also transferred financial risk for certain worker's compensation, general and auto liabilities related to periods prior to fiscal 2004 to that same captive insurance company. As a result of these transactions, at both December 29, 2006 and September 29, 2006, the Company maintains liabilities reflected in the Condensed Combined Balance Sheets of $51 million with an offsetting insurance asset of the same amount from the Parent's captive insurance company. After the Separation, the Company will not purchase additional worker's compensation, general and auto insurance from the Parent's captive insurance company.

        Debt and Related Items—The Company was allocated a portion of Tyco International's consolidated debt and net interest expense. Note 9 provides further information regarding these allocations.

        Allocated Expenses—The Company was allocated corporate overhead expenses from Tyco International for corporate-related functions based on a pro-rata percentage of Tyco International's consolidated net revenue. General corporate overhead expenses primarily related to centralized corporate functions, including treasury, tax, legal, internal audit, human resources and risk management functions. During the quarters ended December 29, 2006 and December 30, 2005, the Company was allocated $38 million and $42 million, respectively, of general corporate expenses incurred by Tyco International which are included within "Selling, general and administrative expenses" in the Condensed Combined Statements of Income.

        As discussed in Note 1, the Company believes the assumptions and methodologies underlying the allocations of general corporate overhead from Tyco International are reasonable. However, such expenses may not be indicative of the actual level of expenses that would have been or will be incurred by the Company if it were to operate as an independent, publicly-traded company. As such, the financial information herein may not necessarily reflect the combined financial position, results of operations and cash flows of the Company in the future or what it would have been had the Company been an independent, publicly-traded company during the periods presented.

9.    Debt

        Debt is as follows (dollars in millions):

	December 29, 2006	September 29, 2006
Current maturities of long-term debt:
Due to Tyco International Ltd. and affiliates	$270	$173
6.5% notes due November 2007	100	—
Capital lease obligations	19	18
Other	2	3

Total	391	194
Long-term debt:
Due to Tyco International Ltd. and affiliates	1,850	1,971
6.5% notes due November 2007	—	100
7.0% notes due December 2013	87	86
Capital lease obligations	75	80
Other	53	11

Total	2,065	2,248

Total debt	$2,456	$2,442

        For the quarters ended December 29, 2006 and December 30, 2005, Tyco International has allocated to the Company interest expense of $35 million and $39 million, respectively and interest income of $4 million and $6 million, respectively.

        Management believes the allocation basis for debt and net interest expense is reasonable based on the historical financing needs of the Company. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had the Company been operating as an independent, publicly-traded company for the periods presented.

        Prior to the distribution date, the Company expects to issue third-party debt or to be assigned debt by Tyco International based on an anticipated initial post-separation capital structure for the Company. The amount of debt which could be issued or assigned may materially differ from the amounts presented herein. The allocated debt amounts presented as "Due to Tyco International Ltd. and affiliates," have been classified in the Combined Balance Sheets based on the maturities of Tyco International's underlying debt. When the allocated debt is replaced with third party debt or debt is assigned from Tyco International, the maturities of such debt will be determined. Tyco International will not require repayments of such allocated amounts on an accelerated basis.

10.    Commitments and Contingencies

        Prior to the announcement of the planned Separation, Tyco International and certain of its former directors and officers were named as defendants in several lawsuits relating to securities class action, shareholder lawsuits and Employee Retirement Income Security Act ("ERISA") related litigation. As a part of the separation and distribution agreement to be entered into at the separation date, any existing or potential liabilities related to this outstanding litigation will be allocated appropriately and a sharing agreement will be established. Tyco International's various outstanding litigation proceedings are discussed below.

Tyco International Legal Proceedings

        As a result of actions taken by Tyco International's former senior corporate management, Tyco International, some members of Tyco International's former senior corporate management, former members of Tyco International's Board of Directors and Tyco International's current Chief Executive Officer, former General Counsel and former Chief Financial Officer are named defendants in a number of purported class actions alleging violations of the disclosure provisions of the federal securities laws. Tyco International, certain of its current and former employees, some members of its former senior corporate management and some former members of its Board of Directors also are named as defendants in several ERISA class actions. In addition, some members of Tyco International's former senior corporate management are subject to a Securities and Exchange Commission ("SEC") inquiry. The findings and outcomes of the SEC inquiry may affect the course of the purported securities class actions and ERISA class actions pending against Tyco International. Tyco International is generally obligated to indemnify its directors and officers and its former directors and officers who are named as defendants in some or all of these matters to the extent required by Bermuda law. In addition, Tyco International's insurance carriers may decline coverage, or Tyco International's coverage may be insufficient to cover its expenses and liability, in some or all of these matters. While Tyco International may from time to time seek to engage plaintiff's counsel in settlement discussions, Tyco International is unable at this time to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of these matters. As a result, the Company's share of such potential losses is also not estimable. Moreover, Tyco International stipulated, pursuant to a court order, that the

Company will be primarily liable for a portion of the obligations arising from the Tyco International shareholder litigation. The stipulation also provides that if any party defaults on its obligations, the other parties will be jointly and severally liable for those obligations. It is possible that the Company's portion of such liability would have a material adverse effect on its financial position, results of operations or cash flows.

Investigations

        Tyco International and others have received various subpoenas and requests from the United States Department of Labor, the General Service Administration and others seeking the production of voluminous documents in connection with various investigations into Tyco International's governance, management, operations, accounting and related controls. The Department of Labor is investigating Tyco International and the administrators of certain of its benefit plans. Tyco International cannot predict when these investigations will be completed, nor can it predict what the results of these investigations may be. It is possible that Tyco International will be required to pay material fines or suffer other penalties. It is not possible to estimate the amount of loss, or range of possible loss, if any, which might result from an adverse resolution of these matters. As a result, the Company's share of such potential losses is also not estimable and may have a material adverse effect on its financial position, results of operations or cash flows.

Company Legal Proceedings

        In the ordinary course of business, the Company is subject to various legal proceedings and claims, including patent infringement claims, antitrust claims, product liability matters, environmental matters, employment disputes, disputes on agreements and other commercial disputes. Management believes that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these proceedings, based upon the Company's experience, current information and applicable law, management does not expect these proceedings to have a material adverse effect on the Company's financial position. However, one or more of the proceedings could have a material adverse effect on the Company's results of operations for a future period. The most significant of these matters are discussed below.

Patent Litigation

        The Company is a party to a number of patent infringement actions that may require the Company to pay damage awards. The Company has assessed the status of these matters and has recorded liabilities related to certain of these matters where appropriate.

        The Company and Applied Medical Resources Corp. ("Applied Medical") are involved in the following patent infringement actions related to trocar products used in minimally invasive surgical procedures:

  (1)
  Applied Medical Resources Corp. v. United States Surgical ("U.S. Surgical") is a patent infringement action that was filed in the United States District Court for the Central District of California on July 31, 2003. U.S. Surgical is a subsidiary of the Company. The complaint alleges that U.S. Surgical's Versaseal Plus trocar product infringes Applied Medical's U.S. Patent No. 5,385,553. Applied Medical seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. Applied Medical filed a motion for a preliminary injunction, which the district court denied on December 23, 2003. On February 7, 2005, the district court granted U.S. Surgical's motion for summary judgment of non-infringement. Applied Medical appealed the summary judgment ruling. On May 15, 2006, the United States Court of Appeals for the Federal Circuit issued a decision on the appeal vacating the district court's grant of summary judgment and remanding the case for further proceedings. On January 9, 2007, the district court entered an order that denied both parties' motions for summary judgment on the grounds that material facts remain in dispute. The district court has scheduled trial for July 10, 2007. The Company intends to defend this action vigorously. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter.

  (2)
  Tyco Healthcare Group LP v. Applied Medical Resources Corp. is a patent infringement action that was filed in the United States District Court for the Eastern District of Texas, Lufkin Division on July 19, 2006. The complaint alleges that Applied Medical's "Universal Seal" in its trocar product infringes the Company's U.S. Patent No. 5,304,143, No. 5,685,854, No. 5,542,931, No. 5,603,702, and No. 5,895,377. The Company is seeking injunctive relief and unspecified monetary damages. The parties are in the discovery stage. Trial date has been scheduled for December 10, 2007.

  (3)
  On October 5, 2006, Applied Medical filed three separate patent infringement complaints in the United States District Court for the Eastern District of Texas, Lufkin Division, under the caption Applied Medical Resources Corporation v. Tyco Healthcare Group LP and United States Surgical Corporation. The complaints allege that the Company's "Step" series of trocar products, as well as certain of its "VersaPort" series of trocar products, infringe Applied Medical's U.S. Patent No. 5,385,553, No. 5,584,850 and No. 5,782,812. Applied Medical seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of these matters. The Company intends to defend this action vigorously. The parties are in the discovery stage. Trial date has been scheduled for December 10, 2007.

        Becton Dickinson and Company ("Becton Dickinson") v. Tyco Healthcare Group LP is a patent infringement action that was filed in the United States District Court for the District of Delaware on December 23, 2002. The complaint alleges that the Company's Monoject Magellan safety needle and safety blood collector products infringe Becton Dickinson's U.S. Patent No. 5,348,544. Following trial, on October 26, 2004, the jury returned a verdict finding that the Company willfully infringed Becton Dickinson's patent and awarded Becton Dickinson $4 million in lost profits damages and reasonable royalty damages. In post-trial proceedings, the Company filed motions for judgment as a matter of law, or, alternatively, for a new trial. Becton Dickinson filed a post-trial motion for enhanced damages, attorneys' fees, pre-judgment interest and post judgment interest, and a motion for a permanent injunction. On March 31, 2006, the trial court issued a Memorandum and Order on the parties' post-trial motions: denying the Company's motion for judgment as a matter of law; granting the Company's motion for a new trial on the issue of infringement; and denying Becton Dickinson's motion for enhanced damages, attorneys' fees, pre-judgment interest and post judgment interest, and permanent injunction. The new trial in this case has been scheduled for November 27, 2007. The Company has assessed the status of this matter and has concluded that it is more likely than not that its products will not be found at trial to infringe. Accordingly, no provision has been made in the Condensed Combined Financial Statements with respect to any damage award. The Company intends to defend this action vigorously.

        The Company and Medrad, Inc. ("Medrad") are involved in five separate patent infringement actions related to powered injectors used for the delivery of contrast media to patients who are undergoing diagnostic imaging procedures.

  (1)
  Liebel-Flarsheim Company ("Liebel-Flarsheim") v. Medrad, Inc. is a patent infringement action that was filed in the United States District Court for the Southern District of Ohio, Western Division on November 13, 1998. Liebel-Flarsheim is a subsidiary of the Company. The complaint alleges that Medrad's powered injectors, including injectors marketed under the names Envision, MCT and MCT Plus, infringe upon the Company's U.S. Patent No. 5,456,669, No. 5,658,261, No. 5,662,612, and No. 5,928,197. The Company is seeking injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. On February 11, 2004, the United States Court of Appeals for the Federal Circuit issued a decision reversing the district court's entry of summary judgment in Medrad's favor based on the district court's error in construing the Company's patent claims. The case was remanded to the district court for further proceedings. On October 28, 2005, the district court issued rulings that: granted the Company's motion for summary judgment on infringement against Medrad's products; and granted Medrad's motion for summary judgment that the Company's patents asserted in this case are invalid. On March 22, 2007, the United States Court of Appeals for the Federal Circuit affirmed the district court's summary judgment ruling that our patents are invalid.

  (2)
  Medrad, Inc. v. Tyco Healthcare Group LP, et al. is a patent infringement action that was filed in the United States District Court for the Western District of Pennsylvania on October 24, 2001. The complaint alleges that the Company's Optistar MR Contrast Delivery System infringes Medrad's U.S. Patent No. RE 37,602. Medrad seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. The Company has asserted an antitrust counterclaim alleging that Medrad obtained the reissued patent through knowing and willful fraud on the United States Patent and Trademark Office. On October 12, 2005, the district court granted the Company's motion for summary judgment and ruled that Medrad's reissued patent was invalid. Medrad appealed this summary judgment ruling to the United States Court of Appeals for the Federal Circuit. On October 16, 2006, the United States Court of Appeals for the Federal Circuit issued a decision on the appeal vacating the district court's grant of summary judgment and remanding the case for further proceedings. No trial date has been scheduled. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter.

  (3)
  Liebel-Flarsheim Company v. Medrad, Inc. is a patent infringement action that was filed in the United States District Court for the Southern District of Ohio, Western Division on September 7, 2004. The Company alleges that certain of Medrad's powered injectors, including injectors marketed under the name Stellant, infringe the Company's U.S. Patent No. 5,456,669, No. 5,658,261, No. 5,662,612, and No. 5,928,197. The Company is seeking injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. On February 14, 2006, the district court granted Medrad's motion for summary judgment that the Company's patents asserted in this case are invalid. On March 22, 2007, the United States Court of Appeals for the Federal Circuit affirmed the district court's summary judgment ruling that our patents are invalid.

  (4)
  Tyco Healthcare Group LP, et al. v. Medrad, Inc. is a patent infringement action that was filed in the United States District Court for the Southern District of Ohio, Western Division on November 15, 2004. The Company's complaint seeks a declaratory judgment of invalidity, unenforceability, and non-infringement of Medrad's U.S. Patent Nos. 6,339,718 and 6,643,537 regarding the Company's OptiVantage DH injector. Medrad has asserted a counterclaim alleging that the Company's OptiVantage DH injector infringes Medrad's U.S. Patent No. 6,339,718, No. 6,643,537, No. 6,743,205, No. 6,676,634, No. 6,726,657 and No. 6,336,913. Medrad seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. The Company intends to defend this action vigorously. The parties are in the discovery stage. No trial date has been scheduled.

  (5)
  Tyco Healthcare Group LP, et al. v. Medrad, Inc. is a patent action that was filed in the United States District Court for the Southern District of Ohio, Western Division on November 7, 2006. The Company's complaint seeks a declaratory judgment of invalidity, unenforceability, and non-infringement of Medrad's U.S. Patent No. 6,970,735. The complaint alleges that Medrad has violated the antitrust laws when it obtained the '735 patent through knowing and willful fraud on the United States Patent and Trademark Office. On December 12, 2006, Medrad filed a motion to dismiss the complaint. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. The Company intends to pursue this action vigorously. The parties have not yet formally entered the discovery stage. No trial date has been scheduled.

        Ethicon Endo-Surgery, Inc. ("Ethicon") v. Tyco Healthcare Group LP is a patent infringement action that was filed in the United States District Court for the Southern District of Ohio, Western Division on January 6, 2005. The complaint alleges that certain of the Company's surgical staplers and loading units infringe Ethicon's U.S. Patent No. 4,805,823. Ethicon seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. On March 9, 2006, the district court denied the Company's motion for summary judgment of invalidity. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. The Company intends to defend this action vigorously. The parties are in the discovery stage. Trial is scheduled to begin on October 22, 2007.

Antitrust Litigation

        Masimo Corporation v. Tyco Healthcare Group LP and Mallinckrodt, Inc. was filed on May 22, 2002 in the United States District Court for the Central District of California. Masimo alleges violations of antitrust laws by the Company and Mallinckrodt in the markets for pulse oximetry products. Masimo alleges that the Company and Mallinckrodt used their market position to prevent hospitals from purchasing Masimo's pulse oximetry products. Masimo seeks injunctive relief and monetary damages, including treble damages. Trial in this case began on February 22, 2005. The jury returned its verdict on March 21, 2005, and awarded Masimo $140 million in damages. The damages are automatically trebled under the antitrust statute to an award of $420 million. If ultimately successful, Masimo's attorneys are entitled to an award of reasonable fees and costs in addition to the verdict amount. On March 22, 2006, the district court issued its Memorandum of Decision regarding the post-trial motions. In the Memorandum, the district court vacated the jury's liability findings on two business practices; affirmed the jury's liability finding on two other business practices; vacated the jury's damage award in its entirety, and ordered a new trial on damages. The district court held the new trial on the damages on October 18 and 19, 2006. On January 25, 2007, the district court ordered an additional hearing on the issue of damages, which took place on March 22, 2007. The Company has assessed the status of this matter and has concluded that it is more likely than not that the remainder of the jury's decision will be overturned, and, further, the Company intends to vigorously pursue all available means to achieve such reversal. Accordingly, no provision has been made in the Condensed Combined Financial Statements with respect to this damage award.

        Beginning on August 29, 2005 with Allied Orthopedic Appliances, Inc. v. Tyco Healthcare Group, L.P., and Mallinckrodt Inc., twelve consumer class actions have been filed in the United States District Court for the Central District of California challenging many of the same practices at issue in the Masimo action. In all 12 complaints, the putative class representatives, on behalf of themselves and others, seek to recover overcharges they allege they paid for pulse oximetry products as a result of anticompetitive conduct by the Company in violation of the federal antitrust laws. The 12 complaints were subsequently consolidated into a single proceeding styled In re: Pulse Oximetry Antitrust litigation. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of these matters. The Company intends to vigorously defend the actions. The parties are in the discovery stage. The other consolidated actions in addition to Allied Orthopedic are Natchitoches Parish Hospital Service District v. Tyco International Ltd. filed on August 29, 2005, Scott Valley Respiratory Home Care v. Tyco Healthcare Group LP, and Mallinckrodt Inc. filed on October 27, 2005 (subsequently dismissed by stipulation), Brooks Memorial Hospital et al v. Tyco Healthcare Group LP filed on October 18, 2005, All Star Oxygen Services, Inc. et al v. Tyco Healthcare Group, et al filed on October 25, 2005 (subsequently dismissed by stipulation), Niagara Falls Memorial Medical Center, et al v. Tyco Healthcare Group LP filed on October 28, 2005 (subsequently dismissed by stipulation), Nicholas H. Noyes Memorial Hospital v. Tyco Healthcare and Mallinckrodt filed on November 4, 2005 (subsequently dismissed by stipulation), North Bay Hospital, Inc. v. Tyco Healthcare Group, et al filed on November 15, 2005, Stephen Skoronski v. Tyco International Ltd., et al filed on November 21, 2005 (subsequently dismissed by stipulation), Abington Memorial Hospital v. Tyco Int'l Ltd.; Tyco Int'l (US) Inc.; Mallinckrodt Inc.; Tyco Healthcare Group LP filed on November 22, 2005, South Jersey Hospital, Inc. v. Tyco International, Ltd., et al, filed on January 24, 2006, and Deborah Heart and Lung Center v. Tyco International, Ltd., et al, filed on January 27, 2006.

        Rochester Medical Corporation, Inc. ("Rochester Medical") v. C.R. Bard, Inc., et al. is a complaint filed against the Company, another manufacturer and two group purchasing organizations ("GPOs") in the United States District Court for the Eastern District of Texas on March 15, 2004. The complaint alleges that the Company and the other defendants conspired or acted to exclude Rochester Medical from markets for urological products in violation of federal and state antitrust laws. Rochester Medical also asserts claims under the Lanham Act and for business disparagement, common law conspiracy and tortious interference with business relationships. Rochester Medical seeks injunctive relief and has alleged a damages figure of approximately $213 million against all defendants for all claims. Any damages awarded under the federal antitrust laws will be subject to statutory trebling. Rochester Medical has reported that it has settled its claims against defendants C.R. Bard, Inc. and Premier, Inc./Premier Purchasing Partners, L.P. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. The Company intends to defend this action vigorously. Trial is scheduled to begin June 5, 2007 for the remaining defendants, which are the Company and Novation, LLC/VHA, Inc.

        Southeast Missouri Hospital v. C.R. Bard, et al. is a class action lawsuit filed against the Company on February 21, 2007 in the United States District Court for the Eastern District of Missouri, Southeastern Division. In the complaint, the putative class representative, on behalf of itself and others, seeks to recover overcharges it alleges that it and others paid for urological products as a result of anticompetitive conduct by the Company in violation of federal antitrust laws. At this time, it is not possible to estimate the amount of losses, if any, that might result from an adverse resolution of this matter. The Company will respond to this complaint and intends to vigorously defend this action. No trial date has been scheduled.

        Daniels Sharpsmart, Inc. ("Daniels") v. Tyco International (US) Inc., et al. is a complaint filed against the Company, another manufacturer and three GPOs in the United States District Court for the Eastern District of Texas on August 31, 2005. The complaint alleges that the Company monopolized or attempted to monopolize the market for sharps containers and that the Company and the other defendants conspired or acted to exclude Daniels from the market for sharps containers in violation of federal and state antitrust laws. Daniels also asserts claims under the Lanham Act and for business disparagement, common law conspiracy and tortious interference with business relationships. Daniels seeks injunctive relief and unspecified monetary damages, including treble damages. Daniels dismissed with prejudice its claims against Corsorta, Inc., one of the defendant GPOs. Also, following a settlement, Daniels dismissed with prejudice its claims against the other two defendant GPOs, Novation, LLC/VHA, Inc. and Premier, Inc./Premier Purchasing Partners, L.P. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. The Company intends to defend this action vigorously. The parties are in the discovery stage. Trial is scheduled to begin November 4, 2008 for claims against the two remaining defendants, which are the Company and Becton Dickinson and Company.

        Natchitoches Parish Hospital Service District v. Tyco International, Ltd., et al., is a class action lawsuit filed against the Company on September 15, 2005 in the United States District Court for the District of Massachusetts. In the complaint, the putative class representative, on behalf of itself and others, seeks to recover overcharges it alleges that it and others paid for sharps containers as a result of anticompetitive conduct by the Company in violation of federal antitrust laws. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. The Company will respond to this complaint and intends to vigorously defend this action. The parties are in the discovery stage. The district court held a hearing on the plaintiff's motion for class certification on April 13, 2007 and scheduled an additional hearing on class certification on September 19, 2007. No trial date has been scheduled.

Environmental Proceedings

        The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites, the most significant of which pertains to a site in Orrington, Maine, which is discussed below. The ultimate cost of site cleanup is difficult to predict given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. As of December 29, 2006, the Company concluded that it was probable that it would incur remedial costs in the range of approximately $99 million to $265 million. As of December 29, 2006, the Company concluded that the best estimate within this range is approximately $135 million, of which $24 million is included in accrued and other current liabilities and $111 million is included in "Other liabilities" in the Condensed Combined Balance Sheet.

        Mallinckrodt Inc., a subsidiary of the Company, owned and operated a chemical manufacturing facility in Orrington, Maine from 1967 until 1982. Mallinckrodt is responsible for the costs of completing an environmental site investigation required by the United States Environmental Protection Agency ("USEPA") and the Maine Department of Environmental Protection ("MDEP"). Mallinckrodt has submitted a Corrective Measures Study plan to the USEPA and MDEP for approval. MDEP has orally indicated that it does not agree with Mallinckrodt's proposed remedial alternative. Mallinckrodt is waiting to receive an implementation order from MDEP outlining its preferred remedial alternative. At December 29, 2006, estimated future investigation and remediation costs of $31 million are accrued for this site. This accrual does not include potential costs that we may incur if we are ordered to remediate environmental conditions in the Penobscot River and Bay. At this time, it is not possible for us to estimate the amount of any such potential additional remediation costs.

        In addition, the Company has accrued for the remediation of several other sites, each of which are individually insignificant. In view of the Company's financial position and reserves for environmental matters the Company believes that any potential payment of such estimated amounts will not have a material adverse effect on its financial position, results of operations or cash flows.

        The Company recorded asset retirement obligations ("AROs") according to the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations," for the estimated future costs associated with legal obligations to decommission two nuclear facilities. With the clarification outlined by FIN No. 47 for valuation of conditional AROs, the Company reassessed its AROs, the impact of which was not significant. As of December 29, 2006 and September 29, 2006, the Company's AROs were $85 million and $82 million, respectively. The Company recorded an insignificant amount of accretion and foreign currency translation related to AROs during the quarter ended December 29, 2006. The Company believes that any potential payment of such estimated amounts will not have a material adverse effect on its financial position, results of operations or cash flows.

Asbestos Matters

        Mallinckrodt Inc., a subsidiary of the Company, is named as a defendant in personal injury lawsuits based on alleged exposure to asbestos-containing materials. Consistent with the national trend of increased asbestos-related litigation, the Company has observed an increase in the number of these lawsuits in the past several years. A majority of the cases involve product liability claims, based principally on allegations of past distribution of products incorporating asbestos. A limited number of the cases allege premises liability, based on claims that individuals were exposed to asbestos while on Mallinckrodt's property. Each case typically names dozens of corporate defendants in addition to Mallinckrodt. The complaints generally seek monetary damages for personal injury or bodily injury resulting from alleged exposure to products containing asbestos.

        The Company's involvement in asbestos cases has been limited because Mallinckrodt did not mine or produce asbestos. Furthermore, in the Company's experience, a large percentage of these claims were never substantiated and have been dismissed by the courts. The Company has not suffered an adverse verdict in a trial court proceeding related to asbestos claims and intends to continue to vigorously defend these lawsuits. When appropriate, the Company settles claims; however, amounts paid to settle and defend all asbestos claims has been immaterial. As of December 29, 2006, there were approximately 10,050 asbestos liability cases pending against Mallinckrodt.

        The Company estimates its pending asbestos claims and claims that were incurred but not reported, as well as related insurance and indemnification recoveries. The Company's estimate of the liability for pending and future claims is based on claim experience over the past five years and covers claims expected to be filed over the next seven years. The Company believes that it has adequate amounts recorded related to these matters. While it is not possible at this time to determine with certainty the ultimate outcome of these asbestos-related proceedings, the Company believes that the final outcome of all known and anticipated future claims, after taking into account its substantial indemnification rights and insurance coverage, will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

Income Taxes

        The Company and its subsidiaries' income tax returns are periodically examined by various tax authorities. In connection with such examinations, tax authorities, including the United States Internal Revenue Service ("IRS"), have raised issues and proposed tax adjustments. The Company and Tyco International are reviewing and contesting certain of the proposed tax adjustments. Amounts related to these tax adjustments and other tax contingencies and related interest that management has assessed as probable and estimable and which relate specifically to the healthcare businesses of Tyco International have been recorded. While the timing and ultimate resolution of these matters is uncertain, the Company anticipates that some of these matters could be resolved during 2007. In addition, the Company may be required to accrue and pay additional taxes for contingencies not related to the healthcare businesses as a result of the liability sharing arrangement with Tyco International and Tyco Electronics which will be entered into prior to the Separation.

        The IRS continues to audit the years 1997 through 2000. In fiscal 2004 Tyco International submitted to the IRS proposed adjustments to these prior period U.S. federal income tax returns, resulting in a reduction in the taxable income previously filed. During fiscal 2006, the IRS accepted substantially all of the proposed adjustments. Also during fiscal 2006, Tyco International developed proposed amendments to U.S. federal income tax returns for additional periods through 2002. On the basis of previously accepted amendments, the Company has determined that acceptance of these adjustments is probable and accordingly has recorded the adjustments in the Condensed Combined Financial Statements. These adjustments did not have a material impact on the Company's financial position, results of operations or cash flows.

        Tyco International has yet to complete proposed amendments to its U.S. federal income tax returns for periods subsequent to fiscal 2002, which will primarily reflect the roll forward of the amendments for fiscal 1997 through fiscal 2002. When the Company's tax return positions are updated, additional adjustments may be identified and recorded in the Combined Financial Statements. While the final adjustments cannot be determined until the return amendment process is completed, the Company believes that any resulting adjustments will not have a material impact on its results of operations, financial position or cash flows.

        At Separation, pursuant to a tax sharing agreement, the Company will be allocated a portion of Tyco International's tax contingency liabilities. Such liabilities are not reflected in the accompanying financial statements.

Compliance Matters

        Tyco International has received and responded to various allegations that certain improper payments were made by Company subsidiaries in recent years. During 2005, Tyco International reported to the U.S. Department of Justice ("DOJ") and the SEC the investigative steps and remedial measures that it has taken in response to the allegations. Tyco International also informed the DOJ and the SEC that it has retained outside counsel to perform a company-wide baseline review of its policies, controls and practices with respect to compliance with the Foreign Corrupt Practices Act, that it would continue to make periodic progress reports to these agencies, and that it would present its factual findings upon conclusion of the baseline review. Tyco International has and, after the Separation, the Company will continue to have communications with the DOJ and SEC to provide updates on the baseline review being conducted by outside counsel, including, as appropriate, briefings concerning additional instances of potential improper payments identified by Tyco International and the Company in the course of their ongoing compliance activities. To date, the baseline review has revealed that some business practices may not comply with Tyco and FCPA requirements. The Company cannot predict the outcome of these matters reported to regulatory and law enforcement authorities and therefore cannot estimate the range of potential loss or extent of risk, if any, that may result from an adverse resolution of any or all of these matters. Accordingly, it is possible that the Company may be required to pay judgments, suffer penalties or incur settlements in amounts that may have a material adverse effect on its financial position, results of operations or cash flows.

Other Matters

        The Company is a defendant in a number of other pending legal proceedings incidental to present and former operations, acquisitions and dispositions. The Company does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on its financial position, results of operations or cash flows.

11.    Retirement Plans

        The net periodic benefit cost for the Company's defined benefit retirement plans and postretirement plans is as follows (dollars in millions):

	Quarters Ended
	December 29, 2006	December 30, 2005
Service cost	$6	$6
Interest cost	15	13
Expected return on plan assets	(12)	(11)
Amortization of prior service benefit	(1)	(1)
Amortization of net actuarial loss	5	7

Net periodic benefit cost	$13	$14

        The Company anticipates that at a minimum it will make the minimum required contributions of $19 million to its U.S. and non-U.S. pension plans in fiscal 2007. During the first quarter of fiscal 2007, the Company contributed $4 million to its non-U.S. pension plans. In addition, the Company expects to make contributions to its postretirement benefit plans of $14 million in fiscal 2007. During the first quarter of fiscal 2007, the Company contributed $3 million to its postretirement plans.

12.    Share Plans

        Effective October 1, 2005, Tyco International adopted the provisions of SFAS No. 123R, "Share-Based Payment," using the modified prospective transition method. Total share-based compensation cost of $18 million recognized during both the first quarter of fiscal 2007 and 2006 has been included in the Condensed Combined Statements of Income within selling, general and administrative expenses.

        Tyco International issued its annual share-based compensation grants during the first quarter of each fiscal year. The total number and type of awards granted in connection with the annual grant and the related weighted-average grant-date fair value, were as follows (in millions, except per share data):

	Quarters Ended
	December 29, 2006		December 30, 2005
	Shares	Weighted-Average Grant-Date Fair Value	Shares	Weighted-Average Grant-Date Fair Value
Share options	2,695,819	$9.47	2,425,970	$8.97
Restricted share awards	1,342,832	30.25	1,302,462	28.98
Performance shares	—	—	159,100	29.00

Total awards	4,038,651		3,887,532

        The options granted in the first quarter of fiscal 2007 vest in equal annual installments over a period of four years. The restricted share awards granted in the first quarter of fiscal 2007 vest in one-third increments over a period of four years beginning in the second year.

        The weighted-average assumptions used in the Black-Scholes pricing model for the above options granted were as follows:

	Quarters Ended
	December 29, 2006	December 30, 2005
Expected stock price volatility	32%	34%
Risk free interest rate	4.2%	4.2%
Expected annual dividend per share	$0.40	$0.40
Expected life of options (years)	5.1	4.5

13.    Comprehensive Income

        Comprehensive income consisted of the following (dollars in millions):

	Fiscal Quarters Ended
	December 29, 2006	December 30, 2005
Net income	$338	$119
Currency translation	64	(38)
Minimum pension liability, net of income taxes	—	(4)

Total comprehensive income	$402	$77

14.    Segment Data

        Selected information by business segment is presented in the following tables (dollars in millions):

	Quarters Ended
	December 29, 2006	December 30, 2005
Net sales(1):
Medical Devices	$1,459	$1,355
Imaging Solutions	224	200
Pharmaceutical Products	326	285
Medical Supplies	246	239
Retail Products	196	215

	$2,451	$2,294

Operating income:
Medical Devices	$424	$453
Imaging Solutions	36	20
Pharmaceutical Products	90	73
Medical Supplies	35	34
Retail Products	10	11
Corporate	(98)	(71)

	$497	$520

(1)
Amounts represent sales to external customers. Intersegment sales are not significant.

15.    Subsequent Event

        Effective January 1, 2007, Tyco International legally separated certain pension plans which contained participants of both the Company as well as other Tyco International subsidiaries. As a result, the Company is in the process of re-measuring the assets and projected benefit obligation of the separated pension plans. The Company does not believe the re-measurement will have a material effect on its financial condition, results of operations or cash flows.

16.    Covidien International Finance S.A.

        In December 2006, Covidien International Finance S.A. ("CIFSA"), a Luxembourg company, was formed in connection with the Separation and will be a wholly owned subsidiary of Covidien Ltd. CIFSA is a holding company established to directly, or indirectly, own all of the operating subsidiaries of Covidien Ltd., to issue debt securities and to perform treasury operations. Upon formation, CIFSA held $50 thousand in cash and had share capital of $50 thousand. CIFSA is in the process of registering and issuing debt securities, and upon completion of any debt offering, the registered debt securities will be fully and unconditionally guaranteed by its parent, Covidien Ltd. Once certain internal reorganizations are completed prior to the Separation, CIFSA will own, directly or indirectly, all the operating subsidiaries of the Company. The following tables present the historical combined condensed financial information for Covidien Ltd. and all other subsidiaries for the purposes of illustrating the composition of Covidien Ltd. and the other subsidiaries prior to CIFSA establishing the respective ownership in connection with the Separation.

 CONDENSED COMBINED STATEMENT OF INCOME
Quarter Ended December 29, 2006
(dollars in millions)

	Covidien Ltd.	Covidien International Finance S.A.	Other Subsidiaries	Total
Net sales	$—	$—	$2,451	$2,451
Cost of products sold	—	—	1,286	1,286

Gross profit	—	—	1,165	1,165
Selling, general and administrative expenses	—	—	580	580
Research and development expenses	—	—	63	63
Restructuring charges	—	—	17	17
In-process research and development charges	—	—	8	8

Operating income	—	—	497	497
Interest expense	—	—	40	40
Interest income	—	—	(9)	(9)

Income from continuing operations before income taxes	—	—	466	466
Income taxes	—	—	124	124

Income from continuing operations	—	—	342	342
Loss from discontinued operations, net of income taxes	—	—	4	4

Net income	$—	$—	$338	$338

 CONDENSED COMBINED STATEMENT OF INCOME
Quarter Ended December 30, 2005
(dollars in millions)

	Covidien Ltd.	Covidien International Finance S.A.	Other Subsidiaries	Total
Net sales	$—	$—	$2,294	$2,294
Cost of products sold	—	—	1,208	1,208

Gross profit	—	—	1,086	1,086
Selling, general and administrative expenses	—	—	504	504
Research and development expenses	—	—	60	60
In-process research and development charges	—	—	2	2

Operating income	—	—	520	520
Interest expense	—	—	46	46
Interest income	—	—	(9)	(9)
Other expense, net	—	—	3	3

Income from continuing operations before income taxes	—	—	480	480
Income taxes	—	—	126	126

Income from continuing operations	—	—	354	354
Loss from discontinued operations, net of income taxes	—	—	235	235

Net income	$—	$—	$119	$119

 CONDENSED COMBINED BALANCE SHEET
At December 29, 2006
(dollars in millions)

	Covidien Ltd.	Covidien International Finance S.A.	Other Subsidiaries	Total
Assets
Current Assets:
Cash and cash equivalents	$—	$—	$305	$305
Accounts receivable trade, net	—	—	1,587	1,587
Inventories	—	—	1,286	1,286
Prepaid expenses and other current assets	—	—	508	508

Total current assets	—	—	3,686	3,686
Property, plant and equipment, net	—	—	2,564	2,564
Goodwill	—	—	6,156	6,156
Intangible assets, net	—	—	1,382	1,382
Other assets	—	—	431	431

Total Assets	$—	$—	$14,219	$14,219

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt	$—	$—	$391	$391
Accounts payable	—	—	454	454
Accrued and other current liabilities	—	—	910	910

Total current liabilities	—	—	1,755	1,755
Long-term debt	—	—	2,065	2,065
Other liabilities	—	—	1,657	1,657

Total Liabilities	—	—	5,477	5,477
Parent company equity	—	—	8,742	8,742

Total Liabilities and Parent Company Equity	$—	$—	$14,219	$14,219

 CONDENSED COMBINED BALANCE SHEET
At September 29, 2006
(dollars in millions)

	Covidien Ltd.	Covidien International Finance S.A.	Other Subsidiaries	Total
Assets
Current Assets:
Cash and cash equivalents	$—	$—	$242	$242
Accounts receivable trade, net	—	—	1,542	1,542
Inventories	—	—	1,255	1,255
Prepaid expenses and other current assets	—	—	604	604

Total current assets	—	—	3,643	3,643
Property, plant and equipment, net	—	—	2,558	2,558
Goodwill	—	—	6,114	6,114
Intangible assets, net	—	—	1,378	1,378
Other assets	—	—	415	415

Total Assets	$—	$—	$14,108	$14,108

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt	$—	$—	$194	$194
Accounts payable	—	—	549	549
Accrued and other current liabilities	—	—	904	904

Total current liabilities	—	—	1,647	1,647
Long-term debt	—	—	2,248	2,248
Other liabilities	—	—	1,592	1,592

Total Liabilities	—	—	5,487	5,487
Parent company equity	—	—	8,621	8,621

Total Liabilities and Parent Company Equity	$—	$—	$14,108	$14,108

 CONDENSED COMBINED STATEMENT OF CASH FLOWS
Quarter Ended December 29, 2006
(dollars in millions)

	Covidien Ltd.	Covidien International Finance S.A.	Other Subsidiaries	Total
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$—	$484	$484

Cash Flows From Investing Activities:
Capital expenditures	—	—	(65)	(65)
Acquisitions, net of cash acquired	—	—	(48)	(48)
Other	—	—	(1)	(1)

Net cash used in investing activities	—	—	(114)	(114)

Net cash provided by discontinued investing activities	—	—	30	30

Cash Flows From Financing Activities:
Repayment of external debt	—	—	(6)	(6)
Issuance of external debt	—	—	42	42
Allocated debt activity	—	—	(24)	(24)
Change in parent company investment	—	—	(368)	(368)
Transfer from discontinued operations	—	—	30	30
Other	—	—	16	16

Net cash used in financing activities	—	—	(310)	(310)

Net cash used in discontinued financing activities	—	—	(30)	(30)

Effect of currency rate changes on cash	—	—	3	3
Net increase in cash and cash equivalents	—	—	63	63
Cash and cash equivalents at beginning of period	—	—	242	242

Cash and cash equivalents at end of period	$—	$—	$305	$305

 CONDENSED COMBINED STATEMENT OF CASH FLOWS
Quarter Ended December 30, 2005
(dollars in millions)

	Covidien Ltd.	Covidien International Finance S.A.	Other Subsidiaries	Total
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$—	$295	$295

Net cash used in discontinued operating activities	—	—	(114)	(114)

Cash Flows From Investing Activities:
Capital expenditures	—	—	(76)	(76)
Acquisitions, net of cash acquired	—	—	(82)	(82)
Other	—	—	(10)	(10)

Net cash used in investing activities	—	—	(168)	(168)

Net cash used in discontinued investing activities	—	—	(5)	(5)

Cash Flows From Financing Activities:
Repayment of external debt	—	—	(4)	(4)
Allocated debt activity	—	—	(19)	(19)
Change in parent company investment	—	—	70	70
Transfers to discontinued operations	—	—	(123)	(123)
Other	—	—	(12)	(12)

Net cash used in financing activities	—	—	(88)	(88)

Net cash provided by discontinued financing activities	—	—	123	123

Effect of currency rate changes on cash	—	—	(2)	(2)
Net increase in cash and cash equivalents	—	—	41	41
Less: net increase in cash related to discontinued operations	—	—	(4)	(4)
Cash and cash equivalents at beginning of period	—	—	141	141

Cash and cash equivalents at end of period	$—	$—	$178	$178

        The following pro forma information has been provided to give effect to the composition of the Company's assets, liabilities, equity, operations and cash flows by relevant group within the Company; Covidien Ltd. providing the guarantee, CIFSA as issuer of the debt, and the operating companies not providing a guarantee of debt but which represents assets of CIFSA following completion of the internal reorganizations.

        The following tables present unaudited pro forma financial information using the equity method of accounting for subsidiaries assuming the completion of the Company's internal reorganizations discussed above as if they occurred on December 29, 2006 for the balance sheet and as of the beginning of the period presented for statement of income and cash flows. These unaudited pro forma consolidating financial statements are not necessarily indicative of the Company's results of operations or financial condition had the transactions and events been completed on the dates assumed. Additionally, these statements are not necessarily indicative of the Company's future results of operations or financial condition.

PRO FORMA CONSOLIDATING CONDENSED STATEMENT OF INCOME
Quarter Ended December 29, 2006
(dollars in millions)

	Covidien Ltd.		CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Net sales	$		$—	$2,451	$—	$2,451
Cost of products sold		—	—	1,286	—	1,286

Gross profit			—	1,165	—	1,165
Selling, general and administrative expenses		—	(4)	584	—	580
Research and development expenses		—	—	63	—	63
Restructuring charges		—	—	17	—	17
In-process research and development charges		—	—	8	—	8

Operating income		—	4	493	—	497
Interest expense		—	36	4	—	40
Interest income		—	(2)	(7)	—	(9)
Equity in net income of subsidiaries		(338)	(337)	—	675	—
Intercompany interest and fees		—	(32)	32	—	—

Income from continuing operations before income taxes		338	339	464	(675)	466
Income taxes		—	1	123	—	124

Income from continuing operations		338	338	341	(675)	342
Loss from discontinued operations, net of income taxes		—	—	4	—	4

Net income		$338	$338	$337	$(675)	$338

 PRO FORMA CONSOLIDATING CONDENSED BALANCE SHEET
At December 29, 2006
(dollars in millions)

	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Assets
Current Assets:
Cash and cash equivalents	$—	$—	$305	$—	$305
Accounts receivable trade, net	—	—	1,587	—	1,587
Inventories	—	—	1,286	—	1,286
Intercompany receivable	—	1	6,175	(6,176)	—
Prepaid expenses and other current assets	—	—	508	—	508

Total current assets	—	1	9,861	(6,176)	3,686
Property, plant and equipment, net	—	—	2,564	—	2,564
Goodwill	—	—	6,156	—	6,156
Intangible assets, net	—	—	1,382	—	1,382
Investment in subsidiaries	8,742	11,768	—	(20,510)	—
Intercompany loans receivables	—	5,301	—	(5,301)	—
Other assets	—	—	431	—	431

Total Assets	$8,742	$17,070	$20,394	$(31,987)	$14,219

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt	$—	$270	$121	$—	$391
Accounts payable	—	—	454	—	454
Intercompany payable	—	6,175	1	(6,176)	—
Accrued and other current liabilities	—	1	909	—	910

Total current liabilities	—	6,446	1,485	(6,176)	1,755
Long-term debt	—	1,882	183	—	2,065
Intercompany loans payable	—	—	5,301	(5,301)	—
Other liabilities	—	—	1,657	—	1,657

Total Liabilities	—	8,328	8,626	(11,477)	5,477
Parent company equity	8,742	8,742	11,768	(20,510)	8,742

Total Liabilities and Parent Company Equity	$8,742	$17,070	$20,394	$(31,987)	$14,219

 PRO FORMA CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS
Quarter Ended December 29, 2006
(dollars in millions)

	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$—	$(148)	$632	$—	$484

Cash Flows From Investing Activities:
Capital expenditures	—	—	(65)	—	(65)
Acquisitions, net of cash acquired	—	—	(48)	—	(48)
Decrease in intercompany loans	—	148	—	(148)	—
Other	—	—	(1)	—	(1)

Net cash provided by (used in) investing activities	—	148	(114)	(148)	(114)

Net cash provided by discontinued investing activities	—	—	30	—	30

Cash Flows From Financing Activities:
Repayment of external debt	—	—	(6)	—	(6)
Issuance of external debt	—	—	42	—	42
Allocated debt activity	—		(24)	—	(24)
Change in parent company investment	—	—	(368)	—	(368)
Transfer from discontinued operations	—	—	30	—	30
Loan borrowings from parent	—	—	(148)	148	—
Other	—	—	16	—	16

Net cash used in financing activities	—	—	(458)	148	(310)

Net cash used in discontinued financing activities	—	—	(30)	—	(30)

Effect of currency rate changes on cash	—	—	3	—	3
Net increase in cash and cash equivalents	—	—	63	—	63
Cash and cash equivalents at beginning of period	—	—	242	—	242

Cash and cash equivalents at end of period	$—	$—	$305	$—	$305

 COVIDIEN LTD.
(Formerly Tyco Healthcare Ltd.)
(Formerly Tyco Holdings (Bermuda) No. 15 Limited)

STATEMENTS OF OPERATIONS (Unaudited)

Quarters Ended December 29, 2006 and December 30, 2005

(in thousands of U.S. dollars)

	Quarters Ended
	December 29, 2006	December 30, 2005
Revenue from sublease activity	$—	$199
Rental expense	—	(257)

Net loss	$—	$(58)

See Notes to Financial Statements.

 COVIDIEN LTD.
(Formerly Tyco Healthcare Ltd.)
(Formerly Tyco Holdings (Bermuda) No. 15 Limited)

BALANCE SHEETS (Unaudited)

At December 29, 2006 and September 29, 2006

(in thousands of U.S. dollars)

	December 29, 2006	September 29, 2006
Assets
Cash	$12	$12

Total Assets	$12	$12

Parent Company Equity
Commitments and contingencies (Note 4)
Parent company investment	$750	$750
Retained deficit	(738)	(738)

Total Parent Company Equity	$12	$12

See Notes to Financial Statements.

 COVIDIEN LTD.
(Formerly Tyco Healthcare Ltd.)
(Formerly Tyco Holdings (Bermuda) No. 15 Limited)

STATEMENTS OF CASH FLOWS (Unaudited)

Quarters Ended December 29, 2006 and December 30, 2005

(in thousands of U.S. dollars)

	Quarters Ended
	December 29, 2006	December 30, 2005
Cash Flows From Operating Activities:
Net loss	$—	$(58)

Net cash used in operating activities	—	(58)
Cash Flows From Financing Activities:
Net increase in amounts due to a related party	—	58

Net cash provided by financing activities	—	58
Net (decrease) increase in cash	—	—
Cash at beginning of period	12	86

Cash at end of period	$12	$86

See Notes to Financial Statements.

 COVIDIEN LTD.
(Formerly Tyco Healthcare Ltd.)
(Formerly Tyco Holdings (Bermuda) No. 15 Limited)

NOTES TO FINANCIAL STATEMENTS (Unaudited)

(in thousands of U.S. dollars)

1.    History and Description of the Company

        Covidien Ltd. (the "Company") changed its name from Tyco Healthcare Ltd. in February 2007, which had been changed from Tyco Holdings (Bermuda) No. 15 Limited in December 2006. Until the Separation described in Note 6, the Company is a 100% owned subsidiary of Tyco International Ltd. (also a Bermuda company, which is publicly traded on the New York and Bermuda stock exchanges). Tyco International Ltd. and its subsidiaries are referred to herein as "Tyco International" or "Parent." The Company has 12,000 shares authorized and outstanding with par value $1.00 per share.

2.    Basis of Presentation and Summary of Significant Accounting Policies

        Basis of Presentation—The unaudited Financial Statements of the Company present the financial position, results of operations and cash flows of the Company as a subsidiary of Tyco International, including related party transactions. These financial statements have been prepared in United States dollars and in accordance with accounting principles generally accepted in the United States of America ("GAAP"). In management's opinion, the unaudited Financial Statements contain all normal recurring adjustments necessary for a fair presentation of interim results reported. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire year or any subsequent interim period. These financial statements should be read in conjunction with the Company's audited Financial Statements included in the Form 10. The financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a separate, stand-alone public company.

3.    Operating Lease

        Tyco International entered into a ten year non-cancelable operating lease in February 2000 for office space in Bermuda. In July 2003, Tyco International assigned this operating lease to the Company. Rent expense was $257 during the quarter ended December 30, 2005. In addition, the Company subleased part of the premises to a third party. Revenue from this sublease was $199 during the quarter ended December 30, 2005. In August 2006, the Company assigned the unexpired term of the operating lease to a subsidiary of Tyco International, thus relieving the Company from this obligation.

4.    Commitments and Contingencies

        Litigation—In the normal course of its business, the Company may be subject to certain contractual obligations and litigation. In management's opinion, upon consultation with legal counsel, there is no current litigation which will materially affect the Company's financial position or results of operations.

5.    Related Party Transactions

        The Company receives short-term funding from Tyco International, payable on demand, to meet its periodic cash flow needs. Following a capital contribution from Tyco International during fiscal 2006, the intercompany indebtedness was repaid in full. There were no amounts due to Parent as of December 29, 2006 and September 29, 2006.

6.    Separation Transaction

        On January 13, 2006, Tyco International announced that its Board of Directors had approved a plan to separate Tyco International into three independent, publicly-traded companies (the "Separation") identifying the healthcare businesses of Tyco International as one of those three companies. Upon the Separation, Covidien Ltd. will be the parent company which will own the healthcare businesses as of the Separation date and whose shares will be owned by the existing Tyco International shareholders. Tyco International intends to accomplish the Separation through distributions of shares to Tyco International shareholders that are tax-free for U.S. federal income tax purposes (the "Distribution"). Following the Distribution, Tyco International's shareholders will own 100% of the equity in all three companies. The Separation will not require a vote by Tyco International shareholders. The Company will be the public registrant which will own the healthcare businesses of Tyco International.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Tyco International Ltd. Board of Directors:

        We have audited the accompanying combined balance sheets of the healthcare businesses of Tyco International Ltd. (the "Company") as of September 29, 2006 and September 30, 2005 and the related combined statements of income, parent company equity, and cash flows for each of the three fiscal years in the period ended September 29, 2006. Our audits also included the financial statement schedule listed in the Index at page F-1. The combined financial statements include the accounts of certain healthcare related subsidiaries and businesses of Tyco International Ltd. ("Tyco International") which are under the common ownership, control and oversight of Tyco International. These combined financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the Company as of September 29, 2006 and September 30, 2005, and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 29, 2006, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 1 to the combined financial statements, the Company is comprised of the assets and liabilities used in managing and operating the healthcare businesses of Tyco International. The combined financial statements also include allocations of corporate overhead, other expenses, debt and related interest expense from Tyco International. These allocations may not be reflective of the actual level of costs or debt which would have been incurred had the Company operated as a separate entity apart from Tyco International.

        As discussed in Note 1 to the combined financial statements, the fiscal 2006, 2005 and 2004 combined financial statements have been restated.

        As discussed in Note 2 to the combined financial statements, in 2006 Tyco International adopted Statement of Financial Accounting Standards No. 123R, Share—Based Payment. As discussed in Note 14 to the combined financial statements, in 2005, Tyco International changed the measurement date of its pension and postretirement plans from September 30 to August 31.

/s/ Deloitte & Touche LLP
January 18, 2007 (April 18, 2007 as to the effects of the restatement discussed in Note 1)
Boston, Massachusetts

 THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
COMBINED STATEMENTS OF INCOME (RESTATED)
Fiscal Years Ended September 29, 2006, September 30, 2005 and September 30, 2004
(dollars in millions)

	2006	2005	2004
Net sales	$9,647	$9,535	$9,109
Cost of products sold	5,161	4,835	4,631

Gross profit	4,486	4,700	4,478
Selling, general and administrative expenses	2,081	2,325	1,998
Research and development expenses	262	232	214
In-process research and development charges	63	—	—
(Gain) loss on divestitures, net	(48)	5	4

Operating income	2,128	2,138	2,262
Interest expense	171	196	225
Interest income	(32)	(30)	(22)
Other expense, net	15	248	70

Income from continuing operations before income taxes	1,974	1,724	1,989
Income taxes	504	531	584

Income from continuing operations	1,470	1,193	1,405
Loss from discontinued operations, net of income taxes	315	158	4

Net income	$1,155	$1,035	$1,401

See Notes to Combined Financial Statements.

 THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
COMBINED BALANCE SHEETS (RESTATED)
At September 29, 2006 and September 30, 2005
(dollars in millions)

	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$242	$141
Accounts receivable trade, less allowance for doubtful accounts of $42 and $58	1,542	1,448
Inventories	1,255	1,066
Prepaid expenses and other current assets	332	200
Income taxes receivable	91	51
Deferred income taxes	179	349
Assets held for sale	2	1,274

Total current assets	3,643	4,529
Property, plant and equipment, net	2,558	2,368
Goodwill	6,114	5,974
Intangible assets, net	1,378	1,155
Deferred income taxes	—	385
Other assets	415	373

Total Assets	$14,108	$14,784

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt, including due to Tyco International Ltd. and affiliates of $173 and $433	$194	$463
Accounts payable	549	564
Accrued legal costs	25	366
Accrued payroll and payroll related costs	131	174
Accrued and other current liabilities	655	555
Income taxes payable	93	89
Liabilities associated with assets held for sale	—	322

Total current liabilities	1,647	2,533
Long-term debt, including due to Tyco International Ltd. and affiliates of $1,971 and $2,259	2,248	2,544
Income taxes payable	340	440
Deferred income taxes	376	382
Other liabilities	876	878

Total Liabilities	5,487	6,777
Commitments and contingencies (Note 13)
Parent Company Equity:
Parent company investment	8,320	7,901
Accumulated other comprehensive income	301	106

Total Parent Company Equity	8,621	8,007

Total Liabilities and Parent Company Equity	$14,108	$14,784

See Notes to Combined Financial Statements.

 THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
COMBINED STATEMENTS OF PARENT COMPANY EQUITY (RESTATED)
Fiscal Years Ended September 29, 2006, September 30, 2005 and September 30, 2004
(dollars in millions)

			Accumulated Other Comprehensive Income (Loss)
	Total Parent Company Equity
		Parent Company Investment	Currency Translation	Minimum Pension Liability	Comprehensive Income
Balance at October 1, 2003	$6,260	$6,228	$205	$(173)
Comprehensive income:
Net income	1,401	1,401			$1,401
Currency translation	136		136		136
Minimum pension liability, net of income taxes of $3	12			12	12

Total comprehensive income					$1,549

Net transfers to parent	(198)	(198)

Balance at September 30, 2004	7,611	7,431	341	(161)
Comprehensive income:
Net income	1,035	1,035			$1,035
Currency translation	(51)		(51)		(51)
Minimum pension liability, net of income taxes of $11	(23)			(23)	(23)

Total comprehensive income					$961

Net transfers to parent	(565)	(565)

Balance at September 30, 2005	8,007	7,901	290	(184)
Comprehensive income:
Net income	1,155	1,155			$1,155
Currency translation	155		155		155
Minimum pension liability, net of income taxes of $16	40			40	40

Total comprehensive income					$1,350

Net transfers to parent	(736)	(736)

Balance at September 29, 2006	$8,621	$8,320	$445	$(144)

See Notes to Combined Financial Statements.

 THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
COMBINED STATEMENTS OF CASH FLOWS (RESTATED)
Fiscal Years Ended September 29, 2006, September 30, 2005 and September 30, 2004
(dollars in millions)

	2006	2005	2004
Cash Flows From Operating Activities:
Net income	$1,155	$1,035	$1,401
Loss from discontinued operations, net of income taxes	315	158	4

Income from continuing operations	1,470	1,193	1,405
Adjustments to reconcile net cash provided by operating activities:
In-process research and development charges	63	—	—
(Gain) loss on divestitures, net	(48)	5	4
Depreciation and amortization	333	320	318
Non-cash compensation expense	60	23	20
Deferred income taxes	321	60	256
Provision for losses on accounts receivable and inventory	48	41	62
Allocated loss on the retirement of debt	—	243	68
Other non-cash items	33	22	4
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	10	(29)	(246)
Decrease in sale of accounts receivable	—	(9)	(112)
Inventories	(212)	(51)	(89)
Accounts payable	(25)	7	42
Income taxes payable	(263)	95	48
Accrued and other liabilities	(376)	256	(123)
Other	(79)	36	—

Net cash provided by operating activities	1,335	2,212	1,657

Net cash (used in) provided by discontinued operating activities	(131)	172	109

Cash Flows From Investing Activities:
Capital expenditures	(432)	(331)	(251)
Acquisitions, net of cash acquired	(382)	(66)	—
Divestitures, net of cash retained	74	4	3
Increase in restricted cash	(32)	—	(8)
Other	(8)	14	2

Net cash used in investing activities	(780)	(379)	(254)

Net cash provided by (used in) discontinued investing activities	856	(29)	(30)

Cash Flows From Financing Activities:
Repayment of external debt	(33)	(244)	(114)
Allocated debt activity	(548)	(1,141)	(1,023)
Change in parent company investment	(601)	(508)	(379)
Transfers from discontinued operations	634	49	71
Other	87	(20)	64

Net cash used in financing activities	(461)	(1,864)	(1,381)

Net cash used in discontinued financing activities	(716)	(131)	(58)

Effect of currency rate changes on cash	7	2	6
Net increase (decrease) in cash and cash equivalents	110	(17)	49
Less: net increase in cash related to discontinued operations	(9)	(12)	(21)
Cash and cash equivalents at beginning of year	141	170	142

Cash and cash equivalents at end of year	$242	$141	$170

Supplementary Cash Flow Information:
Interest paid	$177	$199	$232
Income taxes paid, net of refunds	253	285	266

See Notes to Combined Financial Statements.

THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
NOTES TO COMBINED FINANCIAL STATEMENTS

1.    Basis of Presentation and Restatement

        Separation—On January 13, 2006, Tyco International Ltd. announced that its Board of Directors had approved a plan to separate Tyco International Ltd. ("Tyco International" or "Parent") into three independent, publicly-traded companies (the "Separation"), identifying the healthcare businesses of Tyco International Ltd. as one of those three companies. Upon the Separation, Covidien Ltd. will be the parent company which will own the healthcare businesses as of the Separation date and whose shares will be owned by the existing Tyco International shareholders. The healthcare businesses of Tyco International Ltd. (the "Company"), presented herein, represent a combined reporting entity comprising the assets and liabilities used in managing and operating the Tyco International healthcare businesses and includes Covidien Ltd. Certain subsidiaries have disposed of some of the operations previously owned. Where appropriate, these operations have been reflected as discontinued operations in the Combined Financial Statements presented herein.

        Tyco International intends to accomplish the Separation through distributions of shares to Tyco International shareholders that are tax-free for U.S. federal income tax purposes (the "Distribution"). Following the Distribution, Tyco International's shareholders will own 100% of the equity in all three companies. The Separation will not require a vote by Tyco International shareholders.

        Basis of Presentation—The Combined Financial Statements have been prepared in United States dollars, in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The preparation of the Combined Financial Statements in conformity with GAAP requires management to make use of estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results may differ from those estimates.

        Additionally, the Combined Financial Statements may not be indicative of the Company's future performance and do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Company operated as an independent, publicly-traded company during the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Company, it is reflected in the accompanying combined financial statements. Certain general corporate overhead, other expenses and debt and related net interest expense have been allocated by Tyco International to the Company. Management believes such allocations are reasonable; however, they may not be indicative of the actual expenses that would have been incurred had the Company been operating as an independent, publicly-traded company for the periods presented. Note 9 provides further information regarding allocated expenses.

        Restatement—The Company restated its Combined Financial Statements for all periods presented. The restatement reflects adjustments to correct errors related to the Company's accounting for income taxes, as well as other miscellaneous adjustments. The total impact of these adjustments for fiscal 2006, 2005 and 2004 is an increase to net income of $14 million and a decrease to net income of $39 million and $4 million, respectively.

        Subsequent to the issuance of the Company's Annual Combined Financial Statements, in connection with a review of the Company's income tax balances, errors were discovered relating to the Company's accounting for income taxes. The more significant errors that were discovered related to: (1) correction of the tax rates used in the calculation of deferred state income tax accruals, (2) misclassification of balance sheet income tax accounts with the Parent, (3) errors in recording the income tax impacts of amended tax returns and (4) omission of certain Company related income tax balances that were recorded at the Parent.

        The Company also determined that several individually immaterial adjustments were recorded in fiscal 2006, 2005 and 2004 in the incorrect periods. The Company is correcting these errors by recording the adjustments in the proper periods. In addition, the Company corrected an immaterial balance sheet misclassification between goodwill and intangible assets.

        The following table reflects the impact of these adjustments on the Company's Combined Statements of Income for fiscal 2006, 2005 and 2004 (dollars in millions):

	Fiscal 2006
	As Previously Reported	Adjustments to Income Taxes	Other Adjustments	Restated
Net sales	$9,641	$—	$6	$9,647
Gross profit	4,480	—	6	4,486
Selling, general and administrative expenses	2,080	—	1	2,081
Operating income	2,123	—	5	2,128
Income from continuing operations before income taxes	1,969	—	5	1,974
Income taxes	513	(11)	2	504
Income from continuing operations	1,456	11	3	1,470
Net income	1,141	11	3	1,155
	Fiscal 2005
	As Previously Reported	Adjustments to Income Taxes	Other Adjustments	Restated
Net sales	$9,543	$—	$(8)	$9,535
Gross profit	4,708	—	(8)	4,700
Selling, general and administrative expenses	2,306	—	19	2,325
Operating income	2,165	—	(27)	2,138
Income from continuing operations before income taxes	1,751	—	(27)	1,724
Income taxes	519	22	(10)	531
Income from continuing operations	1,232	(22)	(17)	1,193
Net income	1,074	(22)	(17)	1,035
	Fiscal 2004
	As Previously Reported	Adjustments to Income Taxes	Other Adjustments	Restated
Net sales	$9,110	$—	$(1)	$9,109
Gross profit	4,479	—	(1)	4,478
Operating income	2,263	—	(1)	2,262
Income from continuing operations before income taxes	1,990	—	(1)	1,989
Income taxes	581	3	—	584
Income from continuing operations	1,409	(3)	(1)	1,405
Net income	1,405	(3)	(1)	1,401

        The impact on the Company's Combined Balance Sheets at September 29, 2006 and September 30, 2005 as a result of the above adjustments are presented below (dollars in millions):

	September 29, 2006
	As Previously Reported	Adjustments to Income Taxes	Other Adjustments	Restated
Accounts receivable trade	$1,547	$—	$(5)	$1,542
Income taxes receivable	98	(7)	—	91
Deferred income taxes	218	(39)	—	179
Total current assets	3,694	(46)	(5)	3,643
Goodwill	6,114	13	(13)	6,114
Intangible assets, net	1,365	—	13	1,378
Deferred income taxes	150	(150)	—	—
Total Assets	14,296	(183)	(5)	14,108
Accrued and other current liabilities	666	(11)	—	655
Income taxes payable	168	(73)	(2)	93
Total current liabilities	1,733	(84)	(2)	1,647
Income taxes payable	273	67	—	340
Deferred income taxes	425	(49)	—	376
Total Liabilities	5,555	(66)	(2)	5,487
Parent company investment	8,442	(119)	(3)	8,320
Accumulated other comprehensive income	299	2	—	301
Total Parent Company Equity	8,741	(117)	(3)	8,621
Total Liabilities and Parent Company Equity	14,296	(183)	(5)	14,108

	September 30, 2005
	As Previously Reported	Adjustments to Income Taxes	Other Adjustments	Restated
Accounts receivable trade	$1,459	$—	$(11)	$1,448
Income taxes receivable	59	(8)	—	51
Deferred income taxes	344	5	—	349
Total current assets	4,543	(3)	(11)	4,529
Goodwill	5,973	12	(11)	5,974
Intangible assets, net	1,144	—	11	1,155
Deferred income taxes	383	2	—	385
Total Assets	14,784	11	(11)	14,784
Income taxes payable	10	83	(4)	89
Total current liabilities	2,454	83	(4)	2,533
Income taxes payable	432	8	—	440
Deferred income taxes	360	22	—	382
Total Liabilities	6,668	113	(4)	6,777
Parent company investment(1)	8,010	(102)	(7)	7,901
Total Parent Company Equity	8,116	(102)	(7)	8,007
Total Liabilities and Parent Company Equity	14,784	11	(11)	14,784

(1)
The total impact of the restatement on "Parent company investment" at October 1, 2003 was a decrease of $3 million.

        The impact on the Company's Combined Statements of Cash Flow for fiscal 2006, 2005 and 2004 as a result of the above adjustments, are presented below (dollars in millions):

	Fiscal 2006
	As Previously Reported	Adjustments to Income Taxes	Other Adjustments	Restated
Net income	$1,141	$11	$3	$1,155
Income from continuing operations	1,456	11	3	1,470
Deferred income taxes	302	19	—	321
Accounts receivable, net	16	—	(6)	10
Income taxes payable	(187)	(79)	3	(263)
Accrued and other liabilities	(382)	6	—	(376)
Net cash provided by operating activities	1,378	(43)	—	1,335
Change in parent company investment	(641)	40	—	(601)
Other	84	3	—	87
Net cash used in financing activities	(504)	43	—	(461)

	Fiscal 2005
	As Previously Reported	Adjustments to Income Taxes	Other Adjustments	Restated
Net income	$1,074	$(22)	$(17)	$1,035
Income from continuing operations	1,232	(22)	(17)	1,193
Deferred income taxes	46	14	—	60
Accounts receivable, net	(37)	—	8	(29)
Income taxes payable	100	5	(10)	95
Accrued and other liabilities	262	(6)	—	256
Other	17	—	19	36
Net cash provided by operating activities	2,221	(9)	—	2,212
Change in parent company investment	(517)	9	—	(508)
Net cash used in financing activities	(1,873)	9	—	(1,864)
	Fiscal 2004
	As Previously Reported	Adjustments to Income Taxes	Other Adjustments	Restated
Net income	$1,405	$(3)	$(1)	$1,401
Income from continuing operations	1,409	(3)	(1)	1,405
Accounts receivable, net	(247)	—	1	(246)
Income taxes payable	40	8	—	48
Net cash provided by operating activities	1,652	5	—	1,657
Change in parent company investment	(374)	(5)	—	(379)
Net cash used in financing activities	(1,376)	(5)	—	(1,381)

        Description of Business—The Company is engaged in the development, manufacture and distribution of medical devices and supplies, diagnostic imaging agents, pharmaceuticals and other healthcare products for use in clinical and home settings. The Company conducts business globally and is organized into the following five segments:

  •
  Medical Devices designs, manufactures and distributes a broad spectrum of laparoscopic instruments, surgical staplers, sutures, energy-based instruments, pulse oximeters, ventilators, vascular compression devices, needles and syringes, and sharps collection systems;

  •
  Imaging Solutions develops, manufactures and markets contrast agents, contrast delivery systems and radiopharmaceuticals (nuclear medicine);

  •
  Pharmaceutical Products produces and markets active pharmaceutical ingredients, dosage pharmaceuticals and specialty chemicals;

  •
  Medical Supplies designs, manufactures and distributes a broad spectrum of traditional wound care products, absorbent hygiene products, operating room kits and accessories, and also is an original equipment manufacturer, or OEM, of various medical supplies for a number of leading medical device companies; and

  •
  Retail Products develops, manufactures and markets private label adult incontinence, feminine hygiene and infant care products.

        Principles of Combination—The combined financial statements include the assets and liabilities used in operating Tyco International's Healthcare businesses, including entities in which the Company owns or controls more than 50% of the voting shares or has the ability to control through similar rights. All intercompany transactions have been eliminated. The results of companies acquired or disposed of are included in the Combined Financial Statements from the effective date of acquisition or up to the date of disposal.

        Fiscal Year—The Company reports its results based on a "52-53 week" year ending on the last Friday of September, such that each quarterly period will be 13 weeks in length. Unless otherwise indicated, references in the Combined Financial Statements to 2006, 2005 and 2004 are to the Company's fiscal year ended September 29, 2006, September 30, 2005 and September 30, 2004.

2.    Summary of Significant Accounting Policies

        Revenue Recognition—The Company recognizes revenue for product sales when title and risk of loss have transferred from the Company to the buyer, which may be upon shipment or upon delivery to the customer site, based on contract terms or legal requirements in non-U.S. jurisdictions.

        In certain circumstances, the Company enters into arrangements in which it provides multiple deliverables to its customers. Agreements with multiple deliverables are divided into separate units of accounting. Total revenue is first allocated among the deliverables based upon their relative fair values. Revenue is then recognized for each deliverable in accordance with the principles described above. Fair values are determined based on sales of the individual deliverables to other third parties.

        Customers may also require the Company to maintain consignment inventory at the customer's location. The Company recognizes revenues and costs associated with consignment inventory upon the notification of usage by the customer.

        The Company sells products both direct to end user customers and through distributors who resell the products to end user customers. Rebates are provided to certain distributors that sell to end user customers at prices determined in accordance with a contract between the Company and the end user customer. Provisions for rebates, as well as sales discounts and returns, are accounted for as reduction of sales when revenue is recognized and are included in the reserve for returns, rebates and sales allowances within "Accounts receivable trade" in the Combined Balance Sheets. Rebates are estimated based on sales terms, historical experience and trend analysis. In estimating rebates, the Company considers the lag time between the point of sale and the payment of the distributor's rebate claim, distributor-specific trend analysis, contractual commitments including stated rebate rates and other relevant information. The Company adjusts reserves to reflect differences between estimated and actual experience, and records such adjustment as a reduction of sales in the period of adjustment. Rebates charged against gross sales amounted to $2.3 billion, $2.1 billion and $1.8 billion in fiscal 2006, 2005 and 2004, respectively.

        Research and Development—Internal research and development costs are expensed as incurred. Research and development expenses include salary and benefits, allocated overhead and occupancy costs, clinical trial and related clinical manufacturing costs, contract services and other costs.

        Amounts related to research and development collaborations with third parties are expensed as incurred up to the point of regulatory approval. Third party costs subsequent to regulatory approval are capitalized and amortized over the estimated useful life of the related product. Amounts capitalized for such costs are included in other intangibles, net of accumulated amortization.

        Advertising—Advertising costs are expensed when incurred. Advertising expense was $84 million, $94 million and $92 million in fiscal 2006, 2005 and 2004, respectively, and is included in "Selling, general and administrative expenses" in the Combined Statements of Income.

        Currency Translation—For the Company's non-U.S. subsidiaries that account in a functional currency other than U.S. dollars and do not operate in highly inflationary environments, assets and liabilities are translated into U.S. dollars using year-end exchange rates. Revenues and expenses are translated at the average exchange rates in effect during the related month. The net effect of these translation adjustments is shown in the Combined Financial Statements as a component of "Accumulated other comprehensive income" within "Parent Company Equity." During fiscal 2006, $4 million of currency translation adjustments were transferred from accumulated other comprehensive income as a result of the sale of non-U.S. entities and included in "Loss from discontinued operations, net of income taxes" in the Combined Statement of Income. For subsidiaries operating in highly inflationary environments, inventories and property, plant and equipment, including related expenses, are translated at the rate of exchange in effect on the date the assets were acquired, while other assets and liabilities are translated at year-end exchange rates. Translation adjustments for the assets and liabilities of these subsidiaries are included in net income.

        Losses resulting from foreign currency transactions included in net income were $18 million, $27 million and $22 million in fiscal 2006, 2005 and 2004, respectively.

        Cash and Cash Equivalents—All highly liquid investments purchased with maturities of three months or less from the time of purchase are considered to be cash equivalents.

        On occasion, the Company is required to provide cash collateral to secure contractual obligations related to acquisitions or divestitures or other legal obligations. The amount of restricted cash in collateral was $46 million and $14 million at the end of fiscal 2006 and 2005, respectively. Restricted cash is included in prepaid expenses and other current assets or other assets based on the nature of the restriction.

        Allowance for Doubtful Accounts—The allowance for doubtful accounts receivable reflects the best estimate of losses inherent in the Company's accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other available evidence. Accounts receivable are written off when management determines they are uncollectible.

        Inventories—Inventories are recorded at the lower of cost (primarily first-in, first-out) or market value. The Company provides inventory reserves for excess, obsolete or slow-moving inventory based on changes in customer demand, technology developments or other economic factors.

        Property, Plant and Equipment—Property, plant and equipment are stated at cost. The Company generally utilizes the straight-line method of depreciation over the following estimated useful lives of the assets:

Buildings and related improvements	2 to 40 years
Machinery and equipment	2 to 32 years

        Upon retirement or other disposal of property, plant and equipment, the cost and related amount of accumulated depreciation or amortization are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net asset value and the proceeds is included in net income.

        The Company reviews property, plant and equipment for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of assets using undiscounted cash flows. If an asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value and the asset's fair value. The fair value is estimated based upon the present value of discounted future cash flows or other reasonable estimates of fair value.

        Leases—The Company categorizes its facility and equipment leases at their inception as either operating or capital leases. These leases, which expire at various dates, generally provide for the Company to pay taxes, maintenance, insurance and certain other operating costs of the leased property. Incentives the Company receives are treated as a reduction of its costs over the term of the related lease agreements. The Company recognizes costs for operating leases on a straight-line basis regardless of payment terms that defer the commencement date of required payments. Leasehold improvements are capitalized at cost and amortized over the lesser of their expected economic useful life or the remaining term of the lease.

        Intangible Assets—Intangible assets include intellectual property consisting primarily of patents, trademarks and unpatented technology. The Company records intangible assets at cost and amortizes such assets using the straight-line method over ten to forty years. Amortization expense is included in selling, general and administrative expenses. The Company evaluates the remaining useful life of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the remaining useful life. If the estimate of an intangible asset's remaining useful life is changed, the Company amortizes the remaining carrying value of the intangible asset prospectively over the revised remaining useful life. Intangible assets that are not subject to amortization, which are comprised primarily of certain trademarks, are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company reviews intangible assets subject to amortization for impairment in the same manner as property, plant and equipment discussed above.

        Business Combinations—Amounts paid for acquisitions are allocated to the tangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The Company then allocates the purchase price in excess of net tangible assets acquired to identifiable intangible assets, including purchased research and development. The fair value of identifiable intangible assets is based on detailed valuations that use information and assumptions provided by management. The Company allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill.

        The Company's purchased research and development represents the estimated fair value as of the acquisition date of in-process projects that have not reached technological feasibility and have no alternative future use. The primary basis for determining technological feasibility of these projects is obtaining regulatory approval. The Company expenses the value attributable to in-process research and development ("IPR&D") projects at the time of acquisition.

        The valuation of IPR&D is determined using the discounted cash flow method. In determining the value of IPR&D, the Company considers, among other factors, appraisals, the stage of completion of the projects, the technological feasibility of the projects, whether the projects have an alternative future use and the estimated residual cash flows that could be generated from the various projects and technologies over their respective projected economic lives. The discount rate used is determined at the time of acquisition and includes a rate of return which accounts for the time value of money, as well as risk factors that reflect the economic risk that the cash flows projected may not be realized.

        Goodwill—The Company tests goodwill during the fourth quarter of each year for impairment, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist. When conducting its annual goodwill impairment test, the Company utilizes the two-step approach prescribed under Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." The first step requires a comparison of the carrying value of the reporting units to the fair value of these units. The Company estimates the fair value of its reporting units through internal analyses and external valuation, which utilize an income approach based on the present value of future cash flows. If the carrying value of a reporting unit exceeds its fair value, the Company will perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of a reporting unit's goodwill with its carrying value. The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit, including intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

        Investments—The Company invests in equity and debt securities. Long-term investments in marketable equity securities that represent less than 20% ownership and investments in debt securities are classified as available for sale and marked to market at the end of each accounting period. Unrealized gains and losses are credited or charged to other comprehensive income within parent company equity for available for sale securities unless an unrealized loss is deemed to be other than temporary, in which case such loss is charged to earnings. Management determines the proper classification of investments in debt obligations with fixed maturities and equity securities for which there is a readily determinable market value at the time of purchase and reevaluates such classifications as of each balance sheet date. Realized gains and losses on sales of investments are included in "Other expense, net" in the Combined Statements of Income.

        Other equity investments for which the Company does not have the ability to exercise significant influence and for which there is not a readily determinable market value are accounted for under the cost method of accounting. The Company periodically evaluates the carrying value of its investments accounted for under the cost method of accounting, such that they are recorded at the lower of cost or estimated net realizable value. The carrying value of investments accounted for under the cost method was $24 million and $27 million at the end of fiscal 2006 and 2005, respectively. For equity investments in which the Company exerts significant influence over operating and financial policies but do not control, the equity method of accounting is used. The carrying value of these investments was $22 million and $23 million at the end of fiscal 2006 and 2005, respectively. Investments accounted for under both the cost and equity methods are included in "Other assets" in the Combined Balance

Sheets. The Company's share of net income or losses of equity investments is included in "Other expense, net" in the Combined Statements of Income and was not material in any period presented.

        Environmental Costs—The Company is subject to laws and regulations relating to protecting the environment. The Company provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated. The Company discounts environmental liabilities using a risk-free rate of return when the obligation is fixed or reliably determinable. The impact of the discount in the Combined Balance Sheets was not material in any period presented.

        Asset Retirement Obligations—The Company establishes asset retirement obligations for the present value of estimated future costs to return certain of its facilities to their original condition. The recorded liabilities are accreted to the future value of the estimated restoration costs. The accretion of the liability and the depreciation of the capitalized cost is recognized over the estimated useful lives of the facilities, which range from 23 to 25 years. The accretion of the discount is included in selling, general and administrative expenses.

        Income Taxes—Income taxes are computed on a stand-alone basis in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." In these Combined Financial Statements, the income tax benefits of a consolidated income tax return have been reflected where such returns have or could be filed based on the entities and jurisdictions included in the financial statements.

        Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been reflected in the Combined Financial Statements. Deferred tax assets and liabilities are determined based on the differences between the book and tax bases of assets and liabilities and operating loss carryforwards, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to reduce net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

        Insurable Liabilities—The Company records liabilities for its workers' compensation, product, general and automobile liabilities. The determination of these liabilities and related expenses is dependent on claims experience. For most of these liabilities, claims incurred but not yet reported are estimated by utilizing actuarial valuations based upon historical claims experience. Certain insurable liabilities are discounted using a risk-free rate of return when the future expenditures related to the obligations are reliably determinable. The impact of the discount in the Combined Balance Sheets was not material in any period presented. The Company maintains captive insurance companies which assume certain of its insurable liabilities, some of which are through its Parent. The Company records receivables from third party insurers when it has determined that existing insurance policies will provide reimbursement. In making this determination, consideration is given to applicable deductibles, policy limits, legal obligations of insurance carriers and historical experience of payment by such carriers.

        Financial Instruments—All derivative financial instruments are reported in the Combined Balance Sheets at fair value. Changes in a derivative financial instrument's fair value are recognized in earnings unless specific hedge criteria are met.

        Parent Company Investment—"Parent company investment" in the Combined Balance Sheets represents the historical investment in the Company, the Company's accumulated net earnings after taxes, and the net effect of transactions with and allocations from Tyco International. Note 9 provides additional information regarding the allocation to the Company of various expenses incurred by Tyco International.

        Recently Adopted Accounting Pronouncements—Effective October 1, 2005, Tyco International adopted SFAS No. 123R, "Share-Based Payment," which requires compensation costs related to share-based transactions, including employee stock options, to be recognized in the financial statements based on fair value. SFAS No. 123R revises SFAS No. 123, as amended, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Tyco International adopted SFAS No. 123R using the modified prospective application transition method. Under this method, compensation cost related to the Company is recognized for the non-vested portion of share-based payments granted prior to October 1, 2005 and all share-based payments granted subsequent to September 30, 2005 based on the grant date fair value. Compensation cost is generally recognized ratably over the requisite service period or the period to retirement eligibility, if shorter. Prior to October 1, 2005, the Company applied the intrinsic value based method prescribed in APB Opinion No. 25 in accounting for employee stock-based compensation. Prior period results have not been restated upon the adoption of SFAS No. 123R. The Company's results from continuing operations for fiscal 2006 include incremental share-based compensation expense totaling $37 million resulting from the adoption of SFAS No. 123R. Note 15 provides additional information regarding share-based compensation.

        On November 10, 2005, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position No. FAS 123R-3, "Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards." Tyco International elected to adopt the alternative transition method provided in the FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS No. 123R in the fourth quarter of fiscal 2006. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool ("APIC pool") related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Combined Statements of Cash Flows of the tax effects of employee stock-based compensation awards that are fully vested and outstanding upon adoption of SFAS No. 123R. The adoption did not have a material impact on the Company's results of operations and financial condition.

        The Company adopted FASB Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143" during the fourth quarter of 2006. This interpretation clarifies the timing of liability recognition for legal obligations associated with an asset retirement when the timing or method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. FIN No. 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The interpretation requires that conditional asset retirement obligations, along with the associated capitalized asset retirement costs, be reported at their fair values. The adoption of FIN No. 47 did not have a material impact on the Company's results of operations, financial position or cash flows. Certain obligations relating to the handling and disposal of asbestos have not been recorded as the fair value cannot be reasonably estimated because the Company does not have sufficient information about the range of time over which the obligation may be settled. The undiscounted cash flows relating to such asset retirement obligations that have not been recognized in the financial statements are not significant. The Company will recognize a liability when sufficient information becomes available to reasonably estimate the fair value.

        In June 2005, the FASB issued Staff Position ("FSP") No. 143-1, "Accounting for Electronic Equipment Waste Obligations," which provides guidance on accounting for historical waste obligations associated with the European Union Waste, Electrical and Electronic Equipment Directive ("WEEE Directive"). Under the directive, the waste management obligation for historical equipment (products put on the market on or prior to August 13, 2005) remains with the commercial user until the equipment is replaced, at which time the producer of the replacement equipment becomes obligated. FSP No. 143-1 is effective for the first reporting period ending after June 8, 2005 or the date of the adoption of the WEEE Directive into law by the applicable European Union member country. The financial statement impact depends on the respective laws and regulations adopted by the EU member countries, their implementation guidance and the type of recycling programs and systems that are established. The adoption of FSP No. 143-1 did not have a material impact on the Company's results of operations, financial position or cash flows.

        Recently Issued Accounting Pronouncements—In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)." SFAS No. 158 requires that employers recognize the funded status of defined benefit pension and other postretirement benefit plans as a net asset or liability on the balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as a component of net periodic benefit cost. Under SFAS No. 158, companies are required to measure plan assets and benefit obligations as of their fiscal year end. The Company presently uses a measurement date of August 31st. SFAS No. 158 also requires additional financial statement disclosures. The recognition provisions of SFAS No. 158 are effective for fiscal 2007, while the measurement date provisions become effective in fiscal 2009. The Company is currently assessing the impact the measurement date provisions will have on the results of its operations, financial position or cash flows. Based on the funded status of defined benefit and other post-retirement plans as of September 29, 2006, the Company estimates it would recognize a net $64 million liability through a reduction in parent company equity. The ultimate amounts recorded are highly dependent on various estimates and assumptions including, among other things, the discount rate selected, future compensation levels and performance of plan assets. Changes in these assumptions could increase or decrease the estimated impact of implementing SFAS No. 158.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," which enhances existing guidance for measuring assets and liabilities at fair value. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. SFAS No. 157 is effective for the Company in the first quarter of fiscal 2009. The Company is currently assessing the impact, if any, that SFAS No. 157 will have on the results of its operations, financial position or cash flows.

        In June 2006, the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109." This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. FIN No. 48 is effective for the Company in the first quarter of fiscal 2008. The Company is currently assessing the impact that FIN No. 48 will have on the results of its operations, financial position or cash flows.

3.    Discontinued Operations and Divestiture

Discontinued Operations

        During fiscal 2006, the Plastics, Adhesives and Ludlow Coated Products businesses and the A&E Products business were sold for $975 million and $6 million in gross cash proceeds, respectively. Working capital and other adjustments resulted in net proceeds of $882 million for the sale of the Plastics, Adhesives and Ludlow Coated Products businesses. Net cash proceeds received for the sale of the A&E Products business were $2 million, which does not include working capital adjustments that were agreed upon in fiscal 2007. Both businesses met the held for sale and discontinued operations criteria and have been included in discontinued operations for all periods presented.

        Net sales, income from operations, loss on sale and income taxes for discontinued operations for fiscal 2006, 2005 and 2004 are as follows ($ in millions):

	2006	2005	2004
Net sales	$769	$1,978	$1,985

Pre-tax income from discontinued operations	$(10)	$(86)	$(54)
Pre-tax loss on sale of discontinued operations	286	222	49
Income taxes	39	22	9

Loss from discontinued operations, net of income taxes	$315	$158	$4

        Net sales includes sales to other subsidiaries of Tyco International of $4 million and $3 million for fiscal 2005 and 2004, respectively.

        During fiscal 2006, the Company recorded a $260 million and $26 million pre-tax loss on sale from discontinued operations related to the Plastics, Adhesives and Ludlow Coated Products businesses and A&E Products business, respectively, which include $275 million and $22 million, respectively, of pre-tax impairment charges to write the businesses down to their fair values less costs to sell. Fair values used for the respective impairment assessments were based on existing market conditions and the terms and conditions included or expected to be included in the respective sale agreements.

        During fiscal 2005, as a result of consideration for potential sale and deteriorating operating results in the A&E Products business, an interim assessment of the recoverability of goodwill and long-lived assets was performed. As a result of this assessment, it was determined that the book value of certain long-lived assets in the A&E Products business was greater than the estimated fair value resulting in a long-lived asset impairment charge of $40 million and a goodwill impairment charge of $162 million. Fair value used for the impairment assessment was based on probability-weighted expected future cash flow of the assets.

Divestiture

        In January 2006, the Company completed the sale of the Radionics product line within the Medical Devices segment, which included minimally invasive medical instruments in the fields of neurosurgery and radiation therapy. In connection with this sale, the Company received net proceeds of $74 million and recorded a gain of $45 million in continuing operations.

        Balance sheet information for the Plastics and Adhesives businesses and the Radionics product line, which were classified as assets held for sale at the end of fiscal 2005, is as follows (dollars in millions):

2005
Accounts receivable, net	$217
Inventories	184
Prepaid expenses and other current assets	18
Property, plant and equipment, net	286
Goodwill	547
Other non-current assets	22

Total assets held for sale	$1,274

Short-term borrowings	$75
Accounts payable	204
Accrued and other current liabilities	40
Other liabilities	3

Total liabilities associated with assets held for sale	$322

        Accounts payable includes $111 million of payables to Tyco International and its affiliates. This amount consists primarily of payables to a Tyco International affiliate that procured certain raw materials on behalf of the plastics business. Purchases of such raw materials were $523 million and $470 million fiscal 2005 and 2004, respectively.

4.    Acquisitions

Fiscal 2006

        In August 2006, the Company's Medical Devices segment acquired Confluent Surgical, Inc. ("Confluent"), a developer and supplier of polymer-based technology used in sprayable surgical sealants and anti-adhesion products. The acquisition of Confluent allows the Company to offer bio-surgery products that complement its Syneture suture and Autosuture surgical stapler portfolio. The total purchase price is expected to be $246 million. As of September 29, 2006, the Company has paid $200 million in cash, net of cash acquired of $12 million. The Company has also deposited $34 million of the total purchase price into an escrow account, $10 million of which was released to Confluent's shareholders in the first quarter of fiscal 2007, and the remainder of which is expected to be released in fiscal 2008 upon expiration of the indemnification period. The Company's preliminary allocation of the purchase price is as follows (dollars in millions):

Current assets (including cash of $12)	$23
Intangible assets (including IPR&D)	214
Other non-current assets	1
Goodwill (non-tax deductible)	64

Total assets acquired	302
Current liabilities	12
Deferred tax liabilities (non-current)	53
Other non-current liabilities	25

Total liabilities assumed	90

Net assets acquired	$212

        Intangible assets acquired include $49 million assigned to IPR&D that was written off at the date of acquisitions. The remaining $165 million of intangible assets, which relate to patents, have useful lives of 12 or 14 years.

        The $49 million IPR&D charge is related to technology Confluent is developing for numerous applications across several surgical disciplines which have not yet received regulatory approval. As of the date of acquisition, there were three projects under development at different stages of completion, none of which were considered to be technologically feasible or to have any alternative future use. The Company determined the valuation of the IPR&D using, among other factors, appraisals. The value was based primarily on the discounted cash flow method. Future residual cash flows that could be generated from each of the projects were determined based upon management's estimate of future revenue and expected profitability of the projects and technologies involved. These projected cash flows were then discounted to their present values taking into account management's estimate of future expenses that would be necessary to bring the projects to completion. The discount rates applied range from 20% to 23%, depending on the project's stage of completion and the type of U.S. Food and Drug Administration approval required.

        In September 2006, the Company's Medical Devices segment acquired over 50% ownership of Airox S.A. ("Airox") for $59 million in cash, net of cash acquired of $4 million. Airox is a developer of home respiratory ventilator systems. The acquisition of Airox expands the Company's ventilator product portfolio. The Company acquired the remaining Airox shares in a mandatory tender offer in November 2006. The initial share purchase and the subsequent tender offer combined totaled approximately

$108 million. The Company's preliminary allocation of the purchase price is as follows (dollars in millions):

Current assets (including cash of $4)	$14
Intangible assets (including IPR&D)	36
Other non-current assets	1
Goodwill (non-tax deductible)	31

Total assets acquired	82
Current liabilities	5
Deferred tax liabilities (non-current)	9
Other non-current liabilities	5

Total liabilities assumed	19

Net assets acquired	$63

        Intangible assets acquired include $11 million assigned to IPR&D that was written off at the date of acquisition. The remaining $25 million of intangible assets, which relate to unpatented technology, have useful lives of 15 years.

        During fiscal 2006, the Company's Medical Devices segment acquired over 90% ownership in Floreane Medical Implants, S.A. ("Floreane") for $123 million in cash, net of cash acquired of $3 million. Floreane, through its Sofradim line, is an innovator in the development of hernia meshes and surgical implants. The acquisition of Floreane expands the Company's surgical product portfolio and allows the Company to provide its customers with a complementary range of products, while leveraging its global distribution capabilities. The Company's preliminary allocation of the purchase price is as follows (dollars in millions):

Current assets (including cash of $3)	$24
Intangible assets (including IPR&D)	90
Goodwill (non-tax deductible)	53
Other non-current assets	14

Total assets acquired	181
Current liabilities	19
Deferred tax liabilities (non-current)	29
Other non-current liabilities	7

Total liabilities assumed	55

Net assets acquired	$126

        Intangible assets acquired include $3 million assigned to IPR&D that was written off at the date of acquisition. The remaining $87 million of intangible assets acquired include $70 million of patents with useful lives of 7 or 19 years and $17 million of customer lists with a useful life of 12 years.

        The acquisitions above did not have a material effect on the Company's financial position, results of operations or cash flows.

Fiscal 2005

        In July 2005, the Company's Medical Devices segment acquired Vivant Medical Inc. ("Vivant"), a developer of microwave ablation medical technology for cash of $66 million. Ablation is a minimally invasive procedure used in the treatment of certain forms of cancer. The acquisition of Vivant allows the Company to expand its energy-based product portfolio, while leveraging its global distribution capabilities. The Company also may be required to make payments of up to $35 million in the future that are contingent upon Vivant achieving certain regulatory and performance related milestones. The Company's allocation of the purchase price is as follows (dollars in millions):

Intangible assets	$81
Current liabilities	1
Deferred tax liabilities (non-current)	14

Total liabilities assumed	15

Net assets acquired	$66

        Intangible assets acquired are comprised of patents with useful lives of 17 years.

        The acquisition of Vivant did not have a material effect on the Company's financial position, results of operations or cash flows.

5.    Income Taxes

        Significant components of income taxes related to continuing operations for each fiscal year are as follows (dollars in millions):

	2006	2005	2004
Current:
United States:
Federal	$(27)	$341	$229
State	37	37	22
Non-U.S.	177	164	164

Current income tax provision	187	542	415
Deferred:
United States:
Federal	305	(34)	173
State	22	7	—
Non-U.S.	(10)	16	(4)

Deferred income tax provision	317	(11)	169

	$504	$531	$584

        Non-U.S. income from continuing operations before income taxes was $1,336 million, $925 million and $747 million for fiscal 2006, 2005 and 2004, respectively.

        The reconciliation between U.S. federal income taxes at the statutory rate and the Company's provision for income taxes on continuing operations is as follows (dollars in millions):

	2006	2005	2004
Notional U.S. federal income taxes at the statutory rate	$691	$604	$696
Adjustments to reconcile to the income tax provision:
U.S. state income tax provision, net	21	30	19
Rate differences between non-U.S. and U.S. jurisdictions	(247)	(230)	(157)
Valuation allowances	42	(21)	—
Adjustments to accrued income tax liabilities	80	102	57
Allocated loss on the retirement of debt	(58)	72	4
Other	(25)	(26)	(35)

Provision for income taxes	$504	$531	$584

        Allocated loss on the retirement of debt in 2006 consists of a benefit associated with a favorable non U.S. tax ruling permitting the deduction of debt retirement costs charged to expense in earlier periods.

        Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred tax asset (liability) at the end of fiscal 2006 and 2005 are as follows (dollars in millions):

	2006	2005
Deferred tax assets:
Accrued liabilities and reserves	$344	$574
Tax loss and credit carryforwards	271	226
Inventories	80	83
Postretirement benefits	98	127
Leases	42	57
Other	60	36

	895	1,103

Deferred tax liabilities:
Property, plant and equipment	(255)	(52)
Intangible assets	(649)	(531)
Other	(18)	(13)

	(922)	(596)

Net deferred tax asset before valuation allowances	(27)	507
Valuation allowances	(197)	(179)

Net deferred tax (liability) asset	$(224)	$328

        Deferred tax assets (liabilities) are reported in the following components within the Combined Balance Sheets (dollars in millions):

	2006	2005
Deferred income taxes (current)	$179	$349
Deferred income taxes (non-current)	—	385
Accrued and other current liabilities	(27)	(24)
Deferred income taxes (non-current)	(376)	(382)

Net deferred tax (liability) asset	$(224)	$328

        At September 29, 2006, the Company had $642 million of net operating loss carryforwards in certain non-U.S. jurisdictions. Of these, $320 million have no expiration, and the remaining $322 million will expire in future years through 2016. In the U.S., there were approximately $131 million of federal and $448 million of state net operating loss carryforwards at September 29, 2006, which will expire in future years through 2026.

        At September 29, 2006, the Company also had $16 million of tax credits available to reduce future income taxes payable, primarily in jurisdictions within the United States. These credits expire in varying amounts, generally through 2014.

        The valuation allowances for deferred tax assets of $197 million and $179 million at September 29, 2006 and September 30, 2005, respectively, relates principally to the uncertainty of the utilization of certain deferred tax assets, primarily tax loss and credit carryforwards in various jurisdictions. The Company believes that it will generate sufficient future taxable income to realize the tax benefits related to the remaining net deferred tax assets. At September 29, 2006, approximately $30 million of the valuation allowances will ultimately reduce goodwill if the net operating losses are utilized.

        The Company and its subsidiaries' income tax returns are periodically examined by various tax authorities. See "Income Taxes" in Note 13.

        The calculation of the Company's tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across the Company's global operations. The Company recognizes potential liabilities and records tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on estimates of whether, and the extent to which, additional taxes and related interest will be due. The Company adjusts these liabilities in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from current estimates of the tax liabilities. Further, management has reviewed with tax counsel the issues raised by these taxing authorities and the adequacy of these recorded amounts. If the Company's estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities may result in income tax benefits being recognized in the period when it is determined that the liabilities are no longer necessary. Substantially all of these potential tax liabilities are recorded in non-current "Income Taxes" in the Combined Balance Sheets as payment is not expected within one year.

        Except for earnings that are currently distributed, no additional provision has been made for U.S. or non-U.S. income taxes on the undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to investments in subsidiaries, as such earnings are expected to be permanently reinvested, the investments are essentially permanent in duration, or the Company has concluded that no additional tax liability will arise as a result of the distribution of such earnings. A liability could arise if the Company's intention to permanently reinvest such earnings were to change and amounts were distributed by such subsidiaries or if such subsidiaries are ultimately disposed. It is not practicable to estimate the additional income taxes related to permanently reinvested earnings or the earnings for which additional taxes could be due.

6.    Inventories

        At the end of fiscal 2006 and 2005, inventories were comprised of (dollars in millions):

	2006	2005
Purchased materials and manufactured parts	$239	$192
Work in process	211	180
Finished goods	805	694

Inventories	$1,255	$1,066

7.    Property, plant and equipment

        At the end of fiscal 2006 and 2005, property, plant and equipment at cost and accumulated depreciation were (dollars in millions):

	2006	2005
Land	$135	$133
Buildings and related improvements	798	744
Machinery and equipment	2,733	2,499
Property under capital lease	208	202
Leasehold improvements	149	151
Construction in progress	284	216
Accumulated depreciation	(1,749)	(1,577)

Property, plant and equipment, net	$2,558	$2,368

        Property under capital lease consists primarily of buildings. Accumulated amortization of capitalized lease assets was $136 million and $125 million at the end of fiscal 2006 and 2005, respectively.

        Depreciation expense for fiscal 2006, 2005 and 2004 was $269 million, $263 million and $260 million, respectively. Maintenance and repair expenditures are charged to expense when incurred and were $119 million in fiscal 2006 and $109 million in both fiscal 2005 and 2004.

8.    Goodwill and Intangible Assets

        The changes in the carrying amount of goodwill for fiscal 2006 and 2005 are as follows (dollars in millions):

	Medical Devices	Imaging Solutions	Pharma- ceutical Products	Medical Supplies	Retail Products	Total
Goodwill at October 1, 2004	$4,948	$227	$278	$227	$405	$6,085
Purchase accounting adjustments(1)	(107)	7	—	—	(10)	(110)
Currency translation	(1)	—	—	—	—	(1)

Goodwill at September 30, 2005	4,840	234	278	227	395	5,974
Purchase accounting adjustments(1)	(6)	(3)	—	—	—	(9)
Acquisitions	145	—	—	—	—	145
Divestitures	(12)	—	—	—	—	(12)
Currency translation	16	—	—	—	—	16

Goodwill at September 29, 2006	$4,983	$231	$278	$227	$395	$6,114

(1)
Adjustments to previously completed acquisitions primarily related to income tax matters.

        There were no goodwill impairments related to continuing operations during fiscal 2006, 2005 and 2004.

        The gross carrying amount and accumulated amortization of intangible assets at the end of fiscal 2006 and 2005 are as follows (dollars in millions):

	2006			2005
	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Weighted Average Amortization Period
Amortizable:
Unpatented technology	$591	$160	21 years	$567	$134	22 years
Patents and trademarks	633	252	17 years	402	230	20 years
Other	240	76	25 years	216	65	28 years

Total	$1,464	$488	21 years	$1,185	$429	23 years
Non-Amortizable:
Trademarks	$389			$389
Other	13			10

Total	$402			$399

Total intangible assets	$1,866	$488		$1,584	$429

        Intangible asset amortization expense for fiscal 2006, 2005 and 2004 was $64 million, $57 million and $58 million, respectively. The estimated aggregate amortization expense is expected to be $79 million for fiscal 2007, $72 million for fiscal 2008, $66 million for fiscal 2009, $63 million for fiscal 2010 and $59 million for fiscal 2011.

9.    Related Party Transactions

        Cash Management—Tyco International uses a centralized approach to cash management and financing of operations. The Company's cash is available for use and is regularly "swept" by Tyco International at its discretion. Tyco International also funds the Company's operating and investing activities as needed. Transfers of cash both to and from Tyco International's cash management system are reflected as a component of "Parent Company Investment" within "Parent Company Equity" in the Combined Balance Sheets.

        Trade Activity—Accounts payable includes $11 million and $8 million of payables to Tyco affiliates at the end of fiscal 2006 and 2005, respectively. These amounts primarily relate to purchases of certain raw materials and components which totaled $75 million, $69 million and $52 million for fiscal 2006, 2005 and fiscal 2004, respectively.

        Insurable Liabilities—From fiscal 2004 through fiscal 2006, the Company was insured for worker's compensation, general and auto liabilities by a captive insurance company, which is a wholly-owned subsidiary of the Parent. The Company paid a premium in each year to obtain insurance coverage during these periods. During fiscal 2005, the Company also transferred financial risk for certain worker's compensation, general and auto liabilities related to periods prior to fiscal 2004 to that same captive insurance company. As a result of these transactions, at the end of fiscal 2006 and 2005, the Company maintains liabilities reflected in the Combined Balance Sheets of $51 million and $50 million with an offsetting insurance asset of the same amount from the Parent's captive insurance company. After the Separation, the Company will not purchase additional worker's compensation, general and auto insurance from the Parent's captive insurance company.

        Debt and Related Items—The Company was allocated a portion of Tyco International's consolidated debt, net interest expense and loss on retirement of debt. Note 10 provides further information regarding these allocations.

        Securitization Program—During fiscal 2005 and 2004, the Company participated in Tyco International's accounts receivable securitization programs. Under these programs, Tyco International sold participating interests in accounts receivable to investors who, in turn, purchased and received ownership and security interests in those receivables. As collections reduced accounts receivable included in the pool, each participant, including the Company, sold new receivables. The costs of these programs have been allocated to the Company as part of the allocation of Tyco International's general corporate overhead expenses discussed below.

        Allocated Expenses—The Company was allocated corporate overhead expenses from Tyco International for corporate-related functions based on a pro-rata percentage of Tyco International's consolidated net revenue. General corporate overhead expenses primarily related to centralized corporate functions, including treasury, tax, legal, internal audit, human resources and risk management functions. During fiscal 2006, 2005, and 2004, the Company was allocated $141 million, $185 million and $164 million, respectively, of general corporate expenses incurred by Tyco International which are included within "Selling, general and administrative expenses" in the Combined Statements of Income.

        As discussed in Note 1, the Company believes the assumptions and methodologies underlying the allocations of general corporate overhead from Tyco International are reasonable. However, such expenses may not be indicative of the actual level of expenses that would have been or will be incurred by the Company if it were to operate as an independent, publicly-traded company. As such, the financial information herein may not necessarily reflect the combined financial position, results of operations and cash flows of the Company in the future or what it would have been had the Company been an independent, publicly-traded company during the periods presented.

        Transactions with Tyco International's Directors—During fiscal 2006, 2005 and 2004, the Company engaged in commercial transactions in the normal course of business with companies where Tyco International's Directors were employed and served as officers. During each of these periods, the Company's purchases from such companies aggregated less than $10 million.

10.    Debt

        Debt at the end of fiscal 2006 and 2005 is as follows (dollars in millions):

	2006	2005
Current maturities of long-term debt:
Due to Tyco International Ltd. and affiliates	$173	$433
Capital lease obligations	18	17
Other	3	13

Total	194	463
Long-term debt:
Due to Tyco International Ltd. and affiliates	1,971	2,259
6.5% notes due November 2007	100	100
7.0% notes due December 2013	86	86
Capital lease obligations	80	94
Other	11	5

Total	2,248	2,544

Total debt	$2,442	$3,007

        Tyco International uses a centralized approach to cash management and financing of its operations excluding debt directly incurred by any of its businesses, such as debt assumed in an acquisition or capital lease obligations. Accordingly, Tyco International's consolidated debt and related net interest expense, exclusive of amounts incurred directly by the Company, have been proportionately allocated to the Company based on the historical funding requirements of the Company using historical data. Net interest expense was allocated in the same proportions as debt and includes the impact of interest rate swap agreements designated as fair value hedges. For fiscal 2006, 2005 and 2004, Tyco International has allocated to the Company interest expense of $144 million, $161 million and $183 million, respectively and interest income of $20 million, $11 million and $12 million, respectively.

        In addition, Tyco International has allocated to the Company loss on retirement of debt in the amount of $243 million and $68 million for fiscal 2005 and 2004, respectively. Such amounts are included in "Other expense, net" in the Combined Statements of Income. The method utilized to allocate loss on retirement of debt is consistent with the method used to allocate debt and net interest expense as described above.

        Management believes the allocation basis for debt, net interest expense and loss on retirement of debt is reasonable based on the historical financing needs of the Company. However, these amounts may not be indicative of the actual amounts that the Company would have incurred had the Company been operating as an independent, publicly-traded company for the periods presented.

        Prior to the distribution date, the Company expects to issue third-party debt or to be assigned debt by Tyco International based on an anticipated initial post-separation capital structure for the Company. The amount of debt which could be issued or assigned may materially differ from the amounts presented herein.

        The aggregate amounts of external debt, including capital lease obligations, maturing during the next five years and thereafter are as follows (dollars in millions): $21 in fiscal 2007, $126 in fiscal 2008 $18 in fiscal 2009, $6 in fiscal 2010, $5 in fiscal 2011 and $122 thereafter. These amounts exclude $2,144 million of amounts due to Tyco International Ltd. and affiliates, which do not have contractual maturities. The allocated debt amounts presented as "Due to Tyco International Ltd. and affiliates," have been classified in the Combined Balance Sheets based on the maturities of Tyco International's underlying debt. When the allocated debt is replaced with third party debt or debt is assigned from Tyco International, the maturities of such debt will be determined. Tyco International will not require repayments of such allocated amounts on an accelerated basis.

        Certain of the Company's operating subsidiaries have uncommitted overdraft and similar types of facilities, which total $183 million, all of which was available at September 29, 2006. These facilities expire in 2007, most of which are renewable and are established primarily within the Company's non-U.S. operations.

11.    Guarantees

        Certain of the Company's business segments have guaranteed the performance of third-parties and provided financial guarantees for financial commitments. Recourse, as it relates to these guarantees, indicates the Company will, in the event of customer default, buy back a transaction from a customer financing partner at a predetermined discount of the remaining payments. Using historical data of previous loss levels, a risk percentage is assigned to recourse transactions to estimate required liabilities. Full credit reviews are performed to assess risk and liability requirements on individual, large transactions. The total exposure under specific recourse and risk sharing guarantees and related liabilities at September 29, 2006 were not significant. The potential exposure for nonperformance under the guarantees would not have a material effect on the Company's financial position, results of operations or cash flows.

        In disposing of assets or businesses, the Company often provides representations, warranties and indemnities to cover various risks including, unknown damage to the assets, environmental risks involved in the sale of real estate, liability to investigate and remediate environmental contamination at waste disposal sites and manufacturing facilities, and unidentified tax liabilities and legal fees related to periods prior to disposition. The Company does not have the ability to estimate the potential liability from such indemnities because they relate to unknown conditions. However, the Company has no reason to believe that these uncertainties would have a material adverse effect on the Company's financial position, results of operations or cash flows.

        The Company has recorded liabilities for known indemnifications included as part of environmental liabilities. Note 13 provides further information regarding these liabilities.

        In the normal course of business, the Company is liable for product performance. In the opinion of management, such obligations will not significantly affect the Company's financial position, results of operations or cash flows.

12.    Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, investments, accounts payable, debt and derivative financial instruments. The fair value of cash and cash equivalents, accounts receivable, investments, accounts payable, external debt and derivative financial instruments approximated book value at the end of fiscal 2006 and 2005.

        All derivative financial instruments are reported in the Combined Balance Sheets at fair value, and changes in a derivative's fair value are recognized in earnings unless specific hedge criteria are met. Fair value estimates are based on relevant market information, including current market rates and prices, assuming adequate market liquidity. For transactions that are designated as hedges, the Company documents relationships between hedging instruments and hedged items, and links derivatives designated as cash flow hedges to specific firm commitments or forecasted transactions. To the extent that Tyco International enters into hedges on behalf of the Company, the effects of those hedges have been allocated to the Company as part of the allocation of Tyco International's general corporate overhead expenses. Notes 9 and 10 provides further information regarding this allocation.

        The Company uses forward agreements with financial institutions acting as principal counterparties to manage its exposure to foreign currency exchange rates, principally Swiss francs and the euro. Some of these forward agreements are designated as cash flow hedges. Gains and losses resulting from these hedges, the amounts of which are not material in any period presented, are recorded in "Accumulated other comprehensive income" in the Combined Balance Sheets. Amounts are reclassified from other comprehensive income to earnings and recorded as an adjustment to cost of products sold when the underlying transaction impacts earnings. The Company also uses various option and forward contracts not designated as accounting hedges, to manage foreign currency exposures on accounts and notes receivable, accounts payable, intercompany loans and forecasted transactions denominated in certain foreign currencies. At September 29, 2006 total contracts outstanding had notional amounts of $573 million with fair values and carrying values of $2 million.

        The Company utilizes established risk management policies and procedures in executing derivative financial instrument transactions. Although the instruments may not necessarily be designated as accounting hedges, the Company does not execute transactions or hold derivative financial instruments for trading or speculative purposes. Counterparties to the Company's derivative financial instruments are limited to major financial institutions with at least an A/A2 long-term debt rating. There is no significant concentration of exposures with any one counterparty. None of the Company's derivative financial instruments outstanding at year end would result in a significant loss to the Company if a counterparty failed to perform according to the terms of its agreement. At this time, the Company does not require collateral or other security to be furnished by the counterparties to its derivative financial instruments.

13.    Commitments and Contingencies

        The Company has facility, vehicle and equipment leases that expire at various dates through the year 2052. Rental expense under facility, vehicle and equipment operating leases was $114 million, $119 million, and $115 million for fiscal 2006, 2005 and 2004, respectively. The Company also has facility and equipment commitments under capital leases.

        Following is a schedule of minimum lease payments for non-cancelable leases as of September 29, 2006 (dollars in millions):

	Operating Leases	Capital Leases
Fiscal 2007	$86	$23
Fiscal 2008	66	24
Fiscal 2009	50	20
Fiscal 2010	37	7
Fiscal 2011	33	7
Thereafter	102	44

Total minimum lease payments	$374	125

Less interest portion of payments		(27)

Present value of minimum lease payments		$98

        The Company also has purchase obligations related to commitments to purchase certain goods and services. At September 29, 2006, such obligations were as follows: $72 million in fiscal 2007, $17 million in fiscal 2008, $7 million in fiscal 2009, $7 million in fiscal 2010, $7 million in fiscal 2011, and an aggregate of $24 million in fiscal 2012 and thereafter.

        Prior to the announcement of the planned Separation, Tyco International and certain of its former directors and officers were named as defendants in several lawsuits relating to securities class action, shareholder lawsuits and Employee Retirement Income Security Act ("ERISA") related litigation. As a part of the separation and distribution agreement to be entered into at the separation date, any existing or potential liabilities related to this outstanding litigation will be allocated appropriately and a sharing agreement will be established. Tyco International's various outstanding litigation proceedings are discussed below.

Tyco International Legal Proceedings

        As a result of actions taken by Tyco International's former senior corporate management, Tyco International, some members of Tyco International's former senior corporate management, former members of Tyco International's Board of Directors and Tyco International's current Chief Executive Officer and General Counsel and former Chief Financial Officer are named defendants in a number of purported class actions alleging violations of the disclosure provisions of the federal securities laws. Tyco International, certain of its current and former employees, some members of its former senior corporate management and some former members of its Board of Directors also are named as defendants in several ERISA class actions. In addition, some members of Tyco International's former senior corporate management are subject to a Securities and Exchange Commission ("SEC") inquiry. The findings and outcomes of the SEC inquiry may affect the course of the purported securities class actions and ERISA class actions pending against Tyco International. Tyco International is generally obligated to indemnify its directors and officers and its former directors and officers who are named as defendants in some or all of these matters to the extent required by Bermuda law. In addition, Tyco International's insurance carriers may decline coverage, or Tyco International's coverage may be insufficient to cover its expenses and liability, in some or all of these matters. While Tyco International may from time to time seek to engage plaintiff's counsel in settlement discussions, Tyco International is unable at this time to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of these matters. As a result, the Company's share of such potential losses is also not estimable. Moreover, Tyco International stipulated, pursuant to a court order, that the Company will be primarily liable for a portion of the obligations arising from the Tyco International shareholder litigation. The stipulation also provides that if any party defaults on its obligations, the other parties will be jointly and severally liable for those obligations. It is possible that the Company's portion of such liability would have a material adverse effect on its financial position, results of operations or cash flows.

Investigations

        Tyco International and others have received various subpoenas and requests from the United States Department of Labor, the General Service Administration and others seeking the production of voluminous documents in connection with various investigations into Tyco International's governance, management, operations, accounting and related controls. The Department of Labor is investigating Tyco International and the administrators of certain of its benefit plans. Tyco International cannot predict when these investigations will be completed, nor can it predict what the results of these investigations may be. It is possible that Tyco International will be required to pay material fines or suffer other penalties. It is not possible to estimate the amount of loss, or range of possible loss, if any, which might result from an adverse resolution of these matters. As a result, the Company's share of such potential losses is also not estimable and may have a material adverse effect on its financial position, results of operations or cash flows.

Company Legal Proceedings

        In the ordinary course of business, the Company is subject to various legal proceedings and claims, including patent infringement claims, antitrust claims, product liability matters, environmental matters, employment disputes, disputes on agreements and other commercial disputes. Management believes that these legal proceedings and claims likely will be resolved over an extended period of time. Although it is not feasible to predict the outcome of these proceedings, based upon the Company's experience, current information and applicable law, management does not expect these proceedings to have a material adverse effect on the Company's financial position. However, one or more of the proceedings could have a material adverse effect on the Company's results of operations for a future period. The most significant of these matters are discussed below.

Patent Litigation

        The Company is a party to a number of patent infringement actions that may require the Company to pay damage awards. The Company has assessed the status of these matters and has recorded liabilities related to certain of these matters where appropriate.

        Mallinckrodt, Inc. ("Mallinckrodt") and Nellcor Puritan Bennett, Inc. ("Nellcor"), plaintiffs/counter-defendants v. Masimo Corporation ("Masimo") et al., defendants/counter-claimants, is a consolidated patent infringement action filed on June 19, 2000 in the United States District Court for the Central

District of California. On January 17, 2006, the Company, and its subsidiaries Mallinckrodt, Inc. and Nellcor Puritan Bennett, Inc. (collectively "Nellcor") entered into a Settlement Agreement and Release of Claims with Masimo Corporation and Masimo Laboratories, Inc. (the "Settlement") related to the consolidated patent infringement action. Under the terms of the Settlement, the Company on behalf of Nellcor, paid Masimo a total of $330 million on January 19, 2006, which represents $264 million in damages in the patent case for sales through January 31, 2006 (after which the infringing products were no longer sold) and $66 million as an advance royalty for oximetry sales including Nellcor's new 06 technology products from February 1, 2006 through December 31, 2006. In 2005, the Company recorded a liability of $277 million related to this matter. The Settlement does not resolve the Masimo antitrust lawsuit or the related consumer antitrust class lawsuits described below. Under the terms of the Settlement, Nellcor received from Masimo a covenant not to sue on the Nellcor 06 products as well as a termination of all pending patent litigation with Masimo. In March 2011, Nellcor has the option to terminate Masimo's covenant not to sue and the obligation to pay future royalties on Nellcor's current products as well as any next-generation products. In addition, Nellcor will discontinue making, offering to sell, selling or shipping any products that the court found infringed on the patents held by Masimo, but will continue to provide service and sensors for the previously sold products.

        On February 17, 2006, the Company paid $66 million for a patent infringement matter related to United States Surgical's Versaseal universal seal system which had been accrued in 2004.

        The Company and Applied Medical Resources Corp. ("Applied Medical") are involved in the following patent infringement actions related to trocar products used in minimally invasive surgical procedures:

(1)
Applied Medical Resources Corp. v. United States Surgical ("U.S. Surgical") is a patent infringement action that was filed in the United States District Court for the Central District of California on July 31, 2003. U.S. Surgical is a subsidiary of the Company. The complaint alleges that U.S. Surgical's Versaseal Plus trocar product infringes Applied Medical's U.S. Patent No. 5,385,553. Applied Medical seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. Applied Medical filed a motion for a preliminary injunction, which the district court denied on December 23, 2003. On February 7, 2005, the district court granted U.S. Surgical's motion for summary judgment of non-infringement. Applied Medical appealed the summary judgment ruling. On May 15, 2006, the United States Court of Appeals for the Federal Circuit issued a decision on the appeal vacating the district court's grant of summary judgment and remanding the case for further proceedings. On January 9, 2007, the district court entered an order that denied both parties' motions for summary judgment on the grounds that material facts remain in dispute. The district court has scheduled trial for July 10, 2007. The Company intends to defend this action vigorously. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter.

(2)
Tyco Healthcare Group LP v. Applied Medical Resources Corp. is a patent infringement action that was filed in the United States District Court for the Eastern District of Texas, Lufkin Division on July 19, 2006. The complaint alleges that Applied Medical's "Universal Seal" in its trocar product infringes the Company's U.S. Patent No. 5,304,143, No. 5,685,854, No. 5,542,931, No. 5,603,702, and No. 5,895,377. The Company is seeking injunctive relief and unspecified monetary damages. The parties are in the discovery stage. Trial date has been scheduled for December 10, 2007.

(3)
On October 5, 2006, Applied Medical filed three separate patent infringement complaints in the United States District Court for the Eastern District of Texas, Lufkin Division, under the caption Applied Medical Resources Corporation v. Tyco Healthcare Group LP and United States Surgical Corporation. The complaints allege that the Company's "Step" series of trocar products, as well as certain of its "VersaPort" series of trocar products, infringe Applied Medical's U.S. Patent No. 5,385,553, No. 5,584,850 and No. 5,782,812. Applied Medical seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of these matters. The Company intends to defend this action vigorously. The parties are in the discovery stage. Trial date has been scheduled for December 10, 2007.

        Becton Dickinson and Company ("Becton Dickinson") v. Tyco Healthcare Group LP is a patent infringement action that was filed in the United States District Court for the District of Delaware on December 23, 2002. The complaint alleges that the Company's Monoject Magellan safety needle and safety blood collector products infringe Becton Dickinson's U.S. Patent No. 5,348,544. Following trial, on October 26, 2004, the jury returned a verdict finding that the Company willfully infringed Becton Dickinson's patent and awarded Becton Dickinson $4 million in lost profits damages and reasonable royalty damages. In post-trial proceedings, the Company filed motions for judgment as a matter of law, or, alternatively, for a new trial. Becton Dickinson filed a post-trial motion for enhanced damages, attorneys' fees, pre-judgment interest and post judgment interest, and a motion for a permanent injunction. On March 31, 2006, the trial court issued a Memorandum and Order on the parties' post-trial motions: denying the Company's motion for judgment as a matter of law; granting the Company's motion for a new trial on the issue of infringement; and denying Becton Dickinson's motion for enhanced damages, attorneys' fees, pre-judgment interest and post judgment interest, and permanent injunction. The new trial in this case has been scheduled for November 27, 2007. The Company has assessed the status of this matter and has concluded that it is more likely than not that its products will not be found at trial to infringe. Accordingly, no provision has been made in the Combined Financial Statements with respect to any damage award. The Company intends to defend this action vigorously.

        The Company and Medrad, Inc. ("Medrad") are involved in five separate patent infringement actions related to powered injectors used for the delivery of contrast media to patients who are undergoing diagnostic imaging procedures.

(1)
Liebel-Flarsheim Company ("Liebel-Flarsheim") v. Medrad, Inc. is a patent infringement action that was filed in the United States District Court for the Southern District of Ohio, Western Division on November 13, 1998. Liebel-Flarsheim is a subsidiary of the Company. The complaint alleges that Medrad's powered injectors, including injectors marketed under the names Envision, MCT and MCT Plus, infringe upon the Company's U.S. Patent No. 5,456,669, No. 5,658,261, No. 5,662,612, and No. 5,928,197. The Company is seeking injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. On February 11, 2004, the United States Court of Appeals for the Federal Circuit issued a decision reversing the district court's entry of summary judgment in Medrad's favor based on the district court's error in construing the Company's patent claims. The case was remanded to the district court for further proceedings. On October 28, 2005, the district court issued rulings that: granted the Company's motion for summary judgment on infringement against Medrad's products; and granted Medrad's motion for summary judgment that the Company's patents asserted in this case are invalid. Both parties have appealed to the United States Court of Appeals for the Federal Circuit to the extent the rulings are adverse to them. Oral argument took place on January 8, 2007.

(2)
Medrad, Inc. v. Tyco Healthcare Group LP, et al. is a patent infringement action that was filed in the United States District Court for the Western District of Pennsylvania on October 24, 2001. The complaint alleges that the Company's Optistar MR Contrast Delivery System infringes Medrad's U.S. Patent No. RE 37,602. Medrad seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. The Company has asserted an antitrust counterclaim alleging that Medrad obtained the reissued patent through knowing and willful fraud on the United States Patent and Trademark Office. On October 12, 2005, the district court granted the Company's motion for summary judgment and ruled that Medrad's reissued patent was invalid. Medrad appealed this summary judgment ruling to the United States Court of Appeals for the Federal Circuit. On October 16, 2006, the United States Court of Appeals for the Federal Circuit issued a decision on the appeal vacating the district court's grant of summary judgment and remanding the case for further proceedings. No trial date has been scheduled. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter.

(3)
Liebel-Flarsheim Company v. Medrad, Inc. is a patent infringement action that was filed in the United States District Court for the Southern District of Ohio, Western Division on September 7, 2004. The Company alleges that certain of Medrad's powered injectors, including injectors marketed under the name Stellant, infringe the Company's U.S. Patent No. 5,456,669, No. 5,658,261, No. 5,662,612, and No. 5,928,197. The Company is seeking injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. On February 14, 2006, the district court granted Medrad's motion for summary judgment that the Company's patents asserted in this case are invalid. The Company has appealed to the United States Court of Appeals for the Federal Circuit. Oral argument took place on January 8, 2007.

(4)
Tyco Healthcare Group LP, et al. v. Medrad, Inc. is a patent infringement action that was filed in the United States District Court for the Southern District of Ohio, Western Division on November 15, 2004. The Company's complaint seeks a declaratory judgment of invalidity, unenforceability, and non-infringement of Medrad's U.S. Patent Nos. 6,339,718 and 6,643,537 regarding the Company's OptiVantage DH injector. Medrad has asserted a counterclaim alleging that the Company's OptiVantage DH injector infringes Medrad's U.S. Patent No. 6,339,718, No. 6,643,537, No. 6,743,205, No. 6,676,634, No. 6,726,657 and No. 6,336,913. Medrad seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. The Company intends to defend this action vigorously. The parties are in the discovery stage. No trial date has been scheduled.

(5)
Tyco Healthcare Group LP, et al. v. Medrad, Inc. is a patent action that was filed in the United States District Court for the Southern District of Ohio, Western Division on November 7, 2006. The Company's complaint seeks a declaratory judgment of invalidity, unenforceability, and non-infringement of Medrad's U.S. Patent No. 6,970,735, and that Medrad has violated the antitrust laws in obtaining the '735 patent through knowing and willful fraud on the United States Patent and Trademark Office. On December 12, 2006, Medrad filed a motion to dismiss the complaint. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. The Company intends to pursue this action vigorously. The parties have not yet formally entered the discovery stage. No trial date has been scheduled.

        Ethicon Endo-Surgery, Inc. ("Ethicon") v. Tyco Healthcare Group LP is a patent infringement action that was filed in the United States District Court for the Southern District of Ohio, Western Division on January 6, 2005. The complaint alleges that certain of the Company's surgical staplers and loading units infringe Ethicon's U.S. Patent No. 4,805,823. Ethicon seeks injunctive relief and unspecified monetary damages, including enhanced damages for alleged willful infringement. On March 9, 2006, the district court denied the Company's motion for summary judgment of invalidity. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. The Company intends to defend this action vigorously. The parties are in the discovery stage. Trial is scheduled to begin on October 22, 2007.

Antitrust Litigation

        Masimo Corporation v. Tyco Healthcare Group LP and Mallinckrodt, Inc. was filed on May 22, 2002 in the United States District Court for the Central District of California. Masimo alleges violations of antitrust laws by the Company and Mallinckrodt in the markets for pulse oximetry products. Masimo alleges that the Company and Mallinckrodt used their market position to prevent hospitals from purchasing Masimo's pulse oximetry products. Masimo seeks injunctive relief and monetary damages, including treble damages. Trial in this case began on February 22, 2005. The jury returned its verdict on March 21, 2005, and awarded Masimo $140 million in damages. The damages are automatically trebled under the antitrust statute to an award of $420 million. If ultimately successful, Masimo's attorneys are entitled to an award of reasonable fees and costs in addition to the verdict amount. On March 22, 2006, the district court issued its Memorandum of Decision regarding the post-trial motions. In the Memorandum, the district court vacated the jury's liability findings on two business practices; affirmed the jury's liability finding on two other business practices; vacated the jury's damage award in its entirety, and ordered a new trial on damages. The district court held the new trial on the damages on October 18 and 19, 2006. Post-trial briefing is completed, and the parties are awaiting the district court's decision regarding the amount of damages to be awarded. The Company has assessed the status of this matter and has concluded that it is more likely than not that the remainder of the jury's decision will be overturned, and, further, the Company intends to vigorously pursue all available means to achieve such reversal. Accordingly, no provision has been made in the Combined Financial Statements with respect to this damage award.

        Beginning on August 29, 2005 with Allied Orthopedic Appliances, Inc. v. Tyco Healthcare Group, L.P., and Mallinckrodt Inc., twelve consumer class actions have been filed in the United States District Court for the Central District of California challenging many of the same practices at issue in the Masimo action. In all 12 complaints, the putative class representatives, on behalf of themselves and others, seek to recover overcharges they allege they paid for pulse oximetry products as a result of anticompetitive conduct by the Company in violation of the federal antitrust laws. The 12 complaints were subsequently consolidated into a single proceeding styled In re: Pulse Oximetry Antitrust litigation. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of these matters. The Company intends to vigorously defend the actions. The parties are in the discovery stage. The other consolidated actions in addition to Allied Orthopedic are Natchitoches Parish Hospital Service District v. Tyco International Ltd. filed on August 29, 2005, Scott Valley Respiratory Home Care v. Tyco Healthcare Group LP, and Mallinckrodt Inc. filed on October 27, 2005, Brooks Memorial Hospital et al v. Tyco Healthcare Group LP filed on October 18,

2005, All Star Oxygen Services, Inc. et al v. Tyco Healthcare Group, et al filed on October 25, 2005 (subsequently dismissed by stipulation), Niagara Falls Memorial Medical Center, et al v. Tyco Healthcare Group LP filed on October 28, 2005 (subsequently dismissed by stipulation), Nicholas H. Noyes Memorial Hospital v. Tyco Healthcare and Mallinckrodt filed on November 4, 2005, North Bay Hospital, Inc. v. Tyco Healthcare Group, et al filed on November 15, 2005, Stephen Skoronski v. Tyco International Ltd., et al filed on November 21, 2005, Abington Memorial Hospital v. Tyco Int'l Ltd.; Tyco Int'l (US) Inc.; Mallinckrodt Inc.; Tyco Healthcare Group LP filed on November 22, 2005, South Jersey Hospital, Inc. v. Tyco International, Ltd., et al, filed on January 24, 2006, and Deborah Heart and Lung Center v. Tyco International, Ltd., et al, filed on January 27, 2006.

        Rochester Medical Corporation, Inc. ("Rochester Medical") v. C.R. Bard, Inc., et al. is a complaint filed against the Company, another manufacturer and two group purchasing organizations ("GPOs") in the United States District Court for the Eastern District of Texas on March 15, 2004. The complaint alleges that the Company and the other defendants conspired or acted to exclude Rochester Medical from markets for urological products in violation of federal and state antitrust laws. Rochester Medical also asserts claims under the Lanham Act and for business disparagement, common law conspiracy and tortious interference with business relationships. Rochester Medical seeks injunctive relief and has alleged a damages figure of approximately $213 million against all defendants for all claims. Any damages awarded under the federal antitrust laws will be subject to statutory trebling. Rochester Medical has reported that it has settled its claims against defendants C.R. Bard, Inc. and Premier, Inc./Premier Purchasing Partners, L.P. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. The Company intends to defend this action vigorously. Trial is scheduled to begin May 8, 2007 for the remaining defendants, which are the Company and Novation, LLC/VHA, Inc.

        Daniels Sharpsmart, Inc. ("Daniels") v. Tyco International (US) Inc., et al. is a complaint filed against the Company, another manufacturer and three GPOs in the United States District Court for the Eastern District of Texas on August 31, 2005. The complaint alleges that the Company monopolized or attempted to monopolize the market for sharps containers and that the Company and the other defendants conspired or acted to exclude Daniels from the market for sharps containers in violation of federal and state antitrust laws. Daniels also asserts claims under the Lanham Act and for business disparagement, common law conspiracy and tortious interference with business relationships. Daniels seeks injunctive relief and unspecified monetary damages, including treble damages. Daniels dismissed with prejudice its claims against Corsorta, Inc., one of the defendant GPOs. Also, following a settlement, Daniels dismissed with prejudice its claims against the other two defendant GPOs, Novation, LLC/VHA, Inc. and Premier, Inc./Premier Purchasing Partners, L.P. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of this matter. The Company intends to defend this action vigorously. The parties are in the discovery stage. Trial is scheduled to begin November 6, 2007 for claims against the two remaining defendants, which are the Company and Becton Dickinson and Company.

        Natchitoches Parish Hospital Service District v. Tyco International, Ltd., et al., is a class action lawsuit filed against the Company on September 15, 2005 in the United States District Court for the District of Massachusetts. In the complaint, the putative class representative, on behalf of itself and others, seeks to recover overcharges it alleges that it and others paid for sharps containers as a result of anticompetitive conduct by the Company in violation of federal antitrust laws. At this time, it is not possible to estimate the amount of loss or probable losses, if any, that might result from an adverse resolution of these matters. The Company will respond to these complaints and intends to vigorously defend the actions. The parties are in the discovery stage. No trial date has been scheduled.

Environmental Proceedings

        The Company is involved in various stages of investigation and cleanup related to environmental remediation matters at a number of sites, the most significant of which pertains to a site in Orrington, Maine, which is discussed below. The ultimate cost of site cleanup is difficult to predict given the uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. As of September 29, 2006, the Company concluded that it was probable that it would incur remedial costs in the range of approximately $96 million to $259 million. As of September 29, 2006, the Company concluded that the best estimate within this range is approximately $130 million, of which $20 million is included in accrued and other current liabilities and $110 million is included in "Other liabilities" in the Combined Balance Sheet.

        Mallinckrodt Inc., a subsidiary of the Company, owned and operated a chemical manufacturing facility in Orrington, Maine from 1967 until 1982. Mallinckrodt is responsible for the costs of completing an environmental site investigation required by the United States Environmental Protection Agency ("USEPA") and the Maine Department of Environmental Protection ("MDEP"). Mallinckrodt has submitted a Corrective Measures Study plan to the USEPA and MDEP for approval. MDEP has orally indicated that it does not agree with Mallinckrodt's proposed remedial alternative. Mallinckrodt is waiting to receive an implementation order from MDEP outlining its preferred remedial alternative. At September 29, 2006, estimated future investigation and remediation costs of $29 million are accrued for this site. This accrual does not include potential costs that we may incur if we are ordered to remediate environmental conditions in the Penobscot River and Bay. At this time, it is not possible for us to estimate the amount of any such potential additional remediation costs.

        In addition, the Company has accrued for the remediation of several other sites, each of which are individually insignificant. In view of the Company's financial position and reserves for environmental matters of $130 million, the Company believes that any potential payment of such estimated amounts will not have a material adverse effect on its financial position, results of operations or cash flows.

        The Company recorded asset retirement obligations ("AROs") according to the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations," for the estimated future costs associated with legal obligations to decommission two nuclear facilities. With the clarification outlined by FIN No. 47 for valuation of conditional AROs, the Company reassessed its AROs, the impact of which was not significant. As of September 29, 2006 and September 30, 2005, the Company's AROs were $82 million and $71 million, respectively. In fiscal 2006, the Company recorded an insignificant amount of additional reserve for AROs due to accretion, the adoption of FIN No. 47, new cost estimates and foreign currency translation. The Company believes that any potential payment of such estimated amounts will not have a material adverse effect on its financial position, results of operations or cash flows.

Asbestos Matters

        Mallinckrodt Inc., a subsidiary of the Company, is named as a defendant in personal injury lawsuits based on alleged exposure to asbestos-containing materials. Consistent with the national trend of increased asbestos-related litigation, the Company has observed an increase in the number of these lawsuits in the past several years. A majority of the cases involve product liability claims, based principally on allegations of past distribution of products incorporating asbestos. A limited number of the cases allege premises liability, based on claims that individuals were exposed to asbestos while on Mallinckrodt's property. Each case typically names dozens of corporate defendants in addition to Mallinckrodt.

        The Company's involvement in asbestos cases has been limited because Mallinckrodt did not mine or produce asbestos. Furthermore, in the Company's experience, a large percentage of these claims were never substantiated and have been dismissed by the courts. The Company has not suffered an adverse verdict in a trial court proceeding related to asbestos claims and intends to continue to vigorously defend these lawsuits. When appropriate, the Company settles claims; however, amounts paid to settle and defend all asbestos claims has been immaterial. As of September 29, 2006, there were approximately 9,900 asbestos liability cases pending against Mallinckrodt.

        The Company estimates its pending asbestos claims and claims that were incurred but not reported, as well as related insurance and indemnification recoveries. The Company's estimate of the liability for pending and future claims is based on claim experience over the past five years and covers claims expected to be filed over the next seven years. The Company believes that it has adequate amounts recorded related to these matters. While it is not possible at this time to determine with certainty the ultimate outcome of these asbestos-related proceedings, the Company believes that the final outcome of all known and anticipated future claims, after taking into account its substantial indemnification rights and insurance coverage, will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

Income Taxes

        The Company and its subsidiaries' income tax returns are periodically examined by various tax authorities. In connection with such examinations, tax authorities, including the United States Internal Revenue Service ("IRS"), have raised issues and proposed tax adjustments. The Company and Tyco International are reviewing and contesting certain of the proposed tax adjustments. Amounts related to these tax adjustments and other tax contingencies and related interest that management has assessed as probable and estimable and which relate specifically to the healthcare businesses of Tyco International have been recorded. The timing and ultimate resolution of these matters is uncertain. In addition, the Company may be required to accrue and pay additional taxes for contingencies not related to the healthcare businesses as a result of the liability sharing arrangement with Tyco International and Tyco Electronics which will be entered into prior to the Separation.

        The IRS continues to audit the years 1997 through 2000. In fiscal 2004, Tyco International submitted to the IRS proposed adjustments to these prior period U.S. federal income tax returns, resulting in a reduction in the taxable income previously filed. During fiscal 2006, the IRS accepted substantially all of the proposed adjustments. Also during fiscal 2006, Tyco International developed proposed amendments to U.S. federal income tax returns for additional periods through 2002. On the basis of previously accepted amendments, the Company has determined that acceptance of these adjustments is probable and accordingly has recorded them in the Combined Financial Statements. These adjustments resulted in a $285 million decrease in non-current deferred income tax assets and a $269 million decrease to non-current income taxes payable in fiscal 2006. Such adjustments did not have a material impact on the Company's results of operations or cash flows.

        Tyco International has yet to complete proposed amendments to its U.S. federal income tax returns for periods subsequent to fiscal 2002, which will primarily reflect the roll forward of the amendments for fiscal 1997 through fiscal 2002. When the Company's tax return positions are updated, additional adjustments may be identified and recorded in the Combined Financial Statements. While the final adjustments cannot be determined until the income tax return amendment process is completed, at the current time, the Company believes that any resulting adjustments will not have a material impact on its results of operations, financial position or cash flows.

        At Separation, pursuant to a tax sharing agreement, the Company will be allocated a portion of Tyco International's tax contingency liabilities. Such liabilities are not reflected in the accompanying financial statements. It is expected that the impact of this allocation will be material.

Compliance Matters

        Tyco International has received and responded to various allegations that certain improper payments were made by Company subsidiaries in recent years. During 2005, Tyco International reported to the U.S. Department of Justice ("DOJ") and the SEC the investigative steps and remedial measures that it has taken in response to the allegations. Tyco International also informed the DOJ and the SEC that it has retained outside counsel to perform a company-wide baseline review of its policies, controls and practices with respect to compliance with the Foreign Corrupt Practices Act, that it would continue to make periodic progress reports to these agencies, and that it would present its factual findings upon conclusion of the baseline review. Tyco International has and, after the Separation, the Company will continue to have communications with the DOJ and SEC to provide updates on the baseline review being conducted by outside counsel, including, as appropriate, briefings concerning additional instances of potential improper payments identified by Tyco International and the Company in the course of their ongoing compliance activities. To date, the baseline review has revealed that some business practices may not comply with Tyco and FCPA requirements. The Company cannot predict the outcome of these matters reported to regulatory and law enforcement authorities and therefore cannot estimate the range of potential loss or extent of risk, if any, that may result from an adverse resolution of any or all of these matters. Accordingly, it is possible that the Company may be required to pay judgments, suffer penalties or incur settlements in amounts that may have a material adverse effect on its financial position, results of operations or cash flows.

Other Matters

        The Company is a defendant in a number of other pending legal proceedings incidental to present and former operations, acquisitions and dispositions. The Company does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on its financial position, results of operations or cash flows.

14.    Retirement Plans

        Measurement Date—In fiscal 2005, Tyco International changed the measurement date for its pension and postretirement benefit plans from September 30th to August 31st, effective October 1, 2004. Tyco International and the Company believe that the one-month change of measurement date is a preferable change as it allows management adequate time to evaluate and report the actuarial information in the Company's Combined Financial Statements under the accelerated reporting deadlines. Accordingly, all amounts presented as of and for the years ended September 29, 2006 and September 30, 2005 reflect an August 31 measurement date, while fiscal 2004 reflects a September 30 measurement date. The Company has accounted for the change in measurement date as a change in accounting principle. The cumulative effect of the accounting principle change as of the beginning of fiscal 2005 was not material. The effects of this change in measurement date did not have a material effect on net periodic benefit cost in fiscal 2005.

        Defined Benefit Pension Plans—The Company has a number of noncontributory and contributory defined benefit retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. Net periodic pension benefit cost is based on periodic actuarial valuations which use the projected unit credit method of calculation and is charged to the Combined Statements of Income on a systematic basis over the expected average remaining service lives of current participants. Contribution amounts are determined based on the advice of professionally qualified actuaries in the countries concerned. The benefits under the defined benefit plans are based on various factors, such as years of service and compensation.

        In limited circumstances, the Company participates in certain co-mingled plans through its parent that include plan participants of other Tyco International subsidiaries. The Company has recorded its portion of the co-mingled plans expense and the related obligations which have been actuarially determined based on the Company's specific benefit formula by participant and allocated plan assets. The contribution amounts were determined in total for the co-mingled plans and allocated to the Company based on headcount. Management believes such allocations are reasonable; however, during 2007, when these plans are legally separated, we expect there will be a reallocation of assets based on the ERISA prescribed calculation which will result in adjustments to the components of the net amount recognized and future expense.

        The net periodic benefit cost for all U.S. and non-U.S. defined benefit pension plans is as follows (dollars in millions):

	U.S. Plans			Non-U.S. Plans
	2006	2005	2004	2006	2005	2004
Service cost	$8	$8	$8	$15	$12	$13
Interest cost	33	33	34	12	12	11
Expected return on plan assets	(37)	(35)	(27)	(10)	(8)	(7)
Amortization of prior service cost	1	1	1	—	—	—
Amortization of net actuarial loss	19	17	18	3	2	4
Plan settlements, curtailment and special termination benefits	—	—	—	—	2	2

Net periodic benefit cost	$24	$24	$34	$20	$20	23

Weighted-average assumptions used to determine net pension cost during the period:
Discount rate	5.3%	6.0%	6.0%	4.0%	4.7%	4.8%
Expected return on plan assets	8.0%	8.0%	8.0%	5.2%	5.2%	5.2%
Rate of compensation increase	4.0%	4.3%	4.3%	3.5%	3.6%	3.5%

        The following table represents the changes in benefit obligations, plan assets and the net amounts recognized in the Combined Balance Sheets for all U.S. and non-U.S. defined benefit plans the end of 2006 and 2005 (dollars in millions):

	U.S. Plans		Non-U.S. Plans
	2006	2005	2006	2005
Change in benefit obligations:
Benefit obligations at end of prior year	$645	$586	$293	$253
Effect of change in measurement date	—	4	—	(1)

Benefit obligations at beginning of period	645	590	293	252
Service cost	8	8	15	12
Interest cost	33	33	12	12
Employee contributions	—	—	2	1
Plan amendments	2	—	4	(7)
Actuarial (gain) loss	(33)	67	(7)	38
Benefits and administrative expenses paid	(51)	(52)	(10)	(12)
New plans	—	—	—	6
Plan settlements, curtailments and special termination benefits	(1)	(1)	(1)	(3)
Currency translation	—	—	13	(6)

Benefit obligations at end of period	$603	$645	$321	$293

Change in plan assets:
Fair value of plan assets at end of prior year	$487	$472	$181	$155
Effect of change in measurement date	—	(77)	—	(2)

Fair value of plan assets at beginning of period	487	395	181	153
Actual return on plan assets	37	57	13	22
Employer contributions	3	88	17	19
Employee contributions	—	—	2	1
New plans	—	—	—	5
Plan settlements	(1)	(1)	(1)	(4)
Benefits and administrative expenses paid	(51)	(52)	(10)	(12)
Currency translation	—	—	8	(3)

Fair value of plan assets at end of period	$475	$487	$210	$181

	U.S. Plans		Non-U.S. Plans
	2006	2005	2006	2005
Funded status	$(128)	$(158)	$(111)	$(112)
Unrecognized net actuarial loss	209	262	59	69
Unrecognized prior service cost	10	9	1	(3)
Contributions after the measurement date	2	—	1	1

Net amount recognized	$93	$113	$(50)	$(45)

Amounts recognized in the Combined Balance Sheets:
Prepaid benefit cost	$2	$—	$9	$7
Accrued benefit liability	(126)	(157)	(87)	(85)
Intangible asset	9	8	3	1
Accumulated other comprehensive income	208	262	25	32

Net amount recognized	$93	$113	$(50)	$(45)

Weighted-average assumptions used to determine pension benefit obligations at year end:
Discount rate	6.0%	5.3%	4.4%	4.0%
Rate of compensation increase	4.0%	4.0%	3.6%	3.5%

        The accumulated benefit obligation for all U.S. plans at September 29, 2006 and September 30, 2005 was $601 million and $642 million, respectively. The accumulated benefit obligation for all non-U.S. plans as of September 29, 2006 and September 30, 2005 was $282 million and $252 million, respectively.

        The accumulated benefit obligation and fair value of plan assets for U.S. pension plans with accumulated benefit obligations in excess of plan assets were $594 million and $468 million, respectively, at September 29, 2006 and $642 million and $487 million, respectively, at September 30, 2005.

        The accumulated benefit obligation and fair value of plan assets for non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $234 million and $153 million, respectively, at September 29, 2006 and $184 million and $105 million, respectively, at September 30, 2005.

        In determining the expected return on plan assets, Tyco International and the Company consider the relative weighting of plan assets by class and individual asset class performance expectations as provided by their external advisors.

        The investment strategy for the pension plans has been governed by Tyco International. Tyco International's investment strategy for its pension plans is to manage the plans on a going-concern basis. Current investment policy is to achieve a reasonable return on assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants. For U.S. pension plans, this policy targets a 60% allocation to equity securities and a 40% allocation to debt securities. Various asset allocation strategies are in place for non-U.S. pension plans, with a weighted-average target allocation of 39% to equity securities, 50% to debt securities and 11% to other asset classes, primarily cash and cash equivalents.

        Pension plans have the following weighted-average asset allocations at the end of 2006 and 2005:

	U.S. Plans		Non-U.S. Plans
	2006	2005	2006	2005
Asset Category:
Equity securities	60%	59%	40%	39%
Debt securities	40%	38%	48%	50%
Real estate	—	—	1%	—
Cash and cash equivalents	—	3%	11%	11%

Total	100%	100%	100%	100%

        Tyco International's common shares are not a direct investment of the Company's pension funds; however, the pension funds may indirectly include Tyco International common shares. The aggregate amount of the Tyco International common shares would not be considered material relative to the total pension fund assets.

        Tyco International and the Company's funding policy is to make contributions in accordance with the laws and customs of the various countries in which it operates as well as to make discretionary voluntary contributions from time-to-time. The Company anticipates that at a minimum it will make the minimum required contributions of $19 million to its U.S. and non-U.S. pension plans in 2007.

        Benefit payments, including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be paid as follows (dollars in millions):

	U.S. Plans	Non-U.S. Plans
Fiscal 2007	$48	$10
Fiscal 2008	50	11
Fiscal 2009	50	13
Fiscal 2010	51	13
Fiscal 2011	51	13
Fiscal 2012-2016	250	77

        Defined Contribution Retirement Plans—The Company maintains through Tyco International several defined contribution retirement plans, which include 401(k) matching programs, as well as qualified and nonqualified profit sharing and share bonus retirement plans. Expense for the defined contribution plans is computed as a percentage of participants' compensation and was $54 million, $49 million and $45 million for fiscal 2006, 2005 and 2004, respectively.

        Deferred Compensation Plans—The Company maintains through Tyco International nonqualified deferred compensation plans, which permit eligible employees to defer a portion of their compensation. A record keeping account is set up for each participant and the participant chooses from a variety of measurement funds for the deemed investment of their accounts. The measurement funds correspond to a number of funds in Tyco International's 401(k) plans and the account balance fluctuates with the investment returns on those funds. Deferred compensation expense for each period presented was insignificant. Total deferred compensation liabilities were $55 million and $57 million at the end of fiscal 2006 and 2005, respectively.

        Rabbi Trusts—The Company has three rabbi trusts, the assets of which may be used to pay non-qualified plan benefits. The trusts primarily hold debt securities. The value of the assets held by these trusts, included in "Other assets" in the Combined Balance Sheets was $44 million and $42 million at September 29, 2006 and September 30, 2005, respectively. The rabbi trust assets, which are consolidated, are subject to the claims of the Company's creditors in the event of the Company's insolvency. Plan participants are general creditors of the Company with respect to these benefits.

        Postretirement Benefit Plans—The Company generally does not provide postretirement benefits other than pensions for its employees. However, certain acquired operations provide postretirement medical benefits to employees who were eligible at the date of acquisition, and a small number of U.S. and Canadian operations provide eligibility for such benefits.

        Net periodic postretirement benefit cost is as follows (dollars in millions):

	2006	2005	2004
Service cost	$2	$2	$1
Interest cost	9	11	12
Amortization of prior service credit	(4)	(4)	(3)
Amortization of net actuarial loss	2	4	7
Curtailment/settlement gain	—	—	(1)

Net periodic postretirement benefit cost	$9	$13	$16

Weighted-average assumptions used to determine net postretirement benefit cost during the period:
Discount rate	4.8%	5.5%	5.5%
Rate of compensation increase	4.0%	4.3%	4.3%

        The components of the accrued postretirement benefit obligations, all of which are unfunded, at the end of fiscal 2006 and 2005, are as follows (dollars in millions):

	2006	2005
Change in benefit obligations:
Benefit obligations at beginning of period	$202	$229
Service cost	2	2
Interest cost	9	11
Plan amendments	(6)	(17)
Actuarial gain	(7)	(11)
Benefits paid	(13)	(12)

Benefit obligations at end of period	$187	$202

	2006	2005
Change in plan assets:
Fair value of assets at beginning of period	$—	$—
Employer contributions	13	12
Benefits paid	(13)	(12)

Fair value of plan assets at end of period	$—	$—

Funded status	$(187)	$(202)
Unrecognized net loss	58	75
Unrecognized prior service benefit	(40)	(38)
Contributions after the measurement date	1	1

Accrued postretirement benefit cost	$(168)	$(164)

Weighted-average assumptions used to determine postretirement benefit obligations at year end:
Discount rate	5.7%	4.8%
Rate of compensation increase	4.0%	4.0%

        The Company expects to make contributions to its postretirement benefit plans of $14 million in fiscal 2007.

        Benefit payments, including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be paid as follows (dollars in millions):

Fiscal 2007	$14
Fiscal 2008	14
Fiscal 2009	14
Fiscal 2010	14
Fiscal 2011	14
Fiscal 2012-2016	67

        For measurement purposes, a 10.2% and 11.6% composite annual rate of increase in the per capita cost of covered health care benefits was assumed at September 29, 2006 and September 30, 2005, respectively. These rates were assumed to decrease gradually to 5.0% by the year 2013 and remain at that level thereafter. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects (dollars in millions):

	1-Percentage-Point Increase	1-Percentage-Point Decrease
Effect on total of service and interest cost	$2	$(1)
Effect on postretirement benefit obligation	19	(16)

        In December 2003, the U.S. enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act introduces a prescription drug benefit under Medicare (Medicare Part D), as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Certain of the Company's retiree medical programs already provided prescription drug coverage for retirees over age 65 that were at least as generous as the benefits provided under Medicare. This Act reduces the Company's obligation in these instances. The Company included the effects of the Act in the Combined Financial Statements by reducing net periodic benefit cost by $6 million for fiscal 2005, and reflecting an actuarial gain which reduced its accumulated postretirement benefit obligation by approximately $32 million at September 30, 2005.

15.    Share Plans

        As of September 29, 2006, all equity awards (restricted share awards and share options) held by Company employees were granted under the Tyco International Ltd. 2004 Stock and Incentive Plan (the "2004 Plan") or other Tyco International equity incentive plans. The 2004 Plan is administered by the Compensation and Human Resources Committee of the Board of Directors of Tyco International, which consists exclusively of independent directors of Tyco International and provides for the award of stock options, stock appreciation rights, annual performance bonuses, long-term performance awards, restricted units, restricted stock, promissory stock and other stock-based awards (collectively, "Awards").

        Restricted Share Awards—Restricted share awards are granted by Tyco International subject to certain restrictions. Conditions of vesting are determined at the time of grant under the 2004 Plan. All restrictions on the award will lapse upon normal retirement, death or disability of the employee.

        For grants which vest based on certain specified performance criteria of Tyco International, the fair market value of the shares or units is expensed over the period of performance, once achievement of criteria is deemed probable. For grants that vest through passage of time, the fair market value of the award at the time of the grant is amortized to expense over the period of vesting. The fair value of restricted share awards has been determined based on the market value of Tyco International's shares on the grant date. Restricted share awards generally vest after a period of three years, as determined by Tyco International's Compensation Committee, or upon attainment of various levels of performance that equal or exceed targeted levels of Tyco International, if applicable. The compensation expense recognized for restricted share awards is net of estimated forfeitures.

        Recipients of restricted shares have the right to vote such shares and receive dividends, whereas recipients of restricted units have no voting rights and receive dividend equivalents.

        A summary of the status of Tyco International restricted share awards and performance shares granted to Company employees as of September 29, 2006 and changes during the year then ended is presented below:

	Shares	Weighted- Average Grant- Date Fair Value
Non-vested Restricted Share Awards
Non-vested at October 1, 2005	1,839,975	$28.02
Granted	1,442,928	28.72
Vested	(492,410)	20.39
Forfeited	(448,941)	29.29

Non-vested at September 29, 2006	2,341,552	29.70

        The weighted-average grant-date fair value of Tyco International restricted share awards granted to Company employees during fiscal 2006, 2005 and 2004 was $28.72, $35.45 and $27.56, respectively. The total fair value of restricted share awards vested for Company employees during 2006 was $10 million, and was insignificant for both fiscal 2005 and 2004.

	Shares	Weighted- Average Grant- Date Fair Value
Non-vested Performance Shares
Non-vested at October 1, 2005	—	$—
Granted	181,000	28.85
Forfeited	(12,000)	28.49

Non-vested at September 29, 2006	169,000	28.81

        The total fair value of Tyco International performance shares granted to Company employees that vested during 2006, 2005 and 2004 was insignificant.

        As of September 29, 2006, there was $40 million of total unrecognized compensation cost related to both non-vested Tyco International restricted share awards and performance shares granted to Company employees. That cost is expected to be recognized over a weighted-average period of 2.0 years.

        Share Options—Options are granted to purchase Tyco International common shares at prices which are equal to or greater than the market price of the common shares on the date the option is granted. Conditions of vesting are determined at the time of grant under the 2004 Plan. Options are generally exercisable in equal annual installments over a period of three years and will generally expire 10 years after the date of grant.

        Share option activity for Company employees under all Tyco International plans as of September 29, 2006 and changes during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (dollars in millions)
Outstanding at October 1, 2005	28,834,022	$30.28
Granted	2,680,931	29.10
Exercised	(2,600,805)	17.96
Expired	(1,754,007)	38.10
Forfeited	(1,515,415)	30.99

Outstanding at September 29, 2006	25,644,726	30.79	5.8	$67

Vested and unvested expected to vest at September 29, 2006	25,260,111	30.79	5.8	67
Exercisable at September 29, 2006	19,632,798	30.56	5.0	67

        As of September 29, 2006, there was $38 million of total unrecognized compensation cost related to non-vested Tyco International share options granted to Company employees under Tyco International share option plans. The cost is expected to be recognized over a period of 1.4 years.

        Stock-Based Compensation—As discussed in Note 2, effective October 1, 2005, Tyco International adopted the provisions of SFAS No. 123R using the modified prospective transition method. As a result, the Company's results from continuing operations for fiscal 2006 include incremental share-

based compensation expense of $37 million. Total share-based compensation cost was $62 million, $25 million and $21 million for fiscal 2006, 2005 and 2004, respectively, which has been included in the Combined Statements of Income within "Selling, general and administrative expenses." The Company has recognized a related tax benefit associated with its share-based compensation arrangements of $21 million, $8 million and $7 million during fiscal 2006, 2005 and 2004, respectively.

        Prior to October 1, 2005, Tyco International and the Company accounted for share-based compensation plans in accordance with the provisions of APB Opinion No. 25, as permitted by SFAS No. 123, and accordingly did not recognize compensation expense for the issuance of options with an exercise price equal to or greater than the market price of the stock at the date of grant. If Tyco International and the Company applied the fair value based method prescribed by SFAS No. 123 for share options granted by Tyco International to Company employees, the effect on net income would have been as follows (dollars in million):

	2005	2004
Net income, as reported	$1,035	$1,401
Add: Employee compensation expense for share options included in reported net income, net of income taxes	9	10
Less: Total employee compensation expense for share options determined under fair value method, net of income taxes	(42)	(43)

Net income, pro forma	$1,002	$1,368

        The grant-date fair value of each option grant is estimated using the Black-Scholes option pricing model. The fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of Tyco International's stock and implied volatility derived from exchange traded options. The average expected life was based on the contractual term of the option and expected employee exercise and post-vesting employment termination behavior. The expected annual dividend per share was based on Tyco International's expected dividend rate. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The compensation expense recognized is net of estimated forfeitures. Forfeitures are estimated based on voluntary termination behavior, as well as an analysis of actual option forfeitures. The weighted-average assumptions Tyco International used in the Black-Scholes option pricing model are as follows:

	2006	2005	2004
Expected stock price volatility	34%	37%	47%
Risk free interest rate	4.3%	3.6%	2.5%
Expected annual dividend per share	$0.40	$0.40	$0.05
Expected life of options (years)	4.3	3.6	4.0

        The weighted-average grant-date fair values of Tyco International options granted to Company employees during fiscal 2006, 2005 and 2004 were $8.93, $11.00, and $10.85, respectively. The total intrinsic value of Tyco International options exercised by Company employees during fiscal 2006, 2005 and 2004 was $24 million, $38 million and $20 million, respectively. The related excess cash tax benefit classified as a financing cash inflow for fiscal 2006 in the Combined Statement of Cash Flow was not significant.

        Employee Stock Purchase Plans—Substantially all full-time employees of the Company's U.S. subsidiaries and employees of certain qualified non-U.S. subsidiaries are eligible to participate in Tyco International's employee share purchase plan. Eligible employees authorize payroll deductions to be made for the purchase of shares. Tyco International matches a portion of the employee contribution by contributing an additional 15% of the employee's payroll deduction. All of the shares purchased under the plan are purchased on the open market by a designated broker.

        Tyco International also maintains an employee stock purchase plan for the benefit of employees of certain qualified non-U.S. subsidiaries. The terms of this plan provide for Tyco International to grant Company employees the right to purchase shares of Tyco International's stock at a stated price and receive certain tax benefits. Under the Save-As-You-Earn ("SAYE") Plan, eligible employees in the United Kingdom are granted options to purchase shares at the end of three years of service at 85% of the market price at the time of grant. Options under the SAYE Plan are generally exercisable after a period of three years and expire six months after the date of vesting. All of the shares purchased under the SAYE Plan are purchased on the open market.

        Share option activity for Company employees under the SAYE Plan as of September 29, 2006 and changes during the year then ended is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at October 1, 2005	297,701	$16.09
Granted	86,240	21.46
Exercised	(203,217)	12.80
Expired	(7,915)	24.66
Forfeited	(13,830)	19.95

Outstanding at September 29, 2006	158,979	22.45	2.2	$1

Vested and unvested expected to vest at September 29, 2006	137,154	22.31	2.2	1
Exercisable at September 29, 2006	13,482	12.75	0.1	—

        The grant-date-fair value of each option grant by Tyco International under the SAYE Plan is estimated using the Black-Scholes option pricing model. Assumptions for expected volatility, the average expected life, and the risk-free rate were made using the same methodology as previously described under Share Options.

        The weighted-average grant-date fair values of options granted under the SAYE Plan during 2006, 2005 and 2004 was $8.80, $12.65, and $12.09, respectively. The total intrinsic value of options exercised was $3 million during fiscal 2006 and less than one million in both fiscal 2005 and 2004. The related excess cash tax benefit classified as a financing cash inflow for fiscal 2006 was not significant.

        The total unrecognized compensation cost related to non-vested options granted to Company employees under the SAYE Plan is insignificant.

        Impact of Separation—Prior to the Distribution, the Company Board of Directors is expected to adopt, with the approval of Tyco International as its sole shareholder, the establishment of stock incentive plans providing for future awards to the Company employees.

        Following the Distribution, restricted share awards will be converted into shares in each of the three separate companies, the Company being one of such companies. For each employee of the three separate companies, restricted share awards of the companies that do not employ such employee will be subject to accelerated vesting on or following the Distribution. The original vesting provisions will remain in effect for restricted share awards of the company in which the employee is employed. Employee share options and performance units outstanding as of the completion of the Distribution will be converted at equivalent value into equity awards for the Company at the time of the Distribution. All other provisions will remain in effect.

16.    Segment and Geographic Data

        The Company's segments are strategic business units that operate in different industries and are managed separately. A description of the segments in which the Company operates is presented in Note 1.

        Selected information by business segment is presented in the following tables (dollars in millions):

	2006	2005	2004
Net sales(1):
Medical Devices	$5,711	$5,585	$5,167
Imaging Solutions	870	938	907
Pharmaceutical Products	1,219	1,156	1,073
Medical Supplies	992	1,026	1,050
Retail Products	855	830	912

	$9,647	$9,535	$9,109

Operating income:
Medical Devices	$1,824	$1,649	$1,666
Imaging Solutions	123	223	234
Pharmaceutical Products	300	310	268
Medical Supplies	143	174	202
Retail Products	44	84	193
Corporate(2)	(306)	(302)	(301)

	$2,128	$2,138	$2,262

Total assets:
Medical Devices	$9,531	$8,697	$8,760
Imaging Solutions	1,123	1,050	1,037
Pharmaceutical Products	1,522	1,449	1,469
Medical Supplies	631	599	608
Retail Products	817	784	829
Corporate(3)	482	931	867
Assets held for sale	2	1,274	1,562

	$14,108	$14,784	$15,132

Depreciation and amortization:
Medical Devices	$178	$172	$169
Imaging Solutions	43	41	42
Pharmaceutical Products	56	53	52
Medical Supplies	26	25	24
Retail Products	30	29	31

	$333	$320	$318

Capital expenditures:
Medical Devices	$218	$164	$116
Imaging Solutions	68	33	34
Pharmaceutical Products	76	69	45
Medical Supplies	52	36	29
Retail Products	18	29	27

	$432	$331	$251

(1)
Amounts represent sales to external customers. Intersegment sales are not significant. No single customer represented 10% or more of the Company's total net sales in any period presented.

(2)
Includes Company corporate expenses, the allocated corporate overhead expenses from Tyco International and share-based compensation expense.

(3)
Includes cash and cash equivalents and corporate assets.

        Net sales by groups of products within the Company's segments is as follows (dollars in millions):

	2006	2005	2004
Surgical Devices	$2,151	$2,065	$1,886
Energy-based Devices	578	540	438
Respiratory and Monitoring Solutions	1,386	1,397	1,332
Patient Care and Safety Products	1,236	1,231	1,167
Other Products	360	352	344

Medical Devices	5,711	5,585	5,167
Radiopharmaceuticals	422	472	444
Contrast Agents	346	365	366
Contrast Delivery Systems	102	101	97

Imaging Solutions	870	938	907
Dosage Pharmaceuticals	437	425	364
Active Pharmaceutical Ingredients	401	388	400
Specialty Chemicals	381	343	309

Pharmaceutical Products	1,219	1,156	1,073
Nursing Care Products	470	483	499
Medical Surgical Products	275	284	291
Original Equipment Manufacturer Products	136	131	129
Incontinence Products—Europe	98	95	86
Other Products	13	33	45

Medical Supplies	992	1,026	1,050
Infant Care Products	591	570	634
Incontinence Products	164	163	177
Feminine Hygiene Products	90	86	91
Other Products	10	11	10

Retail Products	855	830	912

	$9,647	$9,535	$9,109

        Selected information by geographic area is as follows (dollars in millions):

	2006	2005	2004
Net sales(1):
United States	$6,185	$6,185	$6,071
Other Americas	433	377	334
Europe	2,084	2,068	1,872
Japan	580	594	560
Asia—Pacific	365	311	272

	$9,647	$9,535	$9,109

Property, plant and equipment, net:
United States	$2,106	$1,954	$1,895
Other Americas	48	57	43
Europe	322	276	312
Japan	69	70	70
Asia—Pacific	13	11	8

	$2,558	$2,368	$2,328

(1)
Sales from external customers is attributed to individual countries based on the reporting entity that records the transaction.

17.    Subsequent Events

        In November 2006, the Company launched a restructuring program in its Medical Devices, Medical Supplies and Retail Products segments that is designed to streamline some of the businesses and reduce the Company's operational footprint. The Company expects to incur charges of approximately $150 million, most of which is expected to occur by the end of fiscal 2008.

        Effective January 1, 2007, Tyco International legally separated certain pension plans which contained participants of both the Company as well as other Tyco International subsidiaries. As a result, the Company is in the process of re-measuring the assets and projected benefit obligation of the separated pension plans. The Company does not believe the re-measurement will have a material effect on its financial condition, results of operations or cash flows.

18.    Covidien International Finance S.A.

        In December 2006, Covidien International Finance S.A. ("CIFSA"), a Luxembourg company, was formed in connection with the Separation and will be a wholly owned subsidiary of Covidien Ltd. CIFSA is a holding company established to directly, or indirectly, own all of the operating subsidiaries of Covidien Ltd., to issue debt securities and to perform treasury operations. Upon formation, CIFSA held $50 thousand in cash and had share capital of $50 thousand. CIFSA is in the process of registering and issuing debt securities, and upon completion of any debt offering, the registered debt securities will be fully and unconditionally guaranteed by its parent, Covidien Ltd. Once certain internal reorganizations are completed prior to the Separation, CIFSA will own, directly or indirectly, all the operating subsidiaries of the Company. The following tables present the historical combined financial information for Covidien Ltd. and all other subsidiaries for the purposes of illustrating the composition of Covidien Ltd. and the other subsidiaries prior to the creation of CIFSA and the respective ownership in connection with the Separation.

COMBINED STATEMENT OF INCOME
Fiscal Year Ended September 29, 2006
(dollars in millions)

	Covidien Ltd.	Other Subsidiaries	Total
Net sales	$1	$9,646	$9,647
Cost of products sold	—	5,161	5,161

Gross profit	1	4,485	4,486
Selling, general and administrative expenses	1	2,080	2,081
Research and development expenses	—	262	262
In-process research and development charges	—	63	63
Gain on divestitures, net	—	(48)	(48)

Operating income	—	2,128	2,128
Interest expense	—	171	171
Interest income	—	(32)	(32)
Other expense, net	—	15	15

Income from continuing operations before income taxes	—	1,974	1,974
Income taxes	—	504	504

Income from continuing operations	—	1,470	1,470
Loss from discontinued operations, net of income taxes	—	315	315

Net income	$—	$1,155	$1,155

COMBINED STATEMENT OF INCOME
Fiscal Year Ended September 30, 2005
(dollars in millions)

	Covidien Ltd.	Other Subsidiaries	Total
Net sales	$1	$9,534	$9,535
Cost of products sold	—	4,835	4,835

Gross profit	1	4,699	4,700
Selling, general and administrative expenses	1	2,324	2,325
Research and development expenses	—	232	232
Loss on divestitures, net	—	5	5

Operating income	—	2,138	2,138
Interest expense	—	196	196
Interest income	—	(30)	(30)
Other expense, net	—	248	248

Income from continuing operations before income taxes	—	1,724	1,724
Income taxes	—	531	531

Income from continuing operations	—	1,193	1,193
Loss from discontinued operations, net of income taxes	—	158	158

Net income	$—	$1,035	$1,035

COMBINED STATEMENT OF INCOME
Fiscal Year Ended September 30, 2004
(dollars in millions)

	Covidien Ltd.	Other Subsidiaries	Total
Net sales	$1	$9,108	$9,109
Cost of products sold	—	4,631	4,631

Gross profit	1	4,477	4,478
Selling, general and administrative expenses	1	1,997	1,998
Research and development expenses	—	214	214
Loss on divestitures, net	—	4	4

Operating income	—	2,262	2,262
Interest expense	—	225	225
Interest income	—	(22)	(22)
Other expense, net	—	70	70

Income from continuing operations before income taxes	—	1,989	1,989
Income taxes	—	584	584

Income from continuing operations	—	1,405	1,405
Loss from discontinued operations, net of income taxes	—	4	4

Net income	$—	$1,401	$1,401

COMBINED BALANCE SHEET
At September 29, 2006
(dollars in millions)

	Covidien Ltd.	Other Subsidiaries	Total
Assets
Current Assets:
Cash and cash equivalents	$—	$242	$242
Accounts receivable trade, net	—	1,542	1,542
Inventories	—	1,255	1,255
Prepaid expenses and other current assets	—	332	332
Income taxes receivable	—	91	91
Deferred income taxes	—	179	179
Assets held for sale	—	2	2

Total current assets	—	3,643	3,643
Property, plant and equipment, net	—	2,558	2,558
Goodwill	—	6,114	6,114
Intangible assets, net	—	1,378	1,378
Other assets	—	415	415

Total Assets	$—	$14,108	$14,108

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt	$—	$194	$194
Accounts payable	—	549	549
Accrued legal costs	—	25	25
Accrued payroll and payroll related costs	—	131	131
Accrued and other current liabilities	—	655	655
Income taxes payable	—	93	93

Total current liabilities	—	1,647	1,647
Long-term debt	—	2,248	2,248
Income taxes payable	—	340	340
Deferred income taxes	—	376	376
Other liabilities	—	876	876

Total Liabilities	—	5,487	5,487
Parent company equity	—	8,621	8,621

Total Liabilities and Parent Company Equity	$—	$14,108	$14,108

COMBINED BALANCE SHEET
At September 30, 2005
(dollars in millions)

	Covidien Ltd.	Other Subsidiaries	Total
Assets
Current Assets:
Cash and cash equivalents	$—	$141	$141
Accounts receivable trade, net	—	1,448	1,448
Inventories	—	1,066	1,066
Prepaid expenses and other current assets	—	200	200
Income taxes receivable	—	51	51
Deferred income taxes	—	349	349
Assets held for sale	—	1,274	1,274

Total current assets	—	4,529	4,529
Property, plant and equipment, net	—	2,368	2,368
Goodwill	—	5,974	5,974
Intangible assets, net	—	1,155	1,155
Deferred income taxes	—	385	385
Other assets	—	373	373

Total Assets	$—	$14,784	$14,784

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt	$—	$463	$463
Accounts payable	—	564	564
Accrued legal costs	—	366	366
Accrued payroll and payroll related costs	—	174	174
Accrued and other current liabilities	—	555	555
Income taxes payable	—	89	89
Liabilities associated with assets held for sale	—	322	322

Total current liabilities	—	2,533	2,533
Long-term debt	—	2,544	2,544
Income taxes payable	—	440	440
Deferred income taxes	—	382	382
Other liabilities	—	878	878

Total Liabilities	—	6,777	6,777
Parent company equity	—	8,007	8,007

Total Liabilities and Parent Company Equity	$—	$14,784	$14,784

COMBINED STATEMENT OF CASH FLOWS
Fiscal Year Ended September 29, 2006
(dollars in millions)

	Covidien Ltd.	Other Subsidiaries	Total
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$1,335	$1,335

Net cash used in discontinued operating activities	—	(131)	(131)

Cash Flows From Investing Activities:
Capital expenditures	—	(432)	(432)
Acquisitions, net of cash acquired	—	(382)	(382)
Divestitures, net of cash retained	—	74	74
Increase in restricted cash	—	(32)	(32)
Other	—	(8)	(8)

Net cash used in investing activities	—	(780)	(780)

Net cash provided by discontinued investing activities	—	856	856

Cash Flows From Financing Activities:
Repayment of external debt	—	(33)	(33)
Allocated debt activity	—	(548)	(548)
Change in parent company investment	—	(601)	(601)
Transfers from discontinued operations	—	634	634
Other	—	87	87

Net cash used in financing activities	—	(461)	(461)

Net cash used in discontinued financing activities	—	(716)	(716)

Effect of currency rate changes on cash	—	7	7
Net increase in cash and cash equivalents	—	110	110
Less: net increase in cash related to discontinued operations	—	(9)	(9)
Cash and cash equivalents at beginning of year	—	141	141

Cash and cash equivalents at end of year	$—	$242	$242

COMBINED STATEMENT OF CASH FLOWS
Fiscal Year Ended September 30, 2005
(dollars in millions)

	Covidien Ltd.	Other Subsidiaries	Total
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$2,212	$2,212

Net cash provided by discontinued operating activities	—	172	172

Cash Flows From Investing Activities:
Capital expenditures	—	(331)	(331)
Acquisitions, net of cash acquired	—	(66)	(66)
Divestitures, net of cash retained	—	4	4
Other	—	14	14

Net cash used in investing activities	—	(379)	(379)

Net cash used in discontinued investing activities	—	(29)	(29)

Cash Flows From Financing Activities:
Repayment of external debt	—	(244)	(244)
Allocated debt activity	—	(1,141)	(1,141)
Change in parent company investment	—	(508)	(508)
Transfers from discontinued operations	—	49	49
Other	—	(20)	(20)

Net cash used in financing activities	—	(1,864)	(1,864)

Net cash used in discontinued financing activities	—	(131)	(131)

Effect of currency rate changes on cash	—	2	2
Net decrease in cash and cash equivalents	—	(17)	(17)
Less: net increase in cash related to discontinued operations	—	(12)	(12)
Cash and cash equivalents at beginning of year	—	170	170

Cash and cash equivalents at end of year	$—	$141	$141

COMBINED STATEMENT OF CASH FLOWS
Fiscal Year Ended September 30, 2004
(dollars in millions)

	Covidien Ltd.	Other Subsidiaries	Total
Cash Flows From Operating Activities:
Net cash provided by operating activities	$—	$1,657	$1,657

Net cash provided by discontinued operating activities	—	109	109

Cash Flows From Investing Activities:
Capital expenditures	—	(251)	(251)
Divestitures, net of cash retained	—	3	3
Increase in restricted cash	—	(8)	(8)
Other	—	2	2

Net cash used in investing activities	—	(254)	(254)

Net cash used in discontinued investing activities	—	(30)	(30)

Cash Flows From Financing Activities:
Repayment of external debt	—	(114)	(114)
Allocated debt activity	—	(1,023)	(1,023)
Change in parent company investment	—	(379)	(379)
Transfers from discontinued operations	—	71	71
Other	—	64	64

Net cash used in financing activities	—	(1,381)	(1,381)

Net cash used in discontinued financing activities	—	(58)	(58)

Effect of currency rate changes on cash	—	6	6
Net increase in cash and cash equivalents	—	49	49
Less: net increase in cash related to discontinued operations	—	(21)	(21)
Cash and cash equivalents at beginning of year	—	142	142

Cash and cash equivalents at end of year	$—	$170	$170

        The following pro forma information has been provided to give effect to the composition of the Company's assets, liabilities, equity, operations and cash flows by relevant group within the Company; Covidien Ltd. providing the guarantee, CIFSA as issuer of the debt, and the operating companies not providing a guarantee of debt but which represent assets of CIFSA following completion of the internal reorganizations.

        The following tables present unaudited pro forma financial information using the equity method of accounting for subsidiaries assuming the creation of CIFSA and completion of the Company's internal reorganizations discussed above as if they occurred on September 29, 2006 for the balance sheet and as of the beginning of the period presented for statement of income and cash flows. These unaudited pro forma consolidating financial statements are not necessarily indicative of the Company's results of operations or financial condition had the transactions and events been completed on the dates assumed. Additionally, these statements are not necessarily indicative of the Company's future results of operations or financial condition.

PRO FORMA CONSOLIDATING STATEMENT OF INCOME
Fiscal Year Ended September 29, 2006
(dollars in millions)
(unaudited)

	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Net sales	$1	$—	$9,646	$—	$9,647
Cost of products sold	—	—	5,161	—	5,161

Gross profit	1	—	4,485	—	4,486
Selling, general and administrative expenses	1	14	2,066	—	2,081
Research and development expenses	—	—	262	—	262
In-process research and development charges	—	—	63	—	63
Gain on divestitures, net	—	—	(48)	—	(48)

Operating (loss) income	—	(14)	2,142	—	2,128
Interest expense	—	153	18	—	171
Interest income	—	(7)	(25)	—	(32)
Other expense, net	—	—	15	—	15
Equity in net income of subsidiaries	(1,155)	(1,173)	—	2,328	—
Intercompany interest and fees	—	(142)	142	—	—

Income from continuing operations before income taxes	1,155	1,155	1,992	(2,328)	1,974
Income taxes	—	—	504	—	504

Income from continuing operations	1,155	1,155	1,488	(2,328)	1,470
Loss from discontinued operations, net of income taxes	—	—	315	—	315

Net income	$1,155	$1,155	$1,173	$(2,328)	$1,155

PRO FORMA CONSOLIDATING BALANCE SHEET
At September 29, 2006
(dollars in millions)
(unaudited)

	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Assets
Current Assets:
Cash and cash equivalents	$—	$—	$242	$—	$242
Accounts receivable trade, net	—	—	1,542	—	1,542
Inventories	—	—	1,255	—	1,255
Intercompany receivable	—	1	5,079	(5,080)	—
Prepaid expenses and other current assets	—	—	332	—	332
Income taxes receivable	—	—	91	—	91
Deferred income taxes	—	—	179	—	179
Assets held for sale	—	—	2	—	2

Total current assets	—	1	8,722	(5,080)	3,643
Property, plant and equipment, net	—	—	2,558	—	2,558
Goodwill	—	—	6,114	—	6,114
Intangible assets, net	—	—	1,378	—	1,378
Deferred income taxes	—	—	—	—	—
Investment in subsidiaries	8,621	10,406	—	(19,027)	—
Intercompany loans receivables	—	5,427	—	(5,427)	—
Other assets	—	—	415	—	415

Total Assets	$8,621	$15,834	$19,187	$(29,534)	$14,108

Liabilities and Parent Company Equity
Current Liabilities:
Current maturities of long-term debt	$—	$173	$21	$—	$194
Accounts payable	—	—	549	—	549
Accrued legal costs	—	—	25	—	25
Accrued payroll and payroll related costs	—	—	131	—	131
Intercompany payable	—	5,079	1	(5,080)	—
Accrued and other current liabilities	—	—	655	—	655
Income taxes payable	—	—	93	—	93

Total current liabilities	—	5,252	1,475	(5,080)	1,647
Long-term debt	—	1,961	287	—	2,248
Intercompany loans payable	—	—	5,427	(5,427)	—
Income taxes payable	—	—	340	—	340
Deferred income taxes	—	—	376	—	376
Other liabilities	—	—	876	—	876

Total Liabilities	—	7,213	8,781	(10,507)	5,487
Parent company equity	8,621	8,621	10,406	(19,027)	8,621

Total Liabilities and Parent Company Equity	$8,621	$15,834	$19,187	$(29,534)	$14,108

PRO FORMA CONSOLIDATING STATEMENT OF CASH FLOWS
Fiscal Year Ended September 29, 2006
(dollars in millions)
(unaudited)

	Covidien Ltd.	CIFSA	Other Subsidiaries	Consolidating Adjustments	Total
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$—	$(225)	$1,560	$—	$1,335

Net cash used in discontinued operating activities	—	—	(131)	—	(131)

Cash Flows From Investing Activities:
Capital expenditures	—	—	(432)	—	(432)
Acquisitions, net of cash acquired	—	—	(382)	—	(382)
Divestitures, net of cash retained	—	—	74	—	74
Increase in restricted cash	—	—	(32)	—	(32)
Decrease in intercompany loans	—	467	—	(467)	—
Other	—	—	(8)	—	(8)

Net cash provided by (used in) investing activities	—	467	(780)	(467)	(780)

Net cash provided by discontinued investing activities	—	—	856	—	856

Cash Flows From Financing Activities:
Repayment of external debt	—	—	(33)	—	(33)
Allocated debt activity	—	(242)	(306)	—	(548)
Change in parent company investment	—	—	(601)	—	(601)
Loan borrowings from parent	—	—	(467)	467	—
Transfers from discontinued operations	—	—	634	—	634
Other	—	—	87	—	87

Net cash used in financing activities	—	(242)	(686)	467	(461)

Net cash used in discontinued financing activities	—	—	(716)	—	(716)

Effect of currency rate changes on cash	—	—	7	—	7
Net increase in cash and cash equivalents	—	—	110	—	110
Less: net increase in cash related to discontinued operations	—	—	(9)	—	(9)
Cash and cash equivalents at beginning of year	—	—	141	—	141

Cash and cash equivalents at end of year	$—	$—	$242	$—	$242

THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(dollars in millions)

	Balance at Beginning of Year	Additions Charged to Income	Acquisitions, Divestitures and Other	Deductions	Balance at End of Year
Description
Fiscal 2006
Reserve for rebates	$407	$2,334	$(19)	$(2,335)	$387
Allowance for doubtful accounts	$58	$(1)	$3	$(18)	$42
Fiscal 2005
Reserve for rebates	$334	$2,116	$—	$(2,043)	$407
Allowance for doubtful accounts	$57	$8	$1	$(8)	$58
Fiscal 2004
Reserve for rebates	$305	$1,764	$—	$(1,735)	$334
Allowance for doubtful accounts	$60	$22	$1	$(26)	$57

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Tyco International Ltd. Board of Directors:

        We have audited the accompanying balance sheets of Covidien Ltd., formerly Tyco Healthcare Ltd., formerly Tyco Holdings (Bermuda) No. 15 Limited (the "Company") as of September 29, 2006 and September 30, 2005, and the related statements of operations, parent company equity (deficit), and cash flows for each of the three fiscal years in the period ended September 29, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of September 29, 2006 and September 30, 2005, and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 29, 2006, in conformity with accounting principles generally accepted in the United States.

/s/ Deloitte & Touche LLP

January 16, 2007
Dallas, Texas

 COVIDIEN LTD.
(Formerly Tyco Healthcare Ltd.)
(Formerly Tyco Holdings (Bermuda) No. 15 Limited)
STATEMENTS OF OPERATIONS
Fiscal Years Ended September 29, 2006 and September 30, 2005 and 2004
(in thousands of U.S. dollars)

	2006	2005	2004
Revenue from sublease activity	$729	$817	$687
Rental expense	946	1,055	887

Net loss	$(217)	$(238)	$(200)

See Notes to Financial Statements.

 COVIDIEN LTD.
(Formerly Tyco Healthcare Ltd.)
(Formerly Tyco Holdings (Bermuda) No. 15 Limited)
BALANCE SHEETS
At September 29, 2006 and September 30, 2005
(in thousands of U.S. dollars)

	2006	2005
Assets
Cash	$12	$86

Total Assets	$12	$86

Liabilities and Parent Company Equity (Deficit)
Short-term liability due to Parent	$—	$595

Total Liabilities	—	595

Commitments and Contingencies (Note 4)
Parent company investment	750	12
Retained deficit	(738)	(521)

Total Parent Company Equity (Deficit)	12	(509)

Total Liabilities and Parent Company Equity (Deficit)	$12	$86

See Notes to Financial Statements.

 COVIDIEN LTD.
(Formerly Tyco Healthcare Ltd.)
(Formerly Tyco Holdings (Bermuda) No. 15 Limited)
STATEMENTS OF PARENT COMPANY EQUITY (DEFICIT)
Fiscal Years Ended September 29, 2006 and September 30, 2005 and 2004
(in thousands of U.S. dollars)

	Parent Company Investment	Retained Earnings (Deficit)	Total Parent Company Equity (Deficit)
Balance at October 1, 2003	$12	$(83)	$(71)
Net loss	—	(200)	(200)

Balance at September 30, 2004	12	(283)	(271)
Net loss	—	(238)	(238)

Balance at September 30, 2005	12	(521)	(509)
Net loss	—	(217)	(217)
Capital contribution from Parent	738	—	738

Balance at September 29, 2006	$750	$(738)	$12

See Notes to Financial Statements.

 COVIDIEN LTD.
(Formerly Tyco Healthcare Ltd.)
(Formerly Tyco Holdings (Bermuda) No. 15 Limited)
STATEMENTS OF CASH FLOWS
Fiscal Years Ended September 29, 2006 and September 30, 2005 and 2004
(in thousands of U.S. dollars)

	2006	2005	2004
Cash Flows From Operating Activities:
Net loss	$(217)	$(238)	$(200)
Adjustments to reconcile to net cash provided by operating activities:
Changes in accounts payable	—	(58)	58

Net cash used in operating activities	(217)	(296)	(142)
Cash Flows From Financing Activities:
Net increase (decrease) in amounts due to a related party	(595)	324	(3,801)
Capital contribution from Parent	738	—	—

Net cash provided by (used in) financing activities	143	324	(3,801)
Net (decrease) increase in cash	(74)	28	(3,943)
Cash at beginning of year	86	58	4,001

Cash at end of year	$12	$86	$58

See Notes to Financial Statements.

 COVIDIEN LTD.
(Formerly Tyco Healthcare Ltd.)
(Formerly Tyco Holdings (Bermuda) No. 15 Limited)
NOTES TO FINANCIAL STATEMENTS
Fiscal Years Ended September 29, 2006 and September 30, 2005 and 2004
(in thousands of U.S. dollars)

1.     History and Description of the Company

        Covidien Ltd. (the "Company") changed its name from Tyco Healthcare Ltd., which had been changed from Tyco Holdings (Bermuda) No. 15 Limited in December 2006. Until the Separation described in Note 7, the Company is a 100% owned subsidiary of Tyco International Ltd. (also a Bermuda company, which is publicly traded on the New York and Bermuda stock exchanges). Tyco International Ltd. and its subsidiaries are referred to herein as "Tyco International" or "Parent." The Company has 12,000 shares authorized and outstanding with par value $1.00 per share.

2.     Basis of Presentation and Summary of Significant Accounting Policies

        Basis of Presentation—The Financial Statements of the Company present the financial position, results of operations and cash flows of the Company as a subsidiary of Tyco International, including related party transactions (see Note 6). These financial statements have been prepared in United States dollars and in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The financial statements presented may not be indicative of the results that would have been achieved had the Company operated as a separate, stand-alone public company.

        Financial Instruments—The Company's financial instruments consist of cash, the carrying value of which approximates fair value. The Company does not engage in any hedging activities and has no derivative instruments.

        Accounting Policies—To date, the Company's activities have been limited to rental activities described in Note 3. Rental income from subleases is recognized as earned. Rent expense associated with leases is recognized on a straight-line basis over the term of the lease.

3.     Operating Lease

        Tyco International entered into a ten year non-cancellable operating lease in February 2000 for office space in Bermuda. In July 2003, Tyco International assigned this operating lease to the Company. Rent expense was $946, $1,055 and $887 for fiscal 2006, 2005 and 2004, respectively. In addition, the Company subleased part of the premises to a third party. Revenue from this sublease was $729, $817 and $687 for fiscal 2006, 2005 and 2004, respectively. In August 2006, the Company assigned the unexpired term of the operating lease to a subsidiary of Tyco International, thus relieving the Company from this obligation.

4.     Commitments and Contingencies

        Litigation—In the normal course of its business, the Company may be subject to certain contractual obligations and litigation. In management's opinion, upon consultation with legal counsel, there is no current litigation which will materially affect the Company's financial position or results of operations.

5.     Taxation

        Under current Bermuda law, the Company is not required to pay taxes in Bermuda on either income or capital gains. The Company has received an undertaking from the Bermuda government that, in the event of income or capital gains taxes being imposed, the Company will be exempted from such taxes until the year 2016.

 COVIDIEN LTD.
(Formerly Tyco Healthcare Ltd.)
(Formerly Tyco Holdings (Bermuda) No. 15 Limited)
NOTES TO FINANCIAL STATEMENTS
Fiscal Years Ended September 29, 2006 and September 30, 2005 and 2004
(in thousands)

6.     Related Party Transactions

        Short-term Liability Due to Parent—The Company receives short-term funding from Tyco International, payable on demand, to meet its periodic cash flow needs. Cash disbursements and collections, advances, loans and repayments between Tyco International and the Company have been reflected in "Short-term liability due to Parent" in the accompanying financial statements. Amount due to Parent of $595 at September 30, 2005 relates to the cumulative rental shortfall related to the office space in Bermuda. Following a capital contribution from Tyco International during fiscal 2006, the intercompany indebtedness was repaid in full.

7.     Separation Transaction

        On January 13, 2006, Tyco International announced that its Board of Directors had approved a plan to separate Tyco International into three independent, publicly-traded companies (the "Separation") identifying the healthcare businesses of Tyco International as one of those three companies. Upon the Separation, Covidien Ltd. will be the parent company which will own the healthcare businesses as of the Separation date and whose shares will be owned by the existing Tyco International shareholders. Tyco International intends to accomplish the Separation through distributions of shares to Tyco International shareholders that are tax-free for U.S. federal income tax purposes (the "Distribution"). Following the Distribution, Tyco International's shareholders will own 100% of the equity in all three companies. The Separation will not require a vote by Tyco International shareholders. The Company will be the public registrant which will own the healthcare businesses of Tyco International.

PRELIMINARY PROSPECTUS

U.S. $                              % Notes due

                        , 2007

        Until                        , 2007 (90 days from the date of this prospectus), all dealers effecting transactions in the notes, whether or not participating in this offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the registrant in connection with the sale of the notes being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Item	Amount to be Paid
Securities and Exchange Commission registration fee		$137,700
Blue Sky fees and expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing expenses		*
Miscellaneous		*

Total	$	*

*
To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Bye-Law 102 of Tyco Healthcare's Bye-Laws provides, in part, that Tyco Healthcare shall indemnify its directors and other officers for all costs, losses and expenses that they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 (as amended) of Bermuda. Section 98 of the Companies Act 1981 (as amended) prohibits such indemnification against any liability arising out of fraud or dishonesty of the director or officer. However, such section permits Tyco Healthcare to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

        Tyco Healthcare maintains $        million of insurance to reimburse the directors and officers of Tyco Healthcare and its subsidiaries, for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Tyco Healthcare or any of its subsidiaries. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by Tyco Healthcare pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, and deliberate dishonesty.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

        None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Memorandum of Association of Covidien Ltd.*
3.2	Certificate of Incorporation of Covidien Ltd.*
3.3	Form of Bye-laws of Covidien Ltd.**
3.4	Articles of Association of Covidien International Finance S.A.****
4.1	Form of Indenture*
4.2	Form of Note*
5.1	Opinion of Appleby Hunter Bailhache*
5.2	Opinion of Allen & Overy Luxembourg*
5.3	Opinion of Gibson, Dunn & Crutcher LLP*
8.1	Opinion of McDermott Will & Emery LLP*
10.1	Form of Separation and Distribution Agreement***
10.2	Form of Tax Sharing Agreement by and among Tyco International Ltd., Tyco Electronics Ltd. and Covidien Ltd.***
10.3	Covidien Ltd. 2007 Stock and Incentive Plan*
10.4	Director Deferred Compensation Plan*
10.5	Settlement Agreement, dated December 29, 2006, between Tyco International Ltd. and Richard J. Meelia**
10.6	Employment Agreement, dated December 29, 2006, between Tyco International Ltd. and Richard J. Meelia**
10.7	Tyco International (US) Inc. Severance Plan for U.S. Officers and Executives*
10.8	Separation of Employment Agreement and General Release, dated October 7, 2006, between Tyco Healthcare Group LP and Kevin J. Gould**
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	List of Subsidiaries***
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Independent Registered Public Accounting Firm
23.3	Consent of Appleby Hunter Bailhache (included in Exhibit 5.1)
23.4	Consent of Allen & Overy Luxembourg (included in Exhibit 5.2)
23.5	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.3)
23.6	Consent of McDermott, Will & Emery LLP (included in Exhibit 8.1)
23.7	Consent of Duff & Phelps (included in Exhibit 99.1)
24.1	Power of Attorney****
25.1	Form of T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 with Respect to the Indenture*
99.1	Opinion of Duff & Phelps*
99.2	Consent of Craig Arnold to be Named as Director Nominee*
99.3	Consent of Robert H. Brust to be Named as Director Nominee*
99.4	Consent of John M. Connors, Jr. to be Named as Director Nominee*
99.5	Consent of Christopher J. Coughlin to be Named as Director Nominee*
99.6	Consent of Timothy M. Donahue to be Named as Director Nominee*
99.7	Consent of Kathy Herbert to be Named as Director Nominee*
99.8	Consent of Randall J. Hogan, III to be Named as Director Nominee*
99.9	Consent of Dennis H. Reilley to be Named as Director Nominee*
99.10	Consent of Tadataka Yamada to be Named as Director Nominee*

99.11	Consent of Joseph A. Zaccagnino to be Named as Director Nominee*

*
To be filed by amendment

**
Incorporated by reference to the registration statement on Form 10 filed by Covidien Ltd. on January 18, 2007

***
Incorporated by reference to the registration statement on Form 10 filed by Covidien Ltd. on April 20, 2007.

****
Previously filed

(b)
Financial Statement Schedules

        Financial statement schedule II is included on page F-62. All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

        1.     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        2.     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Mansfield, State of Massachusetts, on the 20th day of April, 2007.

COVIDIEN LTD.
By:	/s/ RICHARD J. MEELIA Richard J. Meelia President (Principal executive officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons on April 20, 2007 in the capacities indicated below.

Signature	Title

/s/ RICHARD J. MEELIA Richard J. Meelia	President and Director (Principal executive officer)
* Charles J. Dockendorff	Executive Vice President and Director (Principal financial and accounting officer)
/s/ JOHN H. MASTERSON John H. Masterson	Senior Vice President and Director
/s/ RICHARD J. MEELIA Richard J. Meelia	Authorized Representative in the United States

*
The undersigned does hereby sign this Amendment No. 1 to the Registration Statement on behalf of the above indicated director or officer of Covidien Ltd. pursuant to a power of attorney executed by such director or officer.
By:	/s/ JOHN H. MASTERSON
Name:	John H. Masterson
Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg, on the 20th day of April, 2007.

COVIDIEN INTERNATIONAL FINANCE S.A.
By:	/s/ MICHELANGELO STEFANI Michelangelo Stefani Managing Director (Principal executive, financial and accounting officer)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons on April 20, 2007 in the capacities indicated below.

Signature	Title

/s/ MICHELANGELO STEFANI Michelangelo Stefani	Managing Director (Principal executive, financial and accounting officer)
/s/ KEVIN O'KELLY-LYNCH Kevin O'Kelly-Lynch	Managing Director
* Madeleine Barber	Director
* Mario Calastri	Director
* Eric Green	Director
* Martina Hund-Mejean	Director
/s/ RICHARD J. MEELIA Richard J. Meelia	Authorized Representative in the United States

*
The undersigned does hereby sign this Amendment No. 1 to the Registration Statement on behalf of the above-indicated or managing director of Covidien International Finance S.A. pursuant to a power of attorney executed by such director or managing director.
By:	/s/ MICHELANGELO STEFANI Name: Michelangelo Stefani Attorney-in-fact

QuickLinks

TABLE OF CONTENTS
MARKET AND INDUSTRY DATA
TRADEMARKS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
Summary Historical and Unaudited Pro Forma Condensed Combined Financial Data
RISK FACTORS
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
THE SEPARATION
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME QUARTER ENDED DECEMBER 29, 2006 (dollars in millions, except per share data)
THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FISCAL YEAR ENDED SEPTEMBER 29, 2006 (dollars in millions, except per share data)
THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AT DECEMBER 29, 2006 (dollars in millions)
THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD. NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY OUTLOOK
BUSINESS
DESCRIPTION OF THE NOTES AND THE GUARANTEE
RELATIONSHIP WITH TYCO INTERNATIONAL AND TYCO ELECTRONICS
MANAGEMENT OF COVIDIEN
MANAGEMENT OF CIFSA
DESCRIPTION OF OTHER INDEBTEDNESS
SECURITY OWNERSHIP OF TYCO INTERNATIONAL AND COVIDIEN
LUXEMBOURG, BERMUDA AND U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
ENFORCEMENT OF CIVIL LIABILITIES
VALIDITY OF THE NOTES AND THE GUARANTEE
EXPERTS
INDEX TO INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD.
INDEX TO ANNUAL COMBINED FINANCIAL STATEMENTS
THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD. CONDENSED COMBINED STATEMENTS OF INCOME (Unaudited) Quarters Ended December 29, 2006 and December 30, 2005 (dollars in millions)
THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD. CONDENSED COMBINED BALANCE SHEETS (Unaudited) At December 29, 2006 and September 29, 2006 (dollars in millions)
THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD. CONDENSED COMBINED STATEMENTS OF CASH FLOWS (Unaudited) Quarters Ended December 29, 2006 and December 30, 2005 (dollars in millions)
THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD. NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (Unaudited)
CONDENSED COMBINED STATEMENT OF INCOME Quarter Ended December 29, 2006 (dollars in millions)
CONDENSED COMBINED STATEMENT OF INCOME Quarter Ended December 30, 2005 (dollars in millions)
CONDENSED COMBINED BALANCE SHEET At December 29, 2006 (dollars in millions)
CONDENSED COMBINED BALANCE SHEET At September 29, 2006 (dollars in millions)
CONDENSED COMBINED STATEMENT OF CASH FLOWS Quarter Ended December 29, 2006 (dollars in millions)
CONDENSED COMBINED STATEMENT OF CASH FLOWS Quarter Ended December 30, 2005 (dollars in millions)
PRO FORMA CONSOLIDATING CONDENSED STATEMENT OF INCOME Quarter Ended December 29, 2006 (dollars in millions)
PRO FORMA CONSOLIDATING CONDENSED BALANCE SHEET At December 29, 2006 (dollars in millions)
PRO FORMA CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS Quarter Ended December 29, 2006 (dollars in millions)
COVIDIEN LTD. (Formerly Tyco Healthcare Ltd.) (Formerly Tyco Holdings (Bermuda) No. 15 Limited) STATEMENTS OF OPERATIONS (Unaudited) Quarters Ended December 29, 2006 and December 30, 2005 (in thousands of U.S. dollars)
COVIDIEN LTD. (Formerly Tyco Healthcare Ltd.) (Formerly Tyco Holdings (Bermuda) No. 15 Limited) BALANCE SHEETS (Unaudited) At December 29, 2006 and September 29, 2006 (in thousands of U.S. dollars)
COVIDIEN LTD. (Formerly Tyco Healthcare Ltd.) (Formerly Tyco Holdings (Bermuda) No. 15 Limited) STATEMENTS OF CASH FLOWS (Unaudited) Quarters Ended December 29, 2006 and December 30, 2005 (in thousands of U.S. dollars)
COVIDIEN LTD. (Formerly Tyco Healthcare Ltd.) (Formerly Tyco Holdings (Bermuda) No. 15 Limited) NOTES TO FINANCIAL STATEMENTS (Unaudited) (in thousands of U.S. dollars)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF INCOME (RESTATED) Fiscal Years Ended September 29, 2006, September 30, 2005 and September 30, 2004 (dollars in millions)
THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD. COMBINED BALANCE SHEETS (RESTATED) At September 29, 2006 and September 30, 2005 (dollars in millions)
THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF PARENT COMPANY EQUITY (RESTATED) Fiscal Years Ended September 29, 2006, September 30, 2005 and September 30, 2004 (dollars in millions)
THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD. COMBINED STATEMENTS OF CASH FLOWS (RESTATED) Fiscal Years Ended September 29, 2006, September 30, 2005 and September 30, 2004 (dollars in millions)
THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD. NOTES TO COMBINED FINANCIAL STATEMENTS
COMBINED STATEMENT OF INCOME Fiscal Year Ended September 29, 2006 (dollars in millions)
COMBINED STATEMENT OF INCOME Fiscal Year Ended September 30, 2005 (dollars in millions)
COMBINED STATEMENT OF INCOME Fiscal Year Ended September 30, 2004 (dollars in millions)
COMBINED BALANCE SHEET At September 29, 2006 (dollars in millions)
COMBINED BALANCE SHEET At September 30, 2005 (dollars in millions)
COMBINED STATEMENT OF CASH FLOWS Fiscal Year Ended September 29, 2006 (dollars in millions)
COMBINED STATEMENT OF CASH FLOWS Fiscal Year Ended September 30, 2005 (dollars in millions)
COMBINED STATEMENT OF CASH FLOWS Fiscal Year Ended September 30, 2004 (dollars in millions)
PRO FORMA CONSOLIDATING STATEMENT OF INCOME Fiscal Year Ended September 29, 2006 (dollars in millions) (unaudited)
PRO FORMA CONSOLIDATING BALANCE SHEET At September 29, 2006 (dollars in millions) (unaudited)
PRO FORMA CONSOLIDATING STATEMENT OF CASH FLOWS Fiscal Year Ended September 29, 2006 (dollars in millions) (unaudited)
THE HEALTHCARE BUSINESSES OF TYCO INTERNATIONAL LTD. SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (dollars in millions)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COVIDIEN LTD. (Formerly Tyco Healthcare Ltd.) (Formerly Tyco Holdings (Bermuda) No. 15 Limited) STATEMENTS OF OPERATIONS Fiscal Years Ended September 29, 2006 and September 30, 2005 and 2004 (in thousands of U.S. dollars)
COVIDIEN LTD. (Formerly Tyco Healthcare Ltd.) (Formerly Tyco Holdings (Bermuda) No. 15 Limited) BALANCE SHEETS At September 29, 2006 and September 30, 2005 (in thousands of U.S. dollars)
COVIDIEN LTD. (Formerly Tyco Healthcare Ltd.) (Formerly Tyco Holdings (Bermuda) No. 15 Limited) STATEMENTS OF PARENT COMPANY EQUITY (DEFICIT) Fiscal Years Ended September 29, 2006 and September 30, 2005 and 2004 (in thousands of U.S. dollars)
COVIDIEN LTD. (Formerly Tyco Healthcare Ltd.) (Formerly Tyco Holdings (Bermuda) No. 15 Limited) STATEMENTS OF CASH FLOWS Fiscal Years Ended September 29, 2006 and September 30, 2005 and 2004 (in thousands of U.S. dollars)
COVIDIEN LTD. (Formerly Tyco Healthcare Ltd.) (Formerly Tyco Holdings (Bermuda) No. 15 Limited) NOTES TO FINANCIAL STATEMENTS Fiscal Years Ended September 29, 2006 and September 30, 2005 and 2004 (in thousands of U.S. dollars)
COVIDIEN LTD. (Formerly Tyco Healthcare Ltd.) (Formerly Tyco Holdings (Bermuda) No. 15 Limited) NOTES TO FINANCIAL STATEMENTS Fiscal Years Ended September 29, 2006 and September 30, 2005 and 2004 (in thousands)
PRELIMINARY PROSPECTUS
, 2007
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
SIGNATURES